UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Clifton Bancorp, Inc.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Stockholder:

On November 1, 2017, Kearny Financial Corp. (which we refer to as “Kearny”) and Clifton Bancorp Inc. (which we refer to as “Clifton”) entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement”) under which Clifton will merge with and into Kearny, with Kearny remaining as the surviving entity. This transaction is referred to in this document as the “merger.” Immediately following the merger, Clifton Savings Bank, the wholly-owned subsidiary of Clifton, will merge with and into Kearny Bank, the wholly-owned subsidiary of Kearny, with Kearny Bank as the surviving entity. This transaction is referred to in this document as the “bank merger.” Before we complete the merger, the stockholders of Kearny and Clifton must approve the merger agreement and the merger.

If the merger is completed, Clifton stockholders will be entitled to receive, for each share of Clifton common stock they own, 1.191 shares of Kearny common stock. The maximum number of shares of Kearny common stock estimated to be issuable upon completion of the merger is 26,320,879. Based on Kearny’s closing price of $15.05 on November 1, 2017, which was the last trading date preceding the public announcement of the proposed merger, each share of Clifton common stock exchanged for 1.191 shares of Kearny common stock would have a value of $17.92, or approximately $396.0 million in aggregate merger consideration. Based on Kearny’s closing price of $14.10 on January 9, 2018, which is the most recent practicable trading day prior to the printing of this document, each share of Clifton common stock exchanged for 1.191 shares of Kearny common stock would have a value of $16.79. The common stock of Kearny trades on the Nasdaq Global Select Market under the symbol “KRNY.” The common stock of Clifton trades on the Nasdaq Global Select Market under the symbol “CSBK.” The market price of both Kearny common stock and Clifton common stock will fluctuate before the completion of the merger; therefore, you are urged to obtain current market quotations for Kearny common stock and Clifton common stock.

Although the number of shares of Kearny common stock that holders of Clifton common stock will be entitled to receive is fixed, the market value of the stock consideration will fluctuate with the market price of Kearny common stock and will not be known at the time Clifton stockholders vote on the merger. However, Clifton has the right to terminate the merger agreement if, at any time during a five-day period commencing on the tenth day prior to closing, the average closing price of Kearny common stock over the 20 consecutive trading days prior to the tenth day prior to closing (i) is less than $12.42 and (ii) fails to meet certain comparison thresholds relative to the NASDAQ Bank Index. If Clifton elects to exercise this termination right, then Kearny has the option to override the proposed termination by increasing the exchange ratio to a level that would eliminate the effects of either of the two requirements of this termination right.

The affirmative vote of a majority of the issued and outstanding shares of Kearny common stock is required to approve the merger agreement and the merger. Kearny stockholders will vote to adopt the merger agreement and the merger and on the other matters described below at a special meeting of stockholders to be held at 10:00 a.m., local time, on March 1, 2018 at the Crowne Plaza Hotel located at 690 Route 46 East, Fairfield, New Jersey 07004.

Kearny’s board of directors unanimously recommends that Kearny common stockholders vote “FOR” the adoption of the merger agreement and the merger and “FOR” the other matters to be considered at the Kearny special meeting.

The affirmative vote of a majority of the issued and outstanding shares of Clifton common stock is required to approve the merger agreement and the merger. Clifton stockholders will vote to adopt the merger agreement and the merger and on the other matters described below at a special meeting of stockholders to be held at 9:30 a.m., local time, on March 1, 2018 at the Saddle Brook Marriott located at 138 New Pehle Avenue, Saddle Brook, New Jersey 07663.

Clifton’s board of directors unanimously recommends that Clifton common stockholders vote “FOR” the adoption of the merger agreement and the merger and “FOR” the other matters to be considered at the Clifton special meeting.

This document contains information that you should consider in evaluating the proposed merger. In particular, you should carefully read the section captioned “Risk Factors” beginning on page 18 for a discussion of certain risk factors relating to the merger. You can also obtain information about Kearny and Clifton from documents filed with the Securities and Exchange Commission.

We look forward to seeing you at the stockholders meetings and we appreciate your continued support.

Craig L. Montanaro	Paul M. Aguggia
President and Chief Executive Officer	President and Chief Executive Officer
Kearny Financial Corp.	Clifton Bancorp Inc.

The shares of Kearny common stock to be issued in the merger are not deposits or savings accounts or other obligations of any bank or savings association subsidiary of Kearny or Clifton, and are not insured by the FDIC or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger described in this document or the Kearny common stock to be issued in the merger, or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

The date of this joint proxy statement/prospectus is January 17, 2018, and it is first being mailed or otherwise delivered to stockholders of Kearny and Clifton on or about January 23, 2018.

ABOUT THIS DOCUMENT

This joint proxy statement/prospectus, which we refer to as “this document,” which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) by Kearny, constitutes a prospectus of Kearny under the Securities Act of 1933, as amended, which we refer to in this document as the “Securities Act,” with respect to the shares of Kearny common stock to be issued to Clifton stockholders, as required by the merger agreement. This document also constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to in this document as the “Exchange Act,” and a notice of meeting with respect to the special meeting of stockholders of Kearny and the special meeting of stockholders of Clifton.

You should rely only on the information contained in this document. No one has been authorized to provide you with information that is different from the information contained in this document. This document is dated January 17, 2018. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this document to either Kearny stockholders or Clifton stockholders nor the issuance by Kearny of its common stock in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this document regarding Kearny has been provided by Kearny and information contained in this document regarding Clifton has been provided by Clifton.

KEARNY FINANCIAL CORP.

120 Passaic Avenue,

Fairfield, New Jersey 07004

Notice of Special Meeting of Stockholders to be held March 1, 2018

To the Stockholders of Kearny:

Kearny will hold a special meeting of stockholders (which we refer to as the “Kearny special meeting”) at 10:00 a.m., local time, on March 1, 2018, at the Crowne Plaza Hotel, 690 Route 46 East, Fairfield, New Jersey 07004 to consider and vote upon the following matters:

1.	a proposal to approve the merger agreement, dated as of November 1, 2017, by and between Kearny Financial Corp. and Clifton Bancorp Inc. and the merger, pursuant to which Clifton will merge with and into Kearny. A copy of the merger agreement is included as Annex A to the accompanying joint proxy statement/prospectus; and

2.	a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement and the merger (which we refer to as the “Kearny adjournment proposal”).

All of these items are described in more detail in the accompanying joint proxy statement/prospectus and its annexes. We urge you to read these materials carefully and in their entirety. The enclosed document forms a part of this notice.

Kearny’s board of directors unanimously recommends that Kearny stockholders vote “FOR” each of the proposals.

Kearny stockholders of record as of the close of business on January 9, 2018 are entitled to notice of, and to vote at, the Kearny special meeting and any adjournments or postponements of the Kearny special meeting.

Your vote is very important. Your proxy is being solicited by Kearny’s board of directors. For the proposed merger to be completed, the proposal to approve the merger agreement and the merger must be approved by the affirmative vote of a majority of the issued and outstanding shares of Kearny common stock. The Kearny adjournment proposal will be approved if a majority of votes cast on such proposal at the Kearny special meeting are voted in favor of such proposal.

Whether or not you plan to attend the Kearny special meeting, we urge you to vote. Stockholders of record may vote:

•	By internet – access www.investorvote.com/KRNY and follow the on-screen instructions;

•	By telephone – call 1-800-652-VOTE (8683) and follow the instructions;

•	By mail – complete, sign, date and mail your proxy card in the envelope provided as soon as possible; or

•	In person – vote your shares in person by attending the Kearny special meeting.

If you hold your stock in “street name” through a banker or broker, please follow the instructions on the voting instruction card furnished by the record holder.

If you have any questions or need assistance voting your shares, please contact our proxy solicitor, Laurel Hill Advisory Group, LLC, toll free at (888) 742-1305.

By Order of the Board of Directors,

/s/ Gail Corrigan Gail Corrigan
Senior Vice President and Corporate Secretary

Fairfield, New Jersey

January 23, 2018

CLIFTON BANCORP INC.

1433 Van Houten Avenue

Clifton, New Jersey 07015

Notice of Special Meeting of Stockholders to be held March 1, 2018

To the Stockholders of Clifton:

Clifton will hold a special meeting of stockholders (which we refer to as the “Clifton special meeting”) at 9:30 a.m., local time, on March 1, 2018, at the Saddle Brook Marriott, 138 New Pehle Avenue, Saddle Brook, New Jersey 07663 to consider and vote upon the following matters:

1.	a proposal to approve the merger agreement, dated as of November 1, 2017, by and between Kearny Financial Corp. and Clifton Bancorp Inc. and the merger, pursuant to which Clifton will merge with and into Kearny. A copy of the merger agreement is included as Annex A to the accompanying joint proxy statement/prospectus;

2.	a proposal to approve, on a non-binding advisory basis, the compensation that may become payable to the named executive officers of Clifton in connection with the merger (which we refer to as the “merger-related compensation proposal”); and

3.	a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement and the merger (which we refer to as the “Clifton adjournment proposal”).

All of these items are described in more detail in the accompanying joint proxy statement/prospectus and its annexes. We urge you to read these materials carefully and in their entirety. The enclosed document forms a part of this notice.

Clifton’s board of directors unanimously recommends that Clifton stockholders vote “FOR” each of the proposals.

Clifton stockholders of record as of the close of business on January 9, 2018 are entitled to notice of, and to vote at, the Clifton special meeting and any adjournments or postponements of the Clifton special meeting.

Your vote is very important. Your proxy is being solicited by Clifton’s board of directors. For the proposed merger to be completed, the proposal to approve the merger agreement and the merger must be approved by the affirmative vote of a majority of the issued and outstanding shares of Clifton common stock. The merger-related compensation proposal will be approved if a majority of the votes cast on such proposal at the Clifton special meeting are voted in favor of such proposal. The Clifton adjournment proposal will be approved if a majority of the votes cast on such proposal at the Clifton special meeting are voted in favor of such proposal.

Whether or not you plan to attend the Clifton special meeting, we urge you to vote. Stockholders of record may vote:

•	By internet – access www.investorvote.com/CSBK and follow the on-screen instructions;

•	By telephone – call 1-800-652-VOTE (8683) and follow the instructions;

•	By mail – complete, sign, date and mail your proxy card in the envelope provided as soon as possible; or

•	In person – vote your shares in person by attending the special meeting.

If you hold your stock in “street name” through a banker or broker, please follow the instructions on the voting instruction card furnished by the record holder.

If you have any questions or need assistance voting your shares, please contact our proxy solicitor, Laurel Hill Advisory Group, LLC, toll free at (888) 742-1305.

By Order of the Board of Directors,

/s/ Michael Lesler Michael Lesler
Executive Vice President, Chief Operating Officer and Corporate Secretary

Clifton, New Jersey

January 23, 2018

REFERENCES TO AVAILABLE INFORMATION

This document incorporates important business and financial information about Kearny and Clifton from documents filed with the SEC that have not been included in or delivered with this document. You may read and copy these documents at the SEC’s public reference room located at 100 F Street, NE, Washington, DC 20549. Copies of these documents also can be obtained at prescribed rates by writing to the Public Reference Section of the SEC, at 100 F Street, NE, Washington, DC 20549 or by calling 1-800-SEC-0330 for additional information on the operation of the public reference facilities. This information is also available at the Internet site the SEC maintains at http://www.sec.gov. See “Where You Can Find More Information” on page 121.

You also may request orally or in writing copies of these documents at no cost by contacting the appropriate company at the following address:

Kearny Financial Corp. 120 Passaic Avenue, Fairfield, New Jersey 07004 Attention: Gail Corrigan Telephone: (973) 244-4500	Clifton Bancorp Inc. 1433 Van Houten Avenue Clifton, New Jersey 07015 Attention: Michael Lesler Telephone: (973) 473-2200

If you are a Kearny stockholder or Clifton stockholder and would like to request documents from Kearny or Clifton, please do so by February 22, 2018 to receive them before the stockholder meetings.

This document is also available on Kearny’s website at www.kearnybank.com under the tab “Company Info” under “Investor Relations” and on Clifton’s website at www.csbk.bank under the tab “About Us” under “Investor Relations.” The information on Kearny’s and Clifton’s websites is not part of this document. References to Kearny’s and Clifton’s websites in this document are intended to serve as textual references only.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

The following are answers to certain questions that you may have regarding the merger, the Kearny special meeting or the Clifton special meeting. We urge you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to, and the documents incorporated by reference in this document.

Q:	WHY AM I RECEIVING THIS DOCUMENT?

A.	You are receiving this document because you are either a stockholder of Kearny as of January 9, 2018, the record date for the Kearny special meeting, or a stockholder of Clifton as of January 9, 2018, the record date for the Clifton special meeting. This document is being used by the boards of directors of Kearny and Clifton to solicit proxies of the stockholders of Kearny and Clifton, as applicable, in connection with the approval of the merger agreement and the merger and related matters. This document also serves as the prospectus for shares of Kearny common stock to be issued in exchange for shares of Clifton common stock in the merger.

In order to approve the merger agreement and the merger, Kearny has called a special meeting of its stockholders (which we refer to as the “Kearny special meeting”) and Clifton has called a special meeting of its stockholders (which we refer to as the “Clifton special meeting”). This document also serves as a notice of the Kearny special meeting and the Clifton special meeting, and describes the proposals to be presented at each special meeting.

You should read this document carefully and in its entirety. The enclosed materials allow you to have your shares voted by proxy without attending your special meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.

Q:	WHAT AM I BEING ASKED TO VOTE ON?

A:	For Kearny Stockholders: You are being asked to vote on the approval of a merger agreement that provides for the merger of Clifton with and into Kearny. You are also being asked to vote on a proposal to adjourn the stockholder meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the meeting to approve the merger agreement and the merger (which we refer to as the “Kearny adjournment proposal”). Completion of the merger is not conditioned upon approval of the Kearny adjournment proposal.

For Clifton Stockholders: You are being asked to vote on the approval of a merger agreement that provides for the merger of Clifton with and into Kearny. You are also being asked to vote on a non-binding advisory resolution approving the compensation that may become payable to the named executive officers of Clifton in connection with the merger (“merger-related compensation proposal”). You are also being asked to vote on a proposal to adjourn the stockholder meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the meeting to approve the merger agreement and the merger (which we refer to as the “Clifton adjournment proposal”). Completion of the merger is not conditioned upon approval of the merger-related compensation proposal or the Clifton adjournment proposal.

Q:	WHAT VOTE DOES KEARNY’S BOARD OF DIRECTORS RECOMMEND?

A:	Kearny’s board of directors has determined that the proposed merger is in the best interests of Kearny stockholders, has unanimously approved the merger agreement and the merger and unanimously recommends that Kearny stockholders vote “FOR” the approval of the merger agreement and the merger and “FOR” the Kearny adjournment proposal.

Q:	WHAT VOTE DOES CLIFTON’S BOARD OF DIRECTORS RECOMMEND?

A:	Clifton’s board of directors has determined that the proposed merger is in the best interests of Clifton stockholders, has unanimously approved the merger agreement and the merger and unanimously recommends that Clifton stockholders vote “FOR” the approval of the merger agreement and the merger, “FOR” the merger-related compensation proposal, and “FOR” the Clifton adjournment proposal.

Q:	WHAT WILL CLIFTON STOCKHOLDERS RECEIVE IN THE MERGER?

A:	If the merger is completed, Clifton stockholders will receive 1.191 shares of Kearny common stock (which we refer to as the “merger consideration”) for each share of Clifton common stock held immediately prior to the merger. Kearny will not issue any fractional shares of Kearny common stock in the merger. Kearny will pay to each former Clifton stockholder who holds fractional shares an amount in cash determined by multiplying the average of the closing sale prices of Kearny common stock for the 10 full trading days ending on the third business day preceding the closing date of the merger by the fraction of a share (rounded to the nearest cent) of Kearny common stock that such stockholder would otherwise be entitled to receive.

Q:	WHAT WILL KEARNY STOCKHOLDERS RECEIVE IN THE MERGER?

A:	If the merger is completed, Kearny stockholders will not receive any merger consideration and will continue to hold the shares of Kearny common stock that they currently hold. Following the merger, shares of Kearny common stock will continue to be traded on the Nasdaq Global Select Market under the symbol “KRNY.”

Q:	HOW WILL THE MERGER AFFECT CLIFTON EQUITY AWARDS?

A:	Clifton equity awards will be affected as follows:

Stock Options: At the effective time of the merger, each option to purchase shares of Clifton common stock outstanding immediately before the effective time of the merger, whether or not vested, will be canceled and, upon Kearny’s receipt of an option surrender agreement from the holder, exchanged for a cash payment equal to the product of (1) the number of shares of Clifton common stock subject to the stock option multiplied by (2) the amount by which $18.25 exceeds the exercise price of such option, less applicable withholding taxes.

Restricted Stock Awards: At the effective time of the merger, each outstanding share of restricted stock will vest and be converted into the right to receive 1.191 shares of Kearny common stock.

Q:	WHAT EQUITY STAKE WILL CLIFTON STOCKHOLDERS HOLD IN KEARNY IMMEDIATELY FOLLOWING THE MERGER?

A:	Following completion of the merger, current Kearny stockholders will own in the aggregate approximately 76% of the outstanding shares of Kearny common stock. Immediately following completion of the merger, Clifton stockholders will own approximately 24% of the outstanding shares of Kearny common stock.

Q:	WHAT HAPPENS IF I AM ELIGIBLE TO RECEIVE A FRACTION OF A SHARE OF KEARNY COMMON STOCK AS PART OF THE MERGER CONSIDERATION?

A:	If the aggregate number of shares of Kearny common stock that you are entitled to receive as part of the merger consideration includes a fraction of a share of Kearny common stock, you will receive cash instead of that fractional share. See the section entitled “Description of the Merger—Consideration to be Received in the Merger” beginning on page 40 of this document.

Q:	HOW DO CLIFTON STOCKHOLDERS EXCHANGE THEIR STOCK CERTIFICATES?

A:	Shortly after the merger, Kearny’s exchange agent will send instructions to Clifton’s stockholders on how and where to surrender their Clifton stock certificates after the merger is completed. Please do not send your Clifton stock certificates with your proxy card.

Q:	ARE CLIFTON’S STOCKHOLDERS ENTITLED TO APPRAISAL RIGHTS?

A:	No. Because Clifton common stock is traded on The Nasdaq Global Select Market, Maryland law does not provide for appraisal rights in connection with the merger. Clifton is incorporated under Maryland law.

Q:	IS COMPLETION OF THE MERGER SUBJECT TO ANY CONDITIONS BESIDES STOCKHOLDER APPROVAL?

A:	Yes. The merger must receive the required regulatory approvals, and there are other customary closing conditions that must be satisfied. For more information about the conditions to the completion of the merger, see “Description of the Merger—Conditions to Completing the Merger” on page 81 of this document.

Q:	WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

A:	We will complete the merger as soon as possible. Before that happens, the merger agreement and the merger must be approved by Kearny’s stockholders and Clifton’s stockholders and we must obtain the necessary regulatory approvals, among other conditions. Assuming timely receipt of regulatory and stockholder approvals, we expect to complete the merger late in the first quarter of 2018 or early in the second quarter of 2018.

Q:	ARE THERE RISKS THAT I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE TO APPROVE THE MERGER AGREEMENT AND THE MERGER?

A:	Yes. You should consider the risk factors set out in the section entitled “Risk Factors” beginning on page 18 of this document.

Q:	WHAT VOTE IS REQUIRED TO APPROVE THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETINGS?

A:	For Kearny Stockholders: The proposal to approve the merger agreement and the merger must be approved by the affirmative vote of a majority of the issued and outstanding shares of Kearny common stock. Consequently abstentions and broker non-votes with respect to the merger agreement and the merger will effectively act as “against” votes on such proposal.

The affirmative vote of a majority of votes cast at the Kearny special meeting is required to approve the Kearny adjournment proposal. Abstentions and broker non-votes will not affect the outcome of such proposal.

For Clifton Stockholders: The proposal to approve the merger agreement and the merger must be approved by the affirmative vote of a majority of the issued and outstanding shares of Clifton common stock. Consequently, abstentions and broker non-votes with respect to the merger agreement and the merger will effectively act as “against” votes on such proposal.

Approval of the merger-related compensation proposal and the Clifton adjournment proposal require that the votes cast in favor of each such proposal exceed the votes cast against such proposal. Abstentions and broker non-votes will not affect the outcome of such proposals.

Q:	WHAT IS THE QUORUM REQUIREMENT FOR THE KEARNY SPECIAL MEETING?

A:	The presence at the Kearny special meeting, in person or by proxy, of stockholders representing a majority of the outstanding shares of Kearny common stock will constitute a quorum. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for purposes of determining the presence of a quorum.

Q:	WHAT IS THE QUORUM REQUIREMENT FOR THE CLIFTON SPECIAL MEETING?

A:	The presence at the Clifton special meeting, in person or by proxy, of stockholders representing a majority of the outstanding shares of Clifton common stock will constitute a quorum. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for purposes of determining the presence of a quorum.

Q:	WHEN AND WHERE IS THE KEARNY SPECIAL MEETING?

A:	The Kearny special meeting is scheduled to take place at the Crowne Plaza Hotel, 690 Route 46 East, Fairfield, New Jersey 07004 at 10:00 a.m., local time, on March 1, 2018.

Q:	WHEN AND WHERE IS THE CLIFTON SPECIAL MEETING?

A:	The Clifton special meeting is scheduled to take place at the Saddle Brook Marriott, 138 New Pehle Avenue, Saddle Brook, New Jersey 07663 at 9:30 a.m., local time, on March 1, 2018.

Q:	WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETINGS?

A:	Holders of shares of Kearny common stock at the close of business on January 9, 2018 are entitled to vote at the Kearny special meeting. As of the record date, 79,270,460 shares of Kearny common stock were outstanding and entitled to vote.

Holders of shares of Clifton common stock at the close of business on January 9, 2018 are entitled to vote at the Clifton special meeting. As of the record date, 22,099,814 shares of Clifton common stock were outstanding and entitled to vote.

Q:	IF I PLAN TO ATTEND MY SPECIAL MEETING IN PERSON, SHOULD I STILL RETURN MY PROXY?

A:	Yes. Whether or not you plan to attend your special meeting, you should promptly submit your proxy so that your shares will be voted at your special meeting. The failure of a stockholder to vote in person or by proxy will have the same effect as a vote “AGAINST” the merger agreement and the merger.

Q:	WHAT DO I NEED TO DO NOW TO VOTE MY SHARES OF COMMON STOCK?

A:	For Kearny Stockholders: If you are a “stockholder of record,” you can vote your shares as follows:

•	via internet at www.investorvote.com/KRNY;

•	via telephone by calling 1-800-652-VOTE (8683);

•	by completing and returning the proxy card that is enclosed; or

•	by voting in person at the meeting.

Please refer to the specific instructions set forth on the proxy card. We encourage you to vote via the internet or by telephone.

For Clifton Stockholders: If you are a “stockholder of record,” you can vote your shares as follows:

•	via internet at www.investorvote.com/CSBK;

•	via telephone by calling 1-800-652-VOTE (8683);

•	by completing and returning the proxy card that is enclosed; or

•	by voting in person at the meeting.

Please refer to the specific instructions set forth on the proxy card. We encourage you to vote via the internet or by telephone.

Q:	HOW CAN I CHANGE MY VOTE AFTER I HAVE SUBMITTED MY PROXY?

A:	Kearny stockholders: You may change your vote at any time before your proxy is voted at the Kearny special meeting by: (1) filing with the Corporate Secretary a duly executed revocation of proxy; (2) submitting a new proxy card with a later date; (3) voting again via the internet or by telephone; or (4) voting in person at the meeting (your attendance at the meeting will not by itself revoke your proxy). Kearny’s Corporate Secretary’s mailing address is 120 Passaic Avenue, Fairfield, New Jersey 07004.

Clifton stockholders: You may change your vote at any time before your proxy is voted at the Clifton special meeting by: (1) filing with the Corporate Secretary a duly executed revocation of proxy; (2) submitting a new proxy card with a later date; (3) voting again via the internet or by telephone; or (4) voting in person at the meeting (your attendance at the meeting will not by itself revoke your proxy). Clifton’s Corporate Secretary’s mailing address is 1433 Van Houten Avenue, Clifton, New Jersey 07015.

If you hold your shares of Kearny common stock or Clifton common stock in “street name” through a bank or broker, you should contact your bank or broker to change your vote or revoke your proxy.

Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE AUTOMATICALLY VOTE MY SHARES FOR ME?

A:	No. Your broker, bank or other nominee will not be able to vote your shares of common stock on the proposal to approve the merger agreement and the merger or on the other proposals unless you provide instructions on how to vote. Please instruct your broker, bank or other nominee how to vote your shares, following the directions that your broker, bank or other nominee provides. If you do not provide instructions to your broker, bank or other nominee, your shares will not be voted, and this will have the effect of voting “AGAINST” the merger agreement and the merger. Please review the instructions from your broker, bank or other nominee to see if your broker, bank or other nominee offers telephone or internet voting.

Q:	WHAT ARE THE DEADLINES FOR VOTING?

A:	You may: (1) vote by mail at any time before the meeting as long as your proxy is received before the time of the meeting; or (2) vote by internet or telephone by 11:59 p.m., Eastern Time, on February 28, 2018.

If your shares are held in “street name,” you must vote your shares according to the voting instructions form by the deadline set by your broker, bank or other nominee.

Q:	AS A CLIFTON STOCKHOLDER, WHY AM I BEING ASKED TO CAST A NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION THAT MAY BECOME PAYABLE TO CLIFTON’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER?

A:	The SEC’s rules require Clifton to seek a non-binding advisory vote with respect to certain “golden parachute” compensation that may become payable to Clifton’s named executive officers in connection with the merger.

Q:	WHAT WILL HAPPEN IF CLIFTON STOCKHOLDERS DO NOT APPROVE THE COMPENSATION THAT MAY BECOME PAYABLE TO CLIFTON’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER?

A:	The vote with respect to the “golden parachute” compensation is an advisory vote and will not be binding on Clifton or Kearny. Approval of the compensation that may become payable to Clifton’s named executive officers is not a condition to completion of the merger. Therefore, if the merger agreement and the merger are approved by Clifton’s stockholders and the merger is subsequently completed, the compensation will still be paid to Clifton’s named executive officers, whether or not Clifton stockholders approve the compensation at the Clifton special meeting.

Q:	WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO CLIFTON STOCKHOLDERS?

A:	It is a condition to the completion of the merger that Kearny and Clifton receive written opinions from their respective counsel to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to in this document as the “Internal Revenue Code.” Subject to the limitations and qualifications described in the section entitled “Description of the Merger—Material U.S. Federal Income Tax Consequences of the Merger,” if you are a United States holder of Clifton common stock, generally you will not recognize any gain or loss with respect to the exchange of shares of Clifton common stock for shares of Kearny common stock in the merger. However, Clifton stockholders generally will recognize gain or loss with respect to cash received instead of fractional shares of Kearny common stock that the Clifton stockholders would otherwise be entitled to receive.

You should read “Description of the Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 72 of this document for more information about the United States federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Q:	HOW DO I VOTE IF I OWN SHARES THROUGH THE CLIFTON SAVINGS BANK EMPLOYEE STOCK OWNERSHIP PLAN AND/OR THE CLIFTON SAVINGS BANK 401(K) SAVINGS PLAN?

A:	Participants in the Clifton Savings Bank Employee Stock Ownership Plan (the “Clifton ESOP”) will each receive a Voting Instruction Form that reflects all of the shares that the participant may direct the trustee to vote on his or her behalf under the Clifton ESOP. Under the terms of the Clifton ESOP, the Clifton ESOP trustee votes all shares held by the Clifton ESOP, but each Clifton ESOP participant may direct the trustee how to vote the shares of Clifton common stock allocated to his or her account. The Clifton ESOP trustee will vote all unallocated shares of Clifton common stock held by the Clifton ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. In addition, participants in the Clifton Savings Bank 401(k) Savings Plan (the “Clifton 401(k) Plan”) with an interest in the Clifton Bancorp Inc. Stock Fund (the “Clifton Stock Fund”) will receive a Voting Instruction Form that allows them to direct the Clifton 401(k) Plan trustee to vote their interest in the Clifton Stock Fund. If a participant does not direct the Clifton 401(k) Plan trustee how to vote his or her interests in the Clifton Stock Fund, the trustee will vote such interest in the same proportion as it has received timely voting instructions from other Clifton 401(k) Plan participants.

The deadline for returning your Voting Instruction Form to each plan’s trustee is February 22, 2018.

Q:	HOW DO I VOTE IF I OWN SHARES THROUGH THE KEARNY BANK EMPLOYEE STOCK OWNERSHIP PLAN AND/OR THE KEARNY BANK EMPLOYEES’ SAVINGS PLAN?

A:

Participants in the Kearny Bank Employee Stock Ownership Plan (the “Kearny ESOP”) will each receive a Voting Instruction Form that reflects all of the shares that the participant may direct the trustee to vote on his or her behalf under the Kearny ESOP. Under the terms of the Kearny ESOP, the Kearny ESOP trustee votes all shares held by the Kearny ESOP, but each Kearny ESOP participant may direct the trustee how to vote the shares of Kearny common stock allocated to his or her account. The Kearny ESOP trustee will vote all unallocated shares of Kearny common stock held by the Kearny ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. In addition, participants in the Kearny Bank Employees’ Savings Plan (the “Kearny 401(k) Plan”) with an interest in the Kearny Financial Corp. Stock Fund (the “Kearny Stock Fund”) will receive a Voting Instruction Form that allows them to direct the Kearny 401(k) Plan trustee to vote their interest in the Kearny Stock Fund. If a participant does not direct the Kearny 401(k) Plan trustee how to vote his or her interests in the Kearny Stock Fund, the trustee will vote such interest in the same proportion as it has received timely voting instructions from other Kearny 401(k) Plan participants.

The deadline for returning your Voting Instruction Form to each plan’s trustee is February 22, 2018.

Q:	IF I AM A CLIFTON STOCKHOLDER, SHOULD I SEND IN MY CLIFTON STOCK CERTIFICATES NOW?

A:	No. Please do not send in your Clifton stock certificates with your proxy. Promptly following the completion of the merger, an exchange agent will send you instructions for exchanging Clifton stock certificates for the merger consideration. See “Description of the Merger—Surrender of Stock Certificates” beginning on page 72.

Q:	WHAT SHOULD I DO IF I HOLD MY SHARES OF CLIFTON COMMON STOCK IN BOOK-ENTRY FORM?

A:	You are not required to take any additional actions if your shares of Clifton common stock are held in book-entry form. Promptly following the completion of the merger, shares of Clifton common stock held in book-entry form automatically will be exchanged for shares of Kearny common stock in book-entry form and cash to be paid in exchange for fractional shares, if any.

Q:	WHOM MAY I CONTACT IF I CANNOT LOCATE MY CLIFTON STOCK CERTIFICATE(S)?

A:	If you are unable to locate your original Clifton stock certificate(s), you should contact Computershare Trust Company, N. A., Clifton’s transfer agent, at (800) 368-5948.

Q:	WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A:	Kearny stockholders and Clifton stockholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of Kearny and/or Clifton common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of Kearny common stock or Clifton common stock and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both Kearny common stock and Clifton common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus to ensure that you vote every share of Kearny common stock and/or Clifton common stock that you own.

Q:	WHO CAN ANSWER MY OTHER QUESTIONS?

A:	If you have more questions about the merger, the stockholder meetings or how to submit your proxy, or if you need additional copies of this document or a proxy card:

Kearny	Clifton

Stockholders should contact:	Stockholders should contact:

Laurel Hill Advisory Group, LLC 888-742-1305 516-933-3100 (for banks and brokers)	Laurel Hill Advisory Group, LLC 888-742-1305 516-933-3100 (for banks and brokers)

SUMMARY

This summary highlights selected information in this document and may not contain all of the information important to you. To understand the merger more fully, you should read this entire document carefully, including the annexes and the documents attached to or incorporated by reference into this document.

The Companies

Kearny Financial Corp.

120 Passaic Avenue

Fairfield, New Jersey 07004

(973) 244-4500

Kearny Financial Corp. is the holding company of Kearny Bank, a New Jersey chartered savings bank. Kearny Bank operates from its administrative headquarters in Fairfield, New Jersey, and a total of 42 retail branch offices located throughout northern and central New Jersey and Brooklyn and Staten Island, New York. Kearny is principally engaged in the business of attracting deposits from the general public in New Jersey and New York and using these deposits, together with other funds, to originate or purchase loans for its portfolio and invest in securities. Kearny’s loan portfolio is primarily comprised of loans collateralized by commercial and residential real estate augmented by secured and unsecured loans to businesses and consumers. Kearny also maintains a portfolio of investment securities, primarily comprised of U.S. agency mortgage-backed securities, U.S. government and agency debentures, bank-qualified municipal obligations, corporate bonds, asset-backed securities, collateralized loan obligations and subordinated debt. Kearny Bank was recently named to Forbes’ list of the 50 Most Trustworthy Financial Companies. At September 30, 2017, Kearny had approximately $4.8 billion in total assets, total deposits of $2.95 billion and total stockholders’ equity of $1.01 billion.

Clifton Bancorp Inc.

1433 Van Houten Avenue

Clifton, New Jersey 07015

(973) 473-2200

Clifton Bancorp Inc. is the holding company for Clifton Savings Bank, a federally chartered savings bank headquartered in Clifton, New Jersey. Founded in 1928, Clifton Savings Bank is a metropolitan, community-focused bank serving residents and businesses in its market area through 12 full-service banking centers. Clifton Savings Bank offers traditional financial services and products to consumers and businesses in its market area. Clifton Savings Bank attracts deposits from the general public and uses these deposits, together with other funds, to invest in securities and to make loans collateralized by residential and multi-family and commercial real estate and, to a lesser extent, commercial lines of credit, consumer and other types of loans. At September 30, 2017, Clifton had total consolidated assets of $1.55 billion, total deposits of $914.6 million and total stockholders’ equity of $285.9 million.

Special Meeting of Kearny Stockholders; Required Vote (page 31)

The Kearny special meeting is scheduled to be held at the Crowne Plaza Hotel, 690 Route 46 East, Fairfield, New Jersey 07004 at 10:00 a.m., local time, on March 1, 2018. At the Kearny special meeting, Kearny stockholders will be asked to vote on a proposal to approve the merger agreement and the merger by and between Clifton and Kearny. Kearny stockholders may also be asked to approve the Kearny adjournment proposal if there are not sufficient votes at the time of the Kearny special meeting to approve the merger agreement and the merger.

Only Kearny stockholders of record as of the close of business on January 9, 2018 are entitled to notice of, and to vote at, the Kearny special meeting and any adjournments or postponements of the meeting.

Approval of the merger agreement and the merger requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Kearny common stock entitled to vote. Approval of the Kearny adjournment proposal will require the affirmative vote of the holders of a majority of the votes cast by the Kearny stockholders at the Kearny special meeting. As of January 9, 2018, the record date for the Kearny special meeting, there were 79,270,460 shares of Kearny common stock outstanding and entitled to vote. The directors and executive officers of Kearny, as a group, beneficially owned 2,958,450 shares of Kearny common stock, not including shares that may be acquired upon the exercise of stock options, representing approximately 3.73% of the outstanding shares of Kearny common stock as of the record date.

Each of the directors of Kearny, solely in his capacity as a Kearny stockholder, has entered into a separate voting agreement with Clifton, pursuant to which each such Kearny director has agreed to vote in favor of the merger agreement and the merger.

Special Meeting of Clifton Stockholders; Required Vote (page 35)

The Clifton special meeting is scheduled to be held at the Saddle Brook Marriott, 138 New Pehle Avenue, Saddle Brook, New Jersey 07663 at 9:30 a.m., local time, on March 1, 2018. At the Clifton special meeting, Clifton stockholders will be asked to vote on a proposal to approve the merger agreement and the merger by and between Clifton and Kearny. Clifton stockholders will also be asked to vote to approve the merger-related compensation proposal and may be asked to approve the Clifton adjournment proposal if there are not sufficient votes at the Clifton special meeting to approve the merger agreement and the merger.

Only Clifton stockholders of record as of the close of business on January 9, 2018 are entitled to notice of, and to vote at, the Clifton special meeting and any adjournments or postponements of the meeting.

Approval of the merger agreement and the merger requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Clifton common stock entitled to vote. Approval of the merger-related compensation proposal and the Clifton adjournment proposal will require the affirmative vote of a majority of the votes cast by the Clifton stockholders at the Clifton special meeting. As of January 9, 2018, the record date for the Clifton special meeting, there were 22,099,814 shares of Clifton common stock outstanding and entitled to vote. The directors and executive officers of Clifton, as a group, beneficially owned 1,099,418 shares of Clifton common stock, not including shares that may be acquired upon the exercise of stock options, representing approximately 5.0% of the outstanding shares of Clifton common stock as of the record date.

Each of the directors of Clifton, solely in his or her capacity as a Clifton stockholder, has entered into a separate voting agreement with Kearny, pursuant to which each such Clifton director has agreed to vote in favor of the merger agreement and the merger.

The Merger and the Merger Agreement (page 40)

The merger of Clifton with and into Kearny is governed by the merger agreement. The merger agreement provides that if all of the conditions are satisfied or waived, Clifton will be merged with and into Kearny, with Kearny as the surviving entity. We encourage you to read the merger agreement, which is included as Annex A to this document.

What Clifton Stockholders Will Receive in the Merger (page 40)

If the merger is completed, Clifton common stockholders will receive 1.191 shares (such number being referred to as the “exchange ratio”) of Kearny common stock for each share of Clifton common stock held immediately prior to the merger. Kearny will not issue any fractional shares of Kearny common stock in the merger. Kearny will pay to each former Clifton common stockholder who holds fractional shares an amount in cash determined by multiplying the average of the closing sale prices of Kearny common stock for the 10 full trading days ending on the third business day preceding the closing date of the merger by the fraction of a share (rounded to the nearest cent) of Kearny common stock that such stockholder would otherwise be entitled to receive.

Based on Kearny’s closing price of $15.05 on November 1, 2017, which was the last trading date preceding the public announcement of the proposed merger, each share of Clifton common stock exchanged for 1.191 shares of Kearny common stock would have a value of $17.92, or approximately $396.0 million in aggregate merger consideration. Based on Kearny’s closing price of $14.10 on January 9, 2018, which is the most recent practicable trading day prior to the printing of this document, each share of Clifton common stock exchanged for 1.191 shares of Kearny common stock would have a value of $16.79. The common stock of Kearny trades on the Nasdaq Global Select Market under the symbol “KRNY.” The common stock of Clifton trades on the Nasdaq Global Select Market under the symbol “CSBK.” The market price of both Kearny common stock and Clifton common stock will fluctuate before the completion of the merger; therefore, you are urged to obtain current market quotations for Kearny common stock and Clifton common stock.

Market Price and Share Information (page 115)

The following table shows the closing price per share of Kearny common stock, the closing price per share of Clifton common stock and the equivalent price per share of Clifton common stock, giving effect to the merger, on November 1, 2017, which is the last day on which shares of each of Kearny common stock and Clifton common stock traded preceding the public announcement of the proposed merger, and on January 9, 2018, the most recent practicable date before the mailing of this document. The implied value of one share of Clifton common stock is computed by multiplying the price of a share of Kearny common stock by the 1.191 exchange ratio. See “Description of the Merger—Consideration to be Received in the Merger.”

	Kearny Common Stock	Clifton Common Stock	Implied Value of One Share of Clifton Common Stock
November 1, 2017	$15.05	$16.95	$17.92
January 9, 2018	$14.10	$16.65	$16.79

Treatment of Clifton Equity Awards (page 71)

At the effective time of the merger, each option to purchase shares of Clifton common stock outstanding immediately before the effective time of the merger, whether or not vested, will be canceled and, upon Kearny’s receipt of an option surrender agreement from the holder, exchanged for a cash payment equal to the product of (1) the number of shares of Clifton common stock subject to the stock option multiplied by (2) the amount by which $18.25 exceeds the exercise price of such option, less applicable withholding taxes.

At the effective time of the merger, each outstanding share of restricted stock will vest and be converted into the right to receive 1.191 shares of Kearny common stock.

Recommendation of Kearny’s Board of Directors (page 58)

The Kearny board of directors has unanimously approved the merger agreement and the proposed merger. The Kearny board believes that the merger agreement, including the merger, is in the best interests of Kearny and its stockholders, and therefore unanimously recommends that Kearny stockholders vote “FOR” the approval of the merger agreement and the merger. In reaching this decision, Kearny’s board of directors considered a variety of factors, which are described in the section captioned “Description of the Merger—Kearny’s Reasons for the Merger” and “ —Recommendation of Kearny’s Board of Directors.”

In addition, the Kearny board of directors unanimously recommends that Kearny stockholders vote “FOR” the Kearny adjournment proposal.

Recommendation of Clifton’s Board of Directors (page 45)

The Clifton board of directors has unanimously approved the merger agreement and the proposed merger. The Clifton board believes that the merger agreement, including the merger, is in the best interests of Clifton and its stockholders, and therefore unanimously recommends that Clifton stockholders vote “FOR” the approval of the merger agreement and the merger. In reaching this decision, Clifton’s board of directors considered a variety of factors, which are described in the section captioned “Description of the Merger—Clifton’s Reasons for the Merger and Recommendation of the Board of Directors.”

In addition, the Clifton board of directors unanimously recommends that Clifton stockholders vote “FOR” the merger-related compensation proposal and the Clifton adjournment proposal.

RP Financial’s Opinion to Clifton Bancorp Inc.’s Board of Directors (page 48)

On November 1, 2017, the Clifton board of directors received an opinion from RP Financial, LC. (which we refer to as “RP Financial”) to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by RP Financial as set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of Clifton common stock. Subsequent changes in the operations and prospects of Clifton or Kearny, general market and economic conditions and other factors that may be beyond the control of Clifton or Kearny may significantly alter the value of Clifton or Kearny or the prices of Clifton common stock or Kearny common stock by the time the merger is completed. Because Clifton does not anticipate asking RP Financial to update its opinion, the opinion will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed or as of any other date other than the date of such opinion.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex B to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by RP Financial in preparing the opinion.

RP Financial’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Clifton board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, of the exchange ratio in the merger to the holders of Clifton common stock. It did not address, among other things as set forth in RP Financial’s opinion, the underlying business decision of the Clifton board of directors to engage in the merger or enter into the merger agreement or constitute a recommendation to the Clifton board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Clifton common stock as to how to vote in connection with the merger or any other matter.

For a description of the opinion that the Clifton board of directors received from RP Financial, please refer to the section entitled “Description of the Merger—RP Financial’s Opinion to Clifton’s Board of Directors.”

Opinion of Kearny’s Financial Advisor (page 58)

In connection with the merger, Kearny’s financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”) delivered a written opinion, dated November 1, 2017, to the Kearny board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to Kearny of the exchange ratio in the proposed merger. The full text of KBW’s opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Annex C to this document. The opinion was for the information of, and was directed to, the Kearny board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Kearny to engage in the merger or enter into the merger agreement or constitute a recommendation to the Kearny board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Kearny common stock or any stockholder of any other entity as to how to vote in connection with the merger or any other matter.

For a description of the opinion that the Kearny board of directors received from Kearny’s financial advisor, please refer to the section entitled “Description of the Merger—Opinion of Kearny’s Financial Advisor.”

Interests of Certain Persons in the Merger that are Different from Yours (page 76)

In considering the information contained in this document, you should be aware that Clifton’s directors and executive officers have employment and other compensation agreements or plans that give them financial interests in the merger that are different from, or in addition to, the interests of Clifton stockholders generally. The Clifton board of directors was aware of these interests at the time it approved the merger agreement. These interests include, among other things:

•	employment agreements between Clifton, Clifton Savings Bank and each of Paul M. Aguggia, President and Chief Executive Officer of Clifton, Christine R. Piano, Executive Vice President and Chief Financial Officer of Clifton, and Stephen Hoogerhyde, Executive Vice President of Clifton, that provide for cash severance payments and continued life, medical, health and disability insurance if the executive’s employment is voluntarily terminated for good reason or involuntarily terminated without just cause following a change in control and during the term of the employment agreement;

•	change in control agreements between Clifton Savings Bank and each of Patricia C. Hrotko, Executive Vice President of Clifton Savings Bank, Michael Lesler, Executive Vice President and Chief Operating Officer of Clifton Savings Bank, and Diane Scriveri, Executive Vice President of Clifton Savings Bank, that each provide for cash severance payments and continued life, medical, health and disability insurance if the executive’s employment is voluntarily terminated for good reason or involuntarily terminated without just cause following a change in control and during the term of the change in control agreement;

•	interests under an Amended and Restated Clifton Savings Bank Supplemental Executive Retirement Plan, which will be terminated in connection with the merger, with the benefits paid to the participants, Mr. Aguggia and Ms. Piano, in a lump sum;

•	interests of the directors (other than Mr. Aguggia) under the Clifton Savings Bank Directors’ Retirement Plan, which will be terminated in connection with the merger, with the benefits paid to the participants in a lump sum;

•	the termination, accelerated vesting and payment of all outstanding Clifton stock options in an amount equal to $18.25 minus the exercise price of each option;

•	the acceleration of vesting of all outstanding Clifton restricted stock awards, which will be exchanged for the merger consideration;

•	a Settlement Agreement that Kearny, Kearny Bank, Clifton and Clifton Savings Bank entered into with Mr. Aguggia, in full satisfaction of Mr. Aguggia’s rights under his employment agreement in connection with his termination of employment upon completion of the merger;

•	a Non-Competition Agreement that Kearny Bank entered into with Paul M. Aguggia;

•	the appointment of Mr. Aguggia and two other directors who are current directors of Clifton to Kearny’s board of directors immediately following the merger; and

•	the rights of Clifton officers and directors under the merger agreement to continued indemnification coverage and continued coverage under directors’ and officers’ liability insurance policies.

Regulatory Matters Relating to the Merger (page 75)

Under the terms of the merger agreement, the merger cannot be completed unless it is first approved by, or a waiver of such applications is obtained from, the Federal Deposit Insurance Corporation (the “FDIC”), the Department of Banking and Insurance of the State of New Jersey (the “NJDBI”), and the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Kearny has filed the required applications and intends to request a waiver for filing an application with the Federal Reserve. While Kearny does not know of any reason why it would not obtain the approvals in a timely manner, Kearny cannot be certain when or if it will receive the regulatory approvals or requested waiver.

Conditions to Completing the Merger (page 81)

The completion of the merger is subject to the fulfillment of a number of customary closing conditions, including:

•	approval of the merger agreement by Clifton and Kearny stockholders;

•	receipt of all required regulatory approvals, consents or waivers and the expiration of all statutory waiting periods;

•	the absence of any order, decree, injunction, statute, rule or regulation that prevents the consummation of the merger or the bank merger or that makes completion of the merger or the bank merger illegal;

•	receipt of consent of all third parties whose consent is required to consummate the merger, except where failure to obtain such consent would not have a material adverse effect on Kearny;

•	effectiveness of the registration statement of which this document is a part;

•	authorization for listing on the Nasdaq Stock Market of the shares of Kearny common stock to be issued in the merger;

•	receipt by Kearny and Clifton of an opinion from their respective legal counsel to the effect that the merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

•	subject to the materiality standards provided in the merger agreement, the continued accuracy of the representations and warranties of Kearny and Clifton in the merger agreement;

•	performance in all material respects by each of Kearny and Clifton of its respective obligations under the merger agreement, unless waived by the other party;

•	the absence of any material adverse effect with respect to Kearny or Clifton since the date of the merger agreement; and

•	none of the regulatory approvals containing any materially burdensome conditions.

Terminating the Merger Agreement (page 90)

The merger agreement may be terminated by mutual written consent of Kearny and Clifton at any time prior to the completion of the merger. Additionally, subject to conditions and circumstances described in the merger agreement, either Kearny or Clifton may terminate the merger agreement if, among other things, any of the following occur:

•	Clifton stockholders or Kearny stockholders do not approve the merger agreement at the Clifton special meeting or Kearny special meeting, respectively, provided each party has complied with certain obligations pursuant to the merger agreement;

•	any required regulatory approval has been denied and such denial has become final and non-appealable, or a governmental authority or court has issued a final, unappealable order prohibiting consummation of the transactions contemplated by the merger agreement;

•	the merger has not been consummated by September 30, 2018, unless the failure to complete the merger by that time was due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements provided in the merger agreement; or

•	there is a breach by the other party of any covenant or agreement contained in the merger agreement, or any representation or warranty of the other party becomes untrue, in each case such that the conditions to closing would not be satisfied and such breach or untrue representation or warranty has not been or cannot be cured within 30 days after the giving of written notice to such party of such breach.

Kearny may also terminate the merger agreement if Clifton breaches its obligations in any material respect regarding the solicitation of other acquisition proposals or submission of the merger agreement to Clifton’s stockholders or if the Clifton board of directors does not publicly recommend in this document that Clifton stockholders approve the merger agreement or withdraws or revises its recommendation in a manner adverse to Kearny.

Clifton may also terminate the merger agreement:

•	if Kearny breaches its obligations in any material respect regarding the submission of the merger agreement to Kearny’s stockholders or recommending approval and adoption of the merger agreement in this document;

•	prior to adoption and approval of the merger agreement by its stockholders, to enter into an agreement with respect to a superior proposal to be acquired by a third party, but only if Clifton’s board of directors has determined in good faith based on the advice of legal counsel that failure to take such action would cause the Clifton board of directors to violate its fiduciary duties and subject to other conditions described in the merger agreement; and

•	within the five day period commencing with the tenth day prior to the closing date of the merger (which we refer to as the “determination date”), if both of the following conditions have been satisfied:

•	the average of the daily closing sale prices of a share of Kearny common stock as reported on the Nasdaq Global Select Market for the 20 consecutive trading days immediately preceding the determination date is less than $12.42 (82.5% of the closing sale price of Kearny common stock on the last trading date before the date of the first public announcement of the merger agreement); and

•	Kearny common stock underperforms the NASDAQ Bank Index by more than 17.5% during the same period.

However, if Clifton chooses to exercise this termination right, Kearny has the option, within five business days of receipt of notice from Clifton, to adjust the merger consideration and prevent termination under this provision.

Termination Fee (page 91)

Under certain circumstances described in the merger agreement in connection with the termination of the merger agreement, including circumstances involving alternative acquisition proposals with respect to Clifton and changes in the recommendation of the Clifton board of directors, Clifton will owe Kearny a $15,000,000 termination fee. See “Description of the Merger—Termination Fee” on page 91 for a description of the circumstances under which the termination fee is payable. The termination fee could discourage other companies from seeking to acquire Clifton.

Accounting Treatment of the Merger (page 72)

The merger will be accounted for using the acquisition method in accordance with U.S. generally accepted accounting principles.

Comparison of Rights of Stockholders (page 106)

When the merger is completed, Clifton stockholders will receive shares of Kearny common stock and become Kearny stockholders with their rights governed by Maryland law and by Kearny’s articles of incorporation and bylaws. The rights of Clifton stockholders will change as a result of the merger due to differences in Kearny’s and Clifton’s governing documents. See “Comparison of Rights of Stockholders” for a summary of the material differences between the respective rights of Clifton stockholders and Kearny stockholders.

Clifton Stockholders are NOT entitled to Dissenters’ Rights (page 22)

Appraisal or dissenters’ rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in that extraordinary transaction. Under the Maryland General Corporation Law, and pursuant to Clifton’s articles of incorporation, holders of Clifton common stock are not entitled to appraisal rights in the merger with respect to their shares of Clifton common stock because Clifton common stock is listed on a national securities exchange and Clifton’s articles of incorporation do not provide for appraisal rights unless specifically granted by Clifton’s board of directors.

Material U.S. Federal Income Tax Consequences of the Merger (page 72)

The merger is intended to qualify for U.S federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Accordingly, U.S. holders of Clifton common stock generally will not recognize any gain or loss on the exchange of shares of Clifton common stock for shares of Kearny common stock. However, a U.S. holder of Clifton common stock generally will be subject to U.S. federal income tax on cash received in lieu of any fractional share of Kearny common stock that a holder would otherwise be entitled to receive.

This tax treatment may not apply to all Clifton stockholders. Determining the actual tax consequences of the merger to Clifton stockholders can be complicated and will depend on your particular circumstances. Clifton stockholders should consult their own tax advisor for a full understanding of the merger’s tax consequences that are particular to each stockholder.

To review the tax consequences of the merger to Clifton stockholders in greater detail, please see the section “Description of the Merger—Material U.S. Federal Income Tax Consequences of the Merger.”

Risk Factors (page 18)

You should consider all the information contained in or incorporated by reference into this document in deciding how to vote for the proposals presented in the document. In particular, you should consider the factors described under “Risk Factors.”

RISK FACTORS

In deciding how to vote, you should consider carefully all of the information included in this document and its annexes and all of the information incorporated by reference and the risk factors identified by Kearny and Clifton with respect to their operations included in their filings with the SEC, including Kearny’s Annual Report on Form 10-K for the year ended June 30, 2017 and Clifton’s Annual Report on Form 10-K for the year ended March 31, 2017. See “Where You Can Find More Information.” In addition, you should consider the following risk factors.

Risks Related to the Merger and Kearny’s Business Upon Completion of the Merger

Because the price of Kearny common stock will fluctuate, Clifton stockholders cannot be certain of the market value of the merger consideration.

Upon the completion of the merger, each share of Clifton common stock outstanding immediately prior to the completion of the merger will be converted into the right to receive 1.191 shares of Kearny common stock. The market value of the merger consideration may vary from the closing price of Kearny common stock on the date we announced the execution of the merger agreement, on the date that this document was mailed to Clifton stockholders and Kearny stockholders, on the date of the Clifton special meeting and the Kearny special meeting and on the date we complete the merger. The market price of Kearny common stock may fluctuate as a result of a variety of factors, including general market and economic conditions, changes in Kearny’s business, operations and prospects, and regulatory considerations. Therefore, at the time of the Clifton special meeting, Clifton stockholders will not know or be able to calculate the market value of the Kearny common stock they will receive upon completion of the merger. For example, based on the range of closing prices of Kearny common stock during the period from November 1, 2017, the last trading day before public announcement of the merger, through January 9, 2018, the last practicable date before the date of this document, the merger consideration represented a market value ranging from a low of $16.79 to a high of $17.98 for each share of Clifton common stock. You should obtain current market quotations for shares of Kearny common stock and Clifton common stock. See “Market Price and Dividend Information” on page 115 for ranges of historic market prices of Kearny common stock and Clifton common stock.

The price of Kearny common stock might decrease after the merger.

Upon completion of the merger, holders of Clifton common stock will become stockholders of Kearny. Kearny common stock could decline in value after the merger. For example, during the twelve-month period ending on January 9, 2018 (the most recent practicable date before the printing of this document), the closing price of Kearny common stock varied from a low of $13.60 to a high of $15.65 and ended that period at $14.10. The market value of Kearny common stock fluctuates based upon general market conditions, Kearny’s business, operations and prospects and other factors. Further, the market price of Kearny common stock after the merger may be affected by factors different from those currently affecting the common stock of Kearny or Clifton. The businesses of Clifton and Kearny differ and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations and market prices of common stock of each of Clifton and Kearny. For a discussion of the businesses of Clifton and Kearny and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this document and referred to under “Where You Can Find More Information” beginning on page 121.

Clifton and Kearny will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effects of the merger on employees and customers may have an adverse effect on Clifton or Kearny. These uncertainties may impair Clifton’s or Kearny’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that interact with Clifton or Kearny to seek to change existing business relationships with Clifton or Kearny. Retention of certain employees by Clifton or Kearny may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with the combined company. If key employees depart because of issues relating to the uncertainty and difficulty of integration, or a desire not to remain with Clifton or Kearny, Clifton’s business or Kearny’s business could be harmed. In addition, subject to certain exceptions, Clifton has agreed to operate its business in the ordinary course prior to closing. See “Description of the Merger—Conduct of Business Before the Merger” for a description of the restrictive covenants applicable to Clifton and Kearny.

Failure to complete the merger could negatively impact the stock prices and future businesses and financial results of Kearny and Clifton.

There can be no assurance that the merger will be completed. If the merger is not completed, the ongoing businesses of Kearny and Clifton may be adversely affected and Kearny and Clifton will be subject to a number of risks, including the following:

•	Kearny and Clifton will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor, proxy solicitation and printing fees;

•	under the merger agreement, Kearny and Clifton are subject to certain restrictions on the conduct of their respective businesses before completing the merger, which may adversely affect its ability to execute certain of its business strategies if the merger is terminated; and

•	matters relating to the merger may require substantial commitments of time and resources by Kearny and Clifton management, which could otherwise have been devoted to other opportunities that may have been beneficial to Kearny and Clifton as independent companies, as the case may be.

In addition, if the merger is not completed, Kearny and/or Clifton may experience negative reactions from the financial markets and from their respective customers and employees. Kearny and/or Clifton also could be subject to litigation related to any failure to complete the merger or to proceedings commenced by Kearny or Clifton against the other seeking damages or to compel the other to perform its obligations under the merger agreement. These factors and similar risks could have an adverse effect on the results of operation, business and stock prices of Kearny and Clifton.

Kearny may be unable to successfully integrate Clifton’s operations or retain Clifton’s employees, which could adversely affect the combined company.

The merger involves the integration of two companies that have previously operated independently. The difficulties of combining the operations of the two companies include, among other things: integrating personnel with diverse business backgrounds; combining different corporate cultures; and retaining key employees.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the business and the loss of key personnel. The integration of the two companies will substantially benefit from the experience and expertise of certain key employees of Clifton who are expected to be retained by Kearny. Kearny may not be successful in retaining these employees for the time period necessary to successfully integrate Clifton’s operations with those of Kearny. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have an adverse effect on the business and results of operations of Kearny following the merger.

Additionally, Kearny may not be able to successfully achieve the level of cost savings, revenue enhancements and other synergies that it expects, and may not be able to capitalize upon the existing customer relationships of Clifton to the extent anticipated, or it may take longer, or be more difficult or expensive than expected, to achieve these goals. These matters could have an adverse effect on Kearny’s business, results of operation and stock price.

The termination fee and the restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire Clifton.

Until the completion of the merger, with some exceptions, Clifton is prohibited from soliciting, initiating, encouraging or participating in any discussion of or otherwise considering any inquiry or proposal that may lead to an acquisition proposal, such as a merger or other business combination transactions, with any person other than Kearny. In addition, Clifton has agreed to pay a $15.0 million termination fee to Kearny in specified circumstances. These provisions could discourage other companies that may have an interest in acquiring Clifton from considering or proposing such an acquisition even though those other companies might be willing to offer greater value to Clifton’s stockholders than Kearny has offered in the merger. The payment of the termination fee could also have a material adverse effect on Clifton’s financial condition.

Certain of Clifton’s officers and directors have interests that are different from, or in addition to, interests of Clifton stockholders generally.

The directors and certain officers of Clifton have interests in the merger that are different from, or in addition to, the interests of Clifton shareholders generally. These include: (1) employment and change in control agreements for certain officers of Clifton and Clifton Savings Bank that provide for cash severance payments and continued health insurance benefits upon a termination without just cause or a termination with good reason following the completion of the merger; (2) a cash payment in connection with the termination of all outstanding Clifton stock options; (3) the acceleration of vesting of all outstanding restricted stock awards; (4) a Non-Competition Agreement entered into with Paul M. Aguggia, President and Chief Executive Officer of Clifton; (5) a Settlement Agreement entered into with Paul M. Aguggia, President and Chief Executive Officer of Clifton, concurrent with the execution of the merger agreement; (6) cash payments in connection with the termination of the Amended and Restated Clifton Savings Bank Supplemental Executive Retirement Plan and Clifton Savings Bank Directors’ Retirement Plan; (7) the appointment of three directors of Clifton to the board of directors of Kearny immediately following the merger; and (8) provisions in the merger agreement relating to indemnification of directors and officers and insurance for directors and officers of Clifton for events occurring before the merger. For a more detailed discussion of these interests, see “Description of the Merger—Interests of Certain Persons in the Merger that are Different from Yours” beginning on page 76.

Both Kearny and Clifton stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management of the combined organization.

Each of Kearny and Clifton stockholders currently have the right to vote in the election of their respective boards of directors and on various other matters affecting their respective companies. Upon the completion of the merger, Clifton’s stockholders will become stockholders of Kearny with a percentage ownership of the combined organization that is substantially smaller than such stockholders’ percentage ownership of Clifton. Further, because shares of Kearny common stock will be issued to existing Clifton stockholders, the stockholders of Kearny common stock will have their ownership and voting interests diluted by approximately 24%.

The shares of Kearny common stock to be received by Clifton stockholders as a result of the merger will have different rights from shares of Clifton common stock.

Following completion of the merger, Clifton stockholders will no longer be stockholders of Clifton but will instead be stockholders of Kearny. There are differences between the current rights of Clifton stockholders and the rights of Kearny stockholders that may be important to Clifton stockholders. See “Comparison of Rights of Stockholders” beginning on page 106 for a discussion of the different rights associated with Kearny common stock and Clifton common stock.

The fairness opinions to the boards of directors of Kearny and Clifton rendered on the date of the signing of the merger agreement do not reflect any changes in circumstances after the date of such fairness opinions.

KBW, Kearny’s financial advisor in connection with the merger, delivered to the board of directors of Kearny its opinion on November 1, 2017. RP Financial delivered to the board of directors of Clifton its opinion on November 1, 2017. The opinions do not reflect changes that may occur or may have occurred after the date of such opinions, including changes to the operations and prospects of Kearny or Clifton, changes in general market and economic conditions or regulatory or other factors that may materially alter or affect the value of Kearny common stock or Clifton common stock. The opinions speak only as of the date on which they were rendered and not as of the date of this joint proxy statement/prospectus or any other date.

There is no assurance when or even if the merger will be completed.

Completion of the merger is subject to satisfaction or waiver of a number of conditions. See “Description of the Merger—Conditions to Completing the Merger” beginning on page 81. There can be no assurance that Kearny and Clifton will be able to satisfy the closing conditions or that closing conditions beyond their control will be satisfied or waived.

Kearny and Clifton can agree at any time to terminate the merger agreement, even if Clifton and Kearny stockholders have already voted to approve the merger agreement and the merger. Kearny and Clifton can also terminate the merger agreement under other specified circumstances.

Regulatory approvals may not be received, may take longer than expected, or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.

Before the merger and the bank merger may be completed, Kearny and Clifton must obtain approvals (or waivers) from the Federal Reserve, the FDIC and the NJDBI. Other approvals, waivers or consents from regulators may also be required. In determining whether to grant these approvals the regulators consider a variety of factors, including the regulatory standing of each party. An adverse development in either party’s regulatory standing or other factors could result in an inability to obtain approval or delay their receipt. These regulators may impose conditions on the completion of the merger or the bank merger or require changes to the terms of the merger or the bank merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or the bank merger or imposing additional costs on or limiting the revenues of the combined company following the merger and the bank merger, any of which might have an adverse effect on the combined company following the merger.

Goodwill incurred in the merger may negatively affect Kearny’s financial condition.

To the extent that the merger consideration, consisting of shares of Kearny common stock to be issued in the merger, exceeds the fair value of the net assets, including identifiable intangibles of Clifton, that amount will be reported as goodwill by Kearny. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually. A failure to realize expected benefits of the merger could adversely impact the carrying value of the goodwill recognized in the merger, and in turn negatively affect Kearny’s financial condition.

The unaudited pro forma combined condensed financial statements included in this document are preliminary and the actual financial condition and results of operations of Kearny after the merger may differ materially.

The unaudited pro forma combined condensed financial statements in this document are presented for illustrative purposes only and are not necessarily indicative of what Kearny’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma combined condensed financial data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. The unaudited pro forma combined condensed financial statements reflect adjustments, which are based upon preliminary estimates, to record the Clifton identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based on the actual purchase price and the fair value of the assets and liabilities of Clifton as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, please see “Unaudited Pro Forma Combined Condensed Consolidated Financial Data” beginning on page 93.

Clifton stockholders do not have appraisal or dissenters’ rights in the merger.

Appraisal or dissenters’ rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in that extraordinary transaction. Under the Maryland General Corporation Law, and pursuant to Clifton’s articles of incorporation, holders of Clifton common stock are not entitled to appraisal rights in the merger with respect to their shares of Clifton common stock because Clifton common stock is listed on a national securities exchange and Clifton’s articles of incorporation do not provide for appraisal rights unless specifically granted by Clifton’s board of directors.

Risks Relating to Kearny’s Business.

You should read and consider risk factors specific to Kearny’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in Kearny’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017 and in other documents incorporated by reference into this document. Please see the section entitled “Where You Can Find More Information” beginning on page 121 of this document for the location of information incorporated by reference into this document.

Risks Relating to Clifton’s Business.

You should read and consider risk factors specific to Clifton’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in Clifton’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017 and in other documents incorporated by reference into this document. Please see the section entitled “Where You Can Find More Information” beginning on page 121 of this document for the location of information incorporated by reference into this document.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this document are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 giving Kearny’s or Clifton’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “projections,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions. Such forward-looking statements include, but are not limited to, statements about the benefits of the merger or the bank merger, including future financial and operating results of Kearny, Clifton or the combined company following the merger, the combined company’s plans, objectives, expectations and intentions, the expected timing of the completion of the merger, financing plans and the availability of capital, the likelihood of success and impact of litigation and other statements that are not historical facts. These statements are only predictions based on Kearny’s and Clifton’s current expectations and projections about future events. There are important factors that could cause Kearny’s and Clifton’s actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described in the section entitled “Risk Factors” beginning on page 18.

These forward-looking statements are subject to numerous assumptions, risks, and uncertainties which change over time. In addition to factors previously disclosed in Kearny’s and Clifton’s reports filed with the SEC, the following factors, among others, could cause actual results to differ materially from forward-looking statements:

•	the inability to close the merger and the bank merger in a timely manner;

•	the failure to complete the merger due to the failure of Kearny or Clifton stockholders to approve the merger agreement and the merger;

•	failure to obtain applicable regulatory approvals and meet other closing conditions to the merger on the expected terms and schedule;

•	the potential impact of announcement or consummation of the proposed merger with Clifton on relationships with third parties, including customers, employees, and competitors;

•	business disruption following the merger;

•	difficulties and delays in integrating the Kearny and Clifton businesses or fully realizing cost savings and other benefits;

•	Kearny’s potential exposure to unknown or contingent liabilities of Clifton;

•	the challenges of integrating, retaining, and hiring key personnel;

•	failure to attract new customers and retain existing customers in the manner anticipated;

•	the outcome of pending or threatened litigation, or of matters before regulatory agencies, whether currently existing or commencing in the future, including litigation related to the merger;

•	any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems;

•	changes in Kearny’s stock price before closing, including as a result of the financial performance of Clifton prior to closing;

•	operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which Kearny and Clifton are highly dependent;

•	changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, including, but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act, which we refer to as the “Dodd-Frank Act,” and other changes pertaining to banking, securities, taxation, rent regulation and housing, financial accounting and reporting, environmental protection, and insurance, and the ability to comply with such changes in a timely manner;

•	changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Department of the Treasury and the Federal Reserve;

•	changes in interest rates, which may affect Kearny’s or Clifton’s net income, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of Kearny’s or Clifton’s assets, including its investment securities;

•	potential changes to the federal tax code;

•	changes in accounting principles, policies, practices, or guidelines;

•	changes in Kearny’s credit ratings or in Kearny’s ability to access the capital markets;

•	natural disasters, war, or terrorist activities; and

•	other economic, competitive, governmental, regulatory, technological, and geopolitical factors affecting Kearny’s or Clifton’s operations, pricing, and services.

Additionally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond Kearny’s or Clifton’s control.

Annualized, pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results.

For any forward-looking statements made in this document or in any documents incorporated by reference into this document, Kearny and Clifton claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of the applicable document incorporated by reference in this document. Except to the extent required by applicable law, Kearny and Clifton do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions, or events that occur after the date the forward-looking statements are made. All written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to Kearny, Clifton, or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this document.

SELECTED HISTORICAL FINANCIAL AND OTHER DATA OF KEARNY FINANCIAL CORP.

The following tables present selected historical consolidated financial data for Kearny as of and for each of the years ended June 30, 2017, 2016, 2015, 2014 and 2013. This information has been derived in part from and should be read in conjunction with the audited consolidated financial statements of Kearny. The following table also presents selected historical consolidated financial data for Kearny as of and for each of the three months ended September 30, 2017 and September 30, 2016. This information has been derived in part from and should be read in conjunction with the unaudited consolidated financial statements of Kearny. You should read this information in conjunction with the historical financial statements of Kearny and the related notes, including those contained in Kearny’s Annual Report on Form 10-K for the year ended June 30, 2017 and in Kearny’s Quarterly Report on Form 10-Q for the three months ended September 30, 2017, each of which is incorporated by reference in this document.

	At September 30,		At June 30,
	2017	2016	2017	2016	2015	2014	2013
	(in thousands)
Balance Sheet Data:
Assets	$4,808,150	$4,523,281	$4,818,127	$4,500,059	$4,237,187	$3,510,009	$3,145,360
Net loans receivable	3,230,883	2,820,602	3,215,975	2,649,758	2,087,258	1,729,084	1,349,975
Debt securities available for sale	475,819	392,487	444,497	389,910	420,660	407,898	300,122
Mortgage-backed securities available for sale	160,781	296,664	169,263	283,627	346,619	437,223	780,652
Debt securities held to maturity	145,954	142,082	144,713	167,171	219,862	216,414	210,015
Mortgage-backed securities held to maturity	336,972	396,237	348,608	410,115	443,479	295,658	101,114
Cash and equivalents	38,823	72,593	78,237	199,200	340,136	135,034	127,034
Goodwill	108,591	108,591	108,591	108,591	108,591	108,591	108,591
Deposits	2,953,268	2,733,960	2,930,127	2,694,833	2,465,650	2,479,941	2,370,508
Borrowings	808,554	633,389	806,228	614,423	571,499	512,257	287,695
Stockholders’ equity	1,014,233	1,119,534	1,057,181	1,147,629	1,167,375	494,676	467,707

	For the three months ended September 30,		For the Years Ended June 30
	2017	2016	2017	2016	2015	2014	2013
	(in thousands, except per share and ratio amounts)
Summary of Operations:
Interest income	$37,592	$32,806	$139,093	$126,888	$106,039	$95,819	$88,258
Interest expense	10,782	8,785	36,519	31,903	25,431	21,998	22,001

Net interest income	26,810	24,021	102,574	94,985	80,608	73,821	66,257
Provisions for loan losses	630	1,129	5,381	10,690	6,108	3,381	4,464

Net interest income after loan loss provision	26,180	22,892	97,193	84,295	74,500	70,440	61,793
Non-interest income, excluding asset gains, losses and write-downs	2,872	2,344	9,920	10,426	8,616	6,967	6,179
Non-interest income (loss), from asset gains, losses and write-downs	222	285	1,428	301	(675)	1,156	10,209
Debt-extinguishment expenses	—	—	—	—	—	—	8,688
Contribution to charitable foundation	—	—	—	—	10,000	—	—
Other non-interest expenses	21,286	18,660	81,118	72,417	68,081	64,158	60,737

Income before taxes	7,988	6,861	27,423	22,605	4,360	14,405	8,756
Income tax expense (benefit)	2,756	2,194	8,820	6,783	(1,269)	4,217	2,250

Net income	$5,232	$4,667	$18,603	$15,822	$5,629	$10,188	$6,506

	For the three months ended September 30,			For the Years Ended June 30
	2017		2016	2017	2016	2015	2014	2013
	(in thousands, except per share and ratio amounts)
Per Share Data:
Net income per share—Basic and diluted	$0.07		$0.05	$0.22	$0.18	$0.06	$0.11	$0.07
Weighted average number of common shares outstanding (in thousands):
Basic	79,649		86,246	84,590	89,591	91,717	90,825	91,316
Diluted	79,708		86,304	84,661	89,625	91,841	90,880	91,316
Cash dividends per share	$0.15	(1)	$0.02	$0.10	$0.08	$—	$—	$—
Dividend payout ratio(2)	232.20%		36.60%	44.99%	45.28%	—%	—%	—%

(1)	Includes a $0.12 special cash dividend.
(2)	Represents cash dividends declared divided by net income.

	At or for the three months ended September 30,		At or For the Years Ended June 30,
	2017	2016	2017	2016	2015	2014	2013
Performance ratios:
Return on average assets (net income divided by average total assets)	0.43%	0.41%	0.40%	0.36%	0.15%	0.31%	0.22%
Return on average equity (net income divided by average total equity)	2.01	1.66	1.68	1.36	0.98	2.17	1.33
Net interest rate spread	2.13	2.02	2.14	2.06	2.20	2.32	2.34
Net interest margin	2.40	2.32	2.41	2.35	2.34	2.44	2.50
Average interest-earning assets to average interest-earning liabilities	128.31	134.28	132.09	136.19	119.04	116.81	118.83
Efficiency ratio (non-interest expenses divided by sum of net interest income and non-interest income)	71.18	70.02	71.20	68.50	88.18	78.30	84.00
Non-interest expense to average assets	1.77	1.66	1.76	1.64	2.10	1.96	2.38

Asset Quality Ratios:
Non-performing loans to total loans	0.56	0.77	0.58	0.79	1.09	1.45	2.27
Non-performing assets to total assets	0.43	0.51	0.43	0.49	0.56	0.77	1.05
Net charge-offs to average loans outstanding	0.06	0.05	0.01	0.08	0.16	0.12	0.28
Allowance for loan losses to total loans	0.90	0.88	0.90	0.91	0.74	0.71	0.80
Allowance for loan losses to non-performing loans	162.58	114.46	155.18	115.07	68.17	48.96	35.24

Capital Ratios:
Average equity to average assets	21.58	25.01	24.02	26.47	15.49	14.29	16.70
Equity to assets at period end	21.09	24.75	21.94	25.50	27.55	14.09	14.87
Tangible equity to tangible assets at period end(1)	19.27	22.89	20.14	23.65	25.63	11.32	11.93

(1)	Tangible equity equals total stockholders’ equity reduced by goodwill and core deposit intangible assets.

SELECTED HISTORICAL FINANCIAL AND OTHER DATA OF CLIFTON BANCORP INC.

The following tables present selected historical consolidated financial data for Clifton as of and for each of the years ended March 31, 2017, 2016, 2015, 2014 and 2013. This information has been derived in part from and should be read in conjunction with the audited consolidated financial statements of Clifton. The following table also presents selected historical consolidated financial data for Clifton as of and for each of the six months ended September 30, 2017 and September 30, 2016. This information has been derived in part from and should be read in conjunction with the unaudited consolidated financial statements of Kearny. You should read this information in conjunction with the historical financial statements of Clifton and the related notes, including those contained in Clifton’s Annual Report on Form 10-K for the year ended March 31, 2017 and in Clifton’s Quarterly Report on Form 10-Q for the six months ended September 30, 2017, each of which is incorporated by reference in this document.

	At September 30,		At March 31,
	2017	2016	2017	2016	2015	2014	2013
	(in thousands)
Balance Sheet Data:
Assets	$1,554,521	$1,312,190	$1,431,803	$1,253,127	$1,186,924	$1,265,990	$1,016,084
Net loans receivable	1,140,419	881,593	1,007,844	780,229	641,084	584,507	456,812
Debt securities available for sale	—	—	—	—	5,000	—	5,004
Mortgage-backed securities available for sale	3,974	5,079	4,435	9,591	13,314	3,599	10,395
Debt securities held to maturity	55,844	52,520	58,837	80,313	136,052	119,919	119,916
Mortgage-backed securities held to maturity	239,822	259,548	252,076	267,558	264,509	298,777	342,812
Cash and equivalents	16,044	22,758	14,653	31,069	49,308	192,581	25,896
Deposits	914,573	772,306	844,825	694,662	699,476	763,912	763,692
Borrowings	340,700	224,500	275,800	231,500	107,500	142,500	52,500
Stock subscription deposits	—	—	—	—	—	154,345	—
Stockholders’ equity	285,943	302,890	296,619	315,277	368,001	194,137	187,328

	For the Six Months Ended September 30,		For the Years Ended March 31
	2017	2016	2017	2016	2015	2014	2013
	(Dollars in thousands, except per share and ratio data)
Summary of Operations:
Interest income	$23,715	$19,507	$40,474	$35,345	$35,162	$33,737	$35,393
Interest expense	7,623	5,496	11,813	9,102	9,034	9,862	11,837

Net interest income	16,092	14,011	28,661	26,243	26,128	23,875	23,556
Provisions for loan losses	1,200	1,031	1,985	1,065	717	777	762

Net interest income after loan loss provision	14,892	12,980	26,676	25,178	25,411	23,098	22,794
Non-interest income, excluding asset gains, losses and write-downs	900	944	1,842	1,796	2,308	1,301	1,136
Non-interest income, from asset gains, losses and write-downs	658	4	72	70	2005	566	545
Debt-extinguishment expenses	—	—	—	—	—	—	(527)
Contribution to charitable foundation	—	—	—	—	—	—	—
Other non-interest expenses	11,002	10,790	21,702	19,101	17,106	15,081	13,911

	For the Six Months Ended September 30,		For the Years Ended March 31
	2017	2016	2017	2016	2015	2014	2013
	(Dollars in thousands, except per share and ratio data)
Income before taxes	5,448	3,218	6,888	7,943	12,618	9,884	10,037
Income tax expense	1,742	961	2,166	2,542	4,064	3,419	3,427

Net income	$3,706	$2,257	$4,722	$5,401	$8,554	$6,465	$6,610

Per Share Data:
Net income per share—Basic and diluted	$0.17	$0.10	$0.21	$0.22	$0.33	$0.25	$0.26
Weighted average number of common shares outstanding (in thousands):
Basic	21,322	22,495	22,224	24,477	25,538	25,391	25,149
Diluted	21,474	22,555	22,315	24,533	25,698	25,633	25,231
Cash dividends per share	$0.37	$0.12	$0.24	$0.30	$0.30	$0.18	$0.24
Dividend payout ratio(1)	212.55%	119.36%	112.75%	135.40%	89.22%	71.88%	93.09%

(1)	Represents cash dividends declared divided by net income.

	At and For the Six Months Ended September 30,		At or For the Years Ended March 31,
	2017	2016	2017	2016	2015	2014	2013
Performance ratios(4):
Return on average assets (net income divided by average total assets)	0.49%	0.35%	0.36%	0.46%	0.70%	0.59%	0.63%
Return on average equity (net income divided by average total equity)	2.55	1.46	1.54	1.59	2.38	3.41	3.54
Net interest rate spread(1)	2.05	2.10	2.07	2.10	2.09	2.20	2.18
Net interest margin(2)	2.27	2.35	2.31	2.39	2.36	2.37	2.39
Average interest-earning assets to average interest-earning liabilities	121	127	126	135	133	117	118
Efficiency ratio (non-interest expenses divided by sum of net interest income and non-interest income)(3)	62.33	71.75	70.98	67.95	56.19	58.59	56.30
Non-interest expense to average assets	1.47	1.69	1.64	1.62	1.41	1.39	1.33

Asset Quality Ratios:
Non-performing loans to total gross loans	0.41	0.32	0.41	0.47	0.88	0.88	1.29
Non-performing assets to total assets	0.32	0.29	0.34	0.30	0.48	0.41	0.60
Net charge-offs to average loans outstanding	—	0.05	0.03	0.03	0.05	0.04	0.08
Allowance for loan losses to total gross loans	0.64	0.59	0.60	0.56	0.54	0.52	0.55
Allowance for loan losses to non-performing loans	154.12	185.52	146.11	119.19	61.53	59.84	42.41

Capital Ratios:
Average equity to average assets	19.34	24.17	23.07	28.95	29.55	17.42	17.81
Equity to assets at period end	18.39	23.08	20.72	25.16	31.00	15.33	18.44
Tangible equity to tangible assets at period end	18.39	23.08	20.72	25.16	31.00	15.33	18.44

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	Represents net interest income as a percent of average interest-earning assets.
(3)	Represents non-interest expense divided by the sum of net interest income and non-interest income, including gains and losses on the sale, disposal or write-down of assets and extinguishment of debt.
(4)	Performance ratios for six months periods are annualized.

SUMMARY SELECTED UNAUDITED PRO FORMA COMBINED DATA

The following tables show selected unaudited financial information on a pro forma combined basis giving effect to the merger as if the merger had become effective at the end of the period presented, in the case of balance sheet information, and at the beginning of the periods presented, in the case of income statement information. The selected unaudited pro forma information reflects the acquisition method of accounting.

Kearny anticipates that the combined company will derive financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The selected unaudited pro forma information, while helpful in illustrating the financial characteristics of Kearny following the merger under one set of assumptions, does not reflect all of these benefits and, accordingly, does not attempt to predict or suggest future results. The selected unaudited pro forma information also does not necessarily reflect what the historical results of Kearny would have been had Kearny and Clifton been combined during these periods. The pro forma balance sheet information presented below combines the historical balance sheet data of Kearny and Clifton as of September 30, 2017. The pro forma income statement information for the three months ended September 30, 2017 presented below combines the historical income statement data of Kearny and Clifton for that period. The pro forma income statement information for the year ended June 30, 2017 presented below combines the historical income statement data for Kearny for the year ended June 30, 2017 and Clifton for the year ended March 31, 2017, as permitted under Regulation S-X for the calculation of pro forma financial information utilizing period ends that differ by fewer than 93 days.

An exchange ratio of 1.191 was used in preparing this selected pro forma information. You should read this selected summary pro forma information in conjunction with the information under “Unaudited Pro Forma Combined Condensed Consolidated Financial Data” and with the historical information incorporated by reference into this document on which it is based.

	Three Months Ended September 30, 2017	Year Ended June 30, 2017
	(In thousands, except per share data)
Pro forma combined income statement data:
Interest income	$50,992	$184,249
Interest expense	13,950	44,898

Net interest income	37,042	139,351
Provision for loan losses	1,240	7,366

Net interest income after provision for loan losses	35,802	131,985
Non-interest income	4,205	13,262
Non-interest expense	26,867	103,584

Income before income taxes	13,140	41,663
Income tax expense	4,517	13,993

Net income	$8,623	$27,670

Pro forma per share data:
Basic earnings per share	$0.08	$0.25
Diluted earnings per share	$0.08	$0.25

At September 30, 2017
(In thousands)
Pro forma combined balance sheet data:
Total assets	$6,453,883
Loans receivable, net of allowance for loan losses	4,359,021
Investment securities	1,418,626
Deposits	3,872,651
Total stockholders’ equity	1,386,237

UNAUDITED COMPARATIVE PRO FORMA PER SHARE DATA

The following table shows information about Kearny’s and Clifton’s earnings per common share, dividends per share and book value per share, and similar information giving effect to the merger (which we refer to as “pro forma” information). In presenting the unaudited comparative pro forma information as of and for the periods shown, we assumed that Kearny and Clifton had been merged on the date indicated or at the beginning of the periods presented, as applicable. The pro forma balance sheet information presented below combines the historical balance sheet data of Kearny and Clifton as of September 30, 2017. The pro forma income statement information for the three months ended September 30, 2017 presented below combines the historical income statement data of Kearny and Clifton for that period. The pro forma statement information for the year ended June 30, 2017 presented below combines the historical income statement data of Kearny for the year ended June 30, 2017 and Clifton for the year ended March 31, 2017, as permitted under Regulation S-X for the calculation of pro forma financial information utilizing period ends that differ by fewer than 93 days.

The information listed as “pro forma combined” was prepared using an exchange ratio of 1.191. The information listed as “per equivalent Clifton share” was obtained by multiplying the pro forma amounts by an exchange ratio of 1.191. Kearny anticipates that the combined company will derive financial benefits from the merger that include the opportunity to earn more revenue. The unaudited pro forma combined information, while helpful in illustrating the financial characteristics of Kearny following the merger under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. The unaudited pro forma combined information also does not necessarily reflect what the historical results of Kearny would have been had our companies been combined during this period.

The information in the following table is based on, and should be read together with, the historical financial information that we have presented in or incorporated by reference in this document.

	Kearny Historical		Clifton Historical	Pro Forma Combined(1)(2)		Per Equivalent Clifton Share
Book value per share:
At September 30, 2017	$12.44		$12.96	$12.86		$15.32

Cash dividends declared per share:
Three months ended September 30, 2017	0.15	(3)	0.06	0.15	(3)	0.18	(4)
Year ended June 30, 2017	0.10		0.24	0.10		0.12

Basic earnings per share:
Three months ended September 30, 2017	0.07		0.11	0.08		0.10
Year ended June 30, 3017	0.22		0.21	0.25		0.30

Diluted earnings per share:
Three months ended September 30, 2017	0.07		0.11	0.08		0.10
Year ended June 30, 2017	0.22		0.21	0.25		0.30

(1)	Pro forma dividends per share represent Kearny’s historical dividends per share.
(2)	The pro forma combined book value per share of Kearny common stock is based upon the pro forma combined common stockholders’ equity for Kearny and Clifton divided by total pro forma common shares of the combined entities.
(3)	Includes a $0.12 special cash dividend.
(4)	Includes the effect of a $0.12 special cash dividend paid by Kearny, adjusted by the exchange ratio.

SPECIAL MEETING OF KEARNY STOCKHOLDERS

This document is being provided to holders of Kearny common stock as Kearny’s proxy statement in connection with the solicitation of proxies by and on behalf of Kearny’s board of directors to be voted at the Kearny special meeting and at any adjournment or postponement of the Kearny special meeting.

Date, Time and Place of Meeting

The Kearny special meeting is scheduled to be held as follows:

Date: March 1, 2018

Time: 10:00 a.m., local time

Place: Crowne Plaza Hotel, 690 Route 46 East, Fairfield, New Jersey 07004

Purpose of the Meeting

At the Kearny special meeting, Kearny’s stockholders will be asked to:

•	Approve the merger agreement and the merger, pursuant to which Clifton will merge with and into Kearny, with Kearny surviving the merger, and each share of Clifton common stock outstanding immediately prior to the completion of the merger will be converted into the right to receive 1.191 shares of Kearny common stock.

•	Approve the Kearny adjournment proposal, if necessary.

Who Can Vote at the Meeting

You are entitled to vote if the records of Kearny showed that you held shares of Kearny common stock as of the close of business on January 9, 2018, which is the record date for the Kearny special meeting. As of the close of business on the record date, 79,270,460 shares of Kearny common stock were outstanding. Each share of Kearny common stock has one vote on each matter presented to stockholders. If your shares are held in “street name” by your broker, bank or other nominee and you wish to vote in person at the Kearny special meeting, you will have to obtain a “legal proxy” from your broker, bank or other nominee entitling you to vote at the Kearny special meeting.

Quorum; Vote Required

The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Kearny common stock at the Kearny special meeting constitutes a quorum for the transaction of business at the Kearny special meeting. If you submit valid proxy instructions or attend the meeting in person, your shares will be counted to determine whether there is a quorum, even if you abstain from voting. If you fail to provide voting instructions to your broker, bank or other nominee with respect to a proposal, that broker, bank or other nominee will not vote your shares of Kearny common stock with respect to that proposal.

Approval of the merger agreement and the merger requires the affirmative vote of a majority of the issued and outstanding shares of Kearny common stock entitled to vote at the meeting. Failure to submit valid proxy instructions or to vote in person will have the same effect as a vote against the merger agreement and the merger. Broker non-votes and abstentions from voting will have the same effect as voting against the merger agreement and the merger.

The affirmative vote of a majority of votes cast at the Kearny special meeting is required to approve the Kearny adjournment proposal. The failure to vote in person or submit valid proxy instructions, broker non-votes and abstentions will have no effect on the voting on the proposal.

Shares Held by Kearny Officers and Directors and by Clifton

As of January 9, 2018, directors and executive officers of Kearny beneficially owned 2,958,450 shares of Kearny common stock. This equals 3.73% of the outstanding shares of Kearny common stock as of the January 9, 2018. Each of Kearny’s directors, solely in his or her capacity as a Kearny stockholder, has entered into a separate voting agreement with Clifton, pursuant to which each such director has agreed to vote all shares of Kearny common stock over which he or she exercises sole disposition and voting rights in favor of the approval of the merger agreement and the merger and certain related matters and against alternative transactions. As of January 9, 2018, the Kearny directors that are party to these voting agreements exercised sole disposition and voting rights with respect to 2,083,428 shares of Kearny common stock, representing 2.63% of the outstanding shares of Kearny common stock. As of January 9, 2018, Clifton did not own any shares of Kearny common stock.

Voting and Revocability of Proxies

You may vote in person or by proxy at the Kearny special meeting. To ensure your representation at the Kearny special meeting, Kearny recommends that you vote by proxy even if you plan to attend the special meeting. You can always change your vote in person at the special meeting.

If you are a “stockholder of record,” you can vote your shares:

•	via internet at www.investorvote.com/KRNY;

•	via telephone by calling 1-800-652-VOTE (8683);

•	by completing and mailing the proxy card that is enclosed; or

•	by voting in person at the special meeting.

Please refer to the specific instructions set forth on the proxy card. We encourage you to vote via the internet or by telephone.

Kearny stockholders whose shares are held in “street name” by their broker, bank or other nominee must follow the instructions provided by their broker, bank or other nominee to vote their shares. Your broker, bank or other nominee may allow you to deliver your voting instructions via telephone or the internet. If your shares are held in “street name” and you wish to vote in person at the special meeting, you will have to obtain a “legal proxy” from your broker, bank or other nominee entitling you to vote at the special meeting.

If you are a holder of record of Kearny common stock, voting instructions are included on the enclosed proxy card. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against or abstain with respect to each matter. If you are the holder of record of your shares of Kearny common stock and submit your proxy without specifying a voting instruction, your shares of Kearny common stock will be voted “FOR” the proposal to approve the merger agreement and the merger and “FOR” the Kearny adjournment proposal. If your shares are held in street name and you return an incomplete instruction card to your broker, bank or other nominee, that broker, bank or other nominee will not vote your shares with respect to any matter.

You may revoke your proxy at any time before it is voted at the special meeting by:

•	filing with the Corporate Secretary of Kearny a duly executed revocation of proxy;

•	submitting a new proxy with a later date;

•	voting again via the internet or by telephone not later than 11:59 p.m., Eastern Time, on February 28, 2018; or

•	voting in person at the special meeting.

If your shares are held in “street name,” you should contact your broker, bank or other nominee to change your vote.

Attendance at the Kearny special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to:

Kearny Financial Corp.

120 Passaic Avenue,

Fairfield, New Jersey 07004

Attention: Gail Corrigan

If any matters not described in this document are properly presented at the Kearny special meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares of Kearny common stock. Kearny does not know of any other matters to be presented at the Kearny special meeting.

Participants in the Kearny ESOP or the Kearny 401(k) Plan

Participants in the Kearny ESOP will each receive a Voting Instruction Form that reflects all of the shares that the participant may direct the trustee to vote on his or her behalf under the Kearny ESOP. Under the terms of the Kearny ESOP, the Kearny ESOP trustee votes all shares held by the Kearny ESOP, but each Kearny ESOP participant may direct the trustee how to vote the shares of Kearny common stock allocated to his or her account. The Kearny ESOP trustee will vote all unallocated shares of Kearny common stock held by the Kearny ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions.

In addition, participants in the Kearny 401(k) Plan with an interest in the Kearny Stock Fund will receive a Voting Instruction Form that allows them to direct the Kearny 401(k) Plan trustee to vote their interest in the Kearny Stock Fund. If a participant does not direct the Kearny 401(k) Plan trustee how to vote his or her interests in the Kearny Stock Fund, the trustee will vote such interest in the same proportion as it has received timely voting instructions from other Kearny 401(k) Plan participants. The deadline for returning your Voting Instruction Form to each plan’s trustee is February 22, 2018.

Solicitation of Proxies

Kearny will pay for the solicitation of proxies from Kearny stockholders. In addition to soliciting proxies by mail, Laurel Hill Advisory Group, LLC, a proxy solicitation firm, will assist Kearny in soliciting proxies for the Kearny special meeting. Kearny will pay $8,000 for these services plus out-of-pocket expenses. Additionally, directors, officers and employees of Kearny may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. Kearny will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

KEARNY PROPOSAL NO. 1

APPROVAL OF THE MERGER AGREEMENT AND THE MERGER

At the Kearny special meeting, Kearny stockholders will consider and vote on a proposal to approve the merger agreement and the merger. Details about the merger agreement, including each party’s reasons for the merger, the effect of approval and adoption of the merger agreement and the merger and the timing of effectiveness of the merger, are discussed in the section entitled “Description of the Merger” beginning on page 40 of this document.

Kearny’s board of directors unanimously recommends

that Kearny stockholders vote “FOR”

approval of the merger agreement and the merger.

KEARNY PROPOSAL NO. 2

ADJOURNMENT OF THE KEARNY SPECIAL MEETING

If there are insufficient proxies at the time of the meeting to approve the merger agreement and the merger, the Kearny stockholders may be asked to vote on a proposal to adjourn the meeting to a later date to allow additional time to solicit additional proxies. Kearny’s board of directors does not currently intend to propose adjournment at the Kearny special meeting if there are sufficient votes to approve the merger agreement and the merger (Proposal No. 1).

Kearny’s board of directors unanimously recommends a vote “FOR”

the Kearny adjournment proposal.

SPECIAL MEETING OF CLIFTON STOCKHOLDERS

This document is being provided to holders of Clifton common stock as Clifton’s proxy statement in connection with the solicitation of proxies by and on behalf of its board of directors to be voted at the Clifton special meeting and at any adjournment or postponement of the Clifton special meeting. This document is also being provided to holders of Clifton common stock as Kearny’s prospectus in connection with the issuance by Kearny of its shares of common stock as consideration in the proposed merger.

Date, Time and Place of Meeting

The Clifton special meeting is scheduled to be held as follows:

Date: March 1, 2018

Time: 9:30 a.m., local time

Place: Saddle Brook Marriott, 138 New Pehle Avenue, Saddle Brook, New Jersey 07663

Purpose of the Meeting

At the Clifton special meeting, Clifton’s stockholders will be asked to:

•	Approve the merger agreement and the merger, pursuant to which Clifton will merge with and into Kearny, with Kearny surviving the merger, and each share of Clifton common stock outstanding immediately prior to the completion of the merger will be converted into the right to receive 1.191 shares of Kearny common stock.

•	Approve the merger-related compensation proposal.

•	Approve the Clifton adjournment proposal, if necessary.

Who Can Vote at the Meeting

You are entitled to vote if the records of Clifton showed that you held shares of Clifton common stock as of the close of business on January 9, 2018, which is the record date for the Clifton special meeting. As of the close of business on the record date, 22,099,814 shares of Clifton common stock were outstanding. Each share of Clifton common stock has one vote on each matter presented to stockholders. If your shares are held in “street name” by your broker, bank or other nominee and you wish to vote in person at the Clifton special meeting, you will have to obtain a “legal proxy” from your broker, bank or other nominee entitling you to vote at the Clifton special meeting.

Quorum; Vote Required

The Clifton special meeting will conduct business only if a majority of the outstanding shares of Clifton common stock is represented in person or by proxy at the meeting to constitute a quorum. If you submit valid proxy instructions or attend the meeting in person, your shares will be counted to determine whether there is a quorum, even if you abstain from voting. If you fail to provide voting instructions to your broker, bank or other nominee with respect to a proposal, that broker, bank or other nominee will not vote your shares with respect to that proposal.

Approval of the merger agreement and the merger requires the affirmative vote of a majority of the outstanding shares of Clifton common stock. Failure to submit valid proxy instructions or to vote in person will have the same effect as a vote against the merger agreement and the merger. Broker non-votes and abstentions from voting will have the same effect as voting against the merger agreement and the merger.

Approval of the merger-related compensation proposal requires that the votes cast in favor of the proposal exceed the votes cast against the proposal. The failure to vote in person or submit valid proxy instructions, broker non-votes and abstentions will have no effect on the voting on the proposal.

Approval of the Clifton adjournment proposal requires that the votes cast in favor of the proposal exceed the votes cast against the proposal. The failure to vote in person or submit valid proxy instructions, broker non-votes and abstentions will have no effect on the voting on the proposal.

Shares Held by Clifton Officers and Directors and by Kearny

As of January 9, 2018, directors and executive officers of Clifton beneficially owned 1,099,418 shares of Clifton common stock. This equals 5.0% of the outstanding shares of Clifton common stock as of the January 9, 2018. Each of Clifton’s directors, solely in his or her capacity as a Clifton stockholder, has entered into a separate voting agreement with Kearny, pursuant to which each such director has agreed to vote all shares of Clifton common stock over which he or she exercises sole disposition and voting rights in favor of the approval of the merger agreement and the merger and certain related matters and against alternative transactions. As of January 9, 2018, the Clifton directors that are party to these voting agreements exercised sole disposition and voting rights with respect to 679,067 shares of Clifton common stock, representing 3.1% of the outstanding shares of Clifton common stock. As of January 9, 2018, Kearny did not own any shares of Clifton common stock.

Voting and Revocability of Proxies

You may vote in person at the Clifton special meeting or by proxy. To ensure your representation at the Clifton special meeting, Clifton recommends that you vote by proxy even if you plan to attend the Clifton special meeting. You can always change your vote at the special meeting.

If you are a “stockholder of record,” you can vote your shares:

•	via internet at www.investorvote.com/KRNY;

•	via telephone by calling 1-800-652-VOTE (8683);

•	by completing and mailing in the proxy card that is enclosed; or

•	by voting in person at the Clifton special meeting.

Please refer to the specific instructions set forth on the proxy card. We encourage you to vote via the internet or by telephone.

Clifton stockholders whose shares are held in “street name” by their broker, bank or other nominee must follow the instructions provided by their broker, bank or other nominee to vote their shares. Your broker, bank or other nominee may allow you to deliver your voting instructions via telephone or the internet. If your shares are held in “street name” and you wish to vote in person at the Clifton special meeting, you will have to obtain a “legal proxy” from your broker, bank or other nominee entitling you to vote at the special meeting.

If you are a holder of record of Clifton common stock, voting instructions are included on the enclosed proxy card. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against or abstain with respect to each matter. If you are the holder of record of your shares of Clifton common stock and submit your proxy without specifying a voting instruction, your shares of Clifton common stock will be voted “FOR” the proposal to approve the merger agreement and the merger, “FOR” the approval of the merger-related compensation proposal, and “FOR” the Clifton adjournment proposal. If your shares are held in street name and you return an incomplete instruction card to your broker, bank or other nominee, that broker, bank or other nominee will not vote your shares with respect to any matter.

You may revoke your proxy at any time before it is voted at the special meeting by:

•	filing with the Corporate Secretary of Clifton a duly executed revocation of proxy;

•	submitting a new proxy with a later date;

•	voting again via the internet or by telephone not later than 11:59 p.m., Eastern Time, on February 28, 2018; or

•	voting in person at the special meeting.

If your shares are held in “street name,” you should contact your broker, bank or other nominee to change your vote.

Attendance at the Clifton special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to:

Clifton Bancorp Inc.

1433 Van Houten Avenue

Clifton, New Jersey 07015

Attention: Michael Lesler, Corporate Secretary

If any matters not described in this document are properly presented at the Clifton special meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares of Clifton common stock. Clifton does not know of any other matters to be presented at the Clifton special meeting.

Participants in Clifton’s ESOP or Clifton’s 401(k) Savings Plan

If you participate in the Clifton Savings Bank Employee Stock Ownership Plan or if you hold shares through the Clifton Savings Bank 401(k) Savings Plan, you will receive a vote authorization form for each plan that reflects all shares you may direct the trustees to vote on your behalf under the plans. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of common stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary duties, will vote all unallocated shares of Clifton common stock held by the ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. Under the terms of the 401(k) Plan, a participant is entitled to direct the trustee as to the shares in the Clifton Bancorp Inc. Stock Fund credited to his or her account. The trustee, subject to its fiduciary duties, will vote all shares for which no directions are given or for which instructions were not received in the same proportion as shares for which the trustee received timely voting instructions. The deadline for returning your Voting Instruction Form to each plan’s trustee is February 22, 2018.

Solicitation of Proxies

Clifton will pay for the solicitation of proxies from Clifton shareholders. In addition to soliciting proxies by mail, Laurel Hill Advisory Group, LLC, a proxy solicitation firm, will assist Clifton in soliciting proxies for the Clifton special meeting. Clifton will pay $8,000 for these services plus out-of-pocket expenses. Additionally, directors, officers and employees of Clifton and Clifton Savings Bank may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. Clifton will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

CLIFTON PROPOSAL NO. 1

APPROVAL OF THE MERGER AGREEMENT AND THE MERGER

At the Clifton special meeting, stockholders will consider and vote on a proposal to approve the merger agreement and the merger. Details about the merger agreement, including each party’s reasons for the merger, the effect of approval and adoption of the merger agreement and the timing of effectiveness of the merger, are discussed in the section entitled “Description of the Merger” beginning on page 40 of this document.

Clifton’s board of directors unanimously recommends

that Clifton stockholders vote “FOR”

approval of the merger agreement and the merger.

CLIFTON PROPOSAL NO. 2

NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION THAT MAY BECOME

PAYABLE TO THE NAMED EXECUTIVE OFFICERS OF CLIFTON IN CONNECTION WITH THE

MERGER

In accordance with the requirements of the Dodd-Frank Act and the rules of the SEC adopted thereunder, Clifton’s board of directors is providing stockholders with the opportunity to cast a non-binding advisory vote on the compensation that may become payable to the six “named executive officers” of Clifton in connection with the merger, as summarized in the table under the caption “Description of the Merger— Interests of Certain Persons in the Merger that are Different from Yours —Merger-Related Executive Compensation for Clifton’s Named Executive Officers” beginning on page 76 of this document.

Accordingly, at the Clifton special meeting, Clifton is asking its stockholders to approve, in a non-binding advisory vote, the compensation that may become payable to its named executive officers in connection with the merger through the adoption of the following resolution:

“RESOLVED, that the compensation that may become payable to its named executive officers in connection with the merger, as disclosed in the table under the caption “Description of the Merger— Interests of Certain Persons in the Merger that are Different from Yours —Merger-Related Executive Compensation for Clifton’s Named Executive Officers” in the joint proxy statement/prospectus in accordance with Item 402(t) of Regulation S-K, including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, is hereby APPROVED.”

The vote on this Proposal No. 2 is a vote separate and distinct from the vote on Proposal No. 1 to approve the merger agreement and the merger. Because the vote is advisory in nature only, it will not be binding on either Clifton or Kearny, regardless of whether the merger agreement and the merger are approved. Accordingly, as the compensation to be paid in connection with the merger is a contractual obligation to the named executive officers of Clifton, regardless of the outcome of this advisory vote, such compensation will be payable if the merger agreement and the merger are approved and the merger is completed, subject only to the contractual conditions applicable to such payment.

Clifton’s board of directors unanimously recommends a vote “FOR”

approval of the merger-related compensation proposal.

CLIFTON PROPOSAL NO. 3

ADJOURNMENT OF THE CLIFTON SPECIAL MEETING

If there are insufficient proxies at the time of the Clifton special meeting to approve the merger agreement and the merger, Clifton stockholders may be asked to vote on a proposal to adjourn the meeting to a later date to allow additional time to solicit additional proxies. Clifton’s board of directors does not currently intend to propose adjournment at the Clifton special meeting if there are sufficient votes to approve the merger agreement and the merger (Proposal No. 1).

Clifton’s board of directors unanimously recommends a vote “FOR”

approval of the Clifton adjournment proposal.

DESCRIPTION OF THE MERGER

The following summary of the merger agreement and the merger is qualified by reference to the complete text of the merger agreement. A copy of the merger agreement is attached as Annex A to this document and is incorporated by reference into this document. You should read the merger agreement completely and carefully as it, rather than this description, is the legal document that governs the merger.

General

The merger agreement provides for the merger of Clifton with and into Kearny, with Kearny as the surviving entity. Immediately following the merger of Clifton with Kearny, Clifton Savings Bank will merge with and into Kearny Bank, with Kearny Bank as the surviving entity.

Consideration to be Received in the Merger

When the merger becomes effective, each share of Clifton common stock issued and outstanding immediately before completion of the merger will automatically be converted into the right to receive 1.191 shares of Kearny common stock, plus cash in lieu of any fractional share, without interest.

If Kearny declares a stock dividend or distribution on shares of its common stock or subdivides, splits, reclassifies or combines the shares of Kearny common stock before the effective time of the merger, then the exchange ratio will be adjusted to provide Clifton stockholders with the same economic effect as contemplated by the merger agreement before any of these events.

Clifton’s stockholders will not receive fractional shares of Kearny common stock. Instead, Clifton’s stockholders will receive a cash payment for any fractional shares in an amount equal to the product of (1) the fraction of a share of Kearny common stock to which he, she or it is entitled multiplied by (2) the average closing sales price of Kearny common stock over the 10 trading days ending on the third business day before the closing date of the merger.

Background of the Merger

The Clifton board of directors has regularly reviewed and discussed Clifton’s business strategy, performance and prospects in the context of the national and local economic environment, developments in the regulation of financial institutions and the competitive landscape. Among other things, these reviews and discussions have included possible strategic initiatives available to Clifton, such as capital management strategies, potential acquisitions, and business combinations involving other financial institutions. These reviews and discussions included analyses of the mergers and acquisitions environment, including multiples and premiums being paid, and an assessment of potential partners for Clifton. In connection with the evaluation of these strategic alternatives, Paul M. Aguggia, President and Chief Executive Officer of Clifton, has had, from time to time, informal discussions with representatives of other financial institutions, including Kearny, and has regularly updated the Clifton board of directors regarding such discussions.

On July 19, 2017, the Clifton board of directors held a special meeting that was attended by representatives of Sandler O’Neill & Partners, L.P. (which we refer to as Sandler O’Neill). At this meeting, the Clifton board of directors discussed the future and strategic plans of Clifton. Representatives of Sandler O’Neill provided the Clifton board of directors with an overview of the current mergers and acquisitions market with respect to financial institutions generally and Clifton in particular. Representatives of Sandler O’Neill reviewed, and the Clifton board of directors discussed, Clifton’s strategic plan and its prospects for creation of stockholder value through organic growth, the viability of growth through acquisition, and the potential creation of value through a strategic business combination with another financial institution. The Clifton board of directors discussed the risks and challenges associated with the path of independence and organic growth, the attractiveness of potential acquisition targets and likelihood of successfully consummating an acquisition, and the potential benefits associated with various strategic business combinations. The Clifton board of directors noted that Kearny stood alone among the possible partners for a business combination as having a strong strategic fit based on various factors, including its business model, corporate culture, financial capacity to engage in a transaction and geographic footprint, and noted that for other likely merger partners the financial metrics were significantly less attractive. As a result of this discussion, the Clifton board of directors authorized Mr. Aguggia to contact Kearny management to determine Kearny’s interest in evaluating a business combination with Clifton.

Over the following weeks, Mr. Aguggia evaluated the viability of various potential acquisitions and consulted with the Clifton board of directors as to the attractiveness of the potential acquisition targets from a strategic and financial point of view. The Clifton board of directors determined that none of the potential acquisitions presented a viable or attractive strategic alternative for Clifton at that time.

On August 10, 2017, Mr. Aguggia met with Craig L. Montanaro, President and Chief Executive Officer of Kearny. Their discussion focused on the New Jersey and New York banking markets, their respective companies’ business models and strategies, and the potential operational and cultural fit between Kearny and Clifton. In particular, they discussed the similarity of their respective companies’ efforts to deploy their substantial capital bases following their conversions from mutual holding company to stock holding company form, their need to generate additional earnings power and the synergies that might be achieved in combining the two organizations in that effort. No specific terms of a business combination were discussed. Mr. Montanaro and Mr. Aguggia agreed to discuss with their respective boards of directors their interest in evaluating specific terms of a business combination.

On August 15, 2017, Mr. Aguggia met with the chief executive officer of another financial institution that had previously expressed an interest in a business combination with Clifton. The chief executive officer of the other financial institution informed Mr. Aguggia that his company could not structure a transaction that would be financially attractive to Clifton.

On August 16, 2017, with all officers excused during the regular meeting of the Kearny board of directors, Mr. Montanaro discussed his recent meeting with Mr. Aguggia, regarding the potential business combination between Clifton and Kearny. The discussion focused on the similarities between the companies in terms of operating models, credit culture, market demographics, capital structure and the potential earnings growth the combined entity could achieve through improved operating leverage and cost efficiencies. The Kearny board agreed to move forward with further exploration of this potential business combination.

At the regular meeting of the Clifton board of directors held on August 16, 2017, Mr. Aguggia updated the directors on his meeting with Mr. Montanaro.

On August 18, 2017, Mr. Montanaro informed Mr. Aguggia that the Kearny board of directors had an interest in a possible transaction and had authorized Mr. Montanaro to prepare preliminary pro forma financial information to determine if a transaction could be structured that would be financially attractive to both parties. Mr. Aguggia and Mr. Montanaro agreed to have Sandler O’Neill assist them in generating a preliminary financial analysis of the transaction.

On August 23, 2017, Clifton and Kearny entered into a mutual non-disclosure agreement.

Over the following days, Sandler O’Neill, with input from management of Clifton and Kearny, prepared a preliminary financial analysis of a combination of Clifton and Kearny. Mr. Aguggia and Mr. Montanaro discussed the financial analysis and Mr. Montanaro informed Mr. Aguggia that Kearny had a strong interest in pursuing a transaction at up to $18.00 per share of Clifton common stock in a stock-for-stock transaction. Mr. Aguggia and Mr. Montanaro also discussed the level of representation by Clifton directors on the Kearny board of directors. Mr. Aguggia informed Mr. Montanaro that he believed that for a transaction to be of interest to the Clifton board of directors the price needed to be within the range of $18.00 to $19.00 and that the Clifton stockholders would need to be well represented on the Kearny board of directors.

On September 5, 2017, the Kearny board of directors held a special meeting to review and discuss the above-referenced preliminary financial analysis. Mr. Montanaro reviewed the analysis, focusing on an offering range of $18.00 to $18.25 per share, the earnings accretion achievable by this business combination, an acceptable level of tangible book value dilution and associated earn-back period for the proposed transaction assuming an all-stock consideration. Following a comprehensive discussion of strategic, economic, and social benefits of the proposed business combination, the Kearny board authorized President Montanaro to continue discussions with Clifton relative to the proposed business combination.

After the meeting, Mr. Montanaro informed Mr. Aguggia that the Kearny board of directors continued to be interested in pursuing a possible business combination on the terms that he and Mr. Aguggia had discussed. Mr. Montanaro also advised Mr. Aguggia that Kearny had established, based on metrics widely used in the current mergers and acquisitions market, certain parameters regarding the level of earnings accretion, tangible book value dilution and earn-back period that would have to be met in order for Kearny to proceed with the transaction. Based on those metrics, Mr. Montanaro indicated that Kearny’s price range was $18.00 - $18.25 and that Kearny would be unlikely to reach a price of $18.50.

On September 6, 2017, the Clifton board of directors held a special meeting at which Mr. Aguggia updated the Clifton board of directors on the preliminary discussions with Kearny. Mr. Aguggia informed the Clifton board of directors that Clifton and Kearny had shared financial projections pursuant to a non-disclosure agreement, and that Kearny continued to have an interest in a possible transaction but had indicated that it would be unlikely to reach a price of $18.50. The Clifton board of directors discussed the fact that Sandler O’Neill routinely represents both Clifton and Kearny in strategic matters and that Kearny will retain a different financial advisor should the companies move forward with a transaction. The Clifton board of directors engaged in a robust discussion of the advantages and disadvantages of engaging in a business combination with Kearny at this time. At the conclusion of the discussion, the Clifton board of directors authorized Mr. Aguggia to inform Kearny that Clifton would be interested in pursuing a business combination with Kearny if Kearny provided a fair value to Clifton stockholders, a meaningful role for Mr. Aguggia in the combined company, and representation on the Kearny board of directors commensurate with the percentage interest of Clifton stockholders in the combined company. The Clifton board of directors authorized management to provide additional non-public information to Kearny through the electronic data room established for the parties.

On September 13, 2017, the Clifton board of directors held a special meeting at which Mr. Aguggia updated the directors on the status of discussions with Kearny and the Clifton board of directors approved the retention of Sandler O’Neill as Clifton’s financial advisor, based on, among other factors, Sandler O’Neill’s reputation, experience in mergers and acquisitions, valuations, financing and capital markets and its familiarity with Clifton, Clifton’s strategic goals and the industry in which Clifton operates.

On September 25, 2017, Kearny delivered a non-binding indication of interest letter that proposed the acquisition of Clifton by Kearny at a price of $18.00 to $18.25 per share in an all-stock transaction utilizing a fixed exchange ratio, which would be determined prior to signing a definitive merger agreement.

Over the next several days, Mr. Aguggia and Mr. Montanaro discussed possible revisions to the indication of interest letter that would make the proposal more attractive to the Clifton board of directors, including providing more specificity as to the value of the merger consideration, the number of directors that would be added to the Kearny board of directors and the role that Mr. Aguggia would play in the combined company.

On September 28, 2017, Kearny delivered an updated non-binding indication of interest letter that proposed the acquisition of Clifton by Kearny at a price of $18.25 per share in an all-stock transaction utilizing a fixed exchange ratio. Kearny proposed to add three directors to the Kearny board of directors, one of whom would be

Mr. Aguggia, and stated that Mr. Aguggia would serve as Chairman of Kearny’s Enterprise Risk Management Committee and board liaison to Kearny’s Capital Markets Committee. The indication of interest letter required that Clifton agree to a 30-day period of exclusive negotiations.

On September 29, 2017, the Clifton board of directors held a special meeting, attended by representatives of Sandler O’Neill and Kilpatrick Townsend, to review the non-binding indication of interest letter. A representative of Kilpatrick Townsend reviewed with the Clifton board of directors the applicable legal standards in connection with a possible transaction. The Clifton board of directors engaged in a robust discussion regarding the indication of interest. There was significant discussion regarding the use of a fixed exchange ratio, the process and timing for calculating the exchange ratio, and the impact on both Clifton and Kearny stockholders of using a fixed exchange ratio. Representatives of Sandler O’Neill presented to the Clifton board of directors an analysis of the financial condition and trading prices of Clifton and Kearny, its views on valuation and a pro forma analysis of the proposed transaction. The Clifton board of directors determined to proceed with negotiation of a definitive merger agreement and authorized Mr. Aguggia to execute the non-binding indication of interest letter.

On October 2, 2017, Clifton executed the non-binding indication of interest letter, which included the 30-day exclusivity period discussed above. Promptly thereafter, Clifton and Kearny began to make available to each other additional non-public information regarding their respective loans, investments and deposits, credit quality, vendor contracts, revenues and operating expenses.

On October 11, 2017, the Clifton board of directors held a special meeting at which it further considered Sandler O’Neill’s role in the transaction and relationship with Kearny and determined to hire an independent third party that was familiar with Clifton but that had not participated in any of the discussions relating to the proposed transaction to provide it with a fairness opinion in connection with the proposed transaction. At this meeting, the Clifton board of directors approved the engagement of RP Financial, LC., which we refer to as RP Financial, to provide the Clifton board of directors with a fairness opinion based on, among other factors, RP Financial’s reputation, experience in mergers and acquisitions and valuations, and its familiarity with the industry in which Clifton operates.

On October 16, 2017, representatives of Clifton, Sandler O’Neill, RP Financial and Kilpatrick Townsend met with representatives of Kearny, Keefe, Bruyette & Woods, Inc. (which we refer to as KBW) as Kearny’s financial advisor and Luse Gorman, PC (which we refer to as Luse Gorman) as Kearny’s outside legal counsel, and engaged in detailed discussions regarding various aspects of the parties’ respective businesses. KBW, which began providing services to Kearny in early September 2017, was selected by Kearny to act as its financial advisor in connection with a possible transaction based on, among other factors, KBW’s reputation, experience in mergers and acquisitions, valuations, financing and capital markets and its familiarity with the industry in which Kearny operates.

On October 18, 2017, the Clifton board of directors held a special meeting at which Mr. Aguggia updated the Clifton board of directors on the status of discussions with Kearny and the companies’ reciprocal due diligence efforts.

On October 19, 2017, Kearny and Luse Gorman provided Clifton and Kilpatrick Townsend with an initial draft merger agreement for the proposed transaction.

Over the following days, Kilpatrick Townsend and Luse Gorman exchanged drafts of the merger agreement and Luse Gorman provided drafts of other transaction documents, including voting agreements to be entered into by the Clifton and Kearny directors and a settlement agreement and non-competition agreement to be entered into by Mr. Aguggia in connection with the merger agreement, and the two firms worked towards finalizing the terms and conditions of the transaction. During this period, Clifton and Kearny continued their reciprocal due diligence efforts.

At its regular meeting held on October 24, 2017, which was attended by representatives of Sandler O’Neill, RP Financial and Kilpatrick Townsend, as well as members of Clifton senior executive management, representatives of RP Financial, in connection with the delivery of its fairness opinion, reviewed its financial analysis of the proposed transaction, including a comparison of transaction pricing ratios and multiples and a net present value analysis of Clifton, and discussed with the directors the strategic rationale for a combination with Kearny and the pro forma characteristics of the combined company. A representative of Kilpatrick Townsend reviewed the then-current draft of the merger agreement and the Clifton directors engaged in a robust discussion regarding the terms and conditions of the merger. The members of Clifton senior executive management reviewed the due diligence findings related to their functional areas.

On October 25, 2017, the Kearny board of directors met to discuss the proposed transaction. Members of Kearny’s executive management and representatives of KBW and Luse Gorman were also in attendance. Representatives of KBW discussed with the Kearny board financial aspects of the proposed transaction, including transaction pricing ratios and multiples and the pro forma financial characteristics of the combined company. A representative of Luse Gorman reviewed the then-current draft of the merger agreement and the Kearny directors engaged in a discussion regarding the material terms of the merger. The members of Kearny’s executive management reviewed the due diligence findings.

Over the following days, Clifton and Kearny, with the assistance of their financial and legal advisors, continued to negotiate the outstanding terms of the merger agreement and related transaction documents. On October 31, 2017, Clifton and Kearny agreed to an exchange ratio of 1.191, which was calculated as $18.25 divided by the 10-day volume-weighted average common stock price of $15.32 for Kearny as of October 31, 2017.

At its regular meeting held on November 1, 2017, which was attended by members of Clifton’s senior executive management and representatives of Sandler O’Neill, RP Financial and Kilpatrick Townsend, the Clifton board of directors considered the approval of the merger agreement and the transactions contemplated by the merger agreement. The Clifton board of directors had been provided with a set of meeting materials in advance of the meeting, including the merger agreement and a summary of the material terms of the merger agreement prepared by Kilpatrick Townsend. At the meeting, RP Financial rendered a written opinion (a copy of which is attached to this joint proxy statement/prospectus as Annex B), to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by RP Financial as set forth in such opinion, the exchange ratio in the merger was fair, from a financial point of view, to the holders of Clifton common stock. A representative of Kilpatrick Townsend discussed the terms of the merger agreement and related transaction documents (including the voting agreements and the settlement agreement and non-competition agreement to be executed by Mr. Aguggia) with the Clifton board of directors, including the changes to the merger agreement since the meeting on October 24, 2017. After considering the proposed terms of the merger agreement and related transaction documents and the various presentations of its financial and legal advisors, and taking into consideration the matters discussed during that meeting and prior meetings of the Clifton board, including the strategic alternatives discussed at those meetings and the factors described under the section of this joint proxy statement/prospectus entitled “— Clifton’s Reasons for the Merger and Recommendation of the Board of Directors,” the Clifton board of directors unanimously determined that the merger, the merger agreement and the other transactions contemplated by the merger agreement were in the best interests of Clifton and its stockholders, and the directors unanimously approved and adopted the merger agreement and the transactions contemplated by it and unanimously determined to recommend that Clifton’s stockholders approve the merger agreement.

Also on November 1, 2017, the Kearny board of directors met to discuss the proposed transaction. Members of Kearny’s executive management and representatives of KBW and Luse Gorman were also in attendance as the Kearny board of directors considered the approval of the merger agreement and the transactions contemplated by the merger agreement. The Kearny board of directors had been provided with a set of meeting materials in advance of the meeting, including the merger agreement, a summary of the material terms of the merger agreement prepared by Luse Gorman and a financial presentation provided by KBW. At the meeting, KBW reviewed with the Kearny board of directors its financial analysis of the exchange ratio and rendered its written opinion (a copy of which is attached to this joint proxy statement/prospectus as Annex C), dated November 1, 2017, to the Kearny board of directors to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the merger was fair, from a financial point of view, to Kearny. A representative of Luse Gorman discussed the terms of the merger agreement and related transaction documents with the Kearny board of directors, including the changes to the merger agreement since the meeting on October 25, 2017. After considering the proposed terms of the merger agreement and related transaction documents and the various presentations of its financial and legal advisors, and taking into consideration the matters discussed during that meeting and prior meetings of the Kearny board, including the factors described under the section of this joint proxy statement/prospectus entitled “ — Kearny’s Reasons for the Merger,” the Kearny board of directors unanimously determined that the merger, the merger agreement and the other transactions contemplated by the merger agreement were in the best interests of Kearny and its stockholders, and the directors unanimously approved and adopted the merger agreement and the transactions contemplated by it and unanimously determined to recommend that Kearny’s stockholders approve the merger agreement.

Following the respective board meetings of Clifton and Kearny, Clifton and Kearny executed the merger agreement, the directors of Clifton executed the voting agreements with Kearny and the directors of Kearny executed the voting agreements with Clifton, and Mr. Aguggia executed the settlement agreement and the non-competition agreement. Later that evening, Kearny and Clifton issued a joint press release announcing the execution of the merger agreement.

Clifton’s Reasons for the Merger and Recommendation of the Board of Directors

After careful consideration, at a meeting held on November 1, 2017, the Clifton board of directors unanimously determined that the merger agreement, including the merger and the other transactions contemplated thereby, is in the best interests of Clifton and its stockholders and approved the merger agreement and the related transaction documents.

In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommend that its stockholders vote “FOR” the merger agreement, the Clifton board of directors consulted with Clifton management, as well as its independent financial and legal advisors, and considered a number of factors, including the following material factors:

•	its knowledge of Clifton’s business, operations, regulatory and financial condition, asset quality, earnings, loan portfolio, capital and prospects both as an independent organization, and as a part of a combined company with Kearny;

•	its understanding of Kearny’s business, operations, regulatory and financial condition, asset quality, earnings, capital and prospects, taking into account presentations by senior management of its due diligence review of Kearny and information furnished by Sandler O’Neill;

•	the Clifton board’s belief that significant growth in earnings is required for Clifton to be in a position to deliver a competitive return to its stockholders and that achieving such growth in earnings would require significant investment in both resources and time to achieve those results;

•	its belief that the merger will result in a more competitive banking franchise with strong capital ratios and an attractive funding base that has the potential to deliver a higher value to Clifton’s stockholders as compared to continuing to operate as a stand-alone entity;

•	the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital, market capitalization and footprint;

•	the anticipated pro forma impact of the merger on Kearny, including potential synergies, and the expected impact on financial metrics such as earnings and tangible common equity per share, as well as on regulatory capital levels;

•	the financial analyses of RP Financial and its written opinion, dated as of November 1, 2017, delivered to the board of directors to the effect that, as of that date, and subject to and based on the various assumptions, considerations, qualifications and limitations set forth in the opinion, the exchange ratio was fair, from a financial point of view, to the holders of Clifton common stock;

•	the structure of the transaction as a stock-for-stock merger, which offers Clifton stockholders the opportunity to participate as stockholders of Kearny in the future performance of the combined company;

•	the board’s understanding that the merger will qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code and that, as a result, Clifton’s stockholders will not recognize gain or loss with respect to their receipt of Kearny common stock in the merger;

•	the fact that the exchange ratio is fixed, which the Clifton board of directors believes is consistent with market practice for transactions of this type and with the strategic purpose of the transaction;

•	the fact that the more active trading market in Kearny common stock would give Clifton stockholders greater liquidity for their investment;

•	the benefits to Clifton and its customers of operating as a larger organization, including enhancements in products and services, higher lending limits, and greater financial resources;

•	the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term and in being able to capitalize on technological developments that significantly impact industry competitive conditions;

•	the expected social and economic impact of the merger on the constituencies served by Clifton, including its borrowers, customers, depositors, employees, and communities;

•	the effects of the merger on Clifton employees, including the prospects for continued employment in a larger organization and various benefits agreed to be provided to Clifton employees;

•	the enhanced likelihood of realizing the strategic benefits of the proposed combination that the Clifton board of directors believes will result from the continuity provided to Clifton stockholders by the corporate governance aspects of the proposed combination, including Clifton’s agreement, upon the closing of the merger, to appoint three current members of the Clifton board of directors, including Mr. Aguggia, as directors of Kearny and Kearny Bank and to appoint Mr. Aguggia to certain committee positions;

•	the Clifton board’s understanding of the current and prospective environment in which Clifton and Kearny operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, and the competitive effects of the continuing consolidation in the banking industry;

•	the ability of Kearny to complete the merger from a financial and regulatory perspective;

•	the low probability of securing a more attractive proposal from another institution capable of consummating the transaction;

•	the low probability of Clifton completing a desirable acquisition in the near term; and

•

the board’s review with its independent legal advisor, Kilpatrick Townsend, of the material terms of the merger agreement, including (i) the board’s ability, under certain circumstances, to consider an unsolicited acquisition proposal and terminate the merger agreement in order to enter into an agreement with respect to a superior proposal, subject to the required payment by Clifton of a termination fee to

Kearny, which the Clifton board of directors concluded was reasonable in the context of termination fees in comparable transactions and in light of the overall terms of the merger agreement, and (ii) the board’s ability to terminate the merger agreement if Kearny common stock both declined below $12.42 during a measurement period prior to the closing and underperformed the Nasdaq Bank Index by a specified amount, as well as the nature of the covenants, representations and warranties and termination provisions in the merger agreement.

The Clifton board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:

•	the risk that the consideration to be paid to Clifton stockholders could be adversely affected by a decrease in the trading price of Kearny common stock during the pendency of the merger;

•	the potential risk of diverting management attention and resources from the operation of Clifton’s business and towards the completion of the merger;

•	the restrictions on the conduct of Clifton’s business prior to the completion of the merger, which are customary for public company merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent Clifton from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Clifton absent the pending merger;

•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Clifton’s business, operations and workforce with those of Kearny;

•	the fact that the interests of certain of Clifton’s directors and executive officers may be different from, or in addition to, the interests of Clifton’s other stockholders as described under the heading “—Interests of Certain Persons in the Merger that are Different from Yours”;

•	that Sandler O’Neill, Clifton’s financial advisor in connection with the transaction, also maintains an investment banking relationship with Kearny, although Kearny engaged another investment banking firm as its financial advisor in connection with the merger and Clifton engaged RP Financial to provide a fairness opinion with respect to the exchange ratio;

•	that, while Clifton expects that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger agreement will be satisfied, including the risk that necessary regulatory approvals or Clifton or Kearny stockholder approval might not be obtained and, as a result, the merger may not be consummated;

•	the risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending merger;

•	the fact that: (i) Clifton would be prohibited from affirmatively soliciting acquisition proposals after execution of the merger agreement; and (ii) Clifton would be obligated to pay to Kearny a termination fee of $15 million if the merger agreement is terminated under certain circumstances, which may discourage other parties potentially interested in a strategic transaction with Clifton from pursuing such a transaction; and

•	the possibility of litigation challenging the merger, and its belief that any such litigation would be without merit.

The foregoing discussion of the information and factors considered by the Clifton board of directors is not intended to be exhaustive, but includes the material factors considered by the board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Clifton board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Clifton board of directors considered all these factors as a whole, including discussions with, and questioning of, Clifton’s management and Clifton’s independent financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

The Clifton board of directors unanimously recommends that Clifton’s stockholders vote “FOR” the approval of the merger agreement and the merger, “FOR” the merger-related compensation proposal and “FOR” the Clifton adjournment proposal. Clifton stockholders should be aware that Clifton’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other Clifton stockholders. The Clifton board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, and in recommending that the merger proposal be approved by the stockholders of Clifton. See “ —Interests of Certain Persons in the Merger that are Different from Yours.”

This summary of the reasoning of the Clifton board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement About Forward-Looking Statements.”

RP Financial’s Opinion to Clifton’s Board of Directors

Clifton retained RP Financial on October 16, 2017, to render an opinion regarding the fairness from a financial point of view of the exchange ratio to be received by Clifton’s stockholders in the merger. In engaging RP Financial for its opinion regarding fairness, the Clifton board of directors did not give any special instructions to RP Financial, nor did it impose any limitations upon the scope of the investigation that RP Financial wished to conduct to enable it to give its opinion. RP Financial has delivered to Clifton its written opinion, dated November 1, 2017, to the effect that, based upon and subject to the matters set forth therein, including various assumptions, considerations, qualifications and limitations, and other matters it considered relevant, as of that date, the exchange ratio to be received in connection with the merger with Kearny was fair to the Clifton stockholders from a financial point of view. The opinion of RP Financial is directed to the board of directors of Clifton in its consideration of the merger agreement, and does not constitute a recommendation to any stockholder of Clifton as to any action that such stockholder should take in connection with the merger agreement or otherwise. RP Financial’s opinion is directed only to the fairness of the exchange ratio to the current stockholders of Clifton from a financial point of view as of the date of the merger agreement. A copy of the RP Financial opinion is set forth as Annex B to this joint proxy statement/prospectus, and Clifton stockholders should read it in its entirety. RP Financial has consented to the inclusion and description of its written opinion in this joint proxy statement/prospectus.

Clifton selected RP Financial to render an opinion regarding fairness because of RP Financial’s expertise in the valuation of financial services businesses and their securities for a variety of purposes, including its expertise in connection with mergers and acquisitions of financial institutions. Pursuant to a letter agreement executed by Clifton on October 16, 2017, RP Financial estimates that it will receive from Clifton total professional fees of approximately $250,000, $235,000 of which has been paid to date, plus reimbursement of certain out-of-pocket expenses, for its services in connection with the merger.

In addition, Clifton has agreed to indemnify and hold harmless RP Financial, any affiliates of RP Financial, and the respective directors, officers, agents and employees of RP Financial or their successors and assigns who act for or on behalf of RP Financial in connection with the services called for under Clifton’s engagement letter with RP Financial, from and against any and all losses, claims, damages and liabilities (including, but not limited to, all losses and expenses in connection with claims under the federal securities laws), actually incurred by RP Financial and attributable to: (i) any untrue statement or alleged untrue statement of a material fact contained in the financial statements or other information furnished or otherwise provided by Clifton to RP Financial, either orally or in writing; (ii) the omission or alleged omission of a material fact from the financial statements or other information furnished or otherwise made available by the Clifton to RP Financial; or (iii) any action or omission to act by Clifton or Clifton’s respective officers, directors, employees or agents which action or omission is willful or negligent. Notwithstanding the foregoing, Clifton will be under no obligation to indemnify RP Financial hereunder if a court determines that RP Financial was negligent or acted in bad faith or willfully with respect to any actions or omissions of RP Financial related to a matter for which indemnification is sought. Any time devoted by employees of RP Financial to situations for which indemnification is provided are indemnifiable costs payable by Clifton at the normal hourly professional rate chargeable by RP Financial for such employee.

In rendering its opinion, RP Financial reviewed the following material and/or conducted the following analyses with respect to the merger agreement and Clifton:

•	the merger agreement, distributed to the Clifton board of directors on October 31, 2017;

•	the following financial information for Clifton – (a) certain annual reports, including audited financial statements, as presented in Clifton’s Form 10-K filings, including for the fiscal year ended March 31, 2017; (b) certain unaudited financial data, including shareholder reports and financial statements, including for the quarter ended June 30, 2017; (c) certain quarterly financial reports submitted to the OCC by Clifton Savings Bank, including for the quarter ended September 30, 2017; (d) certain historical publicly-available financial information as published by S&P Global Market Intelligence; (e) certain internal financial statements and other financial and operating data concerning Clifton, including for the quarter ended September 30, 2017; (f) publicly available mean and median analyst consensus earnings per share estimates for Clifton for the years ending March 31, 2018 and March 31, 2019, provided by S&P Capital IQ, and a range of estimated potential long-term annual growth rates in net income and net income per share thereafter provided by Clifton’s senior management;

•	the financial terms of certain other recently completed and/or pending acquisitions of commercial banks and thrift institutions nationwide with comparable financial characteristics as Clifton;

•	the financial terms of certain other recently completed and pending acquisitions of thrift institutions headquartered in the Mid-Atlantic and Northeast regions of the United States with comparable financial characteristics as Clifton;

•	the estimated pro forma financial benefits of the merger to Clifton’s stockholders;

•	certain Clifton financial information versus a peer group of comparable publicly-traded financial institutions; and

•	in person and telephonic discussions with executive officers of Clifton regarding Clifton’s business, financial condition, results of operations and future prospects; the history, past and current operations, historical financial performance; and their assessment of the rationale for the merger.

In addition, RP Financial reviewed or considered the following materials or information for Kearny and as further described below certain peers of Kearny:

•	certain annual reports, including audited financial statements, including for the fiscal year ended June 30, 2017, as presented in Kearny’s Form 10-K filings;

•	certain quarterly call reports submitted to the OCC and or FDIC by Kearny Bank, including for the quarter ended September 30, 2017;

•	certain internal financial statements and other financial and operating data concerning Kearny, including for the quarter ended September 30, 2017;

•	the quarterly earnings release for Kearny for the quarter ended September 30, 2017;

•	publicly available mean and median analyst consensus earnings per share estimates for Kearny for the years ending June 30, 2018 and June 30, 2019, provided by S&P Capital IQ, and a long-term annual growth rate in net income and net income per share thereafter provided by Kearny’s senior management;

•	the stock price history for Kearny during the twelve months ended October 31, 2017;

•	certain Kearny financial information versus a peer group of comparable publicly-traded financial institutions; and

•	in person discussions with executive officers of Kearny regarding Kearny’s business, financial condition, results of operations and future prospects; the history, past and current operations, historical financial performance and their assessment of the rationale for the merger.

RP Financial also reviewed and considered certain information and materials detailing the merger provided by Kearny, including the estimated amount and timing of the cost savings and related expenses, purchase accounting adjustment and synergies expected to result from the merger, the pro forma financial impact of the merger on the combined company’s earnings, tangible book value, financial ratios and other relevant financial metrics.

In rendering its opinion, RP Financial relied, without independent verification, on the accuracy and completeness of the information concerning Clifton and Kearny furnished by or on behalf of the respective institutions to RP Financial for review for purposes of its opinion, as well as publicly-available information regarding other financial institutions and competitive, economic and demographic data. RP Financial has further relied on the assurances of management of Clifton and Kearny as included in the merger agreement. RP Financial has also relied upon the management of Clifton and Kearny as to the reasonableness and achievability of the financial forecasts, projections and other forward-looking information provided to RP Financial by or on behalf of Clifton and Kearny, and RP Financial has assumed such forecasts, projections and other forward-looking information have been reasonably prepared by or on behalf of Clifton and Kearny on a basis reflecting the best currently available information and Clifton’s and Kearny’s judgements and estimates. RP Financial has assumed that such forecasts, projections and other forward-looking information would be realized in the amounts and at the times contemplated thereby, and RP Financial does not assume any responsibility for the accuracy or reasonableness thereof. RP Financial was authorized by Clifton to rely on such forecasts, projections and other information and data, and RP Financial expressed no view as to the ability of Clifton to achieve the results set forth in any such forecasts, projections or other forward-looking information or data, or the bases or assumptions on which they were prepared. RP Financial has not been asked to, and has not undertaken an independent verification of any of such information, or information RP Financial obtained from public sources and RP Financial did not assume any responsibility or liability for the accuracy or completeness thereof.

RP Financial has not undertaken any independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which Clifton or Kearny is a party or may be subject to, and RP Financial’s opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. RP Financial also assumed that neither Clifton or Kearny is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the merger contemplated by the merger agreement. RP Financial, with Clifton’s consent, relied upon the advice Clifton has received from its legal, accounting, financial and tax advisors as to all legal, accounting and tax matters relating to the merger agreement and other transactions contemplated by the merger agreement. In rendering its opinion, RP Financial assumed that, in the course of obtaining the necessary regulatory and governmental approvals for the proposed merger, no restriction will be imposed on Kearny that would have a material adverse effect on the ability of the merger to be consummated as set forth in the merger agreement. RP Financial also assumed that there have been no material changes in the financial condition of Clifton or Kearny since the date of the most recent financial statement made available to RP Financial. RP Financial has assumed, in all respects material to RP Financial’s analyses, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived.

RP Financial’s opinion was based on market conditions and other circumstances existing on November 1, 2017. RP Financial specifically stated in its opinion that events occurring after November 1, 2017, could materially affect the assumptions RP Financial used in preparing its opinion. In connection with rendering its opinion dated November 1, 2017, RP Financial performed a variety of financial analyses that are summarized below. Although the evaluation of the fairness, from a financial point of view, of the exchange ratio was to some extent subjective based on the experience and judgment of RP Financial and not merely the result of mathematical analyses of financial data, RP Financial relied, in part, on the financial analyses summarized below in its determinations. The preparation of a fairness opinion is a complex process and RP Financial believes its analyses must be considered as a whole. Selecting portions of such analyses and factors considered by RP Financial without considering all such analyses and factors could create an incomplete view of the process underlying RP Financial’s opinion. In its analyses, RP Financial took into account its assessment of general business, market, financial and economic conditions, banking and thrift industry performance and other matters, many of which are beyond the control of Clifton and Kearny, as well as RP Financial’s experience in securities valuation, its knowledge of financial institutions, its knowledge of the current operating and merger and acquisition environments for financial institutions, and its experience in similar transactions. With respect to the comparable transactions and control premium analyses described below, no public company utilized as a comparison is identical to Clifton and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the trading and/or acquisition values of the companies concerned. RP Financial prepared its analyses solely for purposes of providing its opinion as to the fairness of the exchange ratio.

Comparable Transactions Analysis. RP Financial compared the merger on the basis of multiples and/or ratios involving reported earnings, tangible book value and tangible book premium to core deposits reported in a selected comparable group of completed and pending bank and thrift mergers and acquisitions. The comparable transaction groups consisted of sale of control transactions and included two groups with the following characteristics:

(1)	Nationwide transactions included all nationwide bank and thrift transactions announced during the period from January 1, 2016, through October 20, 2017, involving targets with the following financial characteristics at the announcement date:

•	total assets between $750 million and $3.0 billion;

•	tangible equity/tangible assets ratios greater than or equal to 10%;

•	return on average equity less than 10%;

•	profitable on a trailing twelve-month basis; and

•	non-performing assets/total assets ratios of less than 3%.

(2)	Regional transactions included all transactions where the targets were thrift institutions, which operate with a savings and loan association or savings bank charter, and the transactions were announced during the period from January 1, 2015, through October 20, 2017 and where the target was located in the Mid-Atlantic or New England region of the U.S. and had the following financial characteristics at the announcement date:

•	total assets between $500 million and $3.0 billion;

•	tangible equity/tangible assets ratios greater than or equal to 9%;

•	return on average equity less than 10%;

•	profitable on a trailing twelve-month basis; and

•	non-performing assets/total assets ratios of less than 3%.

The transactions comprising the nationwide transactions group and the regional transactions group are set forth below.

Nationwide Transactions Group

Acquirer	Target
CenterState Banks	HCBF Holding Co.
CenterState Banks	Sunshine Bancorp, Inc.
Associated Banc-Corp	Bank Mutual Corp.
State Bank Finl Corp.	AloStar Bank of Commerce
First Bancorp	ASB Bancorp, Inc.
Home BancShares Inc.	Stonegate Bank
Midland States Bancorp Inc.	Centrue Financial Corporation
Simmons First National Corp.	Southwest Bancorp Inc.
Veritex Holdings Inc.	Sovereign Bancshares Inc.
Independent Bk Group Inc.	Carlile Bancshares Inc.
Collins Family Trust	Inter National Bank
Enterprise Financial Services	Jefferson County Bcshs Inc.
OceanFirst Financial Corp.	Ocean Shore Holding Co.
Cathay General Bancorp	SinoPac Bancorp
First Midwest Bancorp Inc.	Standard Bancshares Inc.

Regional Transactions Group

Acquirer	Target
Old Line Bancshares Inc.	Bay Bancorp Inc.
OceanFirst Financial Corp.	Ocean Shore Holding Co.
Westfield Financial Inc.	Chicopee Bancorp Inc.
OceanFirst Financial Corp.	Cape Bancorp Inc.
Univest Corp. of Pennsylvania	Fox Chase Bancorp Inc.
Liberty Bank	Naugatuck Valley Finl
Camden National Corp.	SBM Financial Inc.
Community Bank System, Inc.	Oneida Financial Corp.

The average and median selected financial data and acquisition pricing multiples or ratios at announcement for the nationwide transaction group and the regional transaction group relative to the Clifton pricing multiples or ratios based on the merger consideration are shown below:

Comparable Transactions(1)
	National Trans. Group				Regional Trans. Group
	Average		Median		Average		Median		Clifton(2)
Financial Data and Ratios
Assets ($ 000)	$1,634,264		$1,350,869		$899,153		$802,198		$1,554,521
Tangible Equity/Assets (%)	12.62%		10.81%		11.35%		10.65%		18.39%
Return on Average Assets (%)	0.73		0.75		0.60		0.61		0.42
Return on Average Equity (%)	5.48		5.61		4.90		5.39		2.10
Non-Performing Assets/Assets (%)	1.24		1.11		1.19		1.18		0.32

Deal Value and Pricing Ratios(3)
Deal Value ($ Millions)	$325.40		$260.00		$149.20		$136.70		$407.20
Price/Tangible Book (%)	166.92%		165.30%		149.21%		136.89%		140.80%
Price/Earnings (x)	21.12	x	22.44	x	27.31	x	27.38	x	62.93	x
Tang. Book Premium/Deposits (%)	10.62%		10.59%		8.02%		6.72%		19.58%

(1)	Pricing ratios at announcement.
(2)	Reflects financial data as of or for the trailing 12 months ended September 30, 2017.
(3)	Deal value and multiples for Clifton based on the volume weighted average price for Kearny for the ten trading days ended October 31, 2017.

The average and median pricing multiples (price/tangible book value multiple, price/earnings multiple and core deposit premium multiple) of the nationwide transactions group and regional transactions group were applied to Clifton’s actual financial measures as of or for the last twelve months through September 30, 2017 and budgeted earnings for the 12 months ending June 30, 2018 (tangible book value, core and budgeted earnings and core deposits) to derive a valuation range before adjustments. The resulting values indicated by the comparable transactions indicated a range of value of $7.58 per share to $20.38 per share. RP Financial concluded with a valuation range of $15.00 per share to $19.00 per share pursuant to the comparable transactions approach after taking into consideration, among other things, Clifton’s lower return on assets and return on equity relative to both the nationwide transactions group and regional transactions group average and median values. In addition, RP Financial considered Clifton’s high tangible equity/assets ratio as acquirers are typically unwilling to pay a premium on capital materially in excess of industry norms for community banks and thrifts. Overall, the value of the merger consideration implied by the exchange ratio of $18.25 per share was at the upper end of the $15.00 to $19.00 per share value range derived pursuant to the comparable transactions approach.

Control Premium Analysis. In the control premium analysis, RP Financial applied a multiple to the pre-announcement fair market value or trading value of an acquisition target’s common stock at various points in time (one week and one month prior to announcement) to derive a sale of control value for a share of the acquisition target’s stock. It is a two-step process.

First the fair market value of a minority ownership position (i.e., non-controlling) of Clifton common stock was estimated based on a peer group of comparable publicly-traded companies. Then a multiple was applied to the fair market value and the trading value of Clifton common stock based on control premium multiples paid in comparable transactions.

The fair market value of Clifton common stock was based on the trading multiples of a peer group of comparable publicly-traded institutions. The peer group consisted of a group of publicly-traded (listed on the NASDAQ Stock Market or the New York Stock Exchange) thrift holding companies where the principal operating subsidiary was a thrift with total assets of between $1 billion and $5 billion and which were profitable on a trailing twelve month basis through June 30, 2017, had tangible equity/tangible assets ratios greater than 12% and non-performing assets/total assets ratios less than 3%. There were a total of 9 institutions included in the peer group as follows:

Ticker Symbol	Peer Group Company	Headquarters Location
BHBK	Blue Hills Bancorp, Inc.	MA
CHFN	Charter Financial Corporation	GA
FNWB	First Northwest Bancorp	WA
EBSB	Meridian Bancorp, Inc.	MA
NFBK	Northfield Bancorp, Inc.	NJ
ORIT	Oritani Financial Corp.	NJ
PCSB	PCSB Financial Corporation	NY
TBNK	Territorial Bancorp Inc.	HI
WSBF	Waterstone Financial, Inc.	WI

RP Financial compared the financial condition and recent performance of Clifton to the median financial conditions and recent performance measures of the peer group, as displayed in the table on the following below.

	Peer Group
	Average		Median		Clifton(1)
Financial Data and Ratios
Assets ($ 000)	$2,567,036		$1,924,115		$1,554,521
Tangible Equity/Assets (%)	15.48%		15.47%		18.39%
Return on Average Assets (%)	0.91		0.91		0.42
Return on Average Equity (%)	5.85		6.81		2.10
Non-Performing Assets/Assets (%)	0.65		0.57		0.32

Market Capitalization and Pricing Ratios(2)
Market Capitalization ($ 000)	$551,353		$549,968		$319,942
Price/Tangible Book (%)	141.32%		141.46%		111.90%
Price/Earnings (x)	22.96	x	21.19	x	46.12	x

(1)	Based on September 30, 2017 financial data.
(2)	Market capitalization and pricing ratios for Clifton were based on Clifton’s estimated trading value of $14.50 per share. The estimated trading value was determined by RP Financial by applying trading multiples of the peer group of comparable publicly-traded institutions listed above. Based on the $17.03 per share closing price as of October 31, 2017 and the 22,064,768 shares of Clifton outstanding as of September 30, 2017, the market capitalization was $375.8 million, the price/tangible book ratio equaled 131.4% and the price/earnings multiple equaled 58.72x.

Relative to the peer group, RP Financial made qualitative valuation adjustments to account for differences between Clifton and the peer group from a valuation standpoint including, but not limited to, downward valuation adjustments for Clifton’s smaller asset size, higher tangible equity/tangible assets ratio, lower return on average assets and return on average equity ratio and an upward valuation adjustment for credit quality. RP Financial concluded with a public equivalent value for Clifton equal to $14.50 per share.

Second, a control premium analysis, which involved applying a control premium to the estimated peer group based trading value of Clifton stock of $14.50, was applied by RP Financial. The control premium was applied to the $14.50 per share as well as to the actual trading value of Clifton stock as of October 31, 2017, which equaled $17.03 per share (Clifton’s stock traded on the NASDAQ Market) to arrive at a range of sale of control values under this approach. The control premium applied was the median of the 1-week, 1-month and 3-month premiums paid over the trading value of the stock (i.e., acquisition price at announcement divided by price of target 1-week, 1-month and 3-months prior to announcement date involving selling institutions with total assets between $1 billion and $5 billion that announced a transaction over the period from October 21, 2016 through October 20, 2017). The control premiums ranged from 14% to 30% relative to the pre-announcement trading prices

Applying this premium to the fair market value of Clifton’s stock that RP Financial derived based on the peer group-based valuation of $14.50 per share resulted in a sale of control valuation range of $16.55 to $18.85 per share. The value of the merger consideration as of October 31, 2017, implied by the exchange ratio, was within the range of value indicated pursuant to the control premium approach.

Discounted Cash Flow Analysis. RP Financial evaluated the value per share of the current offer to the implied value of Clifton’s current business plan under two alternative scenarios. Pursuant to the application of the discounted cash flow approach, RP Financial measured the present value per share of future dividends and the terminal value to Clifton’s current stockholders, based on financial data as of September 30, 2017, and shares outstanding of 22,064,768, for a five year period through September 30, 2022, under the two alternative operating scenarios.

The first scenario was based on Clifton’s internal budget through September 30, 2019. Projected earnings and asset growth estimates for the period from September 30, 2019 to September 30, 2022, were derived based on information provided by management of Clifton to RP Financial, under the assumption that Clifton would remain an independent financial institution.

The discounted cash flow analysis pursuant to the first scenario incorporated the following assumptions:

•	Beginning balance sheet as of September 30, 2017, was utilized for modeling purposes;

•	Earnings and asset growth assumptions were generally consistent with the internal budget through September 30, 2019;

•	Asset growth was assumed to equal 15% for the twelve months ending September 30, 2020, and 10% annually thereafter;

•	The projected return on average assets was projected to equal 0.52% or $8.9 million for the 12 months ending September 30, 2018, increasing in each year of the modeling horizon thereafter to 0.78%, equal to $23.0 million for the 12 months ending September 30, 2022;

•	Dividends were assumed to equal $0.24 per share annually; and

•	Stock repurchases are assumed to equal 4% of the outstanding shares for the 12 months ending September 30, 2018 and 2% of the outstanding shares for the 12 months ending September 30, 2019, all at a price equal to 125% of book value per share, with no stock repurchases thereafter.

This first scenario was based on Clifton management’s belief and projections regarding its long term earnings, assets and other growth targets. RP Financial also considered a second scenario based upon information provided by and discussed with Clifton’s management using assumptions focusing on potential adverse conditions such as business plan execution risk attributable to regulatory, competitive interest rate and a variety of other internal and external factors which could individually or in the aggregate negatively or positively impact Clifton’s ability to achieve the projected financial results. Accordingly, RP Financial considered a second operating scenario.

The second scenario incorporated into the discounted cash flow analysis is based on Clifton’s internal budget through September 30, 2019 and projected earnings and asset growth estimates for the period from September 30, 2019 to September 30, 2022. The second scenario reflects lower earnings and asset growth assumptions relative to the assumptions incorporated into the first scenario and was undertaken in consultation with and based on information provided by management of Clifton.

The discounted cash flow analysis pursuant to the second scenario incorporated the following assumptions:

•	Beginning balance sheet as of September 30, 2017, was utilized for modeling purposes;

•	Earnings and asset growth assumptions were generally consistent with the internal budget through September 30, 2019;

•	Asset growth was assumed to equal 7.5% annually thereafter;

•	The projected return on average assets was projected to equal 0.52% or $8.9 million for the 12 months ending September 30, 2018, increasing in each year of the modeling horizon thereafter to 0.66%, equal to $17.7 million for the 12 months ending September 30, 2022;

•	Dividends were assumed to equal $0.24 per share annually; and

•	Stock repurchases were assumed to equal 4% of the outstanding shares for the 12 months ending September 30, 2018 and 2% of the outstanding shares annually thereafter through September 30, 2022, all at a price equal to 125% of book value per share.

The discounted cash flow analyses reflected the following valuation and discount rate assumptions:

•	Fifth year terminal value multipliers for earnings per share were in a range of 23 to 27 times earnings per share while the fifth year terminal value multipliers for tangible book value per share were in a range of 1.40 times to 1.70 times tangible book value per share; and

•	The cash flows were then discounted to present value using a range of discount rates, which were derived from a capital asset pricing model. The dividend and terminal value cash flows in the first scenario were discounted at a range of discount rates from 13.5% to 15.5% while the dividend and terminal value cash flows in the second scenario were discounted at range of discount rates from 11.5% to 13.5%.

The present per share value generated by the discounted cash flow under these assumptions ranged from $12.30 per share to $15.78 per share in the first scenario and $11.98 to $15.38 per share in the second scenario. The value of the merger consideration as of October 31, 2017, implied by the exchange ratio exceeded the range of value indicated pursuant to the discounted cash flow approach.

Pro Forma Impact Analysis. Since the merger consideration consists solely of Kearny common stock, RP Financial considered the estimated pro forma impact of the merger on Kearny’s financial condition, operating results and stock pricing ratios. Based on, among other things, estimated transaction costs, restructuring charges and cost saves, RP Financial estimated the merger to be approximately 3% dilutive to Kearny’s tangible book value per share. In addition, RP Financial estimated the merger to be accretive to Kearny’s pro forma earnings per share within the first year of completing the merger, assuming incorporation of certain anticipated merger synergies and core earnings estimates for Clifton. RP Financial further considered that the merger will increase Kearny’s market capitalization and shares outstanding. Furthermore, RP Financial considered the increased asset size, competitive profile and geographic footprint of Kearny on a pro forma basis. RP Financial also considered the pro forma impact of the merger on Kearny’s per share data and pricing ratios based on Kearny’s pre-announcement trading price. RP Financial further considered other benefits of the merger to Clifton’s stockholders, including but not limited to, the potential for increased liquidity of the stock for Clifton’s stockholders given Kearny’s larger size, greater market capitalization, greater number of shares outstanding, and greater liquidity of Kearny’s common stock on a post- acquisition basis. Moreover, RP Financial considered the enhanced ability to pursue growth within the expanded market area and expanded management team. In comparing the pro forma impact of the merger, RP Financial also took into consideration that, following the merger, Clifton’s stockholders will own approximately 24% of the common stock in Kearny and that three directors of Clifton, including its Chairman and Chief Executive Officer, will serve on the board of directors of both Kearny Bank and Kearny following the closing of the merger.

In addition to the above analyses and other factors considered, RP Financial considered and evaluated the operating history of Clifton, the historical trading activity and trading price of Clifton common stock, and the national, regional and local risks that could both negatively and positively impact Clifton’s future operations on a stand-alone basis. RP Financial’s opinion and presentation to the Clifton board of directors was one of many factors taken into consideration by the Clifton board of directors in making its determination to approve the merger agreement. Although the foregoing summary describes the material components of the analyses presented by RP Financial to the Clifton board of directors in anticipation of issuing the November 1, 2017 opinion, it does not purport to be a complete description of all the analyses performed by RP Financial and is qualified by reference to the written opinion of RP Financial set forth as Annex B, which Clifton stockholders are urged to read in its entirety.

RP Financial Background and Experience. RP Financial, as part of its financial institution valuation and financial advisory practice, is regularly engaged in the valuation of federally-insured depository institution securities in connection with mergers and acquisitions, initial and secondary stock offerings, and business valuations for financial institutions for other purposes. As specialists in the valuation of securities and providing financial advisory services to insured financial institutions, RP Financial has experience in, and knowledge of, the markets for the securities of such institutions nationwide.

Kearny’s Reasons for the Merger

Kearny’s board of directors believes that the merger is in the best interests of Kearny and its stockholders. In deciding to approve the merger and the merger agreement, Kearny’s board of directors considered a number of factors, including:

•	Clifton’s community banking orientation, its favorable reputation within its local communities and its compatibility with Kearny and its subsidiaries;

•	Kearny management’s review of the business, operations, earnings and financial condition, including asset quality, of Clifton;

•	the scale, scope and strength of operations, product lines and delivery systems that could be achieved by combining Kearny and Clifton;

•	the complementary nature of the business, market areas and corporate cultures of Kearny and Clifton;

•	Kearny’s historic performance in similar markets;

•	the expectation that the merger will create the opportunity for the combined company to have superior future earnings and prospects compared to Kearny’s earnings and prospects on a stand-alone basis;

•	Kearny’s successful track record of creating stockholder value through merger and acquisition transactions, including its proven experience in successfully integrating acquired businesses, and management’s belief that Kearny will be able to integrate Clifton with Kearny successfully;

•	the historical and current market prices of Kearny common stock and Clifton common stock;

•	the financial presentation, dated November 1, 2017, of KBW to the Kearny board of directors and the opinion, dated November 1, 2017, of KBW to the Kearny board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to Kearny of the exchange ratio in the proposed merger, as more fully described below under “Opinion of Kearny’s Financial Advisor;”

•	the review by Kearny’s board of directors with its management and legal advisors of the structure and other terms of the merger and the expectation of Kearny’s legal advisors that the merger will qualify as a transaction of a type that is generally tax-free to Clifton stockholders for U.S. federal income tax purposes (except with respect to cash received in lieu of fractional shares of Kearny common stock);

•	that Kearny’s management team will remain intact following the merger and that Kearny’s board of directors will be increased to accommodate the addition of three current members of Clifton’s board of directors, including Clifton’s Chairman of the Board of Directors, President and Chief Executive Officer, Paul M. Aguggia, which the Kearny board of directors believed would enhance the likelihood of realizing the strategic benefits that Kearny expects to derive from the merger;

•	that the combined company will have an attractive commercial and community banking franchise;

•	the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company given its larger size, asset base, capital and footprint;

•	its review and discussions with Kearny’s management and certain advisors concerning Kearny’s due diligence examination of Clifton’s business;

•	Kearny’s expectation that it will achieve cost savings equal to 35% of Clifton’s current annualized non-interest expenses;

•	that the transaction is expected to be accretive to its fiscal 2019 earnings per share;

•	the pro forma financial effects of the proposed transaction, including the expected dilution to tangible book value per share and subsequent earn back of the dilution; and

•	the likelihood of regulators approving the merger without burdensome conditions or delay.

Kearny’s board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the merger, including, without limitation, the following:

•	the potential risk of diverting management attention and resources from the operation of Kearny’s business and towards the completion of the merger;

•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Clifton’s business, operations and workforce with those of Kearny;

•	the transaction-related restructuring charges and other merger-related costs, including the payments and other benefits to be received by Clifton management;

•	the possibility of encountering difficulties in successfully integrating Clifton’s business, operations and workforce with those of Kearny;

•	the risk that the conditions to the parties’ obligations to complete the merger agreement may not be satisfied, including the risk that necessary regulatory or stockholder approvals might not be obtained and, as a result, the merger may not be consummated; and

•	the other risks described in this document under the heading “Risk Factors.”

The foregoing discussion of the information and factors considered by Kearny’s board of directors is not intended to be exhaustive, but includes the material factors considered by Kearny’s board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, Kearny’s board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. Kearny’s board of directors considered all these factors as a whole, with the assistance of Kearny’s management and Kearny’s outside financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

Recommendation of Kearny’s Board of Directors

Kearny’s board of directors has unanimously approved the merger agreement and the merger and unanimously recommends that Kearny stockholders vote “FOR” the approval of the merger agreement and the merger.

Opinion of Kearny’s Financial Advisor

Kearny engaged Keefe, Bruyette & Woods, Inc. to render financial advisory and investment banking services to Kearny, including an opinion to the Kearny board of directors as to the fairness, from a financial point of view, to Kearny of the exchange ratio in the proposed merger. Kearny selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meeting of the Kearny board held on November 1, 2017 at which the Kearny board evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an opinion to the Kearny board of directors to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to Kearny. The Kearny board approved the merger agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex C to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Kearny board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the exchange ratio in the merger to Kearny. It did not address the underlying business decision of Kearny to engage in the merger or enter into the merger agreement or constitute a recommendation to the Kearny board in connection with the merger, and it does not constitute a recommendation to any holder of Kearny common stock or any stockholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation as to whether or not any such stockholder should enter into a voting, stockholders’, affiliates’ or other agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such stockholder.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Kearny and Clifton and bearing upon the merger, including, among other things:

•	a draft of the merger agreement, dated October 25, 2017 (the most recent draft then made available to KBW);

•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended June 30, 2017 of Kearny;

•	certain unaudited and preliminary financial results for the quarter ended September 30, 2017 of Kearny (provided to KBW by representatives of Kearny);

•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended March 31, 2017 of Clifton;

•	the unaudited quarterly financial statements and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 of Clifton;

•	certain unaudited and preliminary financial results for the quarter ended September 30, 2017 of Clifton (provided to KBW by representatives of Clifton);

•	certain regulatory filings of Kearny, Clifton and their respective subsidiaries, including (as applicable) the quarterly reports on Form FRY-9C and quarterly call reports that were filed with respect to each quarter during the three year period ended June 30, 2017 (in the case of Kearny), the three year period ended March 31, 2017 and the quarter ended June 30, 2017 (in the case of Clifton);

•	certain other interim reports and other communications of Kearny and Clifton to their respective stockholders; and

•	other financial information concerning the respective businesses and operations of Kearny and Clifton that was furnished to KBW by Kearny and Clifton or which KBW was otherwise directed to use for purposes of its analysis.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of Kearny and Clifton;

•	the assets and liabilities of Kearny and Clifton;

•	the nature and terms of certain other merger transactions and business combinations in the banking industry;

•	a comparison of certain financial and stock market information of Kearny and Clifton with similar information for certain other companies, the securities of which were publicly traded;

•	publicly available consensus “street estimates” of Clifton (giving effect to certain adjustments thereto provided to KBW by Kearny management), as well as assumed Clifton long-term growth rates provided to KBW by Kearny management, all of which information was discussed with KBW by Kearny management and used and relied upon by KBW at the direction of Kearny management and with the consent of the Kearny board;

•	publicly available consensus “street estimates” of Kearny (giving effect to certain adjustments thereto provided to KBW by Kearny management), as well as assumed Kearny long term growth rates provided to KBW by Kearny management, all of which information was discussed with KBW by such management and used and relied upon by KBW at the direction of such management and with the consent of the Kearny board; and

•	estimates regarding certain pro forma financial effects of the merger on Kearny (including without limitation the cost savings and related expenses expected to result or be derived from the merger) that were prepared by Kearny management, provided to and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management and with the consent of the Kearny board.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions that were held by the managements of Kearny and Clifton regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or that was publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of Kearny as to the reasonableness and achievability of the publicly available consensus “street estimates” of Clifton and Kearny (in each case as adjusted as referred to above), the assumed long-term growth rates of Clifton and Kearny, and the estimates regarding certain pro forma financial effects of the merger on Kearny (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger), all as referred to above, as well as the assumptions set forth in and the bases for all such information. KBW assumed, at the direction of Kearny, that all of such information was reasonably prepared and represented, or in the case of the publicly available consensus “street estimates” of Clifton and Kearny referred to above that such estimates (as adjusted) were consistent with, the best currently available estimates and judgments of Kearny management, and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.

It is understood that the portion of the foregoing financial information of Kearny and Clifton that was provided to KBW was not prepared with the expectation of public disclosure, that all of the foregoing financial information, including the publicly available consensus “street estimates” of Kearny and Clifton referred to above, was based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with Kearny management and with the consent of the Kearny board, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof. Given the substantial level of excess capital currently at both Clifton and Kearny and given that the publicly available consensus “street estimates” of Clifton and Kearny (in each case as adjusted by Kearny management) and the assumed Clifton and Kearny long-term growth rates provided to KBW by Kearny management did not reflect the impact of the expected future deployment of such excess capital (the actual timing and amount of which deployment are subject to substantial uncertainty), KBW did not rely upon a discounted cash flow analysis of either Clifton or Kearny.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Kearny or Clifton since the date of the last financial statements of each such entity that were made available to KBW and that KBW was directed to use. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with Kearny’s consent, that the aggregate allowances for loan and lease losses for each of Kearny and Clifton are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Kearny or Clifton, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of Kearny or Clifton under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

KBW assumed, in all respects material to its analyses, that:

•	the merger and any related transactions (including the bank subsidiary merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to its analyses from the draft version of the merger agreement that had been reviewed by KBW and referred to above) with no adjustments to the exchange ratio and with no other consideration or payments in respect of Clifton common stock;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•	each party to the merger agreement or any of the related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•	there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transaction (including the bank subsidiary merger) and all conditions to the completion of the merger and any such related transaction would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transactions (including the bank subsidiary merger), no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Kearny, Clifton or the pro forma entity or the contemplated benefits of the merger, including without limitation the cost savings and related expenses expected to result or be derived from the merger.

KBW assumed that the merger would be consummated in a manner that complied with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of Kearny that Kearny relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Kearny, Clifton, the merger and any related transaction (including the bank subsidiary merger), and the merger agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, of the exchange ratio in the merger to Kearny. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction (including the bank subsidiary merger), including without limitation, the form or structure of the merger or any such related transaction, any consequences of the merger to Kearny, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, retention, consulting, voting, support, cooperation, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger, any such related transaction, or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. For purposes of its analyses, KBW did not incorporate previously publicly-announced proposed changes to United States tax laws regarding corporate tax rates. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of Kearny to engage in the merger or enter into the merger agreement;

•	the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Kearny or the Kearny board;

•	any business, operational or other plans with respect to Clifton or the pro forma entity that may be currently contemplated by Kearny or the Kearny board or that may be implemented subsequent to the closing of the merger;

•	the fairness of the amount or nature of any compensation to any of Kearny’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of Kearny common stock or relative to the exchange ratio;

•	the effect of the merger or any related transaction (including the bank subsidiary merger) on, or the fairness of the consideration to be received by, holders of any class of securities of Kearny, Clifton or any other party to any transaction contemplated by the merger agreement;

•	any adjustment (as provided in the merger agreement) to the exchange ratio assumed for purposes of KBW’s opinion;

•	the actual value of Kearny common stock to be issued in connection with the merger;

•	the prices, trading range or volume at which Kearny common stock or Clifton common stock would trade following the public announcement of the merger or the prices, trading range or volume at which Kearny common stock would trade following the consummation of the merger;

•	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•	any legal, regulatory, accounting, tax or similar matters relating to Kearny, Clifton, any of their respective stockholders, or relating to or arising out of or as a consequence of the merger or any other related transaction (including the bank subsidiary merger), including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Kearny and Clifton. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Kearny board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Kearny board with respect to the fairness of the exchange ratio. The type and amount of consideration payable in the merger were determined through negotiation between Kearny and Clifton and the decision of Kearny to enter into the merger agreement was solely that of the Kearny board.

The following is a summary of the material financial analyses presented by KBW to the Kearny board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the Kearny board, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

For purposes of the financial analyses described below, KBW utilized an implied transaction value for the proposed merger of $400.6 million, or $17.92 per outstanding share of Clifton common stock, based on the 1.191x exchange ratio in the proposed merger and the closing price of Kearny common stock on October 31, 2017. In addition to the financial analyses described below, KBW reviewed with the Kearny board of directors for informational purposes, among other things, implied transaction multiples for the proposed merger (based on the implied transaction value for the merger of $17.92 per outstanding share of Clifton common stock) of 47.9x Clifton’s estimated earnings per share (“EPS”) corresponding to Kearny’s fiscal year ending June 30, 2018 and 41.7x Clifton’s estimated EPS corresponding to Kearny’s fiscal year ending June 30, 2019 using publicly available EPS consensus “street estimates” of Clifton (giving effect to certain adjustments provided by Kearny management regarding the number of diluted shares of Clifton common stock) as well as assumed Clifton long-term growth rates provided to KBW by Kearny management.

Kearny Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Kearny to 11 selected banks and thrifts that were listed on NASDAQ, the New York Stock Exchange or NYSE MKT and headquartered in the Mid-Atlantic or Northeast United States with total assets between $1.0 billion and $10.0 billion, latest twelve months (“LTM”) core return on average assets less than 1%, and tangible common equity / tangible assets ratio greater than 10%. Merger targets and mutual holding companies were excluded from the selected companies.

The selected companies were as follows:

Beneficial Bancorp, Inc.	Meridian Bancorp, Inc.
Blue Hills Bancorp, Inc.	Northfield Bancorp, Inc.
Brookline Bancorp, Inc.	PCSB Financial Corporation
Clifton Bancorp Inc.	Republic First Bancorp, Inc.
First Bank	Western New England Bancorp, Inc.
Howard Bancorp, Inc.

To perform this analysis, KBW used profitability and other financial information for the LTM period available (which in the case of Kearny and Clifton were the twelve months ended September 30, 2017 as provided by Kearny management and Clifton management, respectively) or as of the end of such LTM period and market price information as of October 31, 2017. KBW also used EPS estimates taken from consensus “street estimates” for Kearny and the selected companies, giving effect to certain adjustments provided by Kearny management regarding the number of diluted shares in the case of Kearny and Clifton. Where consolidated holding company level financial data for the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios. Certain financial data prepared by KBW, as referenced in the tables presented below, may not correspond to the data presented in Kearny’s historical financial statements, or the data prepared by RP Financial presented under the section “ — RP Financial’s Opinion to Clifton’s Board of Directors,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Kearny and the selected companies:

		Selected Companies
	Kearny	Bottom Quartile	Average	Median	Top Quartile
LTM Core Return on Average Assets (%)(1)	0.40	0.52	0.67	0.78	0.80
LTM Core Return on Average Equity (%)(1)	1.79	3.67	5.46	5.38	6.75
LTM Net Interest Margin (%)	2.43	2.93	3.08	3.07	3.27
LTM Fee Income / Revenue Ratio(2)	10.20	7.80	13.20	8.70	15.40
LTM Efficiency Ratio (%)	71.50	73.50	66.20	66.00	56.50

(1)	Core Income excluded extraordinary items, non-recurring items, gains / (losses) on sale of securities and amortization of intangibles as calculated by SNL Financial.
(2)	Excluded gains/(losses) on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of Kearny and the selected companies:

		Selected Companies
	Kearny	Bottom Quartile	Average	Median	Top Quartile
Tangible Common Equity / Tangible Assets (%)	19.27	10.99	13.67	12.35	15.35
Total Risk Based Capital Ratio (%)	28.58	14.31	19.48	16.74	21.79
Loans / Deposits (%)	110.00	101.00	102.00	105.00	115.00
Loan Loss Reserve / Gross Loans (%)	0.90	0.65	0.84	0.83	0.98
Nonperforming Assets / Loans + OREO (%)	0.63	1.32	1.10	0.84	0.60
LTM Net Charge-Offs / Average Loans (%)	0.01	0.13	0.07	0.03	—

In addition, KBW’s analysis showed the following concerning the market performance of Kearny and the selected companies (excluding the impact of the LTM EPS multiple for one of the selected companies, which multiple was considered to be not meaningful because it was greater than 75.0x):

	Kearny		Selected Companies
			Bottom Quartile	Average	Median	Top Quartile
One–Year Stock Price Change (%)(1)	7.90		15.40	37.80	28.50	43.60
Year-to-Date (“YTD”) Stock Price Change (%)(1)	(3.20)		(4.40)	6.30	7.50	12.40
Stock Price / Tangible Book Value per Share (x)	1.36		1.38	1.57	1.48	1.65
Stock Price / 2017 Estimated EPS (x)	68.40	(2)	20.90	33.40	25.10	38.10
Stock Price / 2018 Estimated EPS (x)	62.20	(3)	17.90	27.80	24.70	33.60
Dividend Yield (%)(4)	0.80		0.30	1.10	1.10	1.70
LTM Dividend Payout Ratio (%)(4)	55.00		6.00	32.00	24.00	49.00

(1)	Excluded PCSB Financial Corporation which completed its standard conversion in April 2017.

(2)	Based on Kearny’s EPS for the fiscal year ended June 30, 2017. Selected companies’ multiples included Clifton’s multiple based on Clifton’s EPS corresponding to Kearny’s fiscal year ended June 30, 2017.
(3)	Based on Kearny’s estimated EPS for the fiscal year ending June 30, 2018 (giving effect to certain adjustments provided by Kearny management regarding the number of diluted shares of Kearny common stock). Selected companies’ multiples included Clifton’s multiple based on Clifton’s estimated EPS corresponding to Kearny’s fiscal year ending June 30, 2018 (giving effect to certain adjustments provided by Kearny management regarding the number of diluted shares of Clifton common stock).
(4)	Dividend yield and LTM dividend payout ratio reflected LTM dividends, excluding special dividends, as a percentage of stock price and estimated LTM EPS, respectively.

No company used as a comparison in the above selected companies analysis is identical to Kearny. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Clifton Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Clifton to 15 selected banks that were listed on NASDAQ, the New York Stock Exchange or NYSE MKT and headquartered in the Mid-Atlantic or Northeast United States with total assets between $500 million and $5.0 billion, LTM core return on average assets less than 1%, and tangible common equity / tangible assets ratio greater than 10%. Merger targets and mutual holding companies were excluded from the selected companies.

The selected companies were as follows:

Blue Hills Bancorp, Inc.	PB Bancorp, Inc.
Coastway Bancorp, Inc.	PCSB Financial Corporation
First Bank	Prudential Bancorp, Inc.
Hamilton Bancorp, Inc.	Randolph Bancorp, Inc.
Howard Bancorp, Inc.	Republic First Bancorp, Inc.
Kearny Financial Corp.	Severn Bancorp, Inc.
MSB Financial Corp.	Western New England Bancorp, Inc.
Northfield Bancorp, Inc.

To perform this analysis, KBW used profitability and other financial information for the LTM period available (which in the case of Clifton and Kearny were the twelve months ended September 30, 2017 as provided by Clifton management and Kearny management, respectively) or as of the end of such LTM period and market price information as of October 31, 2017. KBW also used EPS estimates taken from consensus “street estimates” for Clifton and the selected companies, to the extent publicly available (consensus “street” estimates were not publicly available for six of the selected companies) and giving effect to certain adjustments provided by Kearny management regarding the number of diluted shares in the case of Clifton and Kearny. Where consolidated holding company level financial data for the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios. Certain financial data prepared by KBW, as referenced in the tables presented below, may not correspond to the data presented in Clifton’s historical financial statements, or the data prepared by RP Financial presented under the section “— RP Financial’s Opinion to Clifton’s Board of Directors,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Clifton and the selected companies:

		Selected Companies
	Clifton	Bottom Quartile	Average	Median	Top Quartile
LTM Core Return on Average Assets (%)(1)	0.42	0.40	0.49	0.49	0.72
LTM Core Return on Average Equity (%)(1)	2.11	2.51	3.98	3.81	5.09
LTM Net Interest Margin (%)	2.28	2.84	3.04	3.08	3.22
LTM Fee Income / Revenue Ratio(2)	7.40	7.30	16.90	12.70	23.00
LTM Efficiency Ratio (%)	66.00	78.60	73.50	76.60	66.10

(1)	Core Income excluded extraordinary items, non-recurring items, gains / (losses) on sale of securities and amortization of intangibles as calculated by SNL Financial.
(2)	Excluded gains/losses on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of Clifton and the selected companies:

		Selected Companies
	Clifton	Bottom Quartile	Average	Median	Top Quartile
Tangible Common Equity / Tangible Assets (%)	18.39	10.89	13.55	13.84	15.13
Total Risk Based Capital Ratio (%)	32.23	14.95	19.08	16.86	21.35
Loans / Deposits (%)	125.00	87.00	99.00	105.00	110.00
Loan Loss Reserve / Gross Loans (%)	0.64	0.66	0.82	0.83	0.92
Nonperforming Assets / Loans + OREO (%)	0.32	2.70	1.90	1.71	0.95
LTM Net Charge-Offs / Average Loans (%)	0.01	0.13	0.12	0.02	—

In addition, KBW’s analysis showed the following concerning the market performance of Clifton and, to the extent available, the selected companies (excluding the impact of the LTM EPS multiples for four of the selected companies, the 2017 EPS multiples for two of the selected companies and the 2018 EPS multiple for one of the selected companies, which multiples were considered to be not meaningful because they were either less than 0.0x or greater than 75.0x):

			Selected Companies
	Clifton		Bottom Quartile	Average	Median	Top Quartile
One–Year Stock Price Change (%)	11.40		8.00	33.10	26.70	43.60
YTD Stock Price Change (%)	0.70		(1.70)	8.20	8.90	15.00
Stock Price / Tangible Book Value per Share (x)	1.31		1.15	1.35	1.32	1.43
Stock Price / LTM EPS (x)	56.80		23.10	35.00	27.10	40.50
Stock Price / 2017 EPS Estimate (x)	68.10	(1)	21.70	36.70	26.10	49.70
Stock Price / 2018 EPS Estimate (x)	45.50	(2)	18.00	32.20	27.40	41.10
Dividend Yield (%)(3)	1.40		—	0.60	—	1.00
LTM Dividend Payout Ratio (%)(3)	80.00		—	21.00	—	47.00

(1)	Based on Clifton’s EPS corresponding to Kearny’s fiscal year ended June 30, 2017. Selected companies’ multiples included Kearny’s multiple based on Kearny’s EPS for the fiscal year ended June 30, 2017.
(2)	Based on Clifton’s estimated EPS corresponding to Kearny’s fiscal year ending June 30, 2018 (giving effect to certain adjustments provided by Kearny management regarding the number of diluted shares of Clifton common stock). Selected companies’ multiples included Kearny’s multiple based on Kearny’s estimated EPS for the fiscal year ending June 30, 2018 (giving effect to certain adjustments provided by Kearny management regarding the number of diluted shares of Kearny common stock).
(3)	Dividend yield and LTM dividend payout ratio reflected LTM dividends, excluding special dividends, as a percentage of stock price and LTM EPS, respectively.

No company used as a comparison in the above selected companies analysis is identical to Clifton. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Selected Transactions Analysis. KBW reviewed publicly available information related to 24 selected whole bank transactions in the United States announced since January 1, 2016 with announced deal values between $100 million and $700 million and the acquired companies’ tangible common equity / tangible assets ratios greater than 10%. Terminated transactions and merger-of-equals transactions were excluded from the selected transactions. The selected transactions were as follows:

Acquiror	Acquired Company
Old Line Bancshares, Inc.	Bay Bancorp, Inc.
National Commerce Corporation	FirstAtlantic Financial Holdings, Inc.
CenterState Banks, Inc.	HCBF Holding Company, Inc.
CenterState Banks, Inc.	Sunshine Bancorp, Inc.
Associated Banc-Corp	Bank Mutual Corporation
OceanFirst Financial Corp	Sun Bancorp, Inc.
State Bank Financial Corporation	AloStar Bank of Commerce
Union Bankshares Corporation	Xenith Bankshares, Inc.
First Bancorp	ASB Bancorp, Inc.
First Busey Corporation	Mid Illinois Bancorp, Inc.
FB Financial Corporation	American City Bank/Clayton Bank and Trust
Midland States Bancorp, Inc.	Centrue Financial Corporation
Simmons First National Corporation	Southwest Bancorp, Inc.
Veritex Holdings, Inc.	Sovereign Bancshares, Inc.
Independent Bank Group, Inc.	Carlile Bancshares, Inc.
Collins Family Trust	Inter National Bank
Enterprise Financial Services Corp	Jefferson County Bancshares, Inc.
First Commonwealth Financial Corporation	DCB Financial Corp
OceanFirst Financial Corp.	Ocean Shore Holding Co.
Cathay General Bancorp	SinoPac Bancorp
First Midwest Bancorp, Inc.	Standard Bancshares, Inc.
Byline Bancorp, Inc.	Ridgestone Financial Services, Inc.
Westfield Financial, Inc.	Chicopee Bancorp, Inc.
Old National Bancorp	Anchor BanCorp Wisconsin Inc.

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the acquisition:

•	Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

•	Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium; and

•	Price per LTM core EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM core net income).

KBW also reviewed the price per share paid for the acquired company for the 13 selected transactions in which the acquired company was publicly traded as a premium to the closing price of the acquired company one day prior to the announcement of the respective transaction (expressed as a percentage and referred to as the one-day market premium). The above transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied transaction value for the proposed merger of $400.6 million and using historical financial information for Clifton as of or for the 12 months ended September 30, 2017 provided by Clifton management.

The results of the analysis are set forth in the following table (excluding the impact of the LTM EPS multiple for one of the selected transactions, which multiple was considered to be not meaningful because it was greater than 75.0x):

		Selected Transactions
Transaction Price to	Kearny /Clifton	Bottom Quartile	Average	Median	Top Quartile
Tangible Book Value (x)	1.38	1.37	1.63	1.68	1.83
Core Deposit Premium (%)	18.70	6.00	10.70	11.70	13.90
Core LTM EPS (x)(1)	59.70	16.50	24.50	23.10	32.40
One Day Market Premium (%)	5.30	10.40	23.20	15.80	25.70

(1)	Core income excluded extraordinary items, non-recurring items, gains/losses on sale of securities and amortization of intangibles as calculated by SNL Financial.

No company or transaction used as a comparison in the above selected transaction analysis is identical to Clifton or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis. KBW analyzed the relative standalone contribution of Kearny and Clifton to various pro forma balance sheet and income statement items and the pro forma market capitalization of the combined entity. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) historical balance sheet data for Kearny and Clifton as of September 30, 2017 provided by Kearny management and Clifton management, respectively, (ii) publicly available net income consensus “street estimates” of Kearny and Clifton, (iii) assumed Kearny and Clifton long-term growth rates provided by Kearny management, and (iv) market price data as of October 31, 2017. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of Kearny and Clifton shareholders in the combined company based on the 1.191x exchange ratio in the proposed merger:

	Kearny as a % of Total	Clifton as a % of Total
Ownership
Pro Forma Ownership	76%	24%
Balance Sheet
Total Assets	76%	24%
Gross Loans Held For Investment	74%	26%
Total Deposits	76%	24%
Tangible Common Equity	76%	24%
Income Statement
Fiscal Year Ending June 30, 2018 Estimated Net Income	71%	29%
Fiscal Year Ending June 30, 2019 Estimated Net Income	69%	31%
Market Capitalization
Market Capitalization	77%	23%

Pro Forma Financial Impact Analysis. KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Kearny and Clifton. Using closing balance sheet estimates as of March 31, 2018 for Kearny and Clifton provided by Kearny management, publicly available net income consensus “street estimates” of Kearny and Clifton, assumed Kearny and Clifton long-term growth rates provided by Kearny management, and pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the merger, certain accounting adjustments and restructuring charges) provided by Kearny management, KBW analyzed the estimated financial impact of the merger on certain projected financial results. This analysis indicated that the merger could be accretive to Kearny’s estimated EPS for the fiscal years ending June 30, 2019 and June 30, 2020 and dilutive to Kearny’s estimated tangible book value per share at closing. Furthermore, the analysis indicated that, pro forma for the merger, each of Kearny’s tangible common equity to tangible assets ratio and Leverage Ratio at closing could be lower and each of Kearny’s Tier 1 Risk-Based Capital Ratio and Total Risk-Based Capital Ratio at closing could be higher. For all of the above analysis, the actual results achieved by Kearny following the merger may vary from the projected results, and the variations may be material.

Miscellaneous. KBW acted as financial advisor to Kearny in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. KBW and its affiliates, in the ordinary course of its and their broker-dealer businesses (and in the case of Kearny, further to an existing sales and trading relationship with a KBW broker-dealer affiliate), may from time to time purchase securities from, and sell securities to, Kearny and Clifton. In addition, as a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Kearny or Clifton for its and their own accounts and for the accounts of its and their respective customers and clients.

Pursuant to the KBW engagement agreement, Kearny agreed to pay KBW a non-refundable cash fee equal to 0.67% of the aggregate merger consideration, $500,000 of which became payable concurrently with the rendering of KBW’s opinion and the balance of which is contingent upon the consummation of the merger. Kearny also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than in connection with this present engagement, in the two years preceding the date of KBW’s opinion, KBW has not provided investment banking and financial advisory services to Kearny. In the two years preceding the date of KBW’s opinion, KBW has not provided investment banking and financial advisory services to Clifton. KBW may in the future provide investment banking and financial advisory services to Kearny or Clifton and receive compensation for such services.

Unaudited Prospective Financial Information

Neither Kearny nor Clifton as a matter of course makes public projections as to future performance, revenues, earnings or other financial results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, Kearny and Clifton are each including in this document certain unaudited prospective financial information that was made available by Clifton or by Kearny in connection with the merger as described below. The inclusion of this information should not be regarded as an indication that any of Clifton, Kearny, RP Financial or KBW, their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such. This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to Kearny’s and Clifton’s business, all of which are difficult to predict and many of which are beyond each party’s control. The unaudited prospective financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. No assurance can be given that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to Kearny’s and Clifton’s business, industry performance, general business and economic conditions, customer requirements, competition and adverse changes in applicable laws, regulations or rules. For other factors that could cause actual results to differ, please see the sections entitled “Risk Factors” and “Cautionary Statement About Forward-Looking Statements” beginning on pages 18 and 23, respectively, of this document.

The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with generally accepted accounting principles, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled generally accepted accounting principles measures in each party’s historical generally accepted accounting principles financial statements. Neither Kearny’s nor Clifton’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained in this document, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. No assurance can be given that, had the unaudited prospective financial information been prepared as of the date of this document, similar estimates and assumptions would be used. Neither Kearny nor Clifton intends to, and each party disclaims any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The unaudited prospective financial information does not take into account the possible financial and other effects on either Clifton or Kearny, as applicable, of the merger and does not attempt to predict or suggest future results of the combined company after giving effect to the merger. The unaudited prospective financial information does not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with completing the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect on either Clifton or Kearny, as applicable, of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but that were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial information does not take into account the effect on either Clifton or Kearny, as applicable, of any possible failure of the merger to occur. By inclusion of the unaudited prospective financial information in this document, none of Clifton, Kearny, RP Financial, KBW or their respective affiliates, associates, officers, directors, advisors, agents or other representatives makes any representation to any stockholder of Clifton, stockholder of Kearny or any other person regarding Clifton’s ultimate performance compared to the information contained in the unaudited prospective financial information or that the projected results will be achieved. The inclusion of the unaudited prospective financial information in this document should not be deemed an admission or representation by Clifton or Kearny that it is viewed as material information, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the unaudited prospective financial information included below is not being included to influence your decision whether to vote for the merger agreement, but is being provided solely because it was made available by Clifton or by Kearny, in connection with the merger as described below.

In light of the foregoing, and considering that the special meetings of Kearny’s and Clifton’s stockholders will be held many months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, stockholders are cautioned not to place unwarranted reliance on such information, and Kearny and Clifton urge all stockholders to review Kearny’s and Clifton’s financial statements and other information contained elsewhere in this document for a description of Kearny’s and Clifton’s respective businesses and reported financial results.

The following table presents the unaudited prospective earnings estimates for Clifton for the 12 months ending September 30, 2018 through September 30, 2022, unaudited prospective tangible common equity at September 30, 2018, 2019, 2020, 2021 and 2022, and unaudited prospective common shares outstanding at September 30, 2018, 2019, 2020, 2021 and 2022 used by RP Financial for the first scenario under its discounted cash flow analysis as described above.

	At or For the 12 Months Ended September 30,
(in thousands)	2018	2019	2020	2021	2022
Earnings	$8,905	$13,299	$15,958	$19,150	$22,980
Tangible common equity	275,468	276,898	287,874	302,042	320,040
Common shares outstanding	21,182	20,759	20,759	20,759	20,759

The following table presents the unaudited prospective earnings estimates for Clifton for the 12 months ending September 30, 2018 through September 30, 2022, unaudited prospective tangible common equity at September 30, 2018, 2019, 2020, 2021 and 2022, and unaudited prospective common shares outstanding at September 30, 2018, 2019, 2020, 2021 and 2022 used by RP Financial for the second scenario under its discounted cash flow analysis as described above.

	At or For the 12 Months Ended September 30,
(in thousands)	2018	2019	2020	2021	2022
Earnings	$8,905	$13,299	$14,628	$16,091	$17,700
Tangible common equity	275,468	276,898	279,722	284,035	289,945
Common shares outstanding	21,182	20,759	20,344	19,937	19,538

In addition, for purposes of the financial analyses performed in connection with KBW’s opinion, Kearny discussed with KBW, and KBW used (except with respect to Clifton’s fiscal quarters ended June 30, 2017 and September 30, 2017 and Kearny’s fiscal quarter ended September 30, 2017), publicly available consensus “street estimates” of net income for Clifton and Kearny, which were $6.8 million for Clifton’s fiscal year ending March 31, 2018, $8.9 million for Clifton’s fiscal year ending March 31, 2019, $18.2 million for Kearny’s fiscal year ending June 30, 2018 and $20.6 million for Kearny’s fiscal year ending June 30, 2019. For purposes of these financial analysis, Kearny management also provided to and discussed with KBW an estimated annual earnings growth rate for Clifton and Kearny of 8% per year for periods beyond June 30, 2019.

Treatment of Clifton Stock Options and Restricted Stock

At the effective time of the merger, each option to purchase shares of Clifton common stock outstanding immediately before the effective time of the merger, whether or not vested, will be canceled and, upon Kearny’s receipt of an option surrender agreement from the holder, exchanged for a cash payment equal to the product of (1) the number of shares of Clifton common stock subject to the stock option multiplied by (2) the amount by which $18.25 exceeds the exercise price of such option, less applicable withholding taxes.

At the effective time of the merger, each outstanding share of restricted stock will vest and be converted into the right to receive 1.191 shares of Kearny common stock.

Surrender of Stock Certificates

The conversion of Clifton common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. As soon as practicable after the completion of the merger, but in no event later than five business days thereafter, the exchange agent will mail to Clifton stockholders a letter of transmittal, together with instructions for the exchange of their Clifton common stock certificates for the merger consideration. Until you surrender your Clifton stock certificates for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with respect to any Kearny common stock into which your Clifton shares have been converted. When you surrender your Clifton stock certificates accompanied by a properly completed letter of transmittal, Kearny will pay any unpaid dividends or other distributions, without interest, that had become payable with respect to the shares of Kearny common stock into which your Clifton shares had been converted.

If you own shares of Clifton common stock in “street name” through a broker, bank or other nominee, you should receive or seek instructions from the broker, bank or other nominee holding your shares concerning how to surrender your shares of Clifton common stock in exchange for the merger consideration.

If your Clifton stock certificates have been lost, stolen or destroyed, you will have to provide an affidavit claiming your Clifton stock certificates to be lost, stolen or destroyed, and post a bond in such amount as the exchange agent may direct before you receive any consideration for your shares.

After the completion of the merger, there will be no further transfers of Clifton common stock. Clifton stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

Accounting Treatment of the Merger

Kearny will account for the merger under the “acquisition” method of accounting according to U.S. generally accepted accounting principles. Using the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities of Clifton will be recorded by Kearny at their respective fair values at the time of the completion of the merger. The excess of Kearny’s purchase price over the net fair value of the assets acquired and liabilities assumed will then be recorded as goodwill.

Material U.S. Federal Income Tax Consequences of the Merger

General. The following discussion sets forth the material United States federal income tax consequences of the merger to U.S. holders (as defined below) of Clifton common stock. This discussion does not address any tax consequences arising under the laws of any state, locality, foreign jurisdiction or U.S. federal tax laws other than federal income tax law. This discussion is based upon the Internal Revenue Code, the regulations of the United States Department of the Treasury and court and administrative rulings and decisions in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.

For purposes of this discussion, the term “U.S. holder” means:

•	a citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (1) is subject to the supervision of a court within the United States and the control of one or more United States persons or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

This discussion assumes that you hold your shares of Clifton common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. Further, the discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity;

•	an insurance company;

•	a mutual fund;

•	a dealer in securities or foreign currencies;

•	a trader in securities who elects the mark-to-market method of accounting for your securities;

•	a Clifton stockholder whose shares are qualified small business stock for purposes of Section 1202 of the Internal Revenue Code or who may otherwise be subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	a Clifton stockholder who received Clifton common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	a person who has a functional currency other than the U.S. dollar; or

•	a Clifton stockholder who holds Clifton common stock as part of a hedge, straddle or a constructive sale or conversion transaction.

If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds Clifton common stock, the tax treatment of a partner in the partnership will generally depend on the status of such partner and the activities of the partnership.

This discussion is not intended to be tax advice to any particular holder of Clifton common stock. Tax matters regarding the merger are complicated, and the tax consequences of the merger to you will depend on your particular situation. Clifton stockholders are urged to consult their tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of state, local, federal non-income and non-U.S. tax laws.

It is a condition to the closing of the merger that Kearny receive the opinion of its legal counsel, Luse Gorman, PC, and Clifton receive the opinion of its legal counsel, Kilpatrick Townsend & Stockton LLP, each dated as of the effective time of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in that opinion (including factual representations contained in certificates of officers of Kearny and Clifton), the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The tax opinions are not binding on the Internal Revenue Service, or “IRS,” or any court. Kearny and Clifton have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger and, as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

Based on the opinions that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the material U.S. federal income tax consequences of the merger are as follows:

•	No gain or loss generally will be recognized by a U.S. holder of Clifton stock upon the receipt of shares of Kearny common stock in exchange therefor pursuant to the merger (except in respect of cash received in lieu of fractional shares, as discussed below);

•	The aggregate adjusted tax basis of the shares of Kearny common stock received by the U.S. holder in the merger will be the same as the aggregate adjusted tax basis of shares of Clifton stock surrendered in exchange therefor, reduced by the tax basis allocable to any fractional share of Kearny common stock for which cash is received;

•	The holding period of Kearny common stock received by a U.S. holder will include the holding period of the Clifton stock exchanged therefor; and

•	Although no fractional shares of Kearny common stock will be issued in the merger, a U.S. holder who receives cash in lieu of such a fractional share of Kearny common stock will generally be treated as having received the fractional share pursuant to the merger and then having sold that fractional share of Kearny common stock for cash. As a result, a U.S. holder will generally recognize gain or loss equal to the difference between the amount of cash received and the portion of the holder’s aggregate adjusted tax basis of the shares of Clifton stock surrendered that is allocable to its fractional share. Any capital gain or loss will be long-term capital gain or loss if the holding period for the fractional share (including the holding period of the shares of Clifton stock surrendered therefor) is more than one year. Long-term capital gains of individuals generally are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

For purposes of the above discussion of the bases and holding periods for shares of Clifton stock and Kearny common stock, Clifton stockholders who acquired different blocks of Clifton stock at different times or at different prices must calculate their basis and holding periods separately for each identifiable block of such stock exchanged or received in the merger.

Backup Withholding. Payments of cash (including cash in lieu of a fractional share, if any) to a U.S. holder of Clifton stock may, under certain circumstances, be subject to information reporting and backup withholding (at a rate of 24% for 2018) unless such holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with the backup withholding rules. Any amounts withheld from payments to a U.S. holder of Clifton stock under the backup withholding rules are not an additional tax and generally will be allowed as a refund or credit against such holder’s federal income tax liability provided that the holder timely furnishes the required information to the IRS.

Reporting Requirements. U.S. holders of Clifton stock who receive Kearny common stock pursuant to the merger will be required to retain records pertaining to the merger, and any such holder who, immediately before the merger, holds at least 5% (by vote or value) of the outstanding Clifton stock, or securities of Clifton with a basis for federal income tax purposes of at least $1 million, will be required to file with its U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger. U.S. holders are urged to consult with their tax advisors with respect to these and other reporting requirements applicable to the merger.

The preceding discussion is a summary of the material U.S. federal income tax consequences of the merger to a U.S. holder of Clifton stock does not address all potential tax consequences that apply or that may vary with, or are contingent on, individual circumstances, and should not be construed as tax advice. Moreover, the discussion does not address any U.S. federal non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated and, accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local and foreign income and other tax consequences to you of the merger.

Regulatory Matters Relating to the Merger

Completion of the merger is subject to the receipt of all required approvals and consents from regulatory authorities. The merger is subject to approval by the FDIC, the NJDBI and the Federal Reserve. Kearny has filed the required applications and intends to request a waiver for filing an application with the Federal Reserve.

Bank Merger. The bank merger whereby Clifton Savings Bank will merge with and into Kearny Bank is subject to the approval of the FDIC under the Bank Merger Act and the NJDBI under applicable New Jersey law. In granting its approval under the Bank Merger Act, the FDIC must consider the financial and managerial resources and future prospects of the existing and resulting institutions, the convenience and needs of the communities to be served, competitive factors, any risk to the stability of the United States banking or financial system and the effectiveness of the institutions involved in combating money laundering activities. The NJDBI follows criteria similar to those used by the FDIC.

Holding Company Merger. The merger of Clifton with and into Kearny, with Kearny as the surviving savings and loan holding company, requires the approval of the Federal Reserve unless the Federal Reserve grants a waiver of the formal application process upon request of the acquiror.

The Federal Reserve takes into consideration a number of factors when acting on applications under the Bank Merger Act and the Home Owners Loan Act of 1934, including: (1) the financial and managerial resources and the effect of the proposed merger on these resources (including capital and pro forma capital ratios of the combined organization, the management expertise, internal controls, and risk management systems, especially those with respect to compliance with laws applicable to consumers and “fair lending” laws); (2) the effect of the proposal on competition; (3) the future prospects of the existing and merged entities; (4) the convenience and needs of the communities served; (5) any risk to the stability of the United States banking or financial system; and (6) the effectiveness of the acquiring entity in combating money laundering activities. The Federal Reserve also reviews the records of the relevant insured depository institutions under the Community Reinvestment Act of 1997, which we refer to in this document as the “CRA.” In connection with such a review, the Federal Reserve will provide an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if it determines such meeting or other proceeding would be appropriate.

Anti-Competitive Matters. A period of 15 to 30 days must expire following approval by the FDIC before completion of the merger is allowed, within which period the United States Department of Justice may file objections to the merger under the federal antitrust laws. While Kearny and Clifton believe that the likelihood of objection to the merger by the Department of Justice is remote, there can be no assurance that the Department of Justice will not initiate proceedings to block the merger, or that the Attorney General of the State of New Jersey will not challenge the merger, or if any proceeding is instituted or challenge is made, what the result of such challenge or proceeding would be.

The merger cannot proceed in the absence of the requisite regulatory approvals. See “—Conditions to Completing the Merger” and “—Terminating the Merger Agreement.” There can be no assurance that the requisite regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any approval. There also can be no assurance that any regulatory approvals will not contain a condition or requirement that causes the approvals to fail to satisfy one or more conditions set forth in the merger agreement and described under “—Conditions to Completing the Merger.”

The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include, for example, review of the merger from the standpoint of the adequacy of the merger consideration. Furthermore, regulatory approvals do not constitute an endorsement or recommendation with respect to the merger.

Interests of Certain Persons in the Merger that are Different from Yours

In considering the recommendation of the board of directors of Clifton to approve the merger agreement and the merger, you should be aware that Clifton’s directors and executive officers have employment and other compensation agreements or plans that give them financial interests in the merger that are different from, or in addition to, the interests of Clifton stockholders generally, which are described below. Clifton’s board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement.

Treatment of Stock Options. The merger agreement provides that all options to purchase Clifton common stock outstanding at the effective time of the merger, whether or not vested, will be canceled and, subject to Kearny’s receipt of an option surrender agreement, the holder will be entitled to receive a lump sum cash payment equal to the product of (i) the number of shares of Clifton common stock subject to the Clifton stock option, multiplied by (ii) the amount by which $18.25 exceeds the exercise price of such Clifton stock option, less required withholding taxes. If the exercise price of a Clifton stock option is greater than $18.25, then such Clifton stock option shall be canceled without any payment made in exchange therefor.

Treatment of Restricted Stock Awards. The merger agreement provides that at the effective time of the merger, each unvested share of restricted stock issued by Clifton and outstanding at the effective time of the merger will fully vest and convert into the right to receive the same merger consideration that all other shares of Clifton common stock are entitled to receive in the merger.

Stock Options and Restricted Stock Awards Held by Clifton’s Executive Officers and Directors. For an estimate of the amounts that would be payable to each of Clifton’s named executive officers on settlement of their unvested Clifton equity awards, see “— Merger-Related Executive Compensation for Clifton’s Named Executive Officers” below. Clifton’s non-employee directors Stephen Adzima, John H. Peto, Charles J. Pivirotto, Cynthia Sisco and Joseph C. Smith will be entitled to receive a cash payment of $300,930, $300,930, $300,930, $0 and $300,930, respectively, in exchange for the cancellation of their outstanding stock options upon consummation of the merger. Stephen Adzima, John H. Peto, Charles J. Pivirotto, Cynthia Sisco and Joseph C. Smith hold 17,077, 16,377, 16,377, 16,377 and 16,377 restricted stock awards, respectively, that will become fully vested at the effective time of the merger and convert into the right to receive the same merger consideration that all other shares of Clifton common stock are entitled to receive in the merger.

Payments Under Employment Agreements With Clifton and Clifton Savings Bank. Clifton and Clifton Savings Bank each previously entered into separate employment agreements with Messrs. Aguggia, Hoogerhyde and Ms. Piano. The employment agreements provide that in the event of an involuntary termination of employment without just cause (as defined in each executive’s agreement) or voluntary termination by the executive for good reason (as defined in each executive’s agreement) following a change in control and during the term of the agreement, the executive will receive a cash severance payment equal to the greater of (i) the payments and benefits due for the remaining term of the employment agreement or (ii) three times the sum of: (a) the executive’s average base salary for the five years preceding the change in control (or, if a lesser period, the executive’s actual period of employment), (b) the average incentive or bonus compensation paid for the five years preceding the change in control (or, if a lesser period, the executive’s actual period of employment), (c) the average income realized on the vesting of stock awards for the five years preceding the change in control (or, if a lesser period, the executive’s actual period of employment), (d) the average of the contributions made on an executive’s behalf to the Clifton 401(k) Plan or Clifton ESOP and supplemental plans for the five years preceding the change in control (or, if a lesser period, the executive’s actual period of employment), and (e) the average of any other taxable income for the five years preceding the change in control (or, if a lesser period, the executive’s actual period of employment) excluding income realized with respect to stock options and income related to the distribution of benefits under any retirement plan. In addition, each executive is entitled to continued participation in Clifton’s health and welfare plans, with the executive paying the employee share of the insurance premiums, until the earlier of the executive’s death, his or her employment by another employer, or the expiration of 36 months. If Clifton ceases to offer such plans following the change in control, the executive is entitled to a payment equal to the premiums for such benefits for the same time period. The payments to Mr. Hoogerhyde and Ms. Piano will be reduced by the minimum amount necessary so that such payments would not result in the loss of deductibility to Clifton under Section 280G of the Internal Revenue Code or imposition of excise taxes on the executive under Section 4999 of the Internal Revenue Code. Mr. Aguggia’s benefits under his employment agreements will be determined pursuant to a settlement agreement entered into concurrent with the execution of the merger agreement, as discussed in more detail below. For an estimate of the amounts that would be payable to each of Clifton’s named executive officers under their employment agreements, see “— Merger-Related Executive Compensation for Clifton’s Named Executive Officers” below.

Payments Under Change in Control Agreements With Clifton Savings Bank. Clifton Savings Bank previously entered into change in control agreements with Ms. Hrotko, Mr. Lesler and Ms. Scriveri that provide that, in the event that the executive’s employment is terminated in connection with a change in control (as such term defined in the agreement), he or she will be entitled to receive (i) a lump sum payment equal to two times his or her base salary as of his or her termination date and (ii) continued benefits coverage under the Bank’s health and welfare plans for a period of twenty-four months following his or her termination of employment. The change in control payments to Ms. Hrotko, Mr. Lesler and Ms. Scriveri will be reduced by the minimum amount necessary so that such payments would not result in the loss of deductibility to Clifton under Section 280G of the Internal Revenue Code or imposition of excise taxes on the executive under Section 4999 of the Internal Revenue Code. For an estimate of the amounts that would be payable to each of Clifton’s named executive officers under their change in control agreements, see “— Merger-Related Executive Compensation for Clifton’s Named Executive Officers” below.

Settlement Agreement with Paul M. Aguggia. In connection with the merger agreement, Kearny, Kearny Bank, Clifton and Clifton Savings Bank entered into a settlement agreement with Mr. Aguggia that fixed the amount of cash severance payable pursuant to the terms of his employment agreements with Clifton and Clifton Savings Bank, subject to possible reduction so that no payments to Mr. Aguggia would result in the loss of deductibility to Clifton under Section 280G of the Internal Revenue Code or imposition of excise taxes on Mr. Aguggia under Section 4899 of the Internal Revenue Code, and waived his right to continued insurance coverage. For an estimate of the amount that would be payable to Mr. Aguggia under this agreement, see “— Merger-Related Executive Compensation for Clifton’s Named Executive Officers” below.

Non-Competition Agreement With Paul M. Aguggia. In connection with the merger agreement, Kearny Bank entered into a non-competition agreement with Mr. Aguggia, which was subsequently amended and restated to finalize the compensation payable to Mr. Aguggia, which provides generally that Mr. Aguggia may not compete with Kearny Bank for six months following the date of the merger and he may not solicit business, customers and employees for two years following the date of the merger. For the amount that would be payable to Mr. Aguggia under this agreement, see “— Merger-Related Executive Compensation for Clifton’s Named Executive Officers” below.

Payments under Amended and Restated Supplemental Executive Retirement Plan. Clifton Savings Bank maintains an Amended and Restated Supplemental Executive Retirement Plan, in which Mr. Aguggia and Ms. Piano are the only participants. This plan provides for a benefit if a change in control occurs prior to the complete scheduled payment of the employee stock ownership plan (ESOP) acquisition loans. The amount of the change in control benefit is equal to the benefit the participant would have received under the Clifton ESOP and the supplemental executive retirement plan had the participant remained employed throughout the term of the employee stock ownership plan loan, less the benefits actually provided under the employee stock ownership plan and the supplemental executive retirement plan on the participant’s behalf. The merger agreement provides that the Amended and Restated Supplemental Executive Retirement Plan will be terminated at or immediately prior to the effective time of the merger and each participant will receive a lump sum payment equal to the benefit which such participant is entitled to under the terms of the plan. For an estimate of the amounts that would be payable to Mr. Aguggia and Ms. Piano, see “— Merger-Related Executive Compensation for Clifton’s Named Executive Officers” below.

Payments under Directors’ Retirement Plan. Clifton Savings Bank maintains the Clifton Savings Bank Directors’ Retirement Plan to provide non-employee directors with supplemental retirement income. All current non-employee directors participate in the plan. Upon a directors’ retirement following the completion of three years of service and the attainment of age 68, participants receive an annual retirement benefit, payable for life, equal to a percentage of the sum of the annual fees and retainer paid during the twelve-month period ending on the (or for a minimum of 10 years) date preceding retirement. The percentage paid as an annual benefit is determined by multiplying the participant’s years of service (up to a maximum of 10) by 10 percent. Upon a change in control, the benefit equals the sum of the annual fees and retainer paid to the participant during the twelve-month period preceding the date of a termination of service due to a change in control, payable annually for the life of the participant (or for a minimum of 15 years) or, at a director’s election, an actuarially equivalent determined lump sum payment. The merger agreement provides that the Directors’ Retirement Plan will be terminated at or immediately prior to the effective time of the merger and each participant will receive a lump sum payment equal to their change in control benefit. Clifton’s non-employee directors Stephen Adzima, John H. Peto, Charles J. Pivirotto, Cynthia Sisco and Joseph C. Smith, respectively, will receive an estimated cash payment of $895,428, $862,578, $852,954, $803,940, and $883,900, respectively, upon termination of the plan, payable at the effective time of the merger. In connection with the merger agreement, Cynthia Sisco entered into a cutback agreement which provides that payments made to her as a result of the merger, which include payments under the Clifton Savings Bank Directors’ Retirement Plan, will be reduced, if necessary, so that such payments would not result in the loss of deductibility to Clifton under Section 280G of the Internal Revenue Code or imposition of excise taxes on Ms. Sisco under Section 4999 of the Internal Revenue Code.

Appointment of Three Directors to Kearny’s Board of Directors. The merger agreement provides that immediately following the effective time of the merger, Paul M. Aguggia and two other members of Clifton’s board of directors will be appointed to Kearny’s board of directors and that it is the intent of Kearny to appoint Paul M. Aguggia as Chairman of Kearny’s Enterprise Risk Management Committee and as a Board liaison to Kearny’s Capital Markets Committee, effective immediately following the date of the merger.

Indemnification and Insurance of Directors and Officers. In the merger agreement, Kearny has agreed to indemnify and hold harmless each of the current and former officers and directors of Clifton and its subsidiaries against any costs, expenses, judgments, fines, amounts paid in settlements, damages and other liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether arising before or after the effective time of the merger, pertaining to any matter that existed or occurred at or before the effective time of the merger to the same extent as Clifton currently provides for indemnification of its officers and directors. Kearny has also agreed to maintain in effect for a period of six years following the effective time of the merger the directors’ and officers’ liability insurance policy currently maintained by Clifton or to provide a policy with comparable coverage, provided that, to obtain such insurance coverage, Kearny is not obligated to expend, in the aggregate, an amount exceeding 250% of the amount of the annual premiums currently paid by Clifton for such insurance.

Merger-Related Executive Compensation for Clifton’s Named Executive Officers. The information set forth in the following table is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each of Clifton’s named executive officers that is based on, or otherwise relates to, the merger (which we refer to as “merger-related compensation”). The merger-related compensation payable to these individuals is the subject of a non-binding advisory vote of Clifton stockholders, as described above in “Special Meeting of Clifton Stockholders — Clifton Proposal No. 2 — Non-Binding Advisory Vote to Approve the Compensation That May Become Payable to the Named Executive Officers of Clifton in Connection with the Merger.”

The following table sets forth the amount of payments and benefits that each of Clifton’s named executive officers would receive in connection with the merger, assuming: (i) that the effective time of the merger was November 30, 2017, the last practicable date prior to the date of this joint proxy statement/prospectus; (ii) a per share price of Clifton common stock of $17.25, which is the average closing price per share over the first five business days following the announcement of the merger agreement; and (iii) each named executive officer experiences a qualifying termination of employment on November 30, 2017. If the merger closes after September 2, 2018, then the estimated payment in connection with a change of control listed below will change as some of the stock options and restricted stock awards will have vested without regard to the change of control and cash payments may change because of the requirements to reduce severance under the employment agreements and change in control agreements if an executive is initially determined to be subject to excise taxes imposed under Section 280G of the Internal Revenue Code. This table does not include the value of benefits in which the named executive officers are vested without regard to the occurrence of a change in control. The amounts shown below are estimates based on multiple assumptions that may or may not actually occur, and as a result, the actual amounts to be received by a named executive officer may differ materially from the amounts shown below.

Executive	Cash ($)(1)	Equity ($)(2)	Pension/NQDC ($)(3)	Perquisites/ Benefits ($)(4)	Total ($)
Paul M. Aguggia	2,060,827	2,225,023	1,464,664	—	5,750,514
Christine R. Piano	507,698	951,579	472,022	33,871	1,965,170
Stephen Hoogerhyde	725,593	488,512	—	38,241	1,252,347
Patricia C. Hrotko	377,400	488,512	—	19,569	885,482
Michael Lesler	535,600	—	—	52,496	588,096
Diane Scriveri	450,000	103,500	—	36,178	589,678

(1)	The cash payments consist of: (a) for Mr. Aguggia only, a payment in the amount of $1,405,827 pursuant to a settlement agreement, a payment in the amount of $655,000 pursuant to a non-competition agreement; and (b) for the remaining executives, the estimated amount payable under each individual’s employment or change in control agreement, as applicable. The amounts payable to Mr. Aguggia are considered a “single trigger” benefit since the amounts are payable upon the occurrence of the merger without regard to termination of employment and the cash severance payable to the remaining executives are considered a “double trigger” benefit since the severance amounts are payable upon a change in control of Clifton and termination of employment. The cash severance payments under each individual’s employment agreements, change in control agreements and settlement agreement, as applicable, will be reduced in order to avoid excise taxes under Section 280G of the Internal Revenue Code; and accordingly, the above cash payments reflect a reduction for Ms. Piano and Mr. Hoogerhyde, respectively, of $775,147 and $229,787, respectively.
(2)	Represents the estimated cash payment to be made in exchange for the cancellation of the non-vested stock options and the value of the non-vested restricted stock awards that become vested at the effective time of the merger. The value of the stock options is based on a per share price of Clifton common stock of $18.25 and the value of the restricted stock awards is based on a per share price of Clifton common stock of $17.25, which is the average closing market price of Clifton common stock over the five business days following the public announcement of the merger. The amounts payable under this column are considered a “single trigger” benefit since they are payable upon a change in control of Clifton without regard to termination of employment. Set forth below are the values of each type of equity-based award outstanding as of the date hereof that would become vested upon the effective time of the merger:

Name	Stock Options ($)	Restricted Stock ($)
Paul M. Aguggia	812,507	1,412,516
Christine R. Piano	315,985	635,594
Stephen Hoogerhyde	135,422	353,090
Patricia C. Hrotko	135,422	353,090
Michael Lesler	—	—
Diane Scriveri	—	103,500

(3)	Represents the estimated cash payment to be made in connection with the termination of the Clifton Savings Bank Amended and Restated Supplemental Executive Retirement Plan. This payment is considered a “single trigger” benefit since it is payable solely as a result of the merger.
(4)	Represents the estimated value of continued medical, disability and life coverage for 36 months for Ms. Piano and Mr. Hoogerhyde and 24 months for Ms. Hrotko, Mr. Lesler and Ms. Scriveri, with the executive paying the employee share of the insurance premiums.

Employee Matters

Each person who is an employee of Clifton Savings Bank as of the effective time of the merger (whose employment is not specifically terminated as of the merger date) will become an employee of Kearny Bank and will be eligible to participate in employee benefit plans and compensation opportunities that are substantially comparable to the employee benefit and compensation opportunities that are generally made available to similarly situated employees of Kearny Bank; provided, however, that continuing employees will not be eligible to participate in any frozen plans of Kearny Bank. With respect to any Kearny Bank medical, dental or vision insurance plan, Kearny Bank will cause any preexisting condition limitations or eligibility waiting periods to be waived and credit each continuing employee for any co-payments or deductibles incurred by such continuing employee under a Clifton health plan for the plan year in which coverage commences under Kearny Bank’s health plan. Terminated Clifton Savings Bank employees that do not continue as employees of Kearny Bank following the effective time of the merger, and their qualified beneficiaries, will have the right to continued coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

Continuing employees will receive prior service credit for purposes of eligibility and vesting (but not for purposes of benefit accrual) provided that such recognition of service will not (1) apply to the Kearny ESOP, (2) apply to paid time-off, to the extent, at Kearny Bank’s discretion, the cash value of unused paid time-off is paid to continuing employees, or (3) operate to duplicate any benefits with respect to the same period of service.

Each full-time employee of Clifton or Clifton Savings Bank whose employment is involuntarily terminated by Kearny (other than for cause) or who voluntarily terminates employment for good reason within six months following the effective time of the merger and who is not covered by a separate employment agreement, change in control agreement or other agreement that provides for the payment of severance will, upon executing an appropriate release in the form reasonably determined by Kearny, receive a severance payment equal to two weeks of base pay for each year of service with Clifton, with a minimum payment equal to four weeks for base pay and a maximum payment equal to 26 weeks of base pay. Kearny will offer Clifton Savings Bank employees whose jobs are eliminated as a result of the merger priority in applying for open positions with Kearny and Kearny Bank.

Operations of Kearny Bank after the Merger

The merger agreement provides for the merger of Clifton with and into Kearny, with Kearny as the surviving entity. Following the merger of Clifton with and into Kearny, Kearny will merge Clifton Savings Bank with and into Kearny Bank, with Kearny Bank as the surviving bank.

The executive officers of Kearny Bank will remain the same following the merger, and Kearny Bank will appoint Paul M. Aguggia and two additional current Clifton directors to serve on the Kearny Bank board of directors.

Resale of Shares of Kearny Common Stock

All shares of Kearny common stock issued to Clifton’s stockholders in connection with the merger will be freely transferable. This document does not cover any resales of the shares of Kearny common stock to be received by Clifton’s stockholders upon completion of the merger, and no person may use this document in connection with any resale.

Time of Completion

Unless the parties agree otherwise and unless the merger agreement has otherwise been terminated, the closing of the merger will take place no later than 30 days following the date on which all of the conditions to the merger contained in the merger agreement are satisfied or waived. See “—Conditions to Completing the Merger.” On the closing date, to merge Clifton into Kearny, Kearny will file Articles of Merger with the Maryland State Department of Assessments and Taxation. The merger will become effective at the time stated in the Articles of Merger.

It is currently expected that the merger will be completed late in the first quarter or early in the second quarter of 2018. However, because completion of the merger is subject to regulatory approvals and other conditions, the parties cannot be certain of the actual timing of the completion of the merger.

Conditions to Completing the Merger

Kearny’s and Clifton’s obligations to consummate the merger are conditioned on the following:

•	approval of the merger agreement by Clifton and Kearny stockholders;

•	receipt of all required regulatory approvals, consents or waivers and the expiration of all statutory waiting periods;

•	the absence of any order, decree, injunction, statute, rule or regulation that prevents the consummation of the merger or the bank merger or that makes completion of the merger or the bank merger illegal;

•	receipt of consent of all third parties whose consent is required to consummate the merger, except where failure to obtain such consent would not have a material adverse effect on Kearny;

•	effectiveness of the registration statement of which this document is a part;

•	Kearny filing a notice with The Nasdaq Stock Market for the listing of the shares of Kearny common stock to be issued by Kearny in the merger, and The Nasdaq Stock Market authorizing and not objecting to the listing of such shares of Kearny common stock; and

•	receipt by Kearny and Clifton of an opinion from their respective legal counsel to the effect that the merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

In addition, Kearny’s obligations to consummate the merger are conditioned on the following:

•	the representations and warranties of Clifton contained in the merger agreement will be true and correct as of the closing date of the merger (except to the extent such representations and warranties speak as of an earlier date and subject to materiality and material adverse effect standards described in the merger agreement), and the receipt by Kearny of a written certificate from Clifton’s Chief Executive Officer and Chief Financial Officer to that effect;

•	Clifton’s performance in all material respects of all of its obligations and covenants required to be performed prior to the effective time of the merger, and Kearny’s receipt of a written certificate from Clifton’s Chief Executive Officer and Chief Financial Officer to that effect; and

•	None of the regulatory approvals, consents or waivers necessary to consummate the merger and the transactions contemplated by the merger agreement includes any condition or requirement that would so materially and adversely impact the economic or business benefits to Kearny of the transactions contemplated by the merger agreement that, had such condition or requirement been known, Kearny would not, in its reasonable judgment, have entered into the merger agreement.

In addition, Clifton’s obligations to consummate the merger are conditioned on the following:

•	the representations and warranties of Kearny contained in the merger agreement will be true and correct as of the closing date of the merger (except to the extent such representations and warranties speak as of an earlier date and subject to materiality and material adverse effect standards described in the merger agreement), and Clifton’s receipt of a written certificate from Kearny’s Chief Executive Officer and Chief Financial Officer to that effect; and

•	Kearny’s performance in all material respects of all of its obligations and covenants required to be performed prior to the effective time of the merger, and Clifton’s receipt of a written certificate from Clifton’s Chief Executive Officer and Chief Financial Officer to that effect.

Kearny and Clifton cannot guarantee that all of the conditions to the merger will be satisfied or waived by the party permitted to do so.

Conduct of Business Before the Merger

Clifton has agreed that, until completion of the merger and unless consented to by Kearny, or to the extent required by law or regulation of any governmental entity, neither Clifton nor its subsidiaries will:

General Business

•	conduct its business other than in the regular, ordinary and usual course consistent with past practice;

•	fail to use reasonable efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees;

•	take any action that would adversely affect or materially delay the ability to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement;

Indebtedness

•	incur, modify, extend or renegotiate any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any person, other than deposits in the ordinary course of business consistent with past practice and advances from the FHLB with a maturity of not more than ten years;

•	prepay any indebtedness or other similar arrangements to cause Clifton to incur any prepayment penalty;

•	purchase any brokered certificates of deposit;

Capital Stock

•	adjust, split, combine or reclassify its capital stock;

•	make, declare or pay any dividends or make any other distribution on its capital stock, except regular quarterly cash dividends on Clifton common stock of no greater than $0.06 per share with record and payment dates consistent with past practice and dividends paid by Clifton Savings Bank to Clifton to enable Clifton to pay such regular quarterly cash dividends;

•	grant any person any right to acquire any shares of its capital stock or make any grant or award under the Clifton’s equity plans;

•	issue any additional shares of capital stock or any securities or obligations convertible or exercisable for any shares of its capital stock, except pursuant to the exercise of stock options outstanding as of the date of the merger agreement;

•	redeem or otherwise acquire any shares of its capital stock other than a security interest or as a result of the enforcement of a security interest and other than provided in the merger agreement;

Dispositions

•	sell, transfer, mortgage, encumber or otherwise dispose of any of its real property or other assets to any person other than to its subsidiary or cancel, release or assign any indebtedness or claims, other than in the ordinary course of business consistent with past practice;

Investments

•	make any equity investment, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other person, or form any new subsidiary;

•	purchase any debt security other than U.S. government and U.S. government agency securities with final maturities of less than one year;

•	enter into any futures contract, option, swap agreement, interest rate cap, interest rate floor, interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest;

Contracts

•	enter into, renew, amend or terminate any material contract or make any change in its leases or material contracts;

Loans

•	except for loans or commitments for loans that have previously been approved by Clifton prior to the date of the merger agreement, (i) make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any loans, or make any commitment in respect of any of the foregoing, except in conformity with existing lending practices, (ii) make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any commercial and industrial loan not secured by real estate, (iii) make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any loan, or make any commitment in respect of any of the foregoing, except (a) in conformity with existing lending practices in amounts not to exceed $150,000 if such loan is not fully secured, $1,500,000 if such loan is fully secured by residential real estate or, $4,000,000 if such loan is fully secured by commercial or multi-family real estate and the proposed credit facility does not represent an exception to Clifton’s existing commercial loan policy, (b) loans as to which Clifton has a binding obligation to make such loans as of the date of the merger agreement; provided, however, that neither Clifton nor any of its subsidiaries will make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any loan, or make any commitment in respect of any of the foregoing, to any person if when aggregated with all outstanding loans and commitments for loans made to such person and such person’s family members and affiliates, the loans would exceed $10,000,000. Any consent sought from Kearny must be given within two business days after the relevant loan package is provided;

•	make any new loan, or commit to make any new loan, to any director or executive officer of Clifton or Clifton Savings Bank, or, except for in accordance with Regulation O of the Federal Reserve regulations, amend or renew any existing loan, or commit to do so, with any director or executive officer of Clifton or Clifton Savings Bank;

•	purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

Benefit Plans

•	increase the compensation or benefits payable to any employee or director other than in the ordinary course of business consistent with past practice and pursuant to policies in effect or pay any bonus, pension, retirement allowance or contribution except for cash bonuses, consistent with past practice;

•	become a party to, renew or amend any employee benefit, compensation plan, employment severance, or change in control agreement;

•	amend the terms of any outstanding stock option or accelerate the vesting of, or lapsing of restrictions with respect to, any stock options or other stock-based compensation; make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice; or make any contribution to the Clifton ESOP, forgive any indebtedness with respect to the Clifton ESOP loan or take any action that would cause a release of any suspense shares, except as required by operation of the Clifton ESOP or in the ordinary course of business consistent with past practice;

•	elect any person to office with the title of Senior Vice President or higher who does not currently hold such office or elect any person who is not currently a board of director as of the date of the merger agreement;

•	hire any employee whose annual base salary would be greater than $50,000, except as may be necessary to replace any non-officer employee;

Settling Claims

•	commence any action or proceeding other than to enforce any obligation owed to Clifton and in accordance with past practice, or settle any claim, action or proceeding against it involving payment of money damages in excess of $50,000 that would not impose any material restrictions on Clifton’s operations;

Governing Documents

•	amend Clifton’s articles of incorporation or bylaws;

Deposits

•	increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in the ordinary course of business;

Capital Expenditures

•	make any capital expenditures in excess of $100,000 other than existing binding commitments as of the date of the merger agreement and expenditures reasonably necessary to maintain existing assets in good repair;

Branches

•	establish or commit to establish any new branch office or file any application to relocate or terminate any banking office;

Policies

•	amend the Clifton Savings Bank Asset/Liability and Funds Management Policy, or any interest rate risk policies, plans or strategies of Clifton or its subsidiaries in a manner that would reasonably be expected to increase Clifton’s or its subsidiaries’ interest rate sensitivity as measured by Clifton Savings’ Economic Value of Equity (“EVE”) or Net Interest Income (“NII”) analysis; provided that any additions, amendments or discontinuation of Clifton’s or its subsidiaries’ interest rate risk policies, plans or strategies that would not reasonably be expected to increase the EVE or NII of Clifton or its subsidiaries will be presented to Kearny within five business days after such action is taken;

•	make any changes in policies in any material respect in existence on the date of the merger agreement with regard to: the extension of credit, or the establishment of reserves with respect to possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service, loans; its hedging practices and policies; or other material banking policies, in each case except as may be required by changes in applicable law or regulations, GAAP, or at the direction of a governmental entity;

Communications

•	except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the merger: (i) issue any communication of a general nature to employees without prior consultation with Kearny and, to the extent relating to post-closing employment, benefit or compensation information, without the prior consent of Kearny; or (ii) issue any communication of a general nature to customers without the prior approval of Kearny;

Environmental Assessments

•	except with respect to foreclosures in process as of the date of the merger agreement, foreclose upon or take a deed or title to any commercial real estate (i) without providing prior notice to Kearny and conducting a Phase I environmental assessment of the property, or (ii) if the Phase I environmental assessment reflects the presence of any hazardous material or underground storage tank;

Taxes

•	make, change or rescind any material tax election concerning Clifton’s taxes or tax returns or settle any material tax claim, assessment or surrender any right to claim a tax refund;

Accounting

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles or regulatory guidelines;

New Lines of Business

•	enter into any new lines of business;

Merger or Liquidation

•	merge or consolidate Clifton Savings Bank or any subsidiary with any other corporation or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its subsidiaries;

Tax-Free Reorganization

•	knowingly take action that would prevent or impede the merger from qualifying as a reorganization under the Internal Revenue Code;

Other Agreements

•	take any action that is intended or expected to result in any of Clifton’s representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time, or in any of the closing conditions not being satisfied or in a violation of any provision of the merger agreement; or

•	agree to take, commit to take or adopt any resolutions in support of any of the actions prohibited by the section in the merger agreement governing Clifton’s conduct of business until the completion of the merger.

Kearny has agreed that, until the completion of the merger and unless permitted by Clifton, or to the extent required by laws or regulation of any governmental entity, or as expressly contemplated or permitted by the merger agreement or as required by law, it will not:

•	conduct its business other than in the regular, ordinary and usual course consistent with past practice;

•	fail to use reasonable efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees;

•	take any action that would adversely affect or materially delay the ability to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement;

•	make, declare, pay any dividends or make any other distribution on its capital stock, except for regular quarterly cash dividends and dividends paid by Kearny Bank to enable Kearny to pay such dividends, or increase such dividend, except for dividend increases consistent with past practice;

•	take any action that is intended or expected to result in any of Kearny’s representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time, or in any of the closing conditions not being satisfied or in a violation of any provision of the merger agreement;

•	knowingly take action that would prevent or impede the merger from qualifying as a reorganization under the Internal Revenue Code;

•	agree to take, commit to take or adopt any resolutions in support of any of the actions prohibited by the section in the merger agreement governing Kearny’s conduct of business until the completion of the merger; or

•	amend or repeal its articles of incorporation or bylaws in a manner that would adversely affect the economic benefits of the merger to Clifton’s stockholders or materially change the rights, terms or preferences of Kearny common stock.

Additional Covenants of Clifton and Kearny in the Merger Agreement

Agreement Not to Solicit Other Proposals. From the date of the merger agreement until the closing of the merger, Clifton will not, and will not authorize or permit any of its subsidiaries or any of its subsidiaries’ officers, directors, employees, or any investment banker, financial advisor, attorney, accountant or other representative, directly or indirectly: (1) solicit, initiate, induce or encourage, or take any action to facilitate, any inquiries, offers, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to, an acquisition proposal by a third party; (2) furnish any confidential or non-public information regarding Clifton, or afford access to any such information or data, to any person in connection with or in response to an acquisition proposal by a third party or an inquiry or indication of interest that would reasonably be expected to lead to such an acquisition proposal; (3) continue or otherwise participate in any discussions or negotiations, or otherwise communicate in any way with any person other than Kearny, regarding an acquisition proposal by a third party; (4) approve, endorse or recommend any acquisition proposal by a third party; (5) release any person from, waive any provisions of, or fail to use its reasonable best efforts to enforce any confidentiality agreement or standstill agreement to which Clifton is a party; or (6) enter into or consummate any agreement, agreement in principle, letter of intent, arrangement or understanding contemplating any acquisition proposal by a third party or requiring Clifton to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement.

An acquisition proposal is a proposal that could lead to the following transactions:

•	any merger, consolidation, share exchange, business combination or other similar transaction involving Clifton or its subsidiaries;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the consolidated assets of Clifton in a single transaction or series of transactions;

•	any tender offer or exchange offer for 20% or more of the outstanding shares of Clifton capital stock or the filing of a registration statement under the Securities Act in connection therewith; and

•	any transaction that is similar in form, substance or purpose to any of the foregoing transactions; or

•	any public announcement, notice or regulatory filing or a proposal, plan or intention to do any of the foregoing transactions or any agreement to engage in any of the foregoing transactions.

Despite the agreement of Clifton not to solicit other acquisition proposals, Clifton may generally negotiate or have discussions with, or provide information to, a third party who makes a bona fide unsolicited written acquisition proposal prior to the adoption and approval of the merger agreement by the Clifton stockholders at the meeting to vote on the merger agreement, provided that the Clifton board of directors determines in its good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to violate the directors’ fiduciary obligations to Clifton’s stockholders under applicable law and that the acquisition proposal constitutes or is reasonably likely to lead to a superior proposal. A “superior proposal” is an unsolicited, bona fide written offer or proposal made by a third party to consummate an acquisition proposal by a third party that: (i) Clifton’s board of directors determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that is more favorable to the stockholders of Clifton than the transactions contemplated by the merger agreement (taking into account all factors relating to such proposed transaction deemed relevant by Clifton’s board of directors, including without limitation, the amount and form of consideration, the timing of payment, the risk of consummation of the transaction, the financing thereof and all other conditions thereto (including any adjustments to the terms and conditions of such transactions proposed by Kearny in response to such acquisition proposal)); (ii) is for 100% of the outstanding shares of Clifton common stock or all or substantially all of the assets of Clifton; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of such acquisition proposal.

If Clifton receives an acquisition proposal or information request from a third party or enters into negotiations with a third party regarding a superior proposal, Clifton must notify Kearny orally within twenty-four hours, and within three days in writing, of the receipt of the acquisition proposal or information request and provide Kearny with information about the third party and its proposal or information request.

Certain Other Covenants. The merger agreement also contains other agreements relating to the conduct of Kearny and Clifton before consummation of the merger, including the following:

•	each party will promptly advise the other party of (i) any representation or warranty made by it contained in the merger agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement;

•	Kearny and Clifton will provide each other reasonable access during normal business hours to its books, records, contracts, properties, personnel, information technology systems and such other information relating to the other party as may be reasonably requested;

•	Clifton will provide Kearny with a copy of each report filed with a governmental entity, each periodic report furnished to its board of directors, each press release and all other information concerning its business, properties and personnel as Kearny may reasonably request;

•	Following the receipt of all regulatory approvals, Clifton shall give notice, and shall cause Clifton Savings Bank to give notice, to a designee of Kearny, and shall invite such person to attend all regular and special meetings of the boards of directors of Clifton and Clifton Savings Bank during the 30 days prior to the closing date; provided, however, that such designee shall have no right to vote and shall not attend sessions of the boards of directors or committees thereof during which there is being discussed (i) matters involving the merger agreement, (ii) pending or threatened litigation or investigations if, in the opinion of counsel to Clifton, the presence of such designees would or might adversely affect the confidential nature of, or any privilege relating to, the matters being discussed, or (iii) matters involving a third party acquisition proposal regarding Clifton;

•	Clifton will meet with Kearny on a regular basis to discuss and plan for the conversion of Clifton’s data processing and related electronic information systems;

•	within twenty business days of each month end, Clifton will provide to Kearny a report detailing its interest-rate sensitivity as measured by Clifton’s EVE and NII and Clifton will also provide to Kearny such other information related to Clifton’s interest-rate sensitivity as may be reasonably requested;

•	Kearny and Clifton will cooperate with each other and use their reasonable best efforts to prepare and file all necessary applications, notices and other filings with any governmental entity, the approval of which is required to complete the merger and related transactions;

•	Kearny and Clifton, and their respective subsidiaries, will use their reasonable best efforts to obtain all third party consents that are required to consummate the merger, the bank merger and the other transactions contemplated by the merger agreement;

•	Clifton will take all steps required to exempt Kearny, the merger agreement and the merger from any provisions of an anti-takeover nature in Clifton’s articles of incorporation and bylaws, or similar organizational documents, and the provisions of any federal or state anti-takeover laws;

•	Kearny and Clifton will use their reasonable best efforts to take promptly all actions and to do promptly all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the merger agreement;

•	Kearny and Clifton will consult with one another before issuing any press release or otherwise making public statements with respect to the merger and making any filings with any governmental entity;

•	each of Kearny and Clifton will take all actions necessary to convene a meeting of its stockholders to vote on the merger agreement and any other matters required to be approved or adopted by stockholders to carry out the terms of the merger agreement;

•	each of the Kearny’s and Clifton’s board of directors will recommend at their respective stockholder meeting that the stockholders vote to approve the merger agreement and the merger and will use its commercially reasonable efforts to obtain stockholders approval (provided, however, that, prior to the Clifton special meeting, Clifton’s board of directors may, if it concludes in good faith (after consultation with its outside legal advisors) that the failure to do so would be reasonably likely to result in a violation of its fiduciary duties under applicable law, withdraw, modify or change its recommendation that Clifton’s stockholders approve the merger agreement in a manner adverse to Kearny provided Clifton has not breached its obligation not to solicit other acquisition proposals and, if the third party acquisition proposal provided Kearny with an opportunity to revise the merger agreement in light of the third party acquisition proposal);

•	as promptly as reasonably practicable following the date of the merger agreement, Kearny will prepare and file a registration statement, of which this document forms a part, with the SEC registering the shares of Kearny common stock to be issued in the merger to Clifton stockholders;

•	Kearny will use its reasonable best efforts to have the registration statement, of which this document forms a part, declared effective by the SEC;

•	Kearny will take any action required to be taken under applicable state securities laws;

•	before completion of the merger, Kearny will notify The Nasdaq Stock Market of the additional shares of Kearny common stock that Kearny will issue in exchange for shares of Clifton common stock;

•	Kearny will indemnify Clifton’s and its subsidiaries’ current and former directors, officers and employees to the fullest extent as would have been permitted under Maryland law and the Clifton articles of incorporation or the Clifton bylaws and advance expenses as incurred to the fullest extent permitted under applicable law;

•	Kearny will maintain for a period of six years after completion of the merger Clifton’s current directors’ and officers’ liability insurance policies, or policies of at least the same coverage and amount and containing terms and conditions that are no less favorable than the current policy, with respect to acts or omissions occurring after prior to the effective time of the merger, except that Kearny is not required to incur an annual premium expense greater than 250% of Clifton’s current annual directors’ and officers’ liability insurance premium;

•	Clifton will give Kearny the opportunity to participate in the defense or settlement of any stockholder litigation against Clifton and/or its directors relating to the transactions contemplated by the merger agreement, and no such settlement will be agreed to without Kearny’s prior written consent;

•	Kearny shall, and shall cause Kearny Bank to, (i) increase the size of its board of directors by three members and (ii) take all action necessary to appoint Paul M. Aguggia and two additional members of Clifton’s board of directors, who shall be selected by Kearny after consultation with Clifton, to the boards of directors of Kearny and Kearny Bank, effective immediately following the effective time of the merger;

•	Kearny will take all steps required to cause any acquisitions of Kearny common stock in the merger by persons subject to the reporting requirements of Section 16(a) of the Securities Act to be exempt from liability under the Exchange Act;

•	Clifton and Mr. Aguggia shall enter into an executed settlement agreement (which has occurred) and Kearny and Mr. Aguggia shall enter into a non-competition agreement (which has occurred); and

•	Clifton will, within 30 days following the date of the merger agreement, take all actions necessary to execute a balance sheet strategy intended to lessen its interest rate risk exposure, and provide Kearny with weekly updates on the status of the execution of such strategy.

Representations and Warranties Made by Kearny and Clifton in the Merger Agreement

Kearny and Clifton have made certain customary representations and warranties to each other in the merger agreement relating to their businesses. The representations and warranties contained in the merger agreement were made only for purposes of such agreement and are made as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed to by Kearny or Clifton, including being qualified by disclosures between the parties. These representations and warranties may have been made for the purpose of allocating risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality that differ from the standard of materiality that an investor may apply when reviewing statements of factual information.

Each of Kearny and Clifton has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization, qualification and the organizational structure;

•	capitalization, including total outstanding shares and classes of stock;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, violations of, or a default under organizational documents or other obligations as a result of the merger;

•	governmental filings and consents necessary to complete the merger;

•	the timely filing of regulatory and securities reports;

•	financial statements;

•	undisclosed liabilities;

•	litigation matters;

•	tax matters;

•	the absence of any event or action that would, or reasonably be expected to, constitute a material adverse effect since June 30, 2017;

•	legal proceedings;

•	the absence of regulatory actions;

•	compliance with applicable laws;

•	the existence, performance and legal effect of certain contracts;

•	intellectual property and IT systems;

•	labor and employee benefit matters;

•	real and personal property;

•	receipt of a fairness opinion;

•	brokers or financial advisor fees;

•	compliance with applicable environmental laws;

•	loan portfolio matters;

•	anti-takeover provisions;

•	insurance matters;

•	corporate documents and records;

•	indemnification;

•	community reinvestment act and regulatory compliance matters;

•	internal controls; and

•	tax treatment of the merger.

In addition, Clifton has made other representations and warranties about itself to Kearny as to:

•	investment portfolio matters;

•	related party transactions; and

•	trust accounts.

The representations and warranties of each of Kearny and Clifton will expire upon the effective time of the merger.

Terminating the Merger Agreement

The merger agreement may be terminated by mutual written consent of Kearny and Clifton at any time prior to the completion of the merger. Additionally, subject to conditions and circumstances described in the merger agreement, either Kearny or Clifton may terminate the merger agreement if, among other things, any of the following occur:

•	Clifton stockholders or Kearny stockholders do not approve the merger agreement at the Clifton special meeting or Kearny special meeting, respectively, provided each party has complied with certain obligations pursuant to the merger agreement;

•	any required regulatory approval has been denied and such denial has become final and non-appealable, or a governmental authority or court has issued a final, unappealable order prohibiting consummation of the transactions contemplated by the merger agreement;

•	the merger has not been consummated by September 30, 2018, unless the failure to complete the merger by that time was due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements provided in the merger agreement; or

•	there is a breach by the other party of any covenant or agreement contained in the merger agreement, or any representation or warranty of the other party becomes untrue, in each case such that the conditions to closing would not be satisfied and such breach or untrue representation or warranty has not been or cannot be cured within 30 days after the giving of written notice to such party of such breach.

Kearny may also terminate the merger agreement if Clifton breaches its obligations in any material respect regarding the solicitation of other acquisition proposals or submission of the merger agreement to Clifton’s stockholders or if the Clifton board of directors does not publicly recommend in this document that Clifton stockholders approve the merger agreement or withdraws or revises its recommendation in a manner adverse to Kearny.

Clifton may also terminate the merger agreement:

•	if Kearny breaches its obligations in any material respect regarding the submission of the merger agreement to Kearny’s stockholders or recommending approval and adoption of the merger agreement in this document;

•	prior to adoption and approval of the merger agreement by its stockholders, to enter into an agreement with respect to a superior proposal to be acquired by a third party, but only if Clifton’s board of directors has determined in good faith based on the advice of legal counsel that failure to take such action would cause the Clifton board of directors to violate its fiduciary duties and subject to other conditions described in the merger agreement; and

•	within the five day period commencing with the tenth day prior to the closing date of the merger (which we refer to as the “determination date”), if both of the following conditions have been satisfied:

•	the average of the daily closing sale prices of a share of Kearny common stock as reported on the Nasdaq Global Select Market for the 20 consecutive trading days immediately preceding the determination date is less than $12.42 (82.5% of the closing sale price of Kearny common stock on the last trading date before the date of the first public announcement of the merger agreement); and

•	Kearny common stock underperforms the NASDAQ Bank Index by more than 17.5% during the same period.

However, if Clifton chooses to exercise this termination right, Kearny has the option, within five business days of receipt of notice from Clifton, to adjust the merger consideration and prevent termination under this provision.

Termination Fee

The merger agreement requires Clifton to pay Kearny a fee of $15.0 million if Clifton terminates the merger agreement to enter into an agreement with respect to an acquisition proposal. Additionally, Clifton must pay the termination fee if Kearny terminates the merger agreement as a result of a breach by Clifton of its covenants regarding acquisition proposals or its obligation to submit the merger agreement to its stockholders, or if Clifton’s board of directors fails to recommend approval of the merger agreement or, after recommending the approval of the merger agreement, it withdraws, modifies or changes its recommendation, so long as at the time of such termination Kearny is not in material breach of any representation, warranty, or material covenant contained in the merger agreement.

If (i) Kearny terminates the merger agreement because Clifton breaches a covenant or agreement or if any representation or warranty of Clifton has become untrue and such breach or untrue representation or warranty has not been or cannot be cured within 30 days following written notice to Clifton and such breach giving rise to such termination was knowing and intentional, or (ii) either party terminates the merger agreement because Clifton’s stockholders fail to approve and adopt the merger agreement, then Clifton must pay the termination fee if (1) an acquisition proposal was publicly announced (y) before the termination of the merger agreement if terminated in accordance with (i) above, or (z) before Clifton’s stockholder meeting if terminated in accordance with (ii), above, and (2) within 12 months after termination of the merger agreement, Clifton consummates or enters into an agreement with respect to an acquisition proposal.

Expenses

Each of Kearny and Clifton will pay its own costs and expenses incurred in connection with the merger.

Changing the Terms of the Agreement and Plan of Merger

Before the completion of the merger, Kearny and Clifton may agree to waive, amend or modify any provision of the merger agreement. However, after the vote by Clifton stockholders, Kearny and Clifton can make no amendment or modification that would reduce the amount or alter or change the kind of consideration to be received by Clifton’s stockholders or that would contravene any provisions of the MGCL or applicable state and federal banking laws, rules and regulations.

Voting Agreements

Each of Kearny’s directors, in his or her capacity as a Kearny stockholder, has entered into a separate voting agreement with Clifton, pursuant to which each such director has agreed to vote all shares of Kearny common stock over which he or she exercises sole disposition and voting rights in favor of the approval of the merger agreement and the merger and certain related matters and against alternative transactions. Under the voting agreements, Kearny’s directors may not, without the prior written consent of Clifton, transfer any of their shares of Kearny common stock except for certain limited purposes described in the voting agreements. These voting agreements will terminate if the merger agreement is terminated. As of the January 9, 2018, shares constituting 2.63% of the voting power of Kearny common stock were subject to the voting agreements.

Each of Clifton’s directors, in his or her capacity as a Clifton stockholder, has entered into a separate voting agreement with Kearny, pursuant to which each such director has agreed to vote all shares of Clifton common stock over which he or she exercises sole disposition and voting rights in favor of the approval of the merger agreement and the merger and certain related matters and against alternative transactions. Under the voting agreements, Clifton’s directors may not, without the prior written consent of Kearny, transfer any of their shares of Clifton common stock except for certain limited purposes described in the voting agreements. These voting agreements will terminate if the merger agreement is terminated. As of the January 9, 2018, shares constituting 3.1% of the voting power of Clifton common stock were subject to the voting agreements.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL DATA

The unaudited pro forma combined condensed consolidated financial information has been prepared using the acquisition method of accounting, giving effect to the merger of Clifton with Kearny. The unaudited pro forma combined condensed consolidated balance sheet combines the historical information of Kearny and Clifton as of September 30, 2017 and assumes that the merger was completed on that date. The unaudited pro forma combined condensed consolidated income statements combine the historical financial information of Kearny and Clifton and give effect to the merger as if it had been completed as of the beginning of Kearny’s fiscal year ended June 30, 2017 and Clifton’s fiscal year ended March 31, 2017, and as of the three months ended September 30, 2017. The unaudited pro forma combined condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial condition had the merger been completed on the dates described above, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. The financial information should be read in conjunction with the accompanying Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Information. Certain reclassifications have been made to Clifton’s historical financial information to conform to Kearny’s presentation of financial information.

The actual value of Kearny common stock to be recorded as consideration in the merger will be based on the closing price of Kearny common stock on the date that the merger is completed. The merger is targeted for completion late in the first quarter of 2018 or early in the second quarter of 2018. For purposes of the pro forma financial information, the fair value of Kearny common stock to be issued in connection with the merger was based on Kearny’s closing stock price of $14.50 as of December 8, 2017.

The pro forma financial information includes estimated adjustments, including adjustments to record assets and liabilities of Clifton at their respective fair values and represents the pro forma estimates by Kearny based on available fair value information as of the date of the merger agreement. In some cases, where noted, more recent information has been used to support estimated adjustments in the pro forma financial information.

The pro forma adjustments included in this section are subject to change depending on changes in interest rates and the components of assets and liabilities and as additional information becomes available and additional analyses are performed. The final allocation of the purchase price for the merger will be determined after the merger is completed and after completion of thorough analyses to determine the fair value of Clifton tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the unaudited pro forma combined condensed consolidated financial information may change the amount of the purchase price allocated to other assets and liabilities and the residual goodwill value, and may impact Kearny’s income statement due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to Clifton’s stockholders’ equity, including results of operations from September 30, 2017 through the date the merger is completed, will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented in this document.

Kearny anticipates that the merger will provide the combined company with financial benefits that include reduced operating expenses. The unaudited pro forma combined condensed consolidated financial data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

The unaudited pro forma combined condensed consolidated financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of Kearny and Clifton, which are incorporated in this document by reference.

Pro Forma Balance Sheet—September 30, 2017 Consolidated*

	KRNY at September 30, 2017	CSBK at September 30, 2017	Transaction Adjustments		Pro Forma Combined at September 30, 2017
	(Dollars in thousands, except per share amounts)
Cash and cash equivalents	$38,823	$16,044	$(24,300	)(1)	$30,567
Investment securities	1,119,526	299,640	(540	)(2)	1,418,626
Loans held-for-sale	3,808	—	—		3,808
Loans receivable (excluding held-for-sale)	3,260,328	1,147,729	(19,591	)(3)	4,388,466
Allowance for loan losses	(29,445)	(7,310)	7,310	(4)	(29,445)

Loans (excluding held-for-sale), net	3,230,883	1,140,419	(12,281)		4,359,021
Core deposit intangible	261	—	4,200	(5)	4,461
Goodwill	108,591	—	110,711	(6)	219,302

Total intangibles	108,852	—	114,911		223,763
Premises and equipment	40,132	8,360	—	(7)	48,492
Other real estate owned	2,424	167	—		2,591
Bank owned life insurance	182,489	62,481	—		244,970
Other assets	81,213	27,410	13,422	(8)	122,045

Total Assets	$4,808,150	$1,554,521	$91,212		$6,453,883

Deposits	2,953,268	914,573	4,810	(9)	3,872,651
Borrowings	808,554	340,700	341	(10)	1,149,595
Other liabilities	32,095	13,305	—		45,400

Total Liabilities	$3,793,917	$1,268,578	$5,151		$5,067,646

Total Stockholders’ Equity	$1,014,233	$285,943	$86,061	(11)	$1,386,237

Total Liabilities and Stockholders’ Equity	$4,808,150	$1,554,521	$91,212		$6,453,883

Per share information
Tangible common equity	$905,381	$285,943	$(28,850	)(12)	$1,162,474
Common shares outstanding	81,548	22,065	4,214	(13)	107,827
Book value per share	$12.44	$12.96			$12.86
Tangible book value per share	$11.10	$12.96			$10.78

*	Assumes that the merger was completed as of September 30, 2017 utilizing the acquisition method of accounting. Estimated fair value adjustments for loans, securities, core deposit intangible assets, deposits and borrowings were determined by management of Kearny and Clifton. Actual fair value adjustments, where appropriate, will be determined as of the merger completion date.
(1)	The adjustment results from the assumption that cash and cash equivalents will be used to pay for after tax one-time merger and integration expenses of Clifton, Kearny, and the assumed cash out of all of Clifton’s in-the-money options. Clifton’s expenses are charged against Clifton’s income statement and result in an adjustment to Kearny’s goodwill. Clifton’s one-time merger and integration costs include $5.7 million of professional fees. Kearny’s one-time merger and integration costs include $13.5 million of professional fees, change-in-control agreements and other merger-related expenses. The adjustment also includes $5.1 million cash out of in the money options paid to Clifton option-holders.
(2)	The pro forma statement of financial condition includes a write-down of $0.5 million to the securities portfolio.
(3)

The pro forma statement of financial condition includes a fair value credit adjustment to total loans to reflect the credit condition of Clifton’s loan portfolio in the amount of $11.5 million. The fair value credit adjustment was considered to be fully accretable. In order to determine the adjustment related to credit deterioration, Kearny employed a detailed due diligence process. Members of Kearny’s senior management team, loan review and credit department functions, supported by its outside loan review firm conducted a comprehensive review of Clifton’s loan portfolio, underwriting methodology, loan-related policies and loan portfolio management processes. Kearny will update and finalize its analysis at closing, which may change from the initial estimate. The pro forma adjustment of $19.6 million also includes a fair value adjustment to total loans in the amount of $8.1 million reflecting differences in interest rates, which was based primarily on an analysis of current market interest rates, loan types, maturity dates and potential prepayments. The fair value adjustment will be accreted through loan interest income over the estimated lives of the affected loans. The weighted average remaining life of the loan portfolio was estimated at approximately 4.3 years.
(4)	Represents the reversal of Clifton’s allowance for loan losses. Purchased loans acquired in a business combination are recorded at fair value and the recorded allowance of the acquired company is not carried over.
(5)	Kearny’s estimate of fair value of core deposit intangible is $4.2 million. The core deposit intangible was determined by applying a 1.25% premium on Clifton’s core deposits. The core deposit intangible will be amortized into noninterest expense over a ten year period using the sum-of-the-years digits methodology. Kearny will update and finalize its analysis at closing, which may change from the initial estimate.

(6)	Represents additional goodwill as a result of the merger calculated as the fair value of consideration paid in the acquisition of Clifton, less amounts allocated to fair value of identifiable assets acquired and liabilities assumed. The preliminary purchase accounting allocation at September 30, 2017 is as follows:

Preliminary Purchase Accounting Allocation—September 30, 2017 Consolidated

Purchase Price Allocation
(all adjustments shown net of taxes assuming a statutory tax rate of 40.9%)**

Cash consideration for net value of stock options	$5,100
Common stock consideration (Clifton common shares outstanding of 22,064,768 at September 30, 2017 multiplied by the exchange ratio of 1.191 and Kearny’s stock price of $14.50 as of December 8, 2017)	381,048

Purchase Price (A)	386,148

Clifton common equity at September 30, 2017	285,943

One-time transaction expense	(4,453)
Income tax benefit for cash out of stock options/benefits	2,086
Loan credit mark, net of ALLL elimination	(2,476)
Investment interest rate mark	(319)
Loan interest rate mark	(4,782)
Time deposit interest rate mark	(2,843)
Borrowing/debt interest rate mark	(201)
Core deposit intangible	2,482

Adjusted Clifton (B)	275,437

Goodwill Created (A-B)	$110,711

The final purchase price and resulting goodwill from the acquisition will vary based on the market price of Kearny’s common stock as of the consummation of the transaction. Management of Kearny estimates that a 17% fluctuation in the market price of its common stock is reasonably possible based on the average volatility of Kearny’s stock price since the closing of its second-step conversion and stock offering on May 18, 2015, resulting in the following aggregate purchase price and estimated goodwill.

	Price***	Goodwill
As presented in the pro forma combined results	$386,148	$110,711
17% increase in Kearny Common stock price	$450,926	$175,489
17% decrease in Kearny Common stock price	$321,369	$45,933

**	The tax impacts of the acquisition were estimated based on the applicable laws in effect on September 30, 2017.
***	Purchase price includes the right to receive 1.1910 of Kearny common stock for each share of Clifton common stock plus the impact of cashing out Clifton’s in-the money options.
(7)	For pro forma purposes, the carrying value of premises and equipment and related lease obligations are assumed to represent the fair value of the underlying assets and obligations. The fair values of Clifton’s premises and equipment, including the fair value of real property acquired, will be determined at closing, but are not expected to materially impact the financial considerations of the transaction or its anticipated results.
(8)	Adjustment in other assets resulting from the fair value adjustments related to the acquired assets and liabilities, identifiable intangibles and other current and deferred tax items (including $5.7 million for transaction and restructuring expenses, $2.1 million for cash out of stock options, $1.7 million for credit mark and $3.9 million for interest rate marks and core deposit intangibles). The actual deferred tax adjustment will depend on facts and circumstances existing at the time of the merger. The fair value adjustment of the net deferred tax asset assumes a marginal effective tax rate of 40.90%. The tax impacts of the acquisition were estimated based on the applicable laws in effect on September 30, 2017.
(9)	The deposits include a fair value adjustment to time deposits in the amount of $4.8 million to reflect differences in interest rates, which was based primarily on an analysis of current market interest rates and maturity dates. This fair value adjustment will be accreted into interest expense on a straight-line basis over the estimated useful lives of the affected time deposits, which is 1.5 years.
(10)	The borrowings include a fair value adjustment to borrowings in the amount of $0.3 million to reflect differences in interest rates, which was based primarily on an analysis of current market interest rates and maturity dates. This fair value adjustment will be accreted into interest expense over the estimated life of the borrowings, which is 1.5 years.
(11)	Adjustment in net capital resulting from the fair value adjustments related to the acquired assets and liabilities, identifiable intangibles, purchase price allocation, and other adjustments reflecting elimination of Clifton stock and issuance of Kearny stock as consideration.
(12)	Resultant impact to tangible common equity based upon $86.1 million of net transaction adjustments to equity reduced by a $114.9 million increase in intangibles.
(13)	Resultant impact to common shares outstanding results from the exchange ratio of 1.191 being applied to Clifton’s 22,064,768 of outstanding shares at September 30, 2017.

Pro Forma Income Statement—September 30, 2017 Consolidated

	KRNY for the three months ended September 30, 2017	CSBK for the three months ended September 30, 2017	Transaction Adjustments		Pro Forma Combined for the three months ended September 30, 2017

	(Dollars in thousands, except per share amounts)
Interest on loans	$30,473	$10,112	$1,139	(1)	$41,724
Interests on cash and investments	7,119	2,117	32	(2)	9,268

Interest income	$37,592	$12,229	$1,171		$50,992

Interest on deposits	6,219	2,495	(801	)(3)	7,913
Interest on borrowing	4,563	1,531	(57	)(4)	6,037

Interest expense	10,782	4,026	(858)		13,950

Net interest income before provision	26,810	8,203	2,029		37,042
Provision for loan losses	630	610	—		1,240

Net interest income after provision	26,180	7,593	2,029		35,802

Fees and service charges	1,539	59	—		1,598
Gain on sale of loans	331	—	—		331
Gain on sale of securities	—	593	—		593
Loss (gain) on sale of real estate owned	(109)	75	—		(34)
Income from bank owned life insurance	1,267	384	—		1,651
Other noninterest income	66	—	—		66

Total noninterest income	3,094	1,111	—		4,205

Salaries and employee benefits	12,867	3,367	—		16,234
Occupancy expense of premises	1,981	493	—		2,474
Equipment and systems	2,190	434	—		2,624
Advertising and marketing	710	167	—		877
Federal deposit insurance premium	360	108	—		468
Directors’ compensation	689	234	—		923
Other noninterest expense	2,458	587	—		3,045
Amortization of intangible assets	31	—	191	(5)	222

Total noninterest expense	21,286	5,390	191		26,867

Net income before taxes	7,988	3,314	1,838		13,140
Federal and state income taxes	2,756	1,009	752	(6)	4,517

Net income after taxes	$5,232	$2,305	$1,086		$8,623

Per share information
Average fully diluted shares	79,708	21,411	4,868	(7)	105,987
Average basic shares	79,649	21,274	5,005	(7)	105,928
Earnings per share, diluted	$0.07	$0.11			$0.08
Earnings per share, basic	$0.07	$0.11			$0.08

(1)	Adjustment to loan interest income to reflect accretion of loan discount from interest rate fair value adjustment over an estimated 4.3 year average life.
(2)	Adjustment to investment securities interest income to reflect accretion of investment securities discount from fair value adjustment over an estimated 4.5 year average life.

(3)	Adjustment to deposit interest expense to reflect accretion of deposit premium from fair value adjustment over an estimated 1.5 year average life.
(4)	Adjustment to borrowings interest expense to reflect accretion of borrowings premium from fair value adjustment over an estimated 1.5 year average life.
(5)	Adjustment to other noninterest expense to reflect amortization of acquired identifiable intangible assets based on amortization period of 10 years and using the sum-of the-digits method of amortization.
(6)	Adjustment to income tax provision to reflect the income tax effect of pro forma adjustments 1 through 5 at the statutory tax rate of 40.9% determined based on the applicable laws in effect on September 30, 2017.
(7)	Resultant impact to shares based upon stock exchange.

Pro Forma Income Statement - June 30, 2017 Consolidated

	KRNY 6/30/2017 (last twelve months)	CSBK 3/31/2017 (last twelve months)	Transaction Adjustments		Pro Forma Combined 6/30/17 (last twelve months)

	(Dollars in thousands, except per share amounts)
Interest on loans	$111,181	$31,708	$4,555	(1)	$147,444
Interest on cash and investments	27,912	8,766	127	(2)	36,805

Interest income	139,093	40,474	4,682		184,249

Interest on deposits	22,100	7,850	(3,207	)(3)	26,743
Interest on borrowings	14,419	3,963	(227	)(4)	18,155

Interest expense	36,519	11,813	(3,434)		44,898

Net interest income before provision	102,574	28,661	8,116		139,351
Provision for loan losses	5,381	1,985	—		7,366

Net interest income after provision	97,193	26,676	8,116		131,985

Fees and service charges	4,369	286	—		4,655
Gain on sale of loans	1,535	—	—		1,535
(Loss) gain on sale of securities	(1)	84	—		83
Loss on sale of real estate owned	(106)	(8)	—		(114)
Income from bank owned life insurance	5,207	1,556	—		6,763
Other noninterest income	344	(4)	—		340

Total noninterest income	11,348	1,914	—		13,262

Salaries and employee benefits	47,818	13,548	—		61,366
Occupancy expense of premises	8,018	1,871	—		9,889
Equipment and systems	8,350	1,712	—		10,062
Advertising and marketing	2,626	607	—		3,233
Federal deposit insurance premium	1,334	454	—		1,788
Directors’ compensation	1,982	1,014	—		2,996
Other noninterest expense	10,852	2,496	—		13,348
Amortization of intangible assets	138	—	764	(5)	902

Total noninterest expense	81,118	21,702	764		103,584

Net income before taxes	27,423	6,888	7,352		41,663
Federal and state income taxes	8,820	2,166	3,007	(6)	13,993

Net income after taxes	$18,603	$4,722	$4,345		$27,670

Per Share Information
Average fully diluted shares	84,661	22,315	3,964	(7)	110,940
Average basic shares	84,590	22,224	4,055	(7)	110,869
Earnings per share, diluted	$0.22	$0.21			$0.25
Earnings per share, basic	$0.22	$0.21			$0.25

(1)	Adjustment to loan interest income to reflect accretion of loan discount from interest rate fair value adjustment over an estimated 4.3 year average life.
(2)	Adjustment to investment securities interest income to reflect accretion of investment securities discount from fair value adjustment over and estimated 4.5 year average life.
(3)	Adjustment to deposit interest expense to reflect accretion of deposit premium from fair value adjustment over an estimated 1.5 year average life.
(4)	Adjustment to borrowings interest expense to reflect accretion of borrowings premium from fair value adjustment over an estimated 1.5 year average life.

(5)	Adjustment to other noninterest expense to reflect amortization of acquired identifiable intangible assets based on amortization period of 10 years and using the sum-of the-digits method of amortization.
(6)	Adjustment to income tax provision to reflect the income tax effect of pro forma adjustments 1 through 5 at the statutory tax rate of 40.9%.
(7)	Resultant impact to shares based upon stock exchange.

DESCRIPTION OF KEARNY CAPITAL STOCK

General

Under its articles of incorporation, Kearny is authorized to issue 800,000,000 shares of common stock, par value of $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share. As of the record date for the Kearny special meeting, there are 79,270,460 shares of Kearny common stock issued and outstanding and no shares of Kearny preferred stock issued or outstanding. There are no other shares of capital stock of Kearny authorized, issued or outstanding. As of the record date for the Kearny special meeting, Kearny had outstanding stock options to purchase an aggregate of 3,528,809 shares of Kearny common stock.

Common Stock

Dividends. Kearny may pay dividends up to an amount equal to the excess of its capital surplus over payments that would be owed upon dissolution to stockholders whose preferential rights upon dissolution are superior to those receiving the dividend, and to an amount that would not make us insolvent, as and when declared by the board of directors. The payment of dividends by Kearny is also subject to limitations that are imposed by law and applicable regulation, including restrictions on payments of dividends that would reduce Kearny’s assets below the then-adjusted balance of its liquidation account. The holders of common stock of Kearny will be entitled to receive and share equally in dividends as may be declared by the board of directors out of funds legally available therefor. If Kearny issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. The holders of Kearny common stock have exclusive voting rights in Kearny. They elect Kearny’s board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. Unless previously approved by a majority of Kearny’s unaffiliated directors, any person who beneficially owns more than 10% of the then-outstanding shares of Kearny’s common stock, however, is not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If Kearny issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require the approval of 80% of Kearny’s outstanding common stock.

Liquidation. In the event of any liquidation, dissolution or winding up of Kearny Bank, Kearny, as the holder of 100% of Kearny Bank’s capital stock, would be entitled to receive all assets of Kearny Bank available for distribution, after payment or provision for payment of all debts and liabilities of Kearny Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of liquidation, dissolution or winding up of Kearny, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities (including payments with respect to its liquidation account), all of the assets of Kearny available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of Kearny common stock do not have pre-emptive rights with respect to any shares that may be issued, unless such preemptive rights are approved by the Board of Directors. The common stock is not subject to redemption.

Preferred Stock

Preferred stock may be issued with preferences and designations as the board of directors may from time to time determine. The board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Anti-Takeover Provisions

Kearny’s articles of incorporation and bylaws and the Maryland General Corporation Law contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, such provisions may also render the removal of the board of directors or management of Kearny more difficult. The following is a general summary of the material provisions of such anti-takeover provisions.

Directors

The board of directors is divided into three classes. The members of each class are elected for a term of three years and only one class of directors is elected annually. Thus, it would take at least two annual elections to replace a majority of Kearny’s directors. The bylaws establish qualifications for board members, including a residency requirement, an age restriction, restrictions on affiliations with competitors and restrictions based upon prior legal or regulatory violations. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders. Such notice and information requirements are applicable to all stockholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.

Evaluation of Offers

The articles of incorporation of Kearny provide that its board of directors, when evaluating a transaction that would or may involve a change in control of Kearny (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of Kearny and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:

(i)	the economic effect, both immediate and long-term, upon Kearny’s stockholders, including stockholders, if any, who do not participate in the transaction;

(ii)	the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, Kearny and its subsidiaries and on the communities in which Kearny and its subsidiaries operate or are located;

(iii)	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of Kearny;

(iv)	whether a more favorable price could be obtained for Kearny’s stock or other securities in the future;

(v)	the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of Kearny and its subsidiaries;

(vi)	the future value of the stock or any other securities of Kearny or the other entity to be involved in the proposed transaction;

(vii)	any antitrust or other legal and regulatory issues that are raised by the proposal;

(viii)	the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

(ix)	the ability of Kearny to fulfill its objectives as a holding company and on the ability of its subsidiaries to fulfill their objectives under applicable statutes and regulations.

If the board of directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Restrictions on Call of Special Meetings

The bylaws provide that special meetings of stockholders can be called by the president, the chairperson of the board, by a majority vote of the total number of directors that Kearny would have, if there were no vacancies on the board of directors, or by the secretary following a written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting.

Prohibition of Cumulative Voting

The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights

The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit; provided that such 10% limit shall not apply if a majority of the unaffiliated directors approve the acquisition of shares in excess of the 10% limit prior to such acquisition.

Restrictions on Removing Directors from Office

The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding capital stock entitled to vote generally in the election of directors (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”), voting together as a single class.

Authorized but Unissued Shares

Kearny has authorized but unissued shares of common and preferred stock. See “Description of Kearny Capital Stock.” Kearny is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such shares. In addition, the articles of incorporation provide that a majority of the whole board may, without action by the stockholders, amend the articles of incorporation to increase or decrease the aggregate number of shares of stock of any class or series that Kearny has the authority to issue. In the event of a proposed merger, tender offer or other attempt to gain control of Kearny that the board of directors does not approve, it would be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Kearny. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws

Except as provided under “— Authorized but Unissued Shares,” above, Kearny’s articles of incorporation may be amended, upon the submission of an amendment by the board of directors to a vote of the stockholders, by the affirmative vote of at least two-thirds of the outstanding shares of common stock, or by the affirmative vote of a majority of the outstanding shares of common stock if at least two-thirds of the members of the whole board of directors approves such amendment; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	the limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(ii)	the division of the board of directors into three staggered classes;

(iii)	the ability of the board of directors to fill vacancies on the board;

(iv)	the requirement that directors may only be removed for cause and by the affirmative vote of at least a majority of the votes eligible to be cast by stockholders;

(v)	the ability of the board of directors to amend and repeal the bylaws;

(vi)	the ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Kearny;

(vii)	the authority of the board of directors to provide for the issuance of preferred stock;

(viii)	the validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;

(ix)	the number of stockholders constituting a quorum or required for stockholder consent;

(x)	the indemnification of current and former directors and officers, as well as employees and other agents, by Kearny;

(xi)	the limitation of liability of officers and directors to Kearny for money damages;

(xii)	the inability of stockholders to cumulate their votes in the election of directors;

(xiii)	the requirement that the forum for certain actions or disputes be a state or federal court located in Maryland;

(xiv)	the advance notice requirements for stockholder proposals and nominations; and

(xv)	the provision of the articles of incorporation regarding the amendment of the articles of incorporation.

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of the directors or by the stockholders by the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

Business Combinations with Interested Stockholders

Under Maryland law, “business combinations” between Kearny and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (i) any person who beneficially owns 10% or more of the voting power of Kearny’s voting stock after the date on which Kearny had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of Kearny at any time after the date on which Kearny had 100 or more beneficial owners of its stock who, within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of Kearny. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between Kearny and an interested stockholder generally must be recommended by the board of directors of Kearny and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of Kearny, and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of Kearny other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if Kearny’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

Listing

Shares of Kearny’s common stock are listed on the NASDAQ Global Select Market under the symbol “KRNY.”

Transfer Agent and Registrar

The transfer agent and registrar for Kearny’s common stock is Computershare Trust Company, N.A., Canton, Massachusetts.

COMPARISON OF RIGHTS OF STOCKHOLDERS

The rights of stockholders of Kearny are currently governed by Kearny’s articles of incorporation and bylaws and by Maryland law. The rights of stockholders of Clifton are currently governed by Clifton’s articles of incorporation and bylaws and by Maryland law. If the merger is completed, Clifton stockholders who receive Kearny common stock will become Kearny stockholders and their rights will likewise be governed by Kearny’s articles of incorporation and bylaws and Maryland law.

The following is a summary of the material differences between the rights of a Clifton stockholder and the rights of a Kearny stockholder. This summary is not a complete statement of the differences between the rights of Clifton stockholders and the rights of Kearny stockholders and is qualified in its entirety by reference to Maryland law and to the articles of incorporation and bylaws of each corporation. Copies of Kearny’s articles of incorporation and bylaws and Clifton’s articles of incorporation and bylaws are on file with the Securities and Exchange Commission. Copies of Kearny’s articles of incorporation and bylaws are available upon written request addressed to Kearny Financial Corp., 120 Passaic Avenue, Fairfield, New Jersey 07004, Attention: Corporate Secretary. Copies of Clifton’s articles of incorporation and bylaws are available upon written request addressed to Clifton Bancorp Inc., 1433 Van Houten Avenue, Clifton, New Jersey 07015, Attention: Michael Lesler, Corporate Secretary.

Authorized Stock
Kearny		Clifton
•	The articles of incorporation authorize 900,000,000 shares of capital stock, consisting of 800,000,000 shares of common stock, $0.01 par value, and 100,000,000 shares of preferred stock, $0.01 par value.	•	The articles of incorporation authorize 95,000,000 shares of capital stock, consisting of 85,000,000 shares of common stock, $0.01 par value, and 10,000,000 shares of preferred stock, $0.01 par value.

•	At January 9, 2018, there were 79,270,460 shares of Kearny common stock issued and outstanding.	•	At January 9, 2018, there were 22,099,814 shares of Clifton common stock issued and outstanding.

•	As of January 9, 2018, there were no shares of preferred stock issued or outstanding.	•	As of January 9, 2018, there were no shares of preferred stock issued or outstanding.

Limitations on Voting Rights
Kearny		Clifton
•	Kearny’s articles of incorporation provide that unless previously approved by a majority of Kearny’s unaffiliated directors, no beneficial owner, directly or indirectly, of more than 10% of the outstanding shares of common stock will be permitted to vote any shares in excess of such 10% limit. This limitation does not apply to any director or officer acting solely in their capacities as directors and officers, or any employee benefit plans of Kearny or any subsidiary or a trustee of a plan. Kearny’s board of directors has the power to construe and apply the provisions in the articles of incorporation regarding the 10% limitation on voting rights and to make all determinations necessary or desirable to implement such provisions.	•	Clifton’s articles of incorporation include the same provisions as Kearny’s articles of incorporation regarding the 10% limitation on voting rights.

Required Vote for Authorization of Certain Actions
Kearny		Clifton
•	Under Maryland law, certain business combinations involving an interested stockholder or any affiliate of an interested stockholder are prohibited for five years after the interested stockholder becomes an interested stockholder. However, a person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board. After the five-year prohibition, any business combination between Kearny and an interested stockholder generally must be recommended by the board of directors of Kearny and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of Kearny, and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of Kearny other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if Kearny’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.	•	As a Maryland corporation, Clifton is subject to the same provisions under Maryland law regarding certain business combinations involving an interested stockholder or any affiliate of an interested stockholder.

Evaluation of Offers
Kearny		Clifton
•	Kearny’s articles of incorporation provide that its board of directors, when evaluating a transaction that would or may involve a change in control of Kearny (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of Kearny and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to: (i) the economic effect, both immediate and long-term, upon	•	Clifton’s articles of incorporation provide that its directors, in discharging their duties to Clifton and in determining what they reasonably believe to be in the best interest of Clifton, may, in addition to considering the effects of any action on stockholders, consider any of the following: (a) the economic effect, both immediate and long-term, upon Clifton’s stockholders, including stockholders, if any, choosing not to participate in the transaction; (b) effects, including any social and economic effects on the employees, suppliers, creditors, depositors and customers of, and others dealing with, Clifton and its subsidiaries and on the communities in which Clifton and its subsidiaries

Evaluation of Offers
Kearny	Clifton
Kearny’s stockholders, including stockholders, if any, who do not participate in the transaction, (ii) the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, Kearny and its subsidiaries and on the communities in which Kearny and its subsidiaries operate or are located, (iii) whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of Kearny, (iv) whether a more favorable price could be obtained for Kearny’s stock or other securities in the future, (v) the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of Kearny and its subsidiaries, (vi) the future value of the stock or any other securities of Kearny or the other entity to be involved in the proposed transaction, (vii) any antitrust or other legal and regulatory issues that are raised by the proposal, (viii) the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction, and (ix) the ability of Kearny to fulfill its objectives as a holding company and on the ability of its subsidiaries to fulfill their objectives under applicable statutes and regulations.	operate or are located; (c) whether the proposal is acceptable based on the historical and current operating results or financial condition of Clifton; (d) whether a more favorable price could be obtained for Clifton’s stock or other securities in the future; (e) the reputation and business practices of the offeror and its management and affiliates as they would affect the employees; (f) the future value of the stock or any other securities of Clifton; and (g) any antitrust or other legal and regulatory issues that are raised by the proposal.

Stockholders’ Meetings
Kearny		Clifton
•	Kearny’s bylaws provide that it must deliver notice of the meeting and, in the case of a special meeting - a description of its purpose, no fewer than ten days and no more than 90 days before the meeting to stockholders entitled to vote. For purposes of determining stockholders entitled to vote at a meeting, the board of directors may fix a record date that is not less than ten days and not more than 90 days before the meeting.	• •

Clifton’s bylaws include the same provision as Kearny’s bylaws regarding the delivery of notice of a meeting and the determination of stockholders entitled to vote at a meeting.

Clifton’s bylaws provide that special meetings may be called by the chairman of the board, the chief executive officer, by a two-thirds vote of the total number of directors that Clifton would have, if there were no vacancies on the board of directors, or by the secretary following a written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting. The secretary is not obligated to call a special meeting

•	Kearny’s bylaws provide that special meetings may be called by the president, the chairperson of the board, by a majority vote of the total number of directors that Kearny would have, if there were no

Stockholders’ Meetings
Kearny	Clifton
vacancies on the board of directors, or by the secretary following a written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting.	requested by stockholders for the purpose of taking any action that is non-binding or advisory in nature.

Stockholder Nominations and Proposals
Kearny		Clifton
•	Kearny’s bylaws provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to Kearny not less than 110 days nor more than 120 days prior to the anniversary of the prior year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to the anniversary of the preceding year’s annual meeting, a stockholder’s written notice will be timely only if delivered or mailed to and received by the secretary of Kearny at the principal executive office of Kearny no earlier than the day on which public disclosure of the date of such annual meeting is first made and no later than the tenth day following the day on which public disclosure of the date of such annual meeting is first made. A stockholder who desires to raise new business must provide certain information to Kearny concerning the nature of the new business, the stockholder, the stockholder’s ownership in Kearny, the stockholder’s interest in the business matter and a representation that the stockholder intends to appear in person or by proxy to bring such business before the meeting. Similarly, a stockholder wishing to nominate any person for election as a director must provide Kearny with certain information concerning the nominee and the proposing stockholder.	•	Clifton’s bylaws provide that a person may not be nominated for election as a director unless that person is nominated by or at the direction of the Clifton board of directors or by a stockholder who has given appropriate notice to Clifton before the meeting. Similarly, a stockholder may not bring business before an annual meeting unless the stockholder has given Clifton appropriate notice of its intention to bring that business before the meeting. Clifton’s secretary must receive notice of the nomination or proposal not less than 90 days before the annual meeting; provided, however, that if less than 100 days’ notice of prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A stockholder who desires to raise new business must provide certain information to Clifton concerning the nature of the new business, the stockholder, the stockholder’s ownership in Clifton and the stockholder’s interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide Clifton with certain information concerning the nominee and the proposing stockholder.

Board of Directors
Kearny		Clifton
•	Kearny’s articles of incorporation require the board of directors to be divided into three classes and that the members of each class will be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.	•	Clifton’s articles of incorporation provide for the same requirements as Kearny’s articles of incorporation regarding the classification of the board of directors and the election of directors.

•	Under Kearny’s bylaws, any vacancy occurring on the board of directors, including any vacancy	•	Under Clifton’s bylaws, any vacancy occurring in the board of directors, however caused, may be

Board of Directors
Kearny		Clifton
	created by reason of an increase in the number of directors, may be filled only by the affirmative vote of two-thirds of the remaining directors, and any director so chosen will hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.		filled by an affirmative vote of the majority of the directors remaining in office, whether or not a quorum is present. Any director of Clifton so chosen will hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor will have been elected and qualified.

•	Kearny’s bylaws provide that no person will be eligible for election or appointment to the board of directors if such person (i) has had a cease and desist, consent or other formal order that is subject to public disclosure, other than a civil money penalty, issued against him or her by a financial or securities regulatory agency, (ii) has been convicted of a crime involving dishonesty or breach of trust which is punishable by imprisonment for a term exceeding one year or is currently charged with the commission of or participation in such a crime, (iii) did not, at the time when first elected or appointed to the board of directors of Kearny or Kearny Bank, maintain his or her principal residence within a county in which Kearny or any subsidiary maintains an office, or in any county contiguous to a county in which Kearny or a subsidiary maintains an office, for a period of at least one year prior to the date of the purported nomination, election or appointment to the board of directors. Kearny’s bylaws further state that no person will be elected to serve as a director after reaching the age of 75 years unless otherwise determined by the board of directors, based on criteria set forth in Kearny’s bylaws, by a vote of at least two-thirds of its disinterested members.	• •

Clifton’s bylaws provide that to be eligible to serve on the board of directors a person must not: (1) be under indictment for, or ever have been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year, (2) be a person against whom a banking agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal, or (3) have been found either by a regulatory agency whose decision is final and not subject to appeal or by a court to have (i) breached a fiduciary duty involving personal profit, or (ii) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency.

Clifton’s articles of incorporation provide that directors may be removed only for cause and only by the affirmative vote of the holders of at least a majority of the shares of stock entitled to vote in the election of directors.

•	Kearny’s bylaws provide that no person may serve on the board of directors if such person (i) is at the same time, a director, officer, employee or 10% or more stockholder of, or is the nominee or representative of, a financial institution or similar organization, other than a subsidiary of Kearny, that engages in business activities or solicits customers, whether through a physical presence or electronically, in the same market area as Kearny or any subsidiary, (ii) does not agree in writing to comply with all of Kearny’s policies applicable to directors, or (iii) is a party to any agreement or arrangement with a party other than Kearny or a subsidiary that (a) provides him or her with

Board of Directors
Kearny		Clifton
material benefits which are tied to or contingent on Kearny entering into a merger, sale of control or similar transaction in which Kearny is not the surviving institution, (b) materially limits his or her voting discretion as a member of the board of directors of Kearny, or (c) materially impairs his or her ability to discharge his or her fiduciary duties with respect to the fundamental strategic direction of Kearny.

•	Directors may be removed only for cause by the affirmative vote of at least 80% of the outstanding shares entitled to vote generally in the election of directors.

•	Kearny’s bylaws provide that except as otherwise provided by the executive committee of the board of directors, the term of a director who is also an employee of Kearny or any subsidiary will expire on the date on which his or her employment terminates for any reason other than retirement.

Director and Officer Liability
Kearny		Clifton
•	Kearny’s articles of incorporation provide that directors and officers will not be personally liable for monetary damages to Kearny or its stockholders for certain actions as directors or officers, except for (i) the receipt of an improper personal benefit, (ii) actions or omissions that are determined to have involved active and deliberate dishonesty that was material to a cause of action, or (iii) to the extent otherwise provided by Maryland law.	•	Clifton’s articles of incorporation provide for the same limitations as Kearny’s articles of incorporation regarding director and officer liability.

Indemnification
Kearny		Clifton
•	The articles of incorporation of Kearny provide that it shall indemnify (i) its current and former directors and officers to the fullest extent required or permitted by Maryland law, including the advancement of expenses, and (ii) other employees or agents to such extent as shall be authorized by the board of directors and Maryland law, all subject to any applicable federal law. Maryland law allows Kearny to indemnify any person for expenses, liabilities, settlements, judgments and fines in suits in which such person has been made a party by reason of the fact that he or she is or was a director, officer or employee of Kearny. No such	•	Clifton’s articles of incorporation include the same provisions as Kearny’s articles of incorporation regarding indemnification.

Indemnification
Kearny	Clifton
indemnification may be given if the acts or omissions of the person are adjudged to be in bad faith and material to the matter giving rise to the proceeding, if such person is liable to the corporation for an unlawful distribution, or if such person personally received a benefit to which he or she was not entitled. The right to indemnification includes the right to be paid the expenses incurred in advance of final disposition of a proceeding.

Amendment of the Bylaws
Kearny		Clifton
•	Kearny’s bylaws may be amended or repealed by either the approval of a majority of the board of directors or by the vote of 80% of the outstanding shares entitled to vote.	•	Clifton’s bylaws may be amended or repealed by either the approval of a majority of the board of directors or by the vote of 75% of the outstanding shares entitled to vote.

Amendment of the Articles of Incorporation
Kearny		Clifton
•	Kearny’s articles of incorporation may be amended, upon the submission of an amendment by the board of directors to a vote of the stockholders, by the affirmative vote of at least two-thirds of the outstanding shares of common stock, or by the affirmative vote of a majority of the outstanding shares of common stock if at least two-thirds of the members of the whole board of directors approves such amendment; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions: (i) the limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock, (ii) the division of the board of directors into three staggered classes, (iii) the ability of the board of directors to fill vacancies on the board, (iv) the requirement that directors may only be removed for cause and by the affirmative vote of at least a majority of the votes eligible to be cast by stockholders, (v) the ability of the board of directors	•	Clifton’s articles of incorporation generally may be amended by the holders of a majority of the shares entitled to vote, provided that any amendment of Section C of Article Sixth (limitation on common stock voting rights), Sections B and D of Article Seventh (classification and removal of board of directors), Sections F and J of Article Eighth (amendment of bylaws and elimination of director and officer liability) and Article Tenth (amendment of certain provisions of the articles), must be approved by the affirmative vote of the holders of at least 75% of the outstanding shares entitled to vote.
to amend and repeal the bylaws, (vi) the ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Kearny, (vii) the authority of the board of directors to provide for the issuance of preferred stock, (viii) the validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock, (ix) the

Amendment of the Articles of Incorporation
Kearny	Clifton
number of stockholders constituting a quorum or required for stockholder consent, (x) the indemnification of current and former directors and officers, as well as employees and other agents, by Kearny, (xi) the limitation of liability of officers and directors to Kearny for money damages, (xii) the inability of stockholders to cumulate their votes in the election of directors, (xiii) the requirement that the forum for certain actions or disputes be a state or federal court located Maryland, (xiv) the advance notice requirements for stockholder proposals and nominations, and (xv) the provision of the articles of incorporation regarding the amendment of the articles of incorporation.

Selection of Forum
Kearny		Clifton
•	Kearny’s articles of incorporation provide that, unless Kearny otherwise provides its consent, the forum for certain actions or disputes will be a state or federal court located in Maryland that has jurisdiction.	•	Clifton’s bylaws provide that, unless Clifton otherwise provides its consent, the forum for certain actions or disputes will be the United States District Court for the District of Maryland or, if such court lacks jurisdiction, any Maryland state court that has jurisdiction.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

Board of Directors

Upon the completion of the merger, Kearny’s board of directors will consist of all the current directors of Kearny plus Paul M. Aguggia and two additional existing Clifton directors.

For information regarding the current directors of Kearny, executive compensation and relationships and related transactions, see Kearny’s proxy statement for the 2017 annual meeting of stockholders and its Annual Report on Form 10-K filed with the SEC, which are incorporated by reference in this document. See “Where I Can Find More Information.”

Management

The existing executive officers of Kearny and Kearny Bank will not change as a result of the merger.

Operations

While there can be no assurance as to the achievement of business and financial goals, Kearny currently expects to achieve cost savings equal to approximately 35% of Clifton’s current annualized non-interest expenses (excluding one-time non-recurring costs in 2017 identified by Clifton) through the elimination of redundant senior and executive management and other operating efficiencies (such as the elimination of duplicative data processing services). See “Cautionary Statement About Forward-Looking Statements.”

MARKET PRICE AND DIVIDEND INFORMATION

Kearny common stock is listed on The Nasdaq Global Select Market under the symbol “KRNY.” Clifton common stock is listed on The Nasdaq Global Select Market under the symbol “CSBK.” The following table lists the high and low prices per share for Kearny common stock and for Clifton common stock and the cash dividends declared by each company for the periods indicated.

	Kearny Common Stock				Clifton Common Stock
	High	Low	Dividends		High	Low	Dividends
Quarter Ended
March 31, 2018 (through January 9, 2018)	$14.60	$14.05	$—		$17.24	$16.60	$—
December 31, 2017	$15.60	$14.05	$0.03		$17.94	$16.32	$0.06
September 30, 2017	$15.45	$13.35	$0.15	(1)	$17.08	$15.21	$0.06

June 30, 2017	$15.63	$13.75	$0.03		$17.05	$15.61	$0.31	(2)
March 31, 2017	$15.85	$14.25	$0.03		$17.20	$15.40	$0.06
December 31, 2016	$16.10	$13.45	$0.02		$17.49	$14.65	$0.06
September 30, 2016	$14.09	$12.40	$0.02		$15.49	$14.11	$0.06

June 30, 2016	$13.42	$12.14	$0.02		$15.30	$14.32	$0.06
March 31, 2016	$12.67	$11.31	$0.02		$15.43	$13.09	$0.06
December 31, 2015	$13.00	$11.23	$0.02		$14.98	$13.50	$0.06
September 30, 2015	$11.90	$11.01	$0.02		$14.52	$13.42	$0.06

(1)	Includes a $0.12 special cash dividend.
(2)	Includes a $0.25 special cash dividend.

The high and low trading prices for Kearny common stock as of November 1, 2017, the last trading day immediately before the public announcement of the merger, were $15.30 and $14.90, respectively. The high and low trading prices for Clifton common stock as of November 1, 2017, the last trading day immediately before the public announcement of the merger, were $17.06 and $16.85, respectively.

You should obtain current market quotations for Kearny common stock and Clifton common stock, as the market price of Kearny common stock and Clifton common stock will fluctuate between the date of this document and the date on which the merger is completed. You can get these quotations from a newspaper, on the internet or by calling your broker.

Changes in the market price of Kearny common stock prior to the completion of the merger will affect the value of the merger consideration that Clifton stockholders will be entitled to receive upon completion of the merger.

As of January 9, 2018, there were approximately 3,714 holders of record of Kearny common stock. As of January 9, 2018, there were approximately 1,136 holders of record of Clifton common stock. These numbers do not reflect the number of persons or entities who may hold their stock in nominee or “street name” through brokerage firms.

Following the merger, the declaration of dividends will be at the discretion of Kearny’s board of directors and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of Kearny, applicable state law and government regulations and other factors deemed relevant by Kearny’s board of directors.

STOCK OWNERSHIP OF KEARNY

The following table provides information as of January 9, 2018 regarding certain beneficial owners of shares of Kearny common stock, including information regarding each director, each named executive officer and all directors and named executive officers of Kearny as a group. Kearny does not know of any person who beneficially owned more than 5% of the outstanding shares of Kearny common stock as of January 9, 2018. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown. The address for each director and executive officer listed in the table below is: c/o Kearny Financial Corp., 120 Passaic Avenue, Fairfield, New Jersey 07004. Percentage of beneficial ownership is based on 79,270,460 shares of Kearny common stock as of January 9, 2018.

Name of Beneficial Owner	Shares Beneficially Owned		Percent of All Common Stock Outstanding(1)
Directors:
Theodore J. Aanensen	164,377	(2)	*
Raymond E. Chandonnet	66,139		*
John N. Hopkins	515,504	(3)	*
John J. Mazur, Jr.	199,510	(4)	*
Joseph P. Mazza	205,548		*
Matthew T. McClane	132,700		*
John F. McGovern	235,992		*
Craig L. Montanaro	339,816	(5)	*
Leopold W. Montanaro	241,136	(6)	*
Christopher Petermann	44,339	(7)	*
John F. Regan	153,721		*
Executive Officers:
William C. Ledgerwood	225,983	(8)	*
Eric B. Heyer	99,849	(9)	*
Patrick M. Joyce	112,767	(10)	*
Erika K. Parisi	178,146	(11)	*
Thomas DeMedici	42,923	(12)	*
All directors and executive officers as a group (16 persons)	2,958,450		3.73%

*	Less than 1%.
(1)	Based on 79,270,460 shares of Kearny common stock outstanding and entitled to vote as of January 9, 2018.
(2)	Includes 12,429 shares held by Mr. Aanensen’s spouse and 1,000 shares held in trust for Mr. Aanensen’s grandchild.
(3)	Includes 13,804 shares held by Mr. Hopkins’ spouse.
(4)	Includes 2,541 shares held by Mr. Mazur’s spouse.
(5)	Includes 100,363 shares held in the Kearny 401(k) Plan for the benefit of Mr. Montanaro, 37,807 shares held in the Kearny ESOP, 8,283 shares held in the Benefits Equalization Plan (the “BEP”) and 4,417 shares held by Mr. Montanaro’s child.
(6)	Includes 34,510 shares held by Mr. Montanaro’s spouse.
(7)	Includes 200 shares held by Mr. Petermann’s child.
(8)	Includes 10,930 shares held in the Kearny 401(k) Plan for the benefit of Mr. Ledgerwood, 40,540 shares held in the Kearny ESOP, 1,846 shares held in the BEP and 13,804 shares held by Mr. Ledgerwood’s spouse.
(9)	Includes 14,833 shares held in the Kearny ESOP, 10,000 shares held in an IRA and 50 shares held in the BEP.
(10)	Includes 18,392 shares held in the Kearny 401(k) Plan for the benefit of Mr. Joyce, 40,540 shares held in the Kearny ESOP and 737 held in the BEP.

(11)	Includes 11,746 shares held in the Kearny 401(k) Plan for the benefit of Ms. Parisi, 39,862 shares held in the Kearny ESOP and 295 shares held in the BEP.
(12)	Includes 9,889 shares held in the Kearny 401(k) Plan for the benefit of Mr. DeMedici, and 10,509 shares held in the Kearny ESOP.

STOCK OWNERSHIP OF CLIFTON

The following table provides information as of January 9, 2018 with respect to persons and entities known to Clifton to be the beneficial owner of more than 5% of Clifton’s outstanding common stock. A person or entity may be considered to beneficially own any shares of common stock over which the person or entity has, directly or indirectly, sole or shared voting or investing power.

Name and Address	Shares Beneficially Owned		Percent of All Common Stock Outstanding(1)
T. Rowe Price Associates, Inc. T. Rowe Price Small-Cap Value Fund, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	2,789,378	(2)	12.6%

Clifton Savings Bank Employee Stock Ownership Plan 1433 Van Houten Avenue Clifton, New Jersey 07015	1,678,086	(3)	7.6%

Renaissance Technologies LLC Renaissance Technologies Holdings Corporation 800 Third Avenue New York, New York 10022	1,592,962	(4)	7.2%

Dimensional Fund Advisors, LP 6300 Bee Cave Road Building One Austin, Texas 78746	1,341,986	(5)	6.1%

(1)	Based on 22,099,814 shares of Clifton’s common stock outstanding and entitled to vote as of January 9, 2018.
(2)	Based on a Schedule 13F filed with the SEC on November 14, 2017. Clifton’s articles of incorporation generally provide that record holders of Clifton’s common stock who beneficially own, either directly or indirectly, in excess of 10% of Clifton’s outstanding shares are not entitled to any vote with respect to those shares held in excess of the 10% limit. However, a majority of Clifton’s disinterested directors may approve a shareholder acquiring and voting in excess of 10% of Clifton’s outstanding shares before the shareholder acquires shares in excess of the 10% limit. Clifton’s board of directors has authorized T. Rowe Price Associates, Inc. (“T. Rowe Price”) to acquire up to 15% of Clifton’s outstanding common stock, provided that (i) T. Rowe Price will use its best efforts to provide that any such shares owned in excess of the 10% limit will be voted in proportion to the vote taken on all other shares and (ii) in the event that such efforts to provide for mirrored voting are not successful, T. Rowe Price will not vote any shares in excess of the 10% limit.
(3)	Includes 667,611 shares that have been allocated to Clifton ESOP participants.
(4)	Based on a Schedule 13F filed with the SEC on November 13, 2017.
(5)	Based on a Schedule 13F filed with the SEC on November 13, 2017.

The following table provides information as of January 9, 2018 about the shares of Clifton common stock that may be considered to be owned by each director, each named executive officer and by all directors and named executive officers of Clifton as a group. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown. The address for each beneficial owner of our common stock listed in the table below is: c/o Clifton Bancorp Inc., 1433 Van Houten Avenue, Clifton, New Jersey 07015.

Name	Number of Shares Owned(1)(2)		Number of Shares That May be Acquired Within 60 Days by Exercising Options	Percent of Common Stock Outstanding(3)
Stephen Adzima	93,987	(4)	27,296	*
Paul M. Aguggia	260,644	(5)	—	1.2%
Stephen A. Hoogerhyde	94,815		—	*
Patricia C. Hrotko	41,042		20,472	*
Michael Lesler	5,407		10,000	*
John H. Peto	64,005		27,296	*
Christine R. Piano	137,487		—	*
Charles J. Pivirotto	42,595	(6)	27,296	*
Diane Scriveri	11,236		10,000	*
Cynthia Sisco	217,865	(7)	—	1.0%
Joseph C. Smith	133,272	(8)	27,296	*
All directors and executive officers as a group (11 persons)	1,102,355		149,656	5.7%

*	Does not exceed 1.0% of Clifton’s voting securities.
(1)	Includes shares allocated to the account of individuals under the Clifton ESOP with respect to which individuals have voting but not investment power as follows: Mr. Aguggia—10,347 shares; Mr. Hoogerhyde—33,800 shares; Ms. Hrotko—8,123 shares; Mr. Lesler—0 shares; Ms. Piano—44,283 shares; and Ms. Scriveri—0 shares.
(2)	Includes shares of unvested restricted stock held under the Clifton Bancorp Inc. 2015 Equity Incentive Plan with respect to which individuals have voting but not investment power as follows: Mr. Adzima—17,077 shares; Mr. Aguggia—81,885 shares; Mr. Hoogerhyde—20,471 shares; Ms. Hrotko—20,471 shares; Mr. Lesler—0 shares; Ms. Piano—36,848 shares; Ms. Scriveri—6,000 shares; and each other director—16,377 shares each.
(3)	Based on 22,099,814 shares of Clifton’s common stock outstanding and entitled to vote as of January 9, 2018.
(4)	Includes 20,080 shares held by a corporation owned by Mr. Adzima and 27,036 shares held by Mr. Adzima’s spouse as custodian for their children.
(5)	Includes 33,782 shares held in trust for Mr. Aguggia under the Clifton Savings Bank Supplemental Executive Retirement Plan.
(6)	Includes 5,000 shares held by a corporation owned by Mr. Pivirotto.
(7)	Includes 78,248 shares held by Ms. Sisco as trustee for a revocable trust under which Ms. Sisco is also a beneficiary.
(8)	Includes 2,937 shares held by Mr. Smith’s son, for which shares Mr. Smith disclaims beneficial ownership.

LEGAL MATTERS

The validity of the Kearny common stock to be issued in the proposed merger has been passed upon for Kearny by Luse Gorman, PC, Washington, D.C. Certain U.S. federal income taxes consequences relating to the merger will be passed upon for Kearny by Luse Gorman, PC, Washington, D.C and for Clifton by Kilpatrick Townsend & Stockton LLP, Washington, D.C.

EXPERTS

The consolidated financial statements of Kearny as of June 30, 2017 and 2016 and for each of the three years in the period ended June 30, 2017 and management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2017 incorporated by reference into this document have been so incorporated in reliance upon the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Clifton as of March 31, 2017 and 2016 and for each of the three years in the period ended March 31, 2017 and management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2017 incorporated by reference in this document have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Clifton intends to hold an annual meeting during the year ending March 31, 2018 only if the merger is not completed.

Clifton must receive proposals that stockholders seek to include in the proxy statement for Clifton’s next annual meeting no later than March 1, 2018. If next year’s annual meeting is held on a date more than 30 calendar days from August 9, 2018, a stockholder proposal must be received by a reasonable time before Clifton begins to print and mail its proxy solicitation material for such annual meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the SEC.

Clifton’s Bylaws provide that a person may not be nominated for election as a director of Clifton unless that person is nominated by or at the direction of Clifton’s Board of Directors or by a stockholder who has given appropriate notice to Clifton before the meeting. Similarly, a stockholder may not bring business before an annual meeting unless the stockholder has given Clifton appropriate notice of their intention to bring that business before the meeting. Clifton’s secretary must receive notice of the nomination or proposal not less than 90 days before the annual meeting; provided, however, that if less than 100 days’ notice of prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A stockholder who desires to raise new business must provide certain information to Clifton concerning the nature of the new business, the stockholder, the stockholder’s ownership in Clifton and the stockholder’s interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide Clifton with certain information concerning the nominee and the proposing stockholder. A copy of Clifton’s Bylaws may be obtained from Clifton.

Kearny’s 2018 annual meeting of stockholders is expected to be held on October 25, 2018. Advance written notice for certain business, or nominations to the Board of Directors, to be brought before the next Kearny annual meeting must be provided to Kearny no earlier than June 28, 2018 and no later than July 8, 2018. If notice is received before June 28, 2018 or later than July 8, 2018, it will be considered untimely, and Kearny will not be required to present the matter at the stockholders meeting.

To be eligible for inclusion in the proxy materials for next year’s annual meeting of Kearny stockholders, any stockholder proposal under SEC Rule 14a-8 to take action at such meeting must be received at Kearny’s executive office at 120 Passaic Avenue, Fairfield, New Jersey 07004 no later than May 16, 2018. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

The Bylaws of Kearny also provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting of stockholders. In order for a stockholder to properly bring business before an annual meeting, the stockholder must give written notice to the Secretary of Kearny not less than 110 days nor more than 120 days prior to the anniversary of the prior year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to the anniversary of the preceding year’s annual meeting, a stockholder’s written notice shall be timely only if delivered or mailed to and received by the Secretary of Kearny at the principal executive office of the corporation no earlier than the day on which public disclosure of the date of such annual meeting is first made and no later than the tenth day following the day on which public disclosure of the date of such annual meeting is first made.

WHERE YOU CAN FIND MORE INFORMATION

Kearny and Clifton file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public over the internet at the SEC’s website at www.sec.gov. You may also read and copy any document Kearny or Clifton files with the SEC at its public reference room located at 100 F Street, NE, Washington, DC 20549. Copies of these documents also can be obtained at prescribed rates by writing to the Public Reference Section of the SEC, at 100 F Street, NE, Washington, DC 20549 or by calling 1-800-SEC-0330 for additional information on the operation of the public reference facilities.

Kearny filed with the SEC a registration statement on Form S-4 under the Securities Act to register the shares of Kearny common stock to be issued to Clifton stockholders in the merger. This document is a part of that registration statement and constitutes a prospectus of Kearny in addition to being a proxy statement of Clifton for its special meeting and of Kearny for its special meeting. As permitted by the SEC rules, this document does not contain all of the information that you can find in the registration statement or in the exhibits to the registration statement. The additional information may be inspected and copied as set forth above.

All information in this document concerning Kearny and its subsidiaries has been furnished by Kearny and all information in this document concerning Clifton and its subsidiaries has been furnished by Clifton.

Each Clifton stockholder will receive a separate copy of this document, regardless of whether such stockholder is residing at a shared address with one or more other Clifton stockholders.

You should rely only on the information contained in this document when evaluating the merger agreement and the merger. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated January 17, 2018. You should not assume that the information contained in this document is accurate as of any date other than such date, and neither the mailing of this document to stockholders of Clifton or Kearny nor the issuance of shares of Kearny common stock as contemplated by the merger agreement shall create any implication to the contrary.

Kearny and Clifton incorporate by reference additional documents that each company may file with the SEC between the date of this document and the later of the date of the Kearny special meeting and the date of the Clifton special meeting. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 or 7.01 of Form 8-K), as well as proxy statements.

KEARNY FILINGS (FILE NO 001-37399)

Filings	Period of Report or Date Filed

• Annual Report on Form 10-K	Year ended June 30, 2017

• Quarterly Report on Form 10-Q	Three Months Ended September 30, 2017

• Current Reports on Form 8-K	July 31, 2017, August 17, 2017, September 1, 2017, September 21, 2017, October 27, 2017, November 2, 2017 and November 16, 2017 (other than the portions of those documents not deemed to be filed)

CLIFTON FILINGS (FILE NO. 001-36390)

Filings	Period of Report or Date Filed

• Annual Report on Form 10-K	Year ended March 31, 2017

• Quarterly Report on Form 10-Q	Periods Ended June 30, 2017 and September 30, 2017

• Current Reports on Form 8-K	August 11, 2017 and November 2, 2017 (other than the portions of those documents not deemed to be filed)

Documents incorporated by reference are available from Kearny and Clifton without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in this document by reference). You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following address:

Kearny Financial Corp. 120 Passaic Avenue, Fairfield, New Jersey 07004 Attention: Gail Corrigan Telephone: (973) 244-4500	Clifton Bancorp Inc. 1433 Van Houten Avenue Clifton, New Jersey 07015 Attention: Michael Lesler Telephone: (973) 473-2200

If you would like to request documents from Kearny and/or Clifton, please do so by February 22, 2018 to receive them before each company’s meeting of stockholders. If you request any incorporated documents, Kearny and/or Clifton will mail them to you by first-class mail, or other equally prompt means, within one business day of its receipt of your request.

Neither Kearny nor Clifton has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated in this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

ANNEX A

AGREEMENT AND PLAN OF MERGER

DATED AS OF NOVEMBER 1, 2017

BY AND BETWEEN

KEARNY FINANCIAL CORP.

AND

CLIFTON BANCORP INC.

EXHIBITS

Exhibit A        Form of Kearny Financial Corp Voting Agreement

Exhibit B        Form of Clifton Bancorp Inc. Voting Agreement

Exhibit C        Plan of Bank Merger

Agreement and Plan of Merger

This is an Agreement and Plan of Merger, dated as of the 1st day of November, 2017 (“Agreement”), by and between Kearny Financial Corp., a Maryland corporation (“Purchaser”), and Clifton Bancorp Inc., a Maryland corporation (the “Company”).

Introductory Statement

The Board of Directors of each of Purchaser and the Company have determined that this Agreement and the business combination and related transactions contemplated hereby are advisable and in the best interests of Purchaser and the Company, as the case may be, and in the best interests of their respective stockholders.

The parties hereto intend that the Merger (as defined herein) shall qualify as a reorganization under the provisions of Section 368(a) of the IRC (as defined herein) for federal income tax purposes and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the IRC.

Purchaser and the Company each desire to make certain representations, warranties and agreements in connection with the business combination and related transactions provided for herein and to prescribe various conditions to such transactions.

As a condition and inducement to Purchaser’s and Company’s willingness to enter into this Agreement, each member of the Board of Directors of each of Purchaser and the Company has entered into an agreement dated as of the date hereof in the forms of Exhibits A and B, respectively, pursuant to which he or she will vote his or her shares of Purchaser Common Stock or Company Common Stock, as the case may be, in favor of this Agreement and the transactions contemplated hereby (each, a “Voting Agreement”).

In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

ARTICLE I

DEFINITIONS

The following terms are defined in this Agreement in the Section indicated:

Defined Term	Location of Definition
Articles of Merger	Section 2.3
Bank Merger	Section 2.12
Change of Recommendation	Section 5.8(b)
Clifton Savings	Section 2.12
Closing	Section 2.2
Closing Date	Section 2.2
Company	Preamble
Company Benefit Plans	Section 3.2(s)(i)
Company Contract	Section 3.2(p)(i)
Company Equity Plans	Section 2.10
Company ERISA Affiliate	Section 3.2(s)(i)
Company Intellectual Property	Section 3.2(q)(i)
Company IT Systems	Section 3.2(q)(ii)

Defined Term	Location of Definition
Company Qualified Plans	Section 3.2(s)(iv)
Company Reports	Section 3.2(h)
Company Restricted Stock	Section 2.11
Company Stock Option	Section 2.10
Company Stockholder Meeting	Section 5.8(a)
Continuing Employee	Section 5.11(a)
Determination Date	Section 7.1(i)
Disclosure Letter	Section 3.1(a)
DOL	Section 3.2(s)(ii)
Effective Time	Section 2.3
Economic Value of Equity	Section 4.1(q)
Exchange Agent	Section 2.6(a)
Exchange Ratio	Section 2.5(a)
Final Index Price	Section 7.1(i)
Good Reason	Section 5.11(e)
Indemnified Party	Section 5.12(a)
Index Price	Section 7.1(i)
Index Ratio	Section 7.1(i)(ii)
Joint Proxy Statement-Prospectus	Section 5.9(a)
Letter of Transmittal	Section 2.6(a)
Merger	Section 2.1
Merger Consideration	Section 2.5(a)
MGCL	Section 2.1
Multiemployer Plan	Section 3.2(s)(vii)
Multiple Employer Plan	Section 3.2(s)(vii)
Net Interest Income	Section 4.1(q)
Option Payment Amount	Section 2.10
OREO	Section 4.1(d)
PBGC	Section 3.2(s)(ii)
Purchaser	Preamble
Purchaser Benefit Plans	Section 3.3(r)(i)
Purchaser Contract	Section 3.3(p)(i)
Purchaser ERISA Affiliate	Section 3.3(r)(i)
Purchaser Intellectual Property	Section 3.3(cc)(i)
Purchaser IT Systems	Section 3.3(cc)(ii)
Purchaser Qualified Plans	Section 3.3(r)(iv)
Purchaser Ratio	Section 7.1(i)(i)
Purchaser Reports	Section 3.3(h)
Purchaser Stockholder Meeting	Section 5.8(a)
RP Financial	Section 3.2(u)
Settlement Agreement	Section 5.11(f)
Starting Date	Section 7.1(i)
Starting Price	Section 7.1(i)
Surviving Corporation	Section 2.1
Voting Agreement	Preamble

For purposes of this Agreement:

“Acquisition Proposal” means any proposal or offer, whether or not in writing, with respect to any of the following (other than the transactions contemplated hereunder): (i) any merger, consolidation, share exchange, business combination, or other similar transaction or series of transactions involving the Company or any of its

Subsidiaries; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the Company’s consolidated assets in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of the Company’s capital stock or the filing of a registration statement under the Securities Act in connection therewith; (iv) any transaction that is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing; or (v) any public announcement, notice or regulatory filing of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Affiliate” of a Person means any person that, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with such Person.

“Agreement” means this Agreement and the exhibits and schedules hereto, each as amended, modified or restated from time to time in accordance with its terms.

“Business Day” means any day other than a Saturday, Sunday or Federal holiday.

“Certificate” means certificates or book entry shares evidencing shares of Company Common Stock held by its stockholders.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company ESOP” means the Clifton Savings Bank Amended and Restated Employee Stock Ownership Plan.

“Company 401(k) Plan” means the Clifton Savings Bank 401(k) Savings Plan.

“Company Nonqualified Deferred Compensation Plan(s)” means the nonqualified plans of deferred compensation identified as such in the Company’s Disclosure Letter.

“CRA” means the Community Reinvestment Act.

“Environmental Law” means any federal, state or local law, statute, ordinance, rule, code, order or regulation relating to (i) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect. The term Environmental Law includes, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, each as amended and as now in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Shares” means shares of Company Common Stock owned or held (including as treasury shares), other than in a bona fide fiduciary or agency capacity or in satisfaction of a debt previously contracted, by Purchaser, the Company or a Subsidiary of either.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“FHLB” means the Federal Home Loan Bank of New York.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” means any governmental or regulatory authority, agency, court, commission, or other administrative entity.

“Hazardous Material” means any substance (whether solid, liquid or gas) that is detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

“HOLA” means the Home Owners Loan Act of 1934, as amended.

“IRC” means the Internal Revenue Code of 1986, as amended.

“IRS” means the Internal Revenue Service.

“Knowledge” means, with respect to Purchaser, the actual Knowledge of those senior officers set forth in Purchaser’s Disclosure Letter and, with respect to the Company, the actual Knowledge of those senior officers set forth in the Company’s Disclosure Letter.

“Lien” means any charge, mortgage, pledge, security interest, claim, lien or encumbrance.

“Loan” means a loan, lease, advance, credit enhancement, guarantee, participation interest in a loan, or other extension of credit.

“Loan Property” means any property in which the applicable party (or a subsidiary of it) holds a security interest and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Maryland Department” means the Maryland State Department of Assessments and Taxation.

“Material Adverse Effect” means an effect, circumstance, occurrence or change that is material and adverse to the business, financial condition or results of operations of the Company or Purchaser, as the context may dictate, and its Subsidiaries, taken as a whole, or materially prevents, impairs or threatens the ability of either the Company or Purchaser, as the context may dictate, to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement; provided, however, that any such effect, circumstance, occurrence or change resulting from any (i) changes, after the date hereof, in laws, rules or regulations or GAAP or regulatory accounting requirements or interpretations thereof that apply to financial and/or depository institutions and/or their holding companies generally, (ii) changes, after the date hereof, in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates, (iii) actions and omissions of Purchaser or the Company required under this Agreement or taken or omitted to be taken with the prior written consent, or at the request, of the other, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement, (iv) worsening of national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, (v) natural disaster or other force majeure event, and (vi) any failure, in and of itself, to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (except to the extent that, with respect to this clause (vi), the facts or circumstances giving rise or contributing to failure to meet estimates or projections may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect, except to the extent such facts or circumstances are themselves excepted from the definition of Material Adverse Effect pursuant to any other clause of this definition) shall not be considered in determining if a Material Adverse Effect has occurred except, with respect to clauses (i) and (iv), to the extent that the effects of such change uniquely affects such party and its Subsidiaries as compared to comparable U.S. banking organizations.

“New Jersey Banking Law” means the New Jersey Banking Act of 1948, as amended, and any regulations promulgated thereunder.

“NJ Department” means the Department of Banking and Insurance of the State of New Jersey, and where appropriate, it includes the Commissioner of the Department of Banking and Insurance of the State of New Jersey.

“OCC” means the Office of the Comptroller of the Currency.

“Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“Purchaser Common Stock” means the common stock, par value $0.01 per share, of Purchaser.

“Purchaser ESOP” means the Kearny Bank Employee Stock Ownership Plan.

“Purchaser 401(k) Plan” means the Kearny Bank Employees’ Savings Plan.

“Registration Statement” means a registration statement on Form S-4 (and any amendments or supplements thereto) with respect to the issuance of Purchaser Common Stock in the Merger.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means a corporation, partnership, joint venture or other entity in which the Company or Purchaser, as the case may be, has, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.

“Superior Proposal” means an unsolicited, bona fide written offer or proposal made by a third party to consummate an Acquisition Proposal that: (i) the Company’s Board of Directors determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that is more favorable to the stockholders of the Company than the transactions contemplated hereby (taking into account all factors relating to such proposed transaction deemed relevant by the Company’s Board of Directors, including without limitation, the amount and form of consideration, the timing of payment, the risk of consummation of the transaction, the financing thereof and all other conditions thereto (including any adjustments to the terms and conditions of such transactions proposed by Purchaser in response to such Acquisition Proposal)); (ii) is for 100% of the outstanding shares of Company Common Stock or all or substantially all of the assets of the Company; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal.

“Taxes” means all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, the Company will merge with and into Purchaser (the “Merger”) at the Effective Time. At the Effective Time, the separate corporate existence of the Company shall cease. Purchaser shall be the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger and shall continue to be governed by the Maryland General Corporation Law (the “MGCL”) and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

2.2 Closing. The closing of the Merger (the “Closing”) will take place by the electronic (PDF), facsimile or overnight courier exchange of executed documents or at a location and at a time as agreed to by the parties hereto on the date designated by Purchaser within thirty (30) days following satisfaction or waiver (subject to applicable law) of the conditions to Closing set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing), or such later date as the parties may otherwise agree (the “Closing Date”).

2.3 Effective Time. In connection with the Closing, Purchaser and the Company shall duly execute and deliver Articles of Merger (the “Articles of Merger”) to the Maryland Department for filing pursuant to the MGCL. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Maryland Department or at such later date or time as Purchaser and the Company agree and specify in the Articles of Merger (the date and time the Merger becomes effective being the “Effective Time”).

2.4 Effects of the Merger. The Merger will have the effects set forth in this Agreement and in the MGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, Purchaser shall possess all of the properties, rights, privileges, powers and franchises of the Company and be subject to all of the debts, liabilities and obligations of the Company.

2.5 Effect on Outstanding Shares of Company Common Stock.

(a) By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of Company Common Stock issued and outstanding at the Effective Time, other than Excluded Shares, shall become and be converted into the right to receive 1.191 shares (the “Exchange Ratio”) of Purchaser Common Stock (the “Merger Consideration”).

(b) Notwithstanding any other provision of this Agreement, no fraction of a share of Purchaser Common Stock and no certificates or scrip therefor will be issued in the Merger; instead, Purchaser shall pay to each holder of Company Common Stock who would otherwise be entitled to a fraction of a share of Purchaser Common Stock an amount in cash, rounded to the nearest cent, determined by multiplying such fraction by the average closing sales price of Purchaser Common Stock on The Nasdaq Stock Market LLC over the ten (10) trading days ending on the third Business Day prior to the Closing Date.

(c) If, between the date of this Agreement and the Effective Time, the outstanding shares of Purchaser Common Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or there shall be any extraordinary dividend or distribution paid, the Exchange Ratio shall be adjusted appropriately to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(d) As of the Effective Time, each Excluded Share shall be canceled and retired and shall cease to exist, and no exchange or payment shall be made with respect thereto. All shares of Purchaser Common Stock that are held by the Company, if any, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall be canceled and shall constitute authorized but unissued shares.

2.6 Exchange Procedures.

(a) At or prior to the Effective Time, Purchaser shall deposit, or shall cause to be deposited, with Computershare, Inc. (the “Exchange Agent”), pursuant to an agreement entered into prior to the Closing, for the benefit of the holders of record of shares of Company Common Stock converted into the right to receive the Merger Consideration, for exchange in accordance with this Section 2.6, (i) the number of shares of Purchaser Common Stock sufficient to deliver the aggregate Merger Consideration and (ii) any cash payable in lieu of fractional shares pursuant to Section 2.5(b), and Parent shall instruct the Exchange Agent to timely deliver the Merger Consideration. Appropriate transmittal materials (“Letter of Transmittal”) in a form satisfactory to Purchaser and the Company shall be mailed as soon as practicable (but not later than five (5) Business Days) after the Effective Time to each holder of record of Company Common Stock. A Letter of Transmittal will be deemed properly completed only if the completed Letter of Transmittal is accompanied by one or more Certificates representing Company Common Stock (or customary affidavits and, if required by Purchaser pursuant to Section 2.6(i), indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Company Common Stock to be converted thereby.

(b) At and after the Effective Time, each Certificate shall represent only the right to receive the Merger Consideration. The Company shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein.

(c) Prior to the Effective Time, Purchaser shall (i) reserve for issuance with its transfer agent and registrar a sufficient number of shares of Purchaser Common Stock to provide for payment of the aggregate Merger Consideration and (ii) deposit, or cause to be deposited, with the Exchange Agent for the benefit of the holders of shares of Company Common Stock, an amount of cash sufficient to pay cash in lieu of fractional shares.

(d) The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, (ii) be in a form and contain any other provisions as Purchaser may reasonably determine and (iii) include instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon the proper surrender of the Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Certificates shall be entitled to receive in exchange therefor a certificate, or, at the election of Purchaser, a statement reflecting shares issued in book entry form, representing that number of whole shares of Purchaser Common Stock that such holder has the right to receive pursuant to Section 2.5(a) and a check in the amount equal to any cash in lieu of fractional shares such holder is entitled to pursuant to Section 2.5(b) and any dividends or other distributions to which such holder is entitled. Certificates so surrendered shall forthwith be canceled. As soon as practicable (but not later than five (5) Business Days) following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute Purchaser Common Stock and cash in lieu of fractional shares as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Purchaser Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto. If there is a transfer of ownership of any shares of Company Common Stock not registered in the transfer records of the Company, the Merger Consideration shall be issued to the transferee thereof if the Certificates representing such Company Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of Purchaser and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(e) No dividends or other distributions declared or made after the Effective Time with respect to Purchaser Common Stock issued pursuant to this Agreement shall be remitted to any person entitled to receive shares of Purchaser Common Stock hereunder until such Person surrenders his or her Certificates in accordance with this Section 2.6. Upon the surrender of such Person’s Certificates, such Person shall be entitled to receive any dividends or other distributions, without interest thereon, which subsequent to the Effective Time had become payable but not paid with respect to shares of Purchaser Common Stock represented by such Person’s Certificates.

(f) The stock transfer books of the Company shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of the Company of any shares of Company Common Stock. If, after the Effective Time, Certificates are presented to Purchaser, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.6.

(g) Any portion of the aggregate amount of cash to be paid in lieu of fractions of a share pursuant to Section 2.5, any dividends or other distributions to be paid pursuant to this Section 2.6 or any proceeds from any investments thereof that remains unclaimed by the holders of Company Common Stock for six months after the Effective Time shall be repaid by the Exchange Agent to Purchaser upon the written request of Purchaser. After such request is made, each holder of Company Common Stock who has not theretofore complied with this Section 2.6 shall look only to Purchaser for the Merger Consideration deliverable in respect of each share of Company Common Stock such stockholder holds, as determined pursuant to Section 2.5 of this Agreement, without any interest thereon. Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement (or any Affiliate thereof) shall be liable to any former holder of Company Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) Purchaser and the Exchange Agent shall be entitled to rely upon the Company’s stock transfer books to establish the identity of those Persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. The Company shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein. In the event of a dispute with respect to ownership of stock represented by any Certificate, Purchaser and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(i) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to Section 2.5.

2.7 Effect on Outstanding Shares of Purchaser Common Stock. At the Effective Time, and except as provided in Section 2.5(d), each share of Purchaser Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

2.8 Directors of Surviving Corporation After Effective Time. Subject to Section 5.14, immediately after the Effective Time, until their respective successors are duly elected or appointed and qualified, the directors of the Surviving Corporation shall consist of the directors of Purchaser serving immediately prior to the Effective Time.

2.9 Articles of Incorporation and Bylaws. The articles of incorporation of Purchaser, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law and the terms thereof. The bylaws of Purchaser, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law and the terms of such bylaws.

2.10 Treatment of Stock Options. At the Effective Time, each option to acquire shares of Company Common Stock that is outstanding and unexercised immediately prior thereto (“Company Stock Option”) pursuant to the Clifton Bancorp Inc. 2005 Equity Incentive Plan or the Clifton Bancorp Inc. 2015 Equity Incentive Plan (collectively referred to herein as the “Company Equity Plans”) shall automatically become vested and shall be cancelled and, subject to Purchaser’s receipt of an option surrender agreement in the form set forth in the Purchaser’s Disclosure Letter, converted into the right to receive from Purchaser a cash payment in an amount, less required withholding taxes, equal to the product of (i) the number of shares of Company Common Stock subject to the Company Stock Option, multiplied by (ii) the amount by which $18.25 (the “Option Payment Amount”) exceeds the exercise price of such Company Stock Option. If the exercise price of a Company Stock Option is greater than the Option Payment Amount, then at the Effective Time such Company Stock Option shall be cancelled without any payment made in exchange therefor.

2.11 Treatment of Restricted Stock. At the Effective Time, any vesting restrictions on each share of restricted stock outstanding immediately prior thereto (“Company Restricted Stock”) pursuant to the Company Equity Plans shall automatically lapse and shall be treated as issued and outstanding shares of Company Common Stock for the purposes of this Agreement, including but not limited to, the provisions of Section 2.5.

2.12 Bank Merger. Concurrently with or as soon as practicable after the execution and delivery of this Agreement, Kearny Bank, a wholly owned subsidiary of Purchaser, and Clifton Savings Bank (“Clifton Savings”), a wholly owned subsidiary of the Company, shall enter into the Plan of Bank Merger, in the form attached hereto as Exhibit C, pursuant to which Clifton Savings will merge with and into Kearny Bank (the “Bank Merger”). The parties intend that the Bank Merger will become effective simultaneously with or as soon as practicable following the Effective Time.

2.13 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Purchaser may specify that the structure of the transactions contemplated by this Agreement be revised and the parties shall enter into such alternative transactions as Purchaser may reasonably determine to effect the purposes of this Agreement; provided, however, that such revised structure shall not (i) alter or change the amount or kind of the Merger Consideration, (ii) materially impede or delay consummation of the transactions contemplated by this Agreement, or (iii) adversely limit or impact the qualification of the Merger as a reorganization under the provisions of Section 368(a) of the IRC. In the event that Purchaser elects to make such a revision, the parties agree to execute appropriate documents to reflect the revised structure.

2.14 Absence of Control. It is the intent of the parties hereto that Purchaser by reason of this Agreement shall not be deemed (until consummation of the transactions contemplated hereby) to control, directly or indirectly, the Company or to exercise, directly or indirectly, a controlling influence over the management or policies of the Company.

2.15 Additional Actions. If, at any time after the Effective Time, Purchaser or Kearny Bank shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Purchaser or Kearny Bank its right, title or interest in, to or under any of the rights, properties or assets of the Company or Clifton Savings, or (ii) otherwise carry out the purposes of this Agreement, Clifton Savings, the Company and their officers and directors shall be deemed to have granted to Purchaser and Kearny Bank an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Purchaser or Kearny Bank its right, title or interest in, to or under any of the rights, properties or assets of the Company or Clifton Savings or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of Purchaser or Kearny Bank are authorized in the name of the Company or Clifton Savings or otherwise to take any and all such action.

2.16 Withholding. Purchaser or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Company Common Stock such amounts as Purchaser (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the IRC, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Purchaser or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of whom such deduction and withholding were made by Purchaser or the Exchange Agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Disclosure Letters; Standard.

(a) Prior to the execution and delivery of this Agreement, Purchaser and the Company have each delivered to the other a letter (each, its “Disclosure Letter”) setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of their respective representations and warranties contained in Section 3.2 or Section 3.3, as applicable, or to one or more of its covenants contained in Articles IV or V (and making specific reference to the Section of this Agreement to which they relate). Disclosure in any paragraph of the Disclosure Letter shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably clear on the face of such disclosure (notwithstanding the absence of a specific cross reference) that it is relevant to another paragraph of the Disclosure Letter or another Section of this Agreement. Documents are deemed to have been made available by Purchaser to the Company or by the Company to Purchaser if such documents are available on the website of the SEC through its Electronic Data Gathering, Analysis, and Retrieval system (EDGAR).

(b) No representation or warranty of the Company or Purchaser contained in Sections 3.2 or 3.3, as applicable (other than (i) the representations and warranties contained in Sections 3.2(c) and 3.3(c), which shall be true in all respects, and (ii) the representations and warranties contained in Sections 3.2(a), 3.2(d), 3.2(e)(i) and (ii), 3.2(k), 3.2(v), 3.2(y), 3.3(a), 3.3(d), 3.3(e)(i) and (ii), 3.3(k) and 3.3(u), which shall be true in all material respects) will be deemed untrue or incorrect, and no party will be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Sections 3.2 or 3.3, has had or is reasonably likely to have a Material Adverse Effect with respect to the Company or Purchaser, as the case may be (it being understood that, except with respect to Section 3.2(j), for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded).

3.2 Representations and Warranties of the Company. Except (i) disclosed in the Company’s Disclosure Letter, and (ii) for information and documents commonly known as “confidential supervisory information” that is prohibited from disclosure (and as to which nothing in this Agreement shall require disclosure), the Company represents and warrants to Purchaser that:

(a) Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is registered with the Federal Reserve as a savings and loan holding company. The Company has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. The Company is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on the Company. The Company engages only in activities, and holds properties only of the types, permitted to savings and loan holding companies by the HOLA, and the rules, regulations and interpretations promulgated thereunder.

(b) Subsidiaries.

(i) The Company’s Disclosure Letter sets forth with respect to each of the Company’s direct and indirect Subsidiaries its name, its jurisdiction of incorporation, the Company’s percentage ownership, the number of shares of stock or other equity interests owned or controlled by the Company and the name and number of shares held by any other person who owns any stock of the Subsidiary. The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of its Subsidiaries, free and clear of any Liens. There are no contracts, commitments, agreements or understandings relating to the Company’s right to vote or dispose of any equity securities of its Subsidiaries. The Company’s ownership interest in each of its Subsidiaries is in compliance with all applicable laws, rules and regulations relating to equity investments by savings and loan holding companies or federally chartered savings banks.

(ii) Each of the Company’s Subsidiaries is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect.

(iii) The outstanding shares of capital stock of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock of any Subsidiary of the Company are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

(iv) Clifton Savings is a federally chartered savings bank. No Subsidiary of the Company other than Clifton Savings is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and the applicable regulations thereunder. Clifton Savings’ deposits are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law. Clifton Savings is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(c) Capital Structure.

(i) The authorized capital stock of the Company consists of 85,000,000 shares of Company Common Stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

(ii) As of the date of this Agreement:

(A) 22,064,768 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws and not in violation of any preemptive rights;

(B) no shares of Company preferred stock are issued and outstanding; and

(C) 2,001,752 shares of Company Common Stock are reserved for issuance pursuant to outstanding Company Stock Options (including exercisable and unexercisable Company Stock Options).

(iii) Set forth in the Company’s Disclosure Letter are: (a) a complete and accurate list of all outstanding Company Stock Options, including the names of the optionees, dates of grant, exercise prices, dates of vesting, dates of termination, shares subject to each grant and whether stock appreciation, limited or other similar rights were granted in connection with such options and (b) a complete and accurate list of all outstanding shares of Company Restricted Stock, including the names of the grantees, dates of grant, dates of vesting and shares subject to each grant.

(iv) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of the Company may vote are issued or outstanding.

(v) Except as set forth in this Section 3.2(c), as of the date of this Agreement, (A) no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, and (B) other than Company Stock Options, neither the Company nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of the Company (including any rights plan or agreement) or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. Neither the Company nor any of its Subsidiaries has or is bound by any rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on shares of Company Common Stock, or any other security of the Company or a Subsidiary of the Company or any securities representing the right to vote, purchase or otherwise receive any shares of Company Common Stock or any other security of the Company or a Subsidiary of the Company. Other than as stated herein, there are no outstanding securities or instruments that contain any redemption or similar provisions, and there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

(vi) Other than the Voting Agreements and as set forth in the Company’s Disclosure Letter, there are no voting trusts, shareholder agreements, proxies or similar agreements to which the Company or any of its Subsidiaries is a party in effect with respect to the voting or transfer of the Company Common Stock or other voting securities or equity interests of the Company or granting any shareholder or other person any registration rights. The Company does not have in effect a “poison pill” or similar shareholder rights plan.

(d) Authority. The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to the consents, approvals and filings set forth in Section 3.2(f), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of the Company’s Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock. The Company’s Board of Directors has determined that this Agreement is advisable and has directed that this Agreement be submitted to the Company’s stockholders for approval and adoption and has unanimously adopted a resolution to the foregoing effect and recommend that the stockholders adopt this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

(e) No Violations. The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming that the consents, approvals and filings referred to in Section 3.2(f) have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which the Company or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the articles of incorporation or bylaws of the Company or the similar organizational documents of any of its Subsidiaries or (iii) constitute a breach or violation of, or a default under (or an event that, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject.

(f) Consents and Approvals. Except for (i) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods required by, federal and state banking authorities, including filings and notices with the Federal Reserve, the FDIC, the NJ Department and the OCC, (ii) the filing with the SEC of a Joint Proxy Statement-Prospectus in definitive form relating to the meetings of the Company’s and Purchaser’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby and of the Registration Statement in which such proxy statement will be included as a prospectus, and declaration of effectiveness of the Registration Statement, (iii) the filing of the Articles of Merger with the Maryland Department pursuant to the MGCL, the filing of a certificate for the Bank Merger with the NJ Department and the filing of a notice for the Bank Merger with the OCC, (iv) filing with The Nasdaq Stock Market LLC of a notification of the listing of the shares of Purchaser Common Stock to be issued in the Merger, and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Purchaser Common Stock pursuant to this Agreement, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained by the Company in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, including the Bank Merger. As of the date hereof, the Company has no Knowledge of any reason pertaining to the Company why any of the approvals referred to in this Section 3.2(f) should not be obtained without the imposition of any material condition or restriction described in Section 6.2(e).

(g) Governmental Filings. The Company and each of its Subsidiaries has filed all reports, schedules, registration statements and other documents that it has been required to file since January 1, 2014 with the Federal Reserve, the OCC or any other Governmental Entity. As of their respective dates, each of such filings complied in all material respects with all laws or regulations under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance).

(h) Securities Filings. The Company has filed with the SEC all reports, schedules, registration statements, definitive proxy statements and exhibits thereto that it has been required to file under the Securities Act or the Exchange Act since April 1, 2014 (collectively, “Company Reports”). None of the Company Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates of filing with the SEC, all of the Company Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder. Each of the financial statements (including, in each case, any notes thereto) of the Company included in the Company Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

(i) Financial Statements. The Company has previously made available to Purchaser copies of (i) the consolidated balance sheets of the Company and its Subsidiaries as of March 31, 2017 and 2016 and related consolidated statements of operations, statements of comprehensive loss (income), changes in shareholders’ equity and cash flows for each of the three years in the three-year period ended March 31, 2017, together with the notes thereto, accompanied by the audit report of the Company’s independent registered public accounting firm, as reported in the Company’s Annual Report on Form 10-K for the year ended March 31, 2017 filed with the SEC, and (ii) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of June 30, 2017 and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity and cash flows for the three months ended June 30, 2017 and 2016, as reported in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2017 filed with the SEC. Such financial statements were prepared from the books and records of Company and its Subsidiaries, fairly present the consolidated financial position of Company and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations and cash flows of Company and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes to the extent permitted under applicable regulations. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.

(j) Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated balance sheet of the Company as of June 30, 2017, except for (i) liabilities incurred since June 30, 2017 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket or other expenses or fees in connection with the transactions contemplated by this Agreement.

(k) Absence of Certain Changes or Events.

(i) Since June 30, 2017, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices and there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on the Company.

(ii) Since June 30, 2017, none of the Company or any of its Subsidiaries have taken any action that would be prohibited by clauses (b)(i), (c), (d), (e), (h)(i)(ii), (j), (k), (n), (o) or (p) of Section 4.1 if taken after the date hereof.

(l) Litigation. There are no suits, actions or legal, administrative or arbitration proceedings pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries that (i) are seeking damages or declaratory relief against the Company or any of its Subsidiaries or (ii) challenge the validity or propriety of the transactions contemplated by this Agreement. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Purchaser or any of its Subsidiaries). Since January 1, 2014, (i) there have been no subpoenas, written demands, or document requests received by the Company or any of its Subsidiaries from any Governmental Entity and (ii) no Governmental Entity has requested that the Company or any of its Subsidiaries enter into a settlement, negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request.

(m) Absence of Regulatory Actions. Since January 1, 2014, neither the Company nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by any Governmental Entity, or has adopted any board resolutions relating to such matters as are material to the business of the Company or its Subsidiaries at the request of any Governmental Entity, or has been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking. To the Knowledge of the Company, there are no material unresolved violations, criticisms or exceptions by any Governmental Entity with respect to any report or statement relating to any examinations of the Company or its Subsidiaries.

(n) Compliance with Laws. The Company and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. The Company and each of its Subsidiaries has all material permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is, to the Knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

(o) Taxes. All federal, state, local and foreign tax returns required to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All Taxes shown on such returns, all Taxes required to be shown on returns for which extensions have been granted and all other Taxes required to be paid by the Company or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes on the Company’s balance sheet (in accordance with GAAP). To the Knowledge of the Company, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of the Company or any of its Subsidiaries, and no claim has been made in writing by any authority in a jurisdiction where the Company or any of its Subsidiaries do not file tax returns that the Company or any such Subsidiary is subject to taxation in that jurisdiction. All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to the Company or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes on the Company’s balance sheet (in accordance with GAAP). The Company and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect. The Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and the Company and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements. Neither the Company nor any of its Subsidiaries has made any payments and is not a party to any agreement, and does not maintain any plan, program or arrangement, which could require it to make any payments that would not be fully deductible by reason of Section 162(m) of the IRC.

(p) Agreements.

(i) The Company has previously delivered to Purchaser, and the Company’s Disclosure Letter lists, any contract, arrangement, commitment or understanding (whether written or oral) to which the Company or any of its Subsidiaries is a party or is bound:

(A) (1) with any officer or employee of the Company or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature contemplated by this Agreement; (2) with respect to the employment of any directors, officers, employees or consultants; or (3) any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan);

(B) that (1) contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of, or the manner of conducting, any line of business of the Company or any of its Subsidiaries (or, following the consummation of the transactions contemplated hereby, Purchaser or any of its Subsidiaries), (2) obligates the Company or any of its Affiliates (or, following the consummation of the transactions contemplated hereby, Purchaser or any of its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, or (3) requires referrals of business or requires the Company or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis;

(C) pursuant to which the Company or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity;

(D) that relates to borrowings of money (or guarantees thereof) by the Company or any of its Subsidiaries in excess of $100,000, other than FHLB borrowings and repurchase agreements with customers entered into in the ordinary course of business;

(E) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or any of its Subsidiaries;

(F) that limits the payment of dividends by the Company or any of its Subsidiaries;

(G) that relates to the involvement of the Company or any Subsidiary in a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

(H) that relates to an acquisition, divestiture, merger or similar transaction and that contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect,

(I) that is a lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee, involving a liability or obligation as obligor in excess of $50,000 per annum;

(J) that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $50,000 per annum; or

(K) that is not of the type described in clauses (A) through (J) above and which involved payments by, or to, the Company or any of its Subsidiaries in the fiscal year ended March 31, 2017, or which could reasonably be expected to involve such payments during the fiscal year ending March 31, 2018, of more than $50,000 (excluding Loans) or the termination of which would require payment by the Company or any of its Subsidiaries in excess of $50,000.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.2(p), whether or not set forth in the Company’s Disclosure Letter, is referred to herein as a “Company Contract,” and neither the Company nor any of its Subsidiaries knows of, or has received notice of, any material violation of the above by any of the other parties thereto.

(ii) Each Company Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it under each Company Contract. To the Company’s Knowledge each third-party counterparty to each Company Contract has in all material respects performed all obligations required to be performed by it under such Company Contract, and no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Contract.

(iii) Neither the Company nor any of its Subsidiaries is in default under (and no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in material violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the Knowledge of the Company, no other party to any such agreement (excluding any loan or extension of credit made by the Company or any of its Subsidiaries) is in default in any respect thereunder.

(q) Intellectual Property; Company IT Systems.

(i) The Company and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use (in the manner and the geographic areas in which they are currently used) without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks material to its business. The Company’s Disclosure Letter sets forth a complete and correct list of all material trademarks, trade names, service marks and copyrights owned by or licensed to the Company or any of its Subsidiaries for use in its business, and all licenses and other agreements relating thereto and all agreements relating to third party intellectual property that the Company or any of its Subsidiaries is licensed or authorized to use in its business, including without limitation any software licenses but excluding any so-called “shrink-wrap” license agreements and other similar computer software licensed in the ordinary course of business and/or otherwise resident on desktop computers (collectively, the “Company Intellectual Property”). With respect to each item of Company Intellectual Property owned by the Company or any of its Subsidiaries, the owner possesses all right, title and interest in and to the item, free and clear of any Lien. With respect to each item of Company Intellectual Property that the Company or any of its Subsidiaries is licensed or authorized to use, the license, sublicense or agreement covering such item is legal, valid, binding, enforceable and in full force and effect as to the Company and the Subsidiaries. Neither the Company nor any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that the Company or any of its Subsidiaries must license or refrain from using any intellectual property rights of a third party). To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of the Company or any of its Subsidiaries.

(ii) To the Company’s Knowledge, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the business of the Company or Clifton Savings (collectively, the “Company IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring and use. The Company IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the Company’s consolidated business as currently conducted. Neither the Company nor Clifton Savings has experienced within the past two years any material disruption to, or material interruption in, the conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of the Company IT Systems. No Person has gained unauthorized access to any of the Company IT Systems that has had, or is reasonably expected to have, a Material Adverse Effect on the Company. The Company and Clifton Savings have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of their businesses without material disruption to, or material interruption in, the conduct of their respective businesses. The Company and its Subsidiaries are compliant in all material respects with all data protection and privacy laws and regulations as well as their own policies relating to data protection and the privacy and security of personal data and the non-public personal information of their respective customers and employees, except for immaterial failures to comply or immaterial violations.

(r) Labor Matters.

(i) The Company and its Subsidiaries are in material compliance with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Neither the Company nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is the Company or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor, to the Knowledge of the Company, has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened.

(ii) The Company’s Disclosure Letter identifies (A) all present employees (including any leased or temporary employees) of the Company and its Subsidiaries and any consultants or independent contractors providing services to the Company or any of its Subsidiaries; (B) each employee’s, consultant’s or independent contractor’s date of hire and current rate of compensation; and (C) each employee’s accrued vacation, sick leave or personal leave if applicable. The Company’s Disclosure Letter also names any employee who is absent from work due to a leave of absence (including, but not limited to, in accordance with the requirements of the Family and Medical Leave Act or the Uniformed Services Employment and Reemployment Rights Act) or a work-related injury, or who is receiving workers’ compensation or disability compensation. There are no unpaid wages, bonuses or commissions owed to any employee (other than those not yet due).

(s) Employee Benefit Plans.

(i) The Company’s Disclosure Letter lists all Company Benefit Plans. For purposes of this Agreement, (“Company Benefit Plans”) mean all employee benefit plans (as defined in Section 3(3) of ERISA, whether or not subject to ERISA, whether funded or unfunded, and all pension, benefit, retirement, bonus, stock option, stock purchase, restricted stock, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements (and any amendments thereto) to or with respect to which the Company or any Subsidiary or any trade or business of the Company or any of its Subsidiaries, whether or not incorporated, all of which together with the Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Company ERISA Affiliate”), is a party or has any current or future obligation or that are sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries or any Company ERISA Affiliate for the benefit of any current or former employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of the Company or any of its Subsidiaries or any Company ERISA Affiliate.

(ii) The Company has heretofore made available to Purchaser true, correct and complete copies of the following documents with respect to each of the Company Benefit Plans, to the extent applicable, (i) all plans and trust agreements, (ii) all summary plan descriptions, amendments, modifications or material supplements to any Company Benefit Plan, (iii) where any Company Benefit Plan has not been reduced to writing, a written summary of all the material plan terms, (iii) the annual report (Form 5500), if any, filed with the IRS for the last three (3) plan years and summary annual reports, with schedules and financial statements attached, (iv) the most recently received IRS determination letter, if any, relating to any Company Benefit Plan, (v) the most recently prepared actuarial report for each Company Benefit Plan (if applicable) for each of the last three (3) years and (vi) copies of material notices, letters or other correspondence with the IRS, U.S. Department of Labor (the “DOL”) or Pension Benefit Guarantee Corporation (the “PBGC”).

(iii) Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the IRC. Neither the Company nor any of its Subsidiaries has taken any action to take corrective action or made a filing under any voluntary correction program of the IRS, the DOL or any other Governmental Entity with respect to any Company Benefit Plan, and neither the Company nor any of its Subsidiaries has any Knowledge of any plan defect that would qualify for correction under any such program.

(iv) The Company’s Disclosure Letter identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the IRC (the “Company Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Company Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the Knowledge of the Company, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Company Qualified Plan or the exempt status of the related trust or increase the costs relating thereto. No trust funding any Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the IRC.

(v) Each Company Benefit Plan that is subject to Section 409A of the IRC has been administered and documented in compliance with the requirements of Section 409A of the IRC, except where any non-compliance has not and cannot reasonably be expected to result in material liability to the Company or any of its Subsidiaries or any employee of the Company or any of its Subsidiaries.

(vi) With respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Sections 412, 430 or 4971 of the IRC: (i) no such plan is in “at-risk” status for purposes of Section 430 of the IRC, (ii) the present value of accrued benefits under such Company Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Company Benefit Plan’s actuary with respect to such Company Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Company Benefit Plan allocable to such accrued benefits, (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iv) all premiums to the PBGC have been timely paid in full, (v) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries, and (vi) the PBGC has not instituted proceedings to terminate any such Company Benefit Plan.

(vii) None of the Company, its Subsidiaries nor any Company ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of the Company and its Subsidiaries nor any Company ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part 1 of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(viii) Neither the Company nor any of its Subsidiaries sponsors has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the IRC.

(ix) All contributions required to be made to any Company Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company.

(x) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the Company’s Knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans, that could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in any Company Benefit Plan, or any other party.

(xi) To the Knowledge of the Company, none of the Company and its Subsidiaries nor any Company ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the IRC or Section 406 of ERISA), which could subject any of the Company Benefit Plans or their related trusts, the Company, any of its Subsidiaries, any Company ERISA Affiliate or any person that the Company or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the IRC or Section 502 of ERISA.

(xii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, compensation (including stock or stock-based), right or other benefit to any employee, officer, director, independent contractor, consultant or other service provider of the Company or any of its Subsidiaries, or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the IRC. Neither the Company nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require the Company or any of its Affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(xiii) No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the IRC, or otherwise. The Company has made available to Purchaser true, correct and complete copies of Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby.

(xiv) There are no pending or, to the Company’s Knowledge, threatened material labor grievances or material unfair labor practice claims or charges against the Company or any of its Subsidiaries, or any strikes or other material labor disputes against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries and, to the Knowledge of the Company, there are no organizing efforts by any union or other group seeking to represent any employees of the Company or any of its Subsidiaries and no employees of the Company or any of its Subsidiaries are represented by any labor organization.

(t) Properties.

(i) A list of all real property owned or leased by the Company or a Subsidiary of the Company is set forth in the Company’s Disclosure Letter. The Company and each of its Subsidiaries has good and marketable title to all real property owned by it (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer), in each case free and clear of any Liens except (i) liens for Taxes not yet due and payable and (ii) such easements, restrictions and encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. Each lease pursuant to which the Company or any of its Subsidiaries as lessee, leases real or personal property is valid and in full force and effect as to the Company and the Subsidiaries and neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any other party to any such lease, is in default or in violation of any material provisions of any such lease. The Company has previously delivered to Purchaser a complete and correct copy of each such lease. All real property owned or leased by the Company or any of its Subsidiaries are in all material respects in a good state of maintenance and repair (normal wear and tear excepted), conform in all material respects with all applicable ordinances, regulations and zoning laws and are considered by the Company to be adequate for the current business of the Company and its Subsidiaries. To the Knowledge of the Company, none of the buildings, structures or other improvements located on any real property owned or leased by the Company or any of its Subsidiaries encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.

(ii) The Company and each of its Subsidiaries has good and marketable title to all tangible personal property owned by it, free and clear of all Liens except such Liens, if any, that are not material in character, amount or extent, and that do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. With respect to personal property used in the business of the Company and its Subsidiaries that is leased rather than owned, neither the Company nor any of its Subsidiaries is in default under the terms of any such lease.

(u) Fairness Opinion. The board of directors of Company has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of RP Financial LC (“RP Financial”) to the effect that, as of the date of such opinion and subject to the assumptions, limitations and qualifications set forth therein, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of Company Common Stock.

(v) Fees. Other than for financial advisory services performed for the Company by Sandler O’Neill & Partners, L.P. pursuant to an agreement dated September 13, 2017, a true and complete copy of which is included in the Company’s Disclosure Letter, and RP Financial pursuant to an agreement dated October 12, 2017, a true and complete copy of which is included in the Company’s Disclosure Letter, neither the Company nor any of its

Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

(w) Environmental Matters.

(i) Each of the Company’s and its Subsidiaries’ properties, the Participation Facilities, and, to the Knowledge of the Company, the Loan Properties are, and have been during the period of the Company’s or its Subsidiaries’ ownership or operation thereof, in material compliance with all Environmental Laws.

(ii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Knowledge of the Company, threatened, before any court or Governmental Entity against the Company or any of its Subsidiaries or any Participation Facility (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries or any Participation Facility.

(iii) To the Knowledge of the Company, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court or Governmental Entity relating to or against any Loan Property (or the Company or any of its Subsidiaries in respect of such Loan Property) (A) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at a Loan Property.

(iv) Neither the Company nor any of its Subsidiaries has received in writing any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

(v) To the Knowledge of the Company, there are no underground storage tanks at any properties owned or operated by the Company or any of its Subsidiaries or any Participation Facility. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other person or entity, has closed or removed any underground storage tanks from any properties owned or operated by the Company or any of its Subsidiaries or any Participation Facility.

(vi) During the period of (A) the Company’s or its Subsidiary’s ownership or operation of any of their respective current properties or (B) the Company’s or its Subsidiary’s participation in the management of any Participation Facility, to the Knowledge of the Company, there has been no release of Hazardous Materials in, on, under or affecting such properties except for releases of Hazardous Materials in quantities below the level at which they were regulated under any Environmental Law in effect at the time of such release. To the Knowledge of the Company, prior to the period of (A) the Company’s or its Subsidiary’s ownership or operation of any of their respective current properties or (B) the Company’s or its Subsidiary’s participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties except for releases of Hazardous Materials in quantities below the level at which they were regulated under any Environmental Law in effect at the time of such release.

(x) Loan Matters.

(i) All Loans held by the Company or any of its Subsidiaries were made in all material respects for good, valuable and adequate consideration in the ordinary course of the business, in accordance in all material respects with sound banking practices and, to the Knowledge of the Company, the Loans are not subject to any defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity. The notes or other evidences of indebtedness evidencing such Loans and all forms of pledges, mortgages and other collateral documents and security agreements are, in all material respects, enforceable and valid.

(ii) Neither the terms of any Loan, any of the documentation for any Loan, the manner in which any Loans have been administered and serviced, nor the Company’s practices of approving or rejecting Loan applications, violate in any material respect any federal, state, or local law, rule or regulation applicable thereto, including, without limitation, the Truth In Lending Act, Regulations O and Z of the Federal Reserve, the CRA, the Equal Credit Opportunity Act, and any state laws, rules and regulations relating to consumer protection, installment sales and usury.

(iii) The allowance for loan losses reflected in the Company’s audited balance sheet at March 31, 2017 was, and the allowance for loan losses shown on the balance sheets in the Company Reports for periods ending after such date, in the opinion of management, were, or will be, adequate, as of the dates thereof, under GAAP.

(iv) None of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(v) (A) The Company’s Disclosure Letter sets forth a list of all Loans as of the date hereof by the Company or Clifton Savings to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of the Company or any of its Subsidiaries, (B) there are no Loans to any employee, officer, director or Affiliate thereof on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate that was or is not in compliance with Regulation O and (C) all such Loans are and were originated in compliance in all material respects with all applicable laws.

(vi) The Company’s Disclosure Letter sets forth a listing, as of September 30, 2017, by account, of: (A) each borrower, customer or other party that has notified Clifton Savings during the past twelve (12) months of, or has asserted against the Company or Clifton Savings, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of the Company or Clifton Savings, each borrower, customer or other party that has given the Company or Clifton Savings any oral notification of, or orally asserted to or against Company or Clifton Savings, any such claim; and (B) all Loans (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are classified as “Pass 5,” “Special Mention,” “Substandard,” “Doubtful,” “Loss” or words of similar import, (4) that are considered troubled debt restructurings or where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the origination of the Loan due to concerns regarding the borrower’s ability to pay in accordance with the Loan’s original terms and (5) where a specific reserve allocation exists in connection therewith; and (C) all other assets classified by the Company or Clifton Savings as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

(y) Anti-takeover Provisions Inapplicable. The Company and its Subsidiaries have taken all actions required to exempt Purchaser, the Agreement, the Plan of Bank Merger, the Merger and the Bank Merger from any provisions of an anti-takeover nature contained in their organizational documents, and the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

(z) Material Interests of Certain Persons. Except for deposit and loan relationships entered into in the ordinary course of business, no current or former officer or director of the Company, or any family member or Affiliate of any such Person, has any material interest, directly or indirectly, in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of the Company or any of its Subsidiaries.

(aa) Insurance. In the opinion of management, the Company and its Subsidiaries are presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business, including engaging in the transactions contemplated by this Agreement, would, in accordance with good business practice, customarily be insured. The Company’s Disclosure Letter contains a list of all policies of insurance carried and owned by the Company or any of the Company’s Subsidiaries showing the name of the insurance company and agent, the nature of the coverage, the policy limit, the annual premiums and the expiration date. All of the insurance policies and bonds maintained by the Company and its Subsidiaries are in full force and effect, the Company and its Subsidiaries are not in default thereunder, all premiums and other payments due under any such policy have been paid and all material claims thereunder have been filed in due and timely fashion.

(bb) Investment Securities; Derivatives.

(i) Except for restrictions that exist for securities that are classified as “held to maturity,” none of the investment securities held by the Company or any of its Subsidiaries, including but not limited to FHLB stock, is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(ii) Neither the Company nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that materially exceed normal changes in value attributable to interest or exchange rate changes.

(cc) Indemnification. Except as provided in the Articles of Incorporation or bylaws of the Company and the similar organizational documents of its Subsidiaries, and in employment agreements, change in control agreements and other agreements related to employment or service as a director, officer or employee, neither the Company nor any of its Subsidiaries is a party to any agreement that provides for the indemnification of any of its present or former directors, officers, employees or stockholders, or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of the Company and, to the Knowledge of the Company, there are no claims for which any such Person would be entitled to indemnification under the Articles of Incorporation or bylaws of the Company or the similar organizational documents of any of its Subsidiaries, under any applicable law or regulation or under any such employment-related agreement.

(dd) Corporate Documents and Records. The Company has previously provided a complete and correct copy of the Articles of Incorporation, bylaws and similar organizational documents of the Company and each of the Company’s Subsidiaries, as in effect as of the date of this Agreement. Neither the Company nor any of the Company’s Subsidiaries is in violation of its Articles of Incorporation, bylaws or similar organizational documents. The minute books of the Company and each of the Company’s Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders.

(ee) CRA, Anti-Money Laundering, OFAC and Customer Information Security. Clifton Savings has received a rating of “Satisfactory” or better in its most recent examination or interim review with respect to the CRA. The Company does not have Knowledge of any facts or circumstances that would cause Clifton Savings or any other Subsidiary of the Company: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Clifton Savings. To the Knowledge of the Company, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause either the Company or any of its Subsidiaries to undertake any remedial action. The Board of Directors of Clifton Savings (or where appropriate of any other Subsidiary of the Company) has adopted, and Clifton Savings (or such other Subsidiary of the Company) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and Clifton Savings (or such other Subsidiary of the Company) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(ff) Internal Controls. The Company and its Subsidiaries have devised and maintain a system of internal control over financial reporting as defined in Rule 13a-15(f) of the Exchange Act sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization. Except as disclosed in the Company Reports, there are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information. To the Knowledge of the Company, there has occurred no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(gg) Tax Treatment of the Merger. The Company has no Knowledge of any fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368(a) of the IRC.

(hh) Related Party Transactions. Neither the Company nor any Company Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of the Company or any Company Subsidiary where the amount exceeds $120,000. All such transactions involving indebtedness (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of the Company or any Company Subsidiary is presently in default or, during the three-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither the Company nor any Company Subsidiary has been notified that principal or interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation is inappropriate.

(ii) Trust Accounts. The Company and each Subsidiary has properly administered all accounts for which it acts as a fiduciary in all material respects, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither the Company nor any other Subsidiary, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

(jj) No Other Representations or Warranties.

(i) Except for the representations and warranties made by the Company in this Section 3.2, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Purchaser or any of its Affiliates or representatives with respect to (A) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses, or (B) except for the representations and warranties made by the Company in this Section 3.2, any oral or written information presented to Purchaser or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(ii) The Company hereby acknowledges and agrees that neither Purchaser nor any other Person has made or is making any express or implied representation or warranty other than those contained in Section 3.3.

3.3 Representations and Warranties of Purchaser. Except (i) as disclosed in the Purchaser’s Disclosure Letter, and (ii) for information and documents commonly known as “confidential supervisory information” that is prohibited from disclosure (and as to which nothing in this Agreement shall require disclosure), the Purchaser represents and warrants to the Company that:

(a) Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is registered with the Federal Reserve as a savings and loan holding company. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Purchaser is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Purchaser. Purchaser engages only in activities, and holds properties only of the types, permitted to savings and loan holding companies by the HOLA and the rules, regulations and interpretations promulgated thereunder.

(b) Subsidiaries.

(i) Purchaser’s Disclosure Letter sets forth with respect to each of Purchaser’s direct and indirect Subsidiaries its name, its jurisdiction of incorporation and Purchaser’s percentage ownership. Purchaser owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of its Subsidiaries free and clear of any Liens. There are no contracts, commitments, agreements or understandings relating to Purchaser’s right to vote or dispose of any equity securities of its Subsidiaries. Purchaser’s ownership interest in each of its Subsidiaries is in compliance with all applicable laws, rules and regulations relating to equity investments by savings and loan holding companies or New Jersey-chartered savings banks.

(ii) Each of Purchaser’s Subsidiaries is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect.

(iii) The outstanding shares of capital stock of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock of any Subsidiary of Purchaser are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

(iv) Kearny Bank is a New Jersey-chartered savings bank. No Subsidiary of Purchaser other than Kearny Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and the applicable regulations thereunder. Kearny Bank deposits are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law. Kearny Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(c) Capital Structure.

(i) The authorized capital stock of Purchaser consists of 800,000,000 shares of Purchaser Common Stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share.

(ii) As of the date of this Agreement, (A) 81,067,848 shares of Purchaser Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws and not in violation of any preemptive rights; (B) no shares of Purchaser preferred stock are issued and outstanding; and (C) 4,072,308 shares of Purchaser Common Stock are reserved for issuance pursuant to outstanding grants or awards under Purchaser’s stock-based benefit plans.

(iii) The shares of Purchaser Common Stock to be issued in exchange for shares of Company Common Stock upon consummation of the Merger in accordance with this Agreement have been duly authorized and when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

(iv) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Purchaser may vote are issued or outstanding.

(v) Except as set forth in this Section 3.3(c), as of the date of this Agreement, (A) no shares of capital stock or other voting securities of Purchaser are issued, reserved for issuance or outstanding, and (B) other than options to purchase shares of Purchaser Common Stock, neither the Company nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating Purchaser or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of Purchaser (including any rights plan or agreement) or obligating Purchaser or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. Neither Purchaser nor any of its Subsidiaries has or is bound by any rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on shares of Purchaser Common Stock, or any other security of Purchaser or a Subsidiary of Purchaser or any securities representing the right to vote, purchase or otherwise receive any shares of Purchaser Common Stock or any other security of Purchaser or a Subsidiary of Purchaser. Other than as stated herein, there are no outstanding securities or instruments that contain any redemption or similar provisions, and there are no outstanding contractual obligations of Purchaser or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Purchaser or any of its Subsidiaries.

(d) Authority. Purchaser has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to the consents, approvals and filings set forth in Section 3.3(f), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of Purchaser’s Board of Directors, and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Purchaser Common Stock. Purchaser’s Board of Directors has determined that this Agreement is advisable and has directed that this Agreement be submitted to Purchaser’s stockholders for approval and adoption and has unanimously adopted a resolution to the foregoing effect and recommend that the stockholders adopt this Agreement. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

(e) No Violations. The execution, delivery and performance of this Agreement by Purchaser do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming that the consents, approvals and filings referred to in Section 3.3(f) have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Purchaser or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the articles of incorporation or bylaws of Purchaser or the similar organizational documents of any of its Subsidiaries or (iii) constitute a breach or violation of, or a default under (or an event that, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Purchaser or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Purchaser or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject.

(f) Consents and Approvals. Except for (i) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods required by, federal and state banking authorities, including filings and notices with the Federal Reserve, the FDIC, the NJ Department and the OCC, (ii) the filing with the SEC of a Joint Proxy Statement-Prospectus in definitive form relating to the meetings of the Company’s and Purchaser’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby and of the Registration Statement in which such proxy statement will be included as a prospectus, and declaration of effectiveness of the Registration Statement, (iii) the filing of the Articles of Merger with the Maryland Department pursuant to the MGCL, the filing of a certificate for the Bank Merger with the NJ Department and the filing of a notice for the Bank Merger with the OCC, (iv) filing with The Nasdaq Stock Market LLC of a notification of the listing of the shares of Purchaser Common Stock to be issued in the Merger, and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Purchaser Common Stock pursuant to this Agreement., no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained in connection with the execution and delivery by Purchaser of this Agreement or the consummation by Purchaser of the Merger and the other transactions contemplated by this Agreement, including the Bank Merger. As of the date hereof, Purchaser has no Knowledge of any reason pertaining to Purchaser why any of the approvals referred to in this Section 3.3(f) should not be obtained without the imposition of any material condition or restriction described in Section 6.2(e).

(g) Governmental Filings. Purchaser and each of its Subsidiaries has filed all reports, schedules, registration statements and other documents that it has been required to file since January 1, 2014 with the Federal Reserve, the FDIC, the NJ Department, or any other Governmental Entity. As of their respective dates, each of such filings complied in all material respects with all laws or regulations under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance).

(h) Securities Filings. Purchaser has filed with the SEC all reports, schedules, registration statements, definitive proxy statements and exhibits thereto that it has been required to file under the Securities Act or the Exchange Act since July 1, 2014 (collectively, “Purchaser Reports”). None of Purchaser Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates of filing with the SEC, all of Purchaser Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder. Each of the financial statements (including, in each case, any notes thereto) of Purchaser included in Purchaser Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

(i) Financial Statements. Purchaser has previously made available to the Company copies of (i) the consolidated statements of financial condition of Purchaser and its Subsidiaries as of June 30, 2017 and 2016 and related consolidated statements of income, comprehensive income (loss), changes in stockholders’ equity and cash flows for each of the three years in the three-year period ended June 30, 2017, together with the notes thereto, accompanied by the audit report of Purchaser’s independent registered public accounting firm, as reported in Purchaser’s Annual Report on Form 10-K for the year ended June 30, 2017 filed with the SEC. Such financial statements were prepared from the books and records of Purchaser and its Subsidiaries, fairly present the consolidated financial position of Purchaser and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations and cash flows of Purchaser and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes to the extent permitted under applicable regulations. The books and records of Purchaser and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.

(j) Undisclosed Liabilities. Neither Purchaser nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated balance sheet of Purchaser as of June 30, 2017, except for (i) liabilities incurred since June 30, 2017 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Purchaser and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(k) Absence of Certain Changes or Events. Since June 30, 2017, Purchaser and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices and there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on Purchaser.

(l) Litigation. There are no suits, actions or legal, administrative or arbitration proceedings pending or, to the Knowledge of Purchaser, threatened against or affecting Purchaser or any of its Subsidiaries or any property or asset of Purchaser or any of its Subsidiaries that (i) are seeking damages or declaratory relief against Purchaser or any of its Subsidiaries or (ii) challenge the validity or propriety of the transactions contemplated by this Agreement. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against Purchaser or any of its Subsidiaries or the assets of Purchaser or any of its Subsidiaries. Since January 1, 2014 (i) there have been no subpoenas, written demands, or document requests received by Purchaser or any of its Subsidiaries from any Governmental Entity and (ii) no Governmental Entity has requested that Purchaser or any of its Subsidiaries enter into a settlement, negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request.

(m) Absence of Regulatory Actions. Since January 1, 2014, neither Purchaser nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by any Governmental Entity, or has adopted any board resolutions relating to such matters as are material to the business of Purchaser or its Subsidiaries at the request of any Governmental Entity, or has been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking. To the Knowledge of Purchaser, there are no material unresolved violations, criticisms or exceptions by any Governmental Entity with respect to any report or statement relating to any examinations of Purchaser or its Subsidiaries.

(n) Compliance with Laws. Purchaser and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Purchaser and each of its Subsidiaries has all material permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is, to the Knowledge of Purchaser, threatened. Neither Purchaser nor any of its Subsidiaries has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Purchaser.

(o) Taxes. All federal, state, local and foreign tax returns required to be filed by or on behalf of Purchaser or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All Taxes shown on such returns, all Taxes required to be shown on returns for which extensions have been granted and all other Taxes required to be paid by Purchaser or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes on Purchaser’s balance sheet (in accordance with GAAP). To the Knowledge of Purchaser, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of Purchaser or any of its Subsidiaries, and no claim has been made in writing by any authority in a jurisdiction where Purchaser or any of its Subsidiaries do not file tax returns that Purchaser or any such Subsidiary is subject to taxation in that jurisdiction. All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to Purchaser or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes on Purchaser’s balance sheet (in accordance with GAAP). Purchaser and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect. Purchaser and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Purchaser and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

(p) Agreements.

(i) Each contract, arrangement, commitment or understanding (whether written or oral) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) to which Purchaser or any of its Subsidiaries is a party or by which Purchaser or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Purchaser, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Purchaser Contract”) and neither Purchaser nor any of its Subsidiaries knows of, or has received notice of, any material violation of the above by any of the other parties thereto.

(ii) Each Purchaser Contract is valid and binding on Purchaser or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser. Purchaser and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it under each Purchaser Contract. To the Knowledge of Purchaser, each third-party counterparty to each Purchaser Contract has in all material respects performed all obligations required to be performed by it under such Purchaser Contract, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Purchaser or any of its Subsidiaries under any such Purchaser Contract.

(q) Labor Matters. Purchaser and its Subsidiaries are in material compliance with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Neither Purchaser nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is Purchaser or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor, to the Knowledge of Purchaser, has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving Purchaser or any of its Subsidiaries pending or, to the Knowledge of Purchaser, threatened.

(r) Employee Benefit Plans.

(i) Purchaser’s Disclosure Letter lists all Purchaser Benefit Plans. For purposes of this Agreement, “Purchaser Benefit Plans” mean all employee benefit plans (as defined in ERISA, whether or not subject to ERISA, whether funded or unfunded, and all pension, benefit, retirement, bonus, stock option, stock purchase, restricted stock, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements (and any amendments thereto) to or with respect to which Purchaser or any Subsidiary or any trade or business of Purchaser or any of its Subsidiaries, whether or not incorporated, all of which together with Purchaser would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Purchaser ERISA Affiliate”), is a party or has any current or future obligation or that are sponsored, maintained, contributed to or required to be contributed to by Purchaser or any of its Subsidiaries or any Purchaser ERISA Affiliate for the benefit of any current or former employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of Purchaser or any of its Subsidiaries or any Purchaser ERISA Affiliate.

(ii) Purchaser has heretofore made available to the Company true, correct and complete copies of the following documents with respect to each of Purchaser Benefit Plans, to the extent applicable, (i) all plans and trust agreements, (ii) all summary plan descriptions, amendments, modifications or material supplements to any Purchaser Benefit Plan, (iii) where any Purchaser Benefit Plan has not been reduced to writing, a written summary of all the material plan terms, (iii) the annual report (Form 5500), if any, filed with the IRS for the last three (3) plan years and summary annual reports, with schedules and financial statements attached, (iv) the most recently received IRS determination letter, if any, relating to any Purchaser Benefit Plan, (v) the most recently prepared actuarial report for each Purchaser Benefit Plan (if applicable) for each of the last three (3) years and (vi) copies of material notices, letters or other correspondence with the IRS, DOL or the PBGC.

(iii) Each Purchaser Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the IRC. Neither Purchaser nor any of its Subsidiaries has taken any action to take corrective action or made a filing under any voluntary correction program of the IRS, the DOL or any other Governmental Entity with respect to any Purchaser Benefit Plan, and neither Purchaser nor any of its Subsidiaries has any Knowledge of any plan defect that would qualify for correction under any such program.

(iv) Purchaser’s Disclosure Letter identifies each Purchaser Benefit Plan that is intended to be qualified under Section 401(a) of the IRC (the “Purchaser Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Purchaser Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the Knowledge of Purchaser, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Purchaser Qualified Plan or the exempt status of the related trust or increase the costs relating thereto. No trust funding any Purchaser Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the IRC.

(v) With respect to each Purchaser Benefit Plan that is subject to Title IV or Section 302 of ERISA or Sections 412, 430 or 4971 of the IRC: (i) no such plan is in “at-risk” status for purposes of Section 430 of the IRC, (ii) the present value of accrued benefits under such Purchaser Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Purchaser Benefit Plan’s actuary with respect to such Purchaser Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Purchaser Benefit Plan allocable to such accrued benefits, (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iv) all premiums to the PBGC have been timely paid in full, (v) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Purchaser or any of its Subsidiaries, and (vi) the PBGC has not instituted proceedings to terminate any such Purchaser Benefit Plan.

(vi) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Purchaser’s Knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against Purchaser Benefit Plans, any fiduciaries thereof with respect to their duties to Purchaser Benefit Plans or the assets of any of the trusts under any of Purchaser Benefit Plans, that could reasonably be expected to result in any material liability of Purchaser or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in any Purchaser Benefit Plan, or any other party.

(vii) To the Knowledge of Purchaser, none of Purchaser and its Subsidiaries nor any Purchaser ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the IRC or Section 406 of ERISA), which could subject any of Purchaser Benefit Plans or their related trusts, Purchaser, any of its Subsidiaries, any Purchaser ERISA Affiliate or any person that Purchaser or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the IRC or Section 502 of ERISA.

(s) Properties.

(i) Purchaser and each of its Subsidiaries has good and marketable title to all real property owned by it (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer), in each case free and clear of any Liens except (i) liens for Taxes not yet due and payable and (ii) such easements, restrictions and encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. Each lease pursuant to which Purchaser or any of its Subsidiaries as lessee, leases real or personal property is valid and in full force and effect as to Purchaser and the Subsidiaries and neither Purchaser nor any of its Subsidiaries, nor, to Purchaser’s Knowledge, any other party to any such lease, is in default or in violation of any material provisions of any such lease. All real property owned or leased by Purchaser or any of its Subsidiaries are in all material respects in a good state of maintenance and repair (normal wear and tear excepted), conform in all material respects with all applicable ordinances, regulations and zoning laws and are considered by Purchaser to be adequate for the current business of Purchaser and its Subsidiaries.

(ii) Purchaser and each of its Subsidiaries has good and marketable title to all tangible personal property owned by it, free and clear of all Liens except such Liens, if any, that are not material in character, amount or extent, and that do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. With respect to personal property used in the business of Purchaser and its Subsidiaries that is leased rather than owned, neither Purchaser nor any of its Subsidiaries is in default under the terms of any such lease.

(t) Loan Matters.

(i) All Loans held by Purchaser or any of its Subsidiaries were made in all material respects for good, valuable and adequate consideration in the ordinary course of the business, in accordance in all material respects with sound banking practices and, to the Knowledge of Purchaser, the Loans are not subject to any defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity. The notes or other evidences of indebtedness evidencing such Loans and all forms of pledges, mortgages and other collateral documents and security agreements are, in all material respects, enforceable and valid.

(ii) Neither the terms of any Loan, any of the documentation for any Loan, the manner in which any Loans have been administered and serviced, nor the Purchaser’s practices of approving or rejecting Loan applications, violate in any material respect any federal, state, or local law, rule or regulation applicable thereto, including, without limitation, the Truth In Lending Act, Regulations O and Z of the Federal Reserve, the CRA, the Equal Credit Opportunity Act, and any state laws, rules and regulations relating to consumer protection, installment sales and usury.

(iii) None of the agreements pursuant to which Purchaser or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(u) Anti-takeover Provisions Inapplicable. Purchaser and its Subsidiaries have taken all actions required to exempt Purchaser, the Agreement, the Plan of Bank Merger, the Merger and the Bank Merger from any provisions of an anti-takeover nature contained in their organizational documents, and the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

(v) Corporate Documents and Records. Purchaser has previously provided a complete and correct copy of the Articles of Incorporation, bylaws and similar organizational documents of Purchaser and each of Purchaser’s Subsidiaries, as in effect as of the date of this Agreement. Neither Purchaser nor any of Purchaser’s Subsidiaries is in violation of its Articles of Incorporation, bylaws or similar organizational documents. The minute books of Purchaser and each of Purchaser’s Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders.

(w) CRA, Anti-Money Laundering, OFAC and Customer Information Security. Kearny Bank has received a rating of “Satisfactory” or better in its most recent examination or interim review with respect to the

CRA. Purchaser does not have Knowledge of any facts or circumstances that would cause Kearny Bank or any other Subsidiary of Purchaser: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Kearny Bank. To the Knowledge of Purchaser, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause either Purchaser or any of its Subsidiaries to undertake any remedial action. The Board of Directors of Kearny Bank (or where appropriate of any other Subsidiary of Purchaser) has adopted, and Kearny Bank (or such other Subsidiary of Purchaser) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and Kearny Bank (or such other Subsidiary of Purchaser) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(x) Internal Controls. Purchaser and its Subsidiaries have devised and maintain a system of internal control over financial reporting as defined in Rule 13a-15(f) of the Exchange Act sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization. There are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Purchaser’s ability to record, process, summarize and report financial information. To the Knowledge of Purchaser, there has occurred no fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser’s internal controls over financial reporting.

(y) Tax Treatment of the Merger. Purchaser has no Knowledge of any fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368(a) of the IRC.

(z) Fairness Opinion. The board of directors of Purchaser has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Keefe, Bruyette & Woods, Inc. to the effect that, as of the date of such opinion and subject to the assumptions, limitations and qualifications set forth therein, the Exchange Ratio in the Merger is fair, from a financial point of view, to Purchaser.

(aa) Environmental Matters.

(i) Each of Purchaser’s and its Subsidiaries’ properties and the Participation Facilities, and, to the Knowledge of Purchaser, the Loan Properties, are, and have been during the period of Purchaser’s or its Subsidiaries’ ownership or operation thereof, in material compliance with all Environmental Laws.

(ii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Knowledge of Purchaser, threatened, before any court or

Governmental Entity against Purchaser or any of its Subsidiaries or any Participation Facility (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by Purchaser or any of its Subsidiaries or any Participation Facility.

(iii) To the Knowledge of Purchaser, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court or Governmental Entity relating to or against any Loan Property (or Purchaser or any of its Subsidiaries in respect of such Loan Property) (A) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at a Loan Property.

(iv) Neither Purchaser nor any of its Subsidiaries has received in writing any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

(v) To the Knowledge of Purchaser, there are no underground storage tanks at any properties owned or operated by Purchaser or any of its Subsidiaries or any Participation Facility. Neither Purchaser nor any of its Subsidiaries nor, to the Knowledge of Purchaser, any other person or entity, has closed or removed any underground storage tanks from any properties owned or operated by Purchaser or any of its Subsidiaries or any Participation Facility.

(vi) During the period of (A) Purchaser’s or its Subsidiary’s ownership or operation of any of their respective current properties or (B) Purchaser’s or its Subsidiary’s participation in the management of any Participation Facility, to the Knowledge of Purchaser, there has been no release of Hazardous Materials in, on, under or affecting such properties except for releases of Hazardous Materials in quantities below the level at which they were regulated under any Environmental Law in effect at the time of such release. To the Knowledge of Purchaser, prior to the period of (A) Purchaser’s or its Subsidiary’s ownership or operation of any of their respective current properties or (B) Purchaser’s or its Subsidiary’s participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties except for releases of Hazardous Materials in quantities below the level at which they were regulated under any Environmental Law in effect at the time of such release.

(bb) Insurance. In the opinion of management, Purchaser and its Subsidiaries are presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business, including engaging in the transactions contemplated by the Agreement, would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by Purchaser and its Subsidiaries are in full force and effect, Purchaser and its Subsidiaries are not in default thereunder, all premiums and other payments due under any such policy have been paid and all material claims thereunder have been filed in due and timely fashion.

(cc) Intellectual Property; Purchaser IT Systems.

(i) Purchaser and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use (in the manner and the geographic areas in which they are currently used) without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks material to its business. The Purchaser’s Disclosure Letter sets forth a complete and correct list of all material trademarks, trade names, service marks and copyrights owned by or licensed to Purchaser or any of its Subsidiaries for use in its business, and all licenses and other agreements relating thereto and all agreements relating to third party intellectual property that Purchaser or any of its Subsidiaries is licensed or authorized to use in its business, including without limitation any software licenses but excluding any so-called “shrink-wrap” license agreements and other similar computer software licensed in the ordinary course of business and/or otherwise resident on desktop computers (collectively, the “Purchaser Intellectual Property”). With respect to each item of Purchaser Intellectual Property owned by Purchaser or any of its Subsidiaries, the owner possesses all right, title and interest in and to the item, free and clear of any Lien. With respect to each item of Purchaser Intellectual Property that Purchaser or any of its Subsidiaries is licensed or authorized to use, the license, sublicense or agreement covering such item is legal, valid, binding, enforceable and in full force and effect as to Purchaser and the Subsidiaries. Neither Purchaser nor any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that Purchaser or any of its Subsidiaries must license or refrain from using any intellectual property rights of a third party). To the Knowledge of Purchaser, neither Purchaser nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of Purchaser or any of its Subsidiaries.

(ii) To Purchaser’s Knowledge, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the business of Purchaser or Kearny Bank (collectively, “Purchaser IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring and use. Purchaser IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct Purchaser’s consolidated business as currently conducted. Neither Purchaser nor Kearny Bank has experienced within the past two years any material disruption to, or material interruption in, the conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of Purchaser IT Systems. No Person has gained unauthorized access to any of the Purchaser IT Systems that has had, or is reasonably expected to have, a Material Adverse Effect on Purchaser. Purchaser and Kearny Bank have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of their businesses without material disruption to, or material interruption in, the conduct of their respective businesses. Purchaser and its Subsidiaries are compliant in all material respects with all data protection and privacy laws and regulations as well as their own policies relating to data protection and the privacy and security of personal data and the non-public personal information of their respective customers and employees, except for immaterial failures to comply or immaterial violations.

(dd) No Other Representations or Warranties.

(i) Except for the representations and warranties made by Purchaser in this Section 3.3, neither Purchaser nor any other Person makes any express or implied representation or warranty with respect to Purchaser, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Purchaser hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Purchaser nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or representatives with respect to (A) any financial projection, forecast, estimate, budget or prospective information relating to Purchaser, any of its Subsidiaries or their respective businesses, or (B) except for the representations and warranties made by Purchaser in this Section 3.3, any oral or written information presented to the Company or any of its Affiliates or representatives in the course of their due diligence investigation of Purchaser, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(ii) Purchaser hereby acknowledges and agrees that neither the Company nor any other Person has made or is making any express or implied representation or warranty other than those contained in Section 3.2.

ARTICLE IV

CONDUCT PENDING THE MERGER

4.1 Forbearances by the Company. Except as expressly contemplated or permitted by this Agreement, disclosed in the Company’s Disclosure Letter, or to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, the Company shall not, nor shall the Company permit any of its Subsidiaries to, without the prior written consent (which may include consent via electronic mail) of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) conduct its business other than in the regular, ordinary and usual course consistent with past practice; fail to use reasonable efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees; or take any action that would adversely affect or materially delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b) (i) incur, modify, extend or renegotiate any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than (A) the creation of deposit liabilities in the ordinary course of business consistent with past practice and (B) advances from the FHLB with a maturity of not more than ten years;

(ii) prepay any indebtedness or other similar arrangements so as to cause the Company to incur any prepayment penalty thereunder; or

(iii) purchase any brokered certificates of deposit;

(c) (i) adjust, split, combine or reclassify any capital stock;

(ii) make, declare or pay any dividend, or make any other distribution on its capital stock other than (A) regular quarterly cash dividends on Company Common Stock no greater than $0.06 per share with record and payment dates consistent with past practice and (B) dividends paid by Clifton Savings to enable the Company to pay such dividends; provided, however, that after the date hereof, the Company shall coordinate with Purchaser regarding the declaration of any dividends in respect of Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Company Common Stock shall not receive two (2) dividends for any single calendar quarter with respect to their shares of Company Common Stock and any shares of Purchaser Common Stock that such holders receive in exchange therefor in the Merger;

(iii) grant any person any right to acquire any shares of its capital stock or make any grant or award under the Company Equity Plans;

(iv) issue any additional shares of capital stock or any securities or obligations convertible or exercisable for any shares of its capital stock, except pursuant to the exercise of stock options outstanding as of the date hereof; or

(v) redeem or otherwise acquire any shares of its capital stock other than a security interest or as a result of the enforcement of a security interest and other than as provided in this Agreement;

(d) other than in the ordinary course of business consistent with past practice (including the sale, transfer or disposal of other real estate owned (“OREO”)), (i) sell, transfer, mortgage, encumber or otherwise dispose of any of its real property or other assets to any person other than a Subsidiary, or (ii) cancel, release or assign any indebtedness to any such Person or any claims held by any such Person;

(e) make any equity investment, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other person, or form any new subsidiary;

(f) enter into, renew, amend or terminate any material contract, plan or agreement, or make any change in any of its leases or material contracts;

(g) Except for Loans or commitments for Loans that have previously been approved by the Company prior to the date of this Agreement, (i) make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any Loans, or make any commitment in respect of any of the foregoing, except in conformity with existing lending practices, (ii) make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any commercial and industrial Loan not secured by real estate, (iii) make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any Loan, or make any commitment in respect of any of the foregoing, except (a) in conformity with existing lending practices in amounts not to exceed $150,000 if such Loan is not fully secured, $1,500,000 if such Loan is fully secured by residential real estate or, $4,000,000 if such Loan is fully secured by commercial or multi-family real estate and the proposed credit facility does not represent an exception to the Company’s existing commercial loan policy, (b) Loans as to which the Company has a binding obligation to make such Loans (including without limitation lines of credit and letters of credit) as of the date hereof and that are described in the Company’s Disclosure Letter; provided, however, that neither the Company nor any of its Subsidiaries shall make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any Loan, or make any commitment in respect of any of the foregoing, to any person if when aggregated with all outstanding Loans and commitments for Loans made to such Person and such Person’s family members and Affiliates, the Loans would exceed $10,000,000. In the event that Purchaser’s prior written consent is required pursuant to this Section 4.1(g), such consent shall be deemed to have been provided if Purchaser does not object in writing within two (2) Business Days after Purchaser’s chief credit officer receives a copy of the loan write-up containing the information customarily submitted in connection with approval of such loan;

(h) (i) make any new Loan, or commit to make any new Loan, to any director or executive officer of the Company or Clifton Savings, or any entity controlled, directly or indirectly, by any of the foregoing or (ii) except for Loans made in accordance with Regulation O of the Federal Reserve (12 C.F.R. Part 215), amend, renew or increase any existing Loan, or commit to amend, renew or increase any such Loan, to any director or executive officer of the Company or Clifton Savings, or any entity controlled, directly or indirectly, by any of the foregoing;

(i) (i) (a) increase in any manner the compensation, bonuses or other fringe benefits of any of its employees or directors other than in the ordinary course of business consistent with past practice and pursuant to policies then in effect, or (b) pay any bonus, pension, retirement allowance or contribution, except for cash bonuses consistent with past practice and as set forth in the Company’s Disclosure Letter;

(ii) become a party to, amend, renew, extend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment, severance or change in control agreement with or for the benefit of any employee or director, except for amendments to any plan or agreement that are required by law;

(iii) amend, modify or revise the terms of any outstanding stock option or voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation; make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice; or make any contribution to the Company ESOP, forgive any indebtedness with respect to the Company ESOP loan or take any action that would cause a release of any suspense shares, except as required by operation of the Company ESOP or in the ordinary course of business consistent with past practice, but in no event more than the minimum amount required pursuant to the Company ESOP Loan amortization schedules as in effect on September 30, 2017;

(iv) elect to any office with the title of Senior Vice President or higher any person who does not hold such office as of the date of this Agreement or elect to its Board of Directors any person who is not a member of its Board of Directors as of the date of this Agreement; or

(v) hire any employee with an annualized salary in excess of $50,000 except as may be necessary to replace any non-officer employee whose employment is terminated, whether voluntarily or involuntarily;

(j) commence any action or proceeding, other than to enforce any obligation owed to the Company or any of its Subsidiaries and in accordance with past practice, or settle any claim, action or proceeding (i) involving payment by it of money damages in excess of $50,000 or (ii) that would impose any material restriction on its operations or the operations of any of its Subsidiaries;

(k) amend its Articles of Incorporation or bylaws, or similar governing documents;

(l) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in the ordinary course of business;

(m) purchase any debt security, including mortgage-backed and mortgage-related securities, other than U.S. government and U.S. government agency securities with final maturities of less than one year;

(n) make any capital expenditures in the aggregate in excess of $100,000, other than pursuant to binding commitments existing on the date hereof, which are described in the Company’s Disclosure Letter, and expenditures reasonably necessary to maintain existing assets in good repair;

(o) establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

(p) enter into any futures contract, option, swap agreement, interest rate cap, interest rate floor, interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest;

(q) amend the Clifton Savings Bank Asset/Liability and Funds Management Policy (which is included in the Company’s Disclosure Letter), or any interest rate risk policies, plans or strategies of the Company or any of its Subsidiaries in a manner that would reasonably be expected to increase the Company’s or any of its Subsidiaries’ interest rate sensitivity as measured by Clifton Savings’ Economic Value of Equity (“EVE”) or Net Interest Income (“NII”) analysis; provided that any additions, amendments or discontinuation of the Company’s or any of its Subsidiaries’ interest rate risk policies, plans or strategies that would not reasonably be expected to increase the EVE or NII of the Company or any of its Subsidiaries shall be presented to Purchaser within five (5) Business Days after such action is taken;

(r) make any changes in policies in any material respect in existence on the date hereof with regard to: the extension of credit, or the establishment of reserves with respect to possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service, loans; its hedging practices and policies; or other material banking policies, in each case except as may be required by changes in applicable law or regulations, GAAP, or at the direction of a Governmental Entity;

(s) except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby:

(i) issue any communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with Purchaser and, to the extent relating to post-Closing employment, benefit or compensation information, without the prior consent of Purchaser (which shall not be unreasonably withheld, conditioned or delayed); or

(ii) issue any communication of a general nature to customers without the prior approval of Purchaser (which shall not be unreasonably withheld, conditioned or delayed);

(t) except with respect to foreclosures in process as of the date hereof, foreclose upon or take a deed or title to any commercial real estate (i) without providing prior notice to Purchaser and conducting a Phase I environmental assessment of the property, or (ii) if the Phase I environmental assessment referred to in the prior clause reflects the presence of any Hazardous Material or underground storage tank;

(u) make, change or rescind any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment, or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

(v) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

(w) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

(x) enter into any new lines of business;

(y) purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(z) merge or consolidate Clifton Savings or any Subsidiary with any other corporation or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(aa) knowingly take action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC; or

(bb) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 4.1.

Any request by the Company or response thereto by Purchaser shall be made in accordance with the notice provisions of Section 8.7 and shall note that it is a request pursuant to this Section 4.1.

4.2 Forbearances by Purchaser. Except as expressly contemplated or permitted by this Agreement or to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, Purchaser shall maintain its rights and franchises in all material respects, and shall not, nor shall Purchaser permit any of its Subsidiaries to, without the prior written consent (which may include consent via electronic mail) of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) conduct its business other than in the regular, ordinary and usual course consistent with past practice; fail to use reasonable efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees;

(b) take any action that would adversely affect or materially delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(c) make, declare or pay any dividend, or make any distribution on its capital stock, except for regularly quarterly cash dividends, and dividends paid by Kearny Bank to enable Purchaser to pay such dividends; or increase such dividend, except for dividend increases consistent with past practice;

(d) take any action that is intended to or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

(e) knowingly take action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC;

(f) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 4.2; or

(g) amend, repeal or modify any provision of its Articles of Incorporation or Bylaws in a manner that would adversely affect the Company or any Company stockholder or the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS

5.1 Acquisition Proposals.

(a) From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall not authorize or permit any of its Subsidiaries or any of its Subsidiaries’ officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate, induce or encourage, or take any other action to facilitate, any inquiries, offers discussions or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any confidential or non-public information or data regarding the Company or any of its Subsidiaries or afford access to any such information or data to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, (iii) continue or otherwise participate in any discussions or negotiations, or otherwise communicate in any way with any person (other than Purchaser), regarding an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, (v) release any person from, waive any provisions of, or fail to use its reasonable best efforts to enforce any confidentiality agreement or standstill agreement to which the Company is a party or (vi) enter into or consummate any agreement, agreement in principle, letter of intent, arrangement or understanding contemplating any Acquisition Proposal or requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of the Company or any of the Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.1 by the Company. Notwithstanding the foregoing, prior to the adoption and approval of this Agreement by the Company’s stockholders at the Company Stockholder Meeting, this Section 5.1(a) shall not prohibit the Company from furnishing non-public information regarding the Company and its Subsidiaries to, or entering into discussions with, any person in response to an Acquisition Proposal that is submitted to the Company by such Person (and not withdrawn) if (1) the Acquisition Proposal constitutes or is reasonably expected to result in a Superior Proposal, (2) the Company has not breached any of the covenants set forth in this Section 5.1, (3) the Company’s Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to violate the directors’ fiduciary obligations to the Company’s stockholders under applicable law, and (4) prior to furnishing any non-public information to, or entering into discussions with, such Person, the Company gives Purchaser written notice of the identity of such Person and of the Company’s intention to furnish non-public information to, or enter into discussions with, such Person and the Company receives from such Person an executed confidentiality agreement on terms no more favorable to such Person than the confidentiality agreement between Purchaser and the Company is to Purchaser.

(b) The Company will notify Purchaser orally within twenty-four hours and in writing (within three (3) calendar days) of receipt of any Acquisition Proposal, any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal, including, in each case, the identity of the Person making such Acquisition Proposal, request or inquiry and the terms and conditions thereof, and shall provide to Purchaser any written materials received by the Company or any of its Subsidiaries in connection therewith. The Company will keep Purchaser informed of any developments with respect to any such Acquisition Proposal, request or inquiry promptly orally (within one (1) calendar day) and in writing (within three (3) calendar days) upon the occurrence thereof.

(c) The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any of the foregoing. The Company shall not, without the prior written consent of Purchaser, release any third party from, or waive any provisions of, any confidentiality agreements or standstill agreement to which it or any of its Subsidiaries is a party.

5.2 Advice of Changes. Prior to the Closing, each party shall promptly advise the other party orally and in writing to the extent that it has Knowledge of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

5.3 Access and Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of Purchaser and the Company, for purposes of verifying the representations and warranties of the other and preparing for the Merger and other matters contemplated by this Agreement, shall (and shall cause its respective Subsidiaries to) afford to the other party and its representatives (including, without limitation, officers and employees of the other party and its Affiliates and counsel, accountants and other professionals retained by the other party) such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records, contracts, properties, personnel, information technology services and to such other information relating to the other party and its Subsidiaries as may be reasonably requested, except where such materials relate to (i) matters involving this Agreement, (ii) pending or threatened litigation or investigations if, in the opinion of counsel, the presence of such designees would or might adversely affect the confidential nature of, or any privilege relating to, the matters being discussed, or (iii) matters involving an Acquisition Proposal; provided, however, that no investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made in this Agreement. Neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the entity in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties will make appropriate and reasonable substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) From the date hereof until the Effective Time, the Company shall, and shall cause its respective Subsidiaries to, promptly provide to Purchaser (i) a copy of each report filed with a Governmental Entity (other than publicly available periodic reports filed with the SEC), (ii) a copy of each periodic report to its senior management and all materials relating to its business or operations furnished to its Board of Directors, (iii) a copy of each press release made available to the public and (iv) all other information concerning its business, properties and personnel as may be reasonably requested, provided that Purchaser shall not be entitled to receive reports or other documents relating to (x) matters involving this Agreement, (y) pending or threatened litigation or investigations if, in the opinion of counsel, the disclosure of such information would or might adversely affect the confidential nature of, or any privilege relating to, the matters being discussed, or (z) matters involving an Acquisition Proposal.

(c) The Company and Purchaser will not, and will cause its respective representatives not to, use any information and documents obtained in the course of the consideration of the consummation of the transactions contemplated by this Agreement, including any information obtained pursuant to this Section 5.3, for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and to hold such information and documents in confidence and treat such information and documents as secret and confidential and to use all reasonable efforts to safeguard the confidentiality of such information and documents.

(d) Following the receipt of all regulatory approvals, the Company shall give notice, and shall cause Clifton Savings to give notice, to a designee of Purchaser, and shall invite such person to attend all regular and special meetings of the Board of Directors of the Company and Clifton Savings during the thirty (30) days prior to the Closing Date. The Company’s Disclosure Schedule sets forth the regularly scheduled meetings of the Boards of Directors of the Company and Clifton Savings to be held in 2017 and 2018, which disclosure is hereby deemed to constitute notice of and an invitation to Purchaser’s designee to attend such meetings. Purchaser shall have one designee attend any such board meetings. Such designee shall have no right to vote and shall not attend sessions of the Boards of Directors or committees thereof during which there is being discussed (i) matters involving this Agreement, (ii) pending or threatened litigation or investigations if, in the opinion of counsel to the Company, the presence of such designees would or might adversely affect the confidential nature of, or any privilege relating to, the matters being discussed, or (iii) matters involving an Acquisition Proposal.

(e) From and after the date hereof, representatives of Purchaser and the Company shall meet on a regular basis to discuss and plan for the conversion of the Company’s and its Subsidiaries’ data processing and related electronic informational systems to those used by Purchaser and its Subsidiaries with the goal of conducting such conversion simultaneously with the consummation of the Bank Merger or as soon thereafter as possible.

(f) Within ten (10) Business Days of the end of each calendar month, the Company shall provide Purchaser with an updated list of Loans described in Section 3.2(x)(vi).

(g) The information regarding the Company and its Subsidiaries to be supplied by Company for inclusion in the Registration Statement, any filings or approvals under applicable state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement-Prospectus (except for such portions thereof that relate only to Purchaser or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The information supplied, or to be supplied, by the Company for inclusion in applications to Governmental Entities to obtain all permits, consents, approvals and authorizations necessary or advisable to consummate the transactions contemplated by this Agreement shall be accurate in all material respects.

(h) The information regarding Purchaser and its Subsidiaries to be supplied by Purchaser for inclusion in the Registration Statement, any filings or approvals under applicable state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement-Prospectus (except for such portions thereof supplied by the Company or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

(i) Within twenty (20) Business Days of each month end, beginning October 31, 2017, the Company shall provide to Purchaser a report from Darling Consulting Group, Inc. (or if Darling Consulting Group, Inc. is not available to produce such report, a consultant as agreed to by both parties) detailing its interest-rate sensitivity as measured by the Company’s EVE and NII. Such report shall include the sensitivity of the Company’s NII and EVE as of the relevant month end to all interest rate ramp and shock scenarios presented in the Clifton Savings Bank Asset/Liability Management Review as of June 30, 2017 (which is included in the Company’s Disclosure Letter). The Company will provide to Purchaser such other information related to the Company’s interest-rate sensitivity as may be reasonably requested.

5.4 Applications; Consents.

(a) The parties hereto shall cooperate with each other and shall use their reasonable best efforts to prepare and file as soon as practicable after the date hereof, all necessary applications, notices and filings to obtain all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement. The Company and Purchaser shall furnish each other with all information concerning themselves, their respective Subsidiaries, and their respective Subsidiaries’ directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any application, notice or filing made by or on behalf of Purchaser, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement. Purchaser and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on, all the information relating to Purchaser and the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Entity pursuant to this Section 5.4(a).

(b) As soon as practicable after the date hereof, each of the parties hereto shall, and they shall cause their respective Subsidiaries to, use its reasonable best efforts to obtain any consent, authorization or approval of any third party that is required to be obtained in connection with the transactions contemplated by this Agreement.

(c) Purchaser and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that such consent or approval will not be obtained or that the receipt of any such required consent or approval will be materially delayed.

5.5 Anti-takeover Provisions. The Company and its Subsidiaries shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt Purchaser, the Agreement, the Plan of Bank Merger, the Merger and the Bank Merger from any provisions of an anti-takeover nature in the Company’s or its Subsidiaries’ Articles of Incorporation and bylaws, or similar organizational documents, and the provisions of any federal or state anti-takeover laws.

5.6 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

5.7 Publicity. The initial press release announcing this Agreement shall be a joint press release. Thereafter, the Company and Purchaser shall consult with each other prior to issuing any press releases or otherwise making public statements (including any written communications to stockholders) with respect to the Merger and any other transaction contemplated hereby and in making any filings with any Governmental Entity that are related to the transactions contemplated by this Agreement; provided, however, that nothing in this Section 5.7 shall be deemed to prohibit any party from making any disclosure that its counsel deems necessary to satisfy such party’s disclosure obligations imposed by law.

5.8 Stockholder Meetings.

(a) Purchaser and the Company will each submit to its respective stockholders this Agreement and any other matters required to be approved or adopted by stockholders to carry out the intentions of this Agreement. In furtherance of that obligation, Purchaser and the Company each will take, in accordance with applicable law and its Articles of Incorporation and bylaws, all action necessary to call, give notice of, convene and hold a meeting of its stockholders (the meeting of the stockholders of the Company referred to herein as the “Company Stockholder Meeting” and the meeting of the stockholders of Purchaser referred to herein as the “Purchaser Stockholder Meeting”) as promptly as practicable to consider and vote on approval and adoption of this Agreement and the transactions provided for in this Agreement. Each of Purchaser and, subject to Section 5.8(b), the Company shall, (i) through its Board of Directors, recommend to its stockholders adoption of this Agreement, (ii) include such recommendation in the Joint Proxy Statement-Prospectus and (iii) use commercially reasonable efforts to obtain from its stockholders a vote approving and adopting this Agreement.

(b) Notwithstanding anything in this Agreement to the contrary, at any time prior to the Company Stockholder Meeting, the Company’s Board of Directors may, if it concludes in good faith (after consultation with its outside legal advisors) that the failure to do so would be reasonably likely to result in a violation of its fiduciary duties under applicable law, withdraw, modify or change its recommendation that the stockholders of the Company approve this Agreement in a manner adverse to Purchaser (a “Change of Recommendation”); provided that prior to any such Change of Recommendation, the Company shall have complied in all material respects with Section 5.1, given Purchaser written notice promptly (and in any event within twenty-four (24) hours) advising it of the decision of the Company’s Board of Directors to take such action and, if the decision relates to an Acquisition Proposal, given Purchaser the material terms and conditions of the Acquisition Proposal or inquiry, including the identity of the Person making any such Acquisition Proposal; and provided, further, that if the decision relates to an Acquisition Proposal: (i) the Company shall have given Purchaser three (3) Business Days after delivery of such notice to Purchaser to propose revisions to the terms of this Agreement (or make another proposal) and if Purchaser proposes to revise the terms of this Agreement, the Company shall have negotiated in good faith with Purchaser with respect to such proposed revisions or other proposal; and (ii) the Company’s Board of Directors shall have determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Purchaser, if any, that such Acquisition Proposal constitutes a Superior Proposal. If the Company’s Board of Directors does not make the determination that such Acquisition Proposal constitutes a Superior Proposal and thereafter determines not to withdraw, modify or change its recommendation that the stockholders of the Company approve this Agreement in connection with a new Acquisition Proposal, the procedures referred to above shall apply anew and shall also apply to any subsequent withdrawal, amendment or change. In the event of any material revisions to the Acquisition Proposal that result in terms that are less favorable to the Company, the Company shall be required to deliver a new written notice to Purchaser and to again comply with the requirements of this Section 5.8(b) with respect to such new written notice, except that the three (3) Business Day period referred to above shall be reduced to two (2) Business Days. In addition to the foregoing, the Company shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger.

5.9 Registration of Purchaser Common Stock.

(a) As promptly as reasonably practicable following the date hereof, Purchaser shall prepare and file the Registration Statement with the SEC. The Registration Statement shall contain proxy materials relating to the matters to be submitted to each of Purchaser and the Company stockholders at the respective stockholders meeting and shall also constitute the prospectus relating to the shares of Purchaser Common Stock to be issued in the Merger (such proxy statement/prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement-Prospectus”). The Company will furnish to Purchaser the information required to be included in the Registration Statement with respect to its business and affairs and shall have the right to review and consult with Purchaser and approve the form of, and any characterizations of such information included in, the Registration Statement prior to its being filed with the SEC. Purchaser shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Purchaser and the Company each will use reasonable best efforts to cause the Joint Proxy Statement-Prospectus to be mailed to its respective stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Purchaser will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of Purchaser Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement-Prospectus or the Registration Statement. If at any time prior to the Effective Time any information relating to Purchaser or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Purchaser or the Company that should be set forth in an amendment or supplement to any of the Registration Statement or the Joint Proxy Statement-Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by Purchaser with the SEC and disseminated by the Company to the stockholders of the Company.

(b) Purchaser shall also take any action required to be taken under any applicable state securities laws in connection with the Merger and each of the Company and Purchaser shall furnish all information concerning it and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

(c) Prior to the Effective Time, Purchaser shall notify The Nasdaq Stock Market LLC of the additional shares of Purchaser Common Stock to be issued by Purchaser in exchange for the shares of Company Common Stock.

5.10 Notification of Certain Matters. Each party shall give prompt notice to the other of: (i) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and its Subsidiaries taken as a whole to which each party or any Subsidiary is a party or is subject; and (ii) any event, condition, change or occurrence that individually or in the aggregate has, or that, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect. Each of the Company and Purchaser shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

5.11 Employee Benefit Matters.

(a) Purchaser shall honor the Company Benefit Plans set forth in the Company’s Disclosure Letter in accordance with the terms of such Company Benefit Plans, except to the extent an alternative treatment is set forth in this Section 5.11 or in Sections 2.10 or 2.11 of this Agreement. Following the Effective Time, Purchaser shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of all Persons who are employees of the Company and its Subsidiaries immediately prior to the Effective Time and whose employment is not specifically terminated at or prior to the Effective Time (a “Continuing Employee”) that, in the aggregate are substantially comparable to the employee benefit and compensation opportunities that are generally made available to similarly situated employees of Purchaser or its Subsidiaries; provided, however, in no event shall any Continuing Employee be eligible to participate in any frozen plan of Purchaser or its Subsidiaries.

(b) At the sole discretion of Purchaser, Purchaser may maintain the Company’s health and welfare plans through the end of the calendar year in which the Effective Time occurs. Notwithstanding the foregoing, if Purchaser determines to terminate one or more of Company’s health and/or welfare plans, then at the request of Purchaser made at least thirty (30) days prior to the Effective Time, the Company shall adopt resolutions, to the extent required, providing that one or more of the Company’s health and welfare plans (excluding any plans that are mutually agreed to in writing between the parties) will be terminated effective immediately prior to the Effective Time (or such later date as requested by Purchaser in writing or as may be required to comply with any applicable advance notice or other requirements contained in such plans) and shall arrange for termination of all corresponding insurance policies, service agreements and related arrangements effective on the same date to the extent not prohibited by the terms of such arrangements. Notwithstanding the foregoing, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the Company’s health and welfare plans prior to the time such Continuing Employees or their dependents, as applicable, become eligible to participate in the health plans, programs and benefits common to all employees of Purchaser and its Subsidiaries and their dependents and, consequently, no Continuing Employee shall experience a gap in coverage. Continuing Employees who become covered under health plans, programs and benefits of Purchaser or any of its Subsidiaries shall receive credit for any co-payments and deductibles paid under the Company’s health plan for the plan year in which coverage commences under Purchaser’s health plan and shall not be subject to any pre-existing conditions under any such plans. Terminated Company employees and qualified beneficiaries will have the right to continued coverage under group health plans of Purchaser in accordance with COBRA.

(c) Purchaser shall cause each Purchaser Benefit Plan in which Continuing Employees are eligible to participate to take into account for purposes of eligibility and vesting under the Purchaser Benefit Plans (but not for purposes of benefit accrual) the service of such employees with Company to the same extent as such service was credited for such purpose by Company; provided, however, that such service shall not be recognized: (i) under the Purchaser’s ESOP, (ii) to the extent that such recognition would result in a duplication of benefits under any of the Purchaser Benefit Plans, or (iii) to the extent, at the sole discretion of Purchaser, the cash value of unused paid time-off is paid to Continuing Employees at the Effective Time. The value of each Company employee’s unused paid time-off is set forth in the Company’s Disclosure Letter. This Agreement shall not be construed to limit the ability of Purchaser to terminate the employment of any Company employee or to review any employee benefit plan or program from time to time and to make such changes (including terminating any such plan or program) as Purchaser deems appropriate.

(d) The Company shall take all necessary and appropriate actions to cause the Company 401(k) Plan to be frozen as to future contributions effective immediately prior to the Effective Time and Purchaser shall take all necessary and appropriate actions to allow the Continuing Employees to participate in Purchaser’s 401(k) Plan on the first day immediately following the Effective Time. If requested in writing by Purchaser no later than thirty (30) days prior to Closing, the Company will also take all necessary steps to terminate the Company 401(k) Plan immediately prior to the Effective Time, subject to the occurrence of the Effective Time, and if further requested, shall prepare and submit a request to the IRS for a favorable determination letter on termination. If Purchaser requests that the Company apply for a favorable determination letter, then prior to the Effective Time, Company shall take all such actions as are necessary (determined in consultation with Purchaser) to submit the application for favorable determination letter in advance of the Effective Time, and following the Effective Time, Purchaser shall use its best efforts in good faith to obtain such favorable determination letter as promptly as possible (including, but not limited to, making such changes to the Company 401(k) Plan as may be required by the IRS as a condition to its issuance of a favorable determination letter). Prior to the Effective Time, the Company, and following the Effective Time, Purchaser, will adopt such amendments to the Company 401(k) Plan to effect the provisions of this Section 5.11(d). In the event Purchaser requests the Company to submit an application to the IRS for a determination letter, Company 401(k) Plan participants who are terminated at or after the Closing, but prior to the receipt of the IRS determination letter, may elect to receive a distribution from the Company 401(k) Plan upon termination of their employment. Purchaser shall take any and all actions as may be required to permit Continuing Employees to roll over their account balances in the Company’s 401(k) Plan into Purchaser’s 401(k) Plan.

(e) Purchaser agrees that each full-time Company employee who is involuntarily terminated by Purchaser (other than for “Cause” as determined by Purchaser) or who voluntarily terminates employment for “Good Reason” (as defined below) within six months following the Effective Time and who is not covered by a separate severance, change in control or employment agreement shall, upon executing an appropriate release in the form reasonably determined by Purchaser, receive a severance payment equal to two weeks of base pay (at the rate in effect on the termination date) for each year of service at the Company, with a minimum equal to four weeks of base pay and a maximum equal to twenty-six (26) weeks of base pay. For purposes of calculating the number of years of service, fractional years of service shall be rounded up or down to the nearest full year. For purposes of calculating base pay, Company employees who are paid on an hourly basis shall be deemed to have a base pay equal to the employee’s average weekly compensation over the two months prior to the termination date; provided that, in no event shall an employee’s base pay for this purpose be less than the employee’s base pay with the Company as in effect immediately prior to Closing. For employees whose compensation is determined in whole or in part on the basis of commission income, “base pay” shall include base salary or total hourly wages paid plus commissions earned during the most recent twelve (12) months ended as of the date of termination of employment. Purchaser will offer Clifton Savings employees whose jobs are eliminated as a result of the Bank Merger priority in applying for open positions within Purchaser and Kearny Bank. Any employee of the Company who has or is a party to any employment agreement, severance agreement, change in control agreement or any other agreement or arrangement that provides for any payment that may be triggered by a termination, including a termination following the Merger, shall not receive the severance benefits as provided in this Section but will receive the payment specified in such agreement or arrangement. “Good Reason” means a material decrease in the total amount of the employee’s base salary below its level in effect on the Effective Date without the employee’s prior written consent or a material geographical relocation of the employee without the employee’s prior written consent, which shall be deemed to mean relocation to an office more than twenty-five (25) miles from the employee’s location on the Effective Date.

(f) Purchaser shall honor all obligations under the employment or change in control agreements as set forth in the Company’s Disclosure Letter, except to the extent any such agreement is superseded or terminated as of, or following, the Effective Time. Concurrently with the execution of this Agreement, Company shall obtain from Paul M. Aguggia, in the form included in Purchaser’s Disclosure Letter, an executed settlement agreement (a “Settlement Agreement”) to accept in full settlement of his rights under his employment agreement, and an executed non-competition agreement with Paul M. Aguggia in the form included in Purchaser’s Disclosure Letter, to be effective as of the Effective Time. Purchaser and the Company agree that severance payments which may be triggered under the employment or change in control agreements entered into with Christine R. Piano, Stephen Hoogerhyde, Patricia C. Hrotko, Michael Lesler and Diane Scriveri will be calculated under the same methodology as the Company’s severance analysis attached to Company’s Disclosure Letter (the amounts of such potential payments to each executive to be specified in the Company’s Disclosure Letter).

(g) Subject to the occurrence of the Closing, the Company ESOP shall be terminated by the Company. In connection with the termination of the Company ESOP and the merger of the Company with Purchaser, all accounts shall be fully vested, all outstanding indebtedness of the Company ESOP shall be repaid by delivering a sufficient number of unallocated shares of Company Common Stock to the Company, immediately before the Effective Time, all remaining shares of Company Common Stock held by the Company ESOP shall be converted into the right to receive the Merger Consideration, and the balance of the unallocated shares and any other unallocated assets remaining in the Company ESOP after repayment of the Company ESOP loan shall be allocated as earnings to the accounts of the Company ESOP participants who are employed as of the date of termination of the Company ESOP based on their account balances under the Company ESOP as of the date of termination of the Company ESOP and distributed to Company ESOP participants after the receipt of a favorable determination letter from the IRS. Prior to the Effective Time, the Company shall take all such actions as are necessary (determined in consultation with Purchaser) to submit the application for favorable determination letter in advance of the Effective Time, and following the Effective Time, Purchaser shall use its best efforts in good faith to obtain such favorable determination letter as promptly as possible (including, but not limited to, making such changes to the Company ESOP as may be required by the IRS as a condition to its issuance of a favorable determination letter). The Company and following the Effective Time, Purchaser, will adopt such amendments to the Company ESOP to effect the provisions of this Section 5.11(g). Promptly following the receipt of a favorable determination letter from the IRS regarding the qualified status of the Company ESOP upon its termination, the account balances in the Company ESOP shall either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct.

(h) The Company shall cause Clifton Savings to take all necessary action to terminate the Clifton Savings Bank Directors’ Retirement Plan at or immediately prior to the Effective Time in accordance with Section 409A of the IRC and to pay to each participant a lump sum amount equal to the benefit to which such participant is entitled pursuant to the terms of such plan. The Company’s Disclosure Letter sets forth the names of all participants and an estimate of the amount of each lump sum payment.

(i) The Company shall cause Clifton Savings to take all necessary actions to terminate the Amended and Restated Clifton Savings Bank Supplemental Executive Retirement Plan at or immediately prior to the Effective Time in accordance with Section 409A of the IRC and to pay to each participant a lump sum amount equal to the benefit to which such participant is entitled pursuant to the terms of such plan. The Company’s Disclosure Letter sets forth the names of all participants and an estimate of the amount of each lump sum payment.

5.12 Indemnification.

(a) From and after the Effective Time, Purchaser shall indemnify and hold harmless each of the current or former directors, officers or employees of the Company or any of its Subsidiaries (each, an “Indemnified Party”), and any person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of the Company, any of its Subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity or (ii) any matters arising in connection with the transactions contemplated by this Agreement, to the fullest extent such Person would have been indemnified or have the right to advancement of expenses pursuant to the Company’s Articles of Incorporation and bylaws as in effect on the date of this Agreement and as permitted by applicable law, and Purchaser and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such Person is not entitled to indemnification.

(b) Any Indemnified Party wishing to claim indemnification under Section 5.12(a), upon learning of any action, suit, proceeding or investigation described above, shall promptly notify Purchaser thereof. Any failure to so notify shall not affect the obligations of Purchaser under Section 5.12(a) unless and to the extent that Purchaser is actually prejudiced as a result of such failure.

(c) For a period of six (6) years following the Effective Time, Purchaser shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering each Person currently covered by the

Company’s directors’ and officers’ liability insurance policy with respect to claims against such Persons arising from facts or events occurring at or prior to the Effective Time; provided, however, that in no event shall Purchaser be required to expend in the aggregate pursuant to this Section 5.12(c) more than 250% of the annual premiums currently paid by the Company for such insurance and, if Purchaser is unable to maintain such policy as a result of this proviso, Purchaser shall obtain as much comparable insurance as is available by payment of such time; provided further, that Purchaser may (i) request that the Company obtain an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance policy or (ii) substitute therefor “tail” policies the material terms of which, including coverage and amount, are no less favorable in any material respect to such Person than the Company’s existing insurance policies as of the date hereof.

(d) If Purchaser or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) liquidates, dissolves, transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that such successor and assign of Purchaser and its successors and assigns assume the obligations set forth in this Section 5.12.

(e) The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

(f) Any indemnification payments made pursuant to this Section 5.12 are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) and the regulations promulgated thereunder by the Federal Deposit Insurance Corporation (12 C.F.R. Part 359).

5.13 Stockholder Litigation. The Company shall give Purchaser the opportunity to participate at the Purchaser’s own expense in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Purchaser’s prior written consent (such consent not to be unreasonably withheld or delayed).

5.14 Board of Directors. Purchaser shall, and shall cause Kearny Bank to, (i) increase the size of its Board of Directors by three (3) members and (ii) take all action necessary to appoint Paul M. Aguggia and two additional members of the Company’s Board of Directors, who shall be selected by Purchaser after consultation with the Company, to the Boards of Directors of Purchaser and Kearny Bank, effective immediately following the Effective Time. It is the intent of Purchaser to appoint Paul M. Aguggia as Chairman of Purchaser’s Enterprise Risk Management Committee and as a Board liaison to Purchaser’s Capital Markets Committee, effective immediately following the Effective Time.

5.15 Section 16 Matters. Prior to the Effective Time, Purchaser shall take all such steps as may be required to cause any acquisitions of Purchaser Common Stock resulting from the transactions contemplated by this Agreement by each director or officer of the Company who becomes subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Purchaser to be exempt under Rule 16b-3 promulgated under the Exchange Act. The Company agrees to promptly furnish Purchaser with all requisite information necessary for Purchaser to take the actions contemplated by this Section 5.15.

5.16 Balance Sheet Strategy. The Company shall, within thirty (30) days following the date of this Agreement, take all actions necessary to execute Scenario 1 and Scenario 2 as set forth in the Company’s Disclosure Letter. The Company will provide to Purchaser weekly updates on the status of the execution of Scenario  1 and Scenario 2.

5.17 Disclosure Supplements. From time to time prior to the Effective Time, the Company and Purchaser will promptly supplement or amend their respective Disclosure Letters delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Letters or that is necessary to correct any information in such Disclosure Letters that has been rendered materially inaccurate thereby. No supplement or amendment to such Disclosure Letters shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article VI.

ARTICLE VI

CONDITIONS TO CONSUMMATION

6.1 Conditions to Each Party’s Obligations. The respective obligations of each party to effect the Merger shall be subject to the satisfaction of the following conditions:

(a) Stockholder Approval. This Agreement shall have been approved by the requisite vote of each of Purchaser’s and the Company’s stockholders in accordance with applicable laws and regulations.

(b) Regulatory Approvals. All approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement, including the Merger and the Bank Merger, shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired or been terminated.

(c) No Injunctions or Restraints; Illegality. No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger or the Bank Merger and no Governmental Entity shall have instituted any proceeding for the purpose of enjoining or prohibiting the consummation of the Merger, the Bank Merger or any transactions contemplated by this Agreement. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger or the Bank Merger.

(d) Third Party Consents. Purchaser and the Company shall have obtained the consent or approval of each Person (other than the governmental approvals or consents referred to in Section 6.1(b)) whose consent or approval shall be required to consummate the transactions contemplated by this Agreement, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser (after giving effect to the consummation of the transactions contemplated hereby).

(e) Registration Statement; Blue Sky Laws. The Registration Statement shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement, and Purchaser shall have received all required approvals by state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement.

(f) Nasdaq. Purchaser shall have filed with The Nasdaq Stock Market LLC a notification form for the listing of all shares of Purchaser Common Stock to be delivered as Merger Consideration, and The Nasdaq Stock Market LLC shall not have objected to the listing of such shares of Purchaser Common Stock.

(g) Tax Opinion. Purchaser and the Company shall have received written opinions of Luse Gorman, PC and Kilpatrick Townsend & Stockton LLP, respectively, dated as of the Closing Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to Purchaser and the Company, as the case may be, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinions, which are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC and (ii) Purchaser and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the IRC. Such opinions may be based on, in addition to the review of such matters of fact and law as counsel considers appropriate, representations contained in certificates of officers of Purchaser, the Company and others.

6.2 Conditions to the Obligations of Purchaser. The obligations of Purchaser to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Purchaser:

(a) The Company’s Representations and Warranties. Subject to the standard set forth in Section 3.1, each of the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date.

(b) Performance of the Company’s Obligations. The Company shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. Purchaser shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of the Company to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Company.

(e) Burdensome Condition. None of the approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall contain any condition or requirement that would so materially and adversely impact the economic or business benefits to Purchaser of the transactions contemplated hereby that, had such condition or requirement been known, Purchaser would not, in its reasonable judgment, have entered into this Agreement.

6.3 Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by the Company:

(a) Purchaser’s Representations and Warranties. Subject to the standard set forth in Section 3.1, each of the representations and warranties of Purchaser contained in this Agreement and in any certificate or other writing delivered by Purchaser pursuant hereto shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date.

(b) Performance of Purchaser’s Obligations. Purchaser shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. The Company shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of Purchaser to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to Purchaser.

ARTICLE VII

TERMINATION

7.1 Termination. This Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party, either before or after any requisite stockholder approval:

(a) by the mutual written consent of Purchaser and the Company; or

(b) by either Purchaser or the Company, in the event of the failure of (i) the Company’s stockholders to approve the Agreement at the Company Stockholder Meeting; provided, however, that the Company shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 5.8 (subject to Section 5.8(b)) or (ii) Purchaser’s stockholders to approve the Agreement at Purchaser Stockholder Meeting; provided, however, that Purchaser shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 5.8;

(c) by either Purchaser or the Company, if either (i) any approval, consent or waiver of a Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been denied and such denial has become final and non-appealable or (ii) any court or other Governmental Entity of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement;

(d) by either Purchaser or the Company, if the Merger is not consummated by September 30, 2018, unless the failure to so consummate by such time is due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(e) by either Purchaser or the Company (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach of any covenant or agreement on the part of the other party set forth in this Agreement, or if any representation or warranty of the other party shall have become untrue, in either case such that the conditions set forth in Sections 6.2(a) and (b) or Sections 6.3(a) and (b), as the case may be, would not be satisfied and such breach or untrue representation or warranty has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach or making such untrue representation or warranty;

(f) by Purchaser, if (i) the Company shall have breached its obligations under Section 5.1 or Section 5.8 in any material respect or (ii) if the Board of Directors of the Company does not publicly recommend in the Joint Proxy Statement-Prospectus that stockholders approve and adopt this Agreement or if, after recommending in the Joint Proxy Statement-Prospectus that stockholders approve and adopt this Agreement, the Board of Directors effects a Change of Recommendation;

(g) by the Company, if Purchaser shall have breached its obligations under Section 5.8 in any material respect;

(h) by the Company, at any time prior to the adoption and approval of this Agreement by the Company’s stockholders, to enter into an agreement with respect to a Superior Proposal, but only if (i) the Company’s Board of Directors has determined in good faith based on the advice of legal counsel that failure to take such action would cause the Board of Directors to violate its fiduciary duties under applicable law, and (ii) the Company has not breached its obligations under Section 5.1; or

(i) By the Company, at any time during the five-day period commencing with the Determination Date, if both of the following conditions are satisfied:

(i) The number obtained by dividing the Average Closing Price by the Starting Price (as defined below) (the “Purchaser Ratio”) shall be less than 0.825; and

(ii) (x) the Purchaser Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting 0.175 from the quotient in this clause (ii) (y) (such number in this clause (ii) (y) being referred to herein as the “Index Ratio”);

subject, however, to the following three sentences. If the Company elects to exercise its termination right pursuant to this Section 7.1(i), it shall give written notice to Purchaser (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, Purchaser shall have the option to increase the consideration to be received by the holders of Company Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Starting Price, 0.825 and the Exchange Ratio (as then in effect) by (B) the Average Closing Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the Purchaser Ratio. If Purchaser so elects within such five-day period, it shall give prompt written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.1(i) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

For purposes of this Section 7.1(i) the following terms shall have the meanings indicated:

“Average Closing Price” means the average closing price of Purchaser Common Stock as reported on The Nasdaq Stock Market, LLC for the twenty (20) consecutive trading days ending on the trading day immediately prior to the Determination Date.

“Determination Date” shall mean 10th day prior to the Closing Date, provided that if shares of the Purchaser Common Stock are not actually traded on The Nasdaq Stock Market, LLC on such day, the Determination Date shall be the immediately preceding day to the 10th day prior to the Closing Date on which shares of Purchaser Common Stock actually trade on The Nasdaq Stock Market, LLC.

“Final Index Price” shall mean the average of the Index Prices for the 20 consecutive full trading days ending on the Determination Date.

“Index Price” shall mean the closing price on such date of the NASDAQ Bank Index.

“Starting Date” shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” shall mean the closing price of a share of Purchaser Common Stock on The Nasdaq Stock Market, LLC (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) on the Starting Date.

7.2 Termination Fee.

(a) In the event of termination of this Agreement by the Company pursuant to Section 7.1(h), the Company shall make payment to Purchaser of a termination fee of $15,000,000.

(b) In the event of termination of this Agreement by Purchaser pursuant to Section 7.1(f), so long as at the time of such termination Purchaser is not in material breach of any representation, warranty or material covenant contained herein, the Company shall make payment to Purchaser of a termination fee of $15,000,000.

(c) If (i) this Agreement is terminated (A) by either party pursuant to Section 7.1(b)(i) or (B) by Purchaser pursuant to Section 7.1(e) if the breach giving rise to such termination was knowing or intentional, and (ii) at the time of such termination Purchaser is not in material breach of any representation, warranty or material covenant contained herein, and (iii) prior to the Company Stockholder Meeting (in the case of termination pursuant to Section 7.1(b)(i)) or the date of termination (in the case of termination pursuant to Section 7.1(e)), an Acquisition Proposal has been publicly announced, disclosed or communicated and (iv) within twelve (12) months of such termination the Company shall consummate or enter into any agreement with respect to the Acquisition Proposal set forth in clause (iii) of this Section 7.2(c), then the Company shall make payment to Purchaser of a termination fee of $15,000,000.

(d) The fee payable pursuant to Section 7.2(a) or (b) shall be made by wire transfer of immediately available funds at the time of termination. Any fee payable pursuant to Section 7.2(c) shall be made by wire transfer of immediately available funds within two (2) Business Days after notice of demand for payment. The Company and Purchaser acknowledge that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Purchaser would not enter into this Agreement. The amount payable by the Company pursuant to Sections 7.2(a), (b) or (c) constitutes liquidated damages and not a penalty and shall be the sole remedy of Purchaser in the event of termination of this Agreement on the bases specified in such sections.

7.3 Effect of Termination. In the event of termination of this Agreement by either Purchaser or the Company as provided in Section 7.1, this Agreement shall forthwith become void and, subject to Section 7.2, have no effect, and there shall be no liability on the part of any party hereto or their respective officers and directors, except that (i) Sections 5.3(c), 7.2 and 8.6, shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement.

ARTICLE VIII

CERTAIN OTHER MATTERS

8.1 Interpretation. When a reference is made in this Agreement to Sections or Exhibits such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

8.2 Survival. Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time, including Section 5.12 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time.

8.3 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be: (i) waived in writing by the party benefited by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto except that, after the vote by the stockholders of the Company, no amendment or modification may be made that would reduce the amount or alter or change the kind of consideration to be received by holders of Company Common Stock or that would contravene any provision of the MGCL or the applicable state and federal banking laws, rules and regulations.

8.4 Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature page shall be deemed to be an original signature page.

8.5 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Maryland, without regard to conflicts of laws principles.

8.6 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

8.7 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), by email, by registered or certified mail (return receipt requested) or by commercial overnight delivery service, or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Purchaser, to:

Kearny Financial Corp. 120 Passaic Avenue Fairfield, New Jersey 07004
Facsimile:	973-439-6914
Attention:	Craig L. Montanaro President and Chief Executive Officer
Email:	cmontanaro@kearnybank.com

With copies to:

Luse Gorman, PC 5335 Wisconsin Avenue, NW, Suite 780 Washington, DC 20015
Facsimile:	(202) 362-2902
Attention:	Lawrence M.F. Spaccasi
Email:	lspaccasi@luselaw.com

If to the Company, to:

Clifton Bancorp Inc. 1433 Van Houten Avenue Clifton, New Jersey 07015
Facsimile:	(973) 404-8868
Attention:	Paul M. Aguggia
Chairman, President and Chief Executive Officer
Email:	paguggia@csbk.bank

With copies to:

Kilpatrick Townsend & Stockton LLP 607 14th Street, NW, Suite 900 Washington, DC 20005
Facsimile:	(202) 204-5600
Attention:	Aaron M. Kaslow
Email:	akaslow@kilpatricktownsend.com

8.8 Entire Agreement; etc. This Agreement, together with the Exhibits and Disclosure Letters hereto, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. Except for Section 5.12, which confers rights on the parties described therein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the Knowledge of any of the parties hereto. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

8.9 Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the prior written consent of the other party.

8.10 Severability. If any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

8.11 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

8.12 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.

8.13 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in Person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature page follows]

In Witness Whereof, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized officers as of the date first above written.

Kearny Financial Corp.

By:	/s/ Craig L. Montanaro
Craig L. Montanaro President and Chief Executive Officer

Clifton Bancorp Inc.

By:	/s/ Paul M. Aguggia
Paul M. Aguggia Chairman, President and Chief Executive Officer

ANNEX B

November 1, 2017

Board of Directors

Clifton Bancorp, Inc.

1433 Van Houten Avenue

Clifton, New Jersey 07013

Members of the Board:

You have requested RP® Financial, LC. (“RP Financial”) to provide you with its opinion as to the fairness from a financial point of view to the shareholders of Clifton Bancorp, Inc. a corporation organized and existing under the laws of the State of Maryland (“CSBK” or the “Company”), the holding company for Clifton Savings Bank (“Clifton Savings”), Clifton, New Jersey, of the Exchange Ratio to be received by CSBK shareholders pursuant to the Agreement and Plan of Merger (the “Agreement”), dated November 1, 2017, by and between CSBK and Kearny Financial Corp. a corporation organized and existing under the laws of the State of Maryland (“KRNY or the “Purchaser”). As detailed in the Agreement, CSBK will merge with and into KRNY, and Clifton Savings will merge with and into Kearny Bank, the wholly-owned bank subsidiary of KRNY (the “Merger”). KRNY and Kearny Bank will be the surviving institutions. The other terms and conditions of the Merger are more fully set forth in the Agreement. Unless otherwise defined, all capitalized terms incorporated herein have the meanings ascribed to them in the Agreement.

Summary Description of Merger Consideration

Each share of common stock, par value $0.01 per share, of the Company (“CSBK Common Stock”) issued and outstanding at the Effective Time, other than certain shares specified in the Agreement, shall become and be converted into the right to receive 1.191 shares (the “Exchange Ratio”) of common stock, par value $0.01 per share, of KRNY (“KRNY Common Stock”) as further described in the Agreement.

RP Financial Background and Experience

RP Financial, as part of its financial institution valuation and financial advisory practice, is regularly engaged in the valuation of federally-insured depository institution securities in connection with mergers and acquisitions, initial and secondary stock offerings, and business valuations for financial institutions for other purposes. As specialists in the valuation of securities and providing financial advisory services to insured financial institutions, RP Financial has experience in, and knowledge of, the markets for the securities of such institutions nationwide.

Materials Reviewed

In rendering this opinion, RP Financial reviewed or considered the following materials or information: (1) the Agreement, distributed to the CSBK Board of Directors on October 31, 2017; (2) the following financial information for CSBK – (a) certain annual reports, including audited financial statements, as presented in CSBK’s 10K filings, including for the fiscal year ended March 31, 2017; (b) certain unaudited financial data, including shareholder reports and financial statements, including for the quarter ended June 30, 2017; (c) certain quarterly financial reports submitted to the OCC by Clifton Savings, including for the quarter ended September 30, 2017; (d) certain historical publicly-available financial information as published by S&P Global Market Intelligence; and, (e) certain internal financial statements and other financial and operating data concerning CSBK, including for the quarter ended September 30, 2017; (f) publicly available mean and median

Board of Directors

November 1, 2017

earnings per share estimates for CSBK for the years ending March 31, 2018 and March 31, 2019, and a range of estimated potential long-term annual growth rates in net income and net income per share thereafter provided by CSBK’s senior management; (3) the financial terms of certain other recently completed and pending acquisitions of financial institutions nationwide with comparable financial characteristics as CSBK; (4) the financial terms of certain other recently completed and pending acquisitions of thrift institutions headquartered in the Mid-Atlantic and New England region of the United States with comparable financial characteristics as CSBK; (5) the estimated pro forma financial benefits of the Merger to CSBK shareholders; (6) certain CSBK financial information versus a peer group of comparable publicly-traded financial institutions; and (7) in person and telephonic discussions with executive officers of CSBK regarding CSBK’s business, financial condition, results of operations and future prospects; the history, past and current operations, historical financial performance and their assessment of the rationale for the Merger.

In addition, RP Financial reviewed or considered the following materials or information for KRNY, and as further described below, certain peers of KRNY: (1) certain annual reports, including audited financial statements, including for the fiscal year ended June 30, 2017, as presented in KRNY’s 10K filings; (2) certain quarterly call reports submitted to the OCC or FDIC by Kearny Bank, including for the quarter ended September 30, 2017; (3) certain internal financial statements and other financial and operating data concerning KRNY, including for the quarter ended September 30, 2017; (4) the quarterly earnings release for KRNY for the quarter ended September 30, 2017; (5) publicly available mean and median earnings per share estimates for KRNY for the years ending June 30, 2018 and June 30, 2019, and a long-term annual growth rate in net income and net income per share thereafter provided by KRNY’s senior management; (6) the stock price history for KRNY during past twelve months; (7) certain KRNY financial information versus a peer group of comparable publicly-traded financial institutions; and (8) in person discussions with executive officers of KRNY regarding KRNY’s business, financial condition, results of operations and future prospects; the history, past and current operations, historical financial performance and their assessment of the rationale for the Merger.

RP Financial also reviewed and considered certain information and materials detailing the Merger prepared by KRNY’s financial advisor, including the estimated amount and timing of the cost savings and related expenses, purchase accounting adjustment and synergies expected to result from the Merger, the pro forma financial impact of the Merger on the combined company’s earnings, tangible book value, financial ratios and other relevant financial metrics.

Moreover, RP Financial assessed general economic, market and financial conditions, reviewed the financial terms of the merger and acquisition transactions, to the extent publicly available and involving financial institutions that we considered relevant. We also took into consideration our experience in other similar transactions and securities valuations as well as our knowledge of the banking and financial services industry. We reviewed market prices and trading volumes of CSBK and KRNY, reviewed certain publicly available financial and stock market data relating to select public companies that we deemed relevant to our analysis; and performed such other analyses and considered such other factors as we have deemed appropriate.

In rendering its opinion, RP Financial relied, without independent verification, on the accuracy and completeness of the information concerning CSBK and KRNY furnished by the respective institutions as well as their respective financial advisors to RP Financial for review for purposes of its opinion, as well as publicly-available information regarding other financial institutions and competitive, economic and demographic data. We have further relied on the assurances of management of CSBK and KRNY as included in the Agreement. We have also relied upon the management of CSBK and KRNY as to the reasonableness and achievability of the financial forecasts, projections and other forward-looking information provided to RP Financial by CSBK and KRNY and their respective financial advisors, and we have assumed such forecasts, projections and other

Board of Directors

November 1, 2017

forward-looking information have been reasonably prepared by CSBK and KRNY as well as their respective financial advisors on a basis reflecting the best currently available information and CSBK’s and KRNY’s judgements and estimates. We have assumed that such forecasts, projections and other forward-looking information would be realized in the amounts and at the times contemplated thereby, and we do not assume any responsibility for the accuracy or reasonableness thereof. We have been authorized by CSBK to rely on such forecasts, projections and other information and data, and we express no view as to any such forecasts, projections or other forward-looking information or data, or the bases or assumptions on which they were prepared. We have not been asked to and have not undertaken an independent verification of any of such information or information we obtained from public sources and we do not assume any responsibility or liability for the accuracy or completeness thereof. Neither CSBK nor KRNY restricted RP Financial as to the material it was permitted to review.

RP Financial did not perform or obtain any independent appraisals or evaluations of the assets and liabilities, the collateral securing the assets or the liabilities (contingent or otherwise) of CSBK or KRNY or the collectability of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of CSBK or KRNY nor have we reviewed any individual credit files relating to CSBK or KRNY. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowance for loan losses. We have assumed that such allowances for CSBK and KRNY are, in the aggregate, adequate to cover such losses, and will be adequate on a pro forma basis for the combined entity.

We have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which CSBK or KRNY is a party or may be subject, and our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed that neither CSBK or KRNY is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger contemplated by the Agreement. RP Financial is not opining in any manner on the future earnings, financial condition or operations of the parties generally, and we do not assume any responsibility or liability for any matters relating thereto.

RP Financial, with your consent, has relied upon the advice CSBK has received from its legal, accounting, financial and tax advisors as to all legal, accounting and tax matters relating to the Agreement and other transactions contemplated by the Agreement. In rendering its opinion, RP Financial assumed that, in the course of obtaining the necessary regulatory and governmental approvals for the proposed Merger, no restriction will be imposed on KRNY that would have a material adverse effect on the ability of the Merger to be consummated as set forth in the Agreement. We have also assumed that there have been no material changes in the financial condition of CSBK or KRNY since the date of the most recent financial statement made available to us. We have assumed, in all respects material to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Agreement are not waived.

Opinion

This letter is directed to the Board of Directors of CSBK in its consideration of the Agreement, and does not constitute a recommendation to any shareholder of CSBK as to any action that such shareholder should take in connection with the Agreement, or otherwise. Our opinion should not be construed as implying that the Merger Consideration is necessarily the highest or best price that could be obtained in a sale, merger, or combination

Board of Directors

November 1, 2017

transaction with a third party. We do not express any opinion as to the value of KRNY common stock following the announcement of the proposed Merger, or the value of KRNY common stock following the consummation of the Merger, or the prices at which shares of KRNY’ common stock may be purchased or sold at any time. Other than as specifically set forth herein, we are not expressing any opinion with respect to the terms and provisions of the Agreement or the enforceability of any such terms or provisions.

Our opinion is directed only to the fairness of the Exchange Ratio to the current holders of CSBK Common Stock from a financial point of view as of the date of the Agreement. It is understood that this opinion is based on market conditions and other circumstances existing on the date hereof. Events occurring after the date hereof could materially affect this opinion.

We will receive a fee for our fairness opinion services. CSBK has agreed to indemnify us against certain liabilities arising out of our engagement.

It is understood that this opinion may be included in its entirety in any communication by CSBK or its Board of Directors to the stockholders of CSBK. It is also understood that this opinion may be included in its entirety in any regulatory filing by CSBK, and that RP Financial consents to the summary of this opinion in the proxy materials of CSBK, and any amendments thereto. Except as described above, this opinion may not be summarized, excerpted from or otherwise publicly referred to without RP Financial’s prior written consent.

Based upon and subject to the foregoing, and other such matters we consider relevant, it is RP Financial’s opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair to the holders of CSBK Common Stock from a financial point of view.

Respectfully submitted,

RP® FINANCIAL, LC.

ANNEX C

November 1, 2017

The Board of Directors

Kearny Financial Corp.

120 Passaic Avenue

Fairfield, NJ 07004

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to Kearny Financial Corp. (“Kearny”) of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of Clifton Bancorp Inc. (“Clifton”) with and into Kearny, pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between Kearny and Clifton. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, by virtue of the Merger, automatically and without any action on the part of any holder of common stock, par value $0.01 per share, of Clifton (“Clifton Common Stock”), each share of Clifton Common Stock that is issued and outstanding at the Effective Time (as defined in the Agreement), other than Excluded Shares (as defined in the Agreement), shall become and be converted into the right to receive 1.191 shares of common stock, par value $0.01 per share, of Kearny (“Kearny Common Stock”). The ratio of 1.191 shares of Kearny Common Stock for one share of Clifton Common Stock is referred to herein as the “Exchange Ratio.” The terms and conditions of the Merger are more fully set forth in the Agreement.

The Agreement further provides that, simultaneously with or as soon as practicable following the Effective Time, Clifton Savings Bank, a wholly-owned subsidiary of Clifton, will be merged with and into Kearny Bank, a wholly-owned subsidiary of Kearny, pursuant to a separate plan of bank merger (such transaction, the “Bank Merger”).

KBW has acted as financial advisor to Kearny and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. We and our affiliates, in the ordinary course of our and their broker-dealer businesses (and in the case of Kearny, further to an existing sales and trading relationship with a KBW broker-dealer affiliate), may from time to time purchase securities from, and sell securities to, Kearny and Clifton. In addition, as a market maker in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Kearny or Clifton for our and their own accounts and for the accounts of our and their respective customers and clients. We have acted exclusively for the board of directors of Kearny (the “Board”) in rendering this opinion and will receive a fee from Kearny for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, Kearny has agreed to indemnify us for certain liabilities arising out of our engagement.

Other than in connection with this present engagement, in the past two years, KBW has not provided investment banking and financial advisory services to Kearny. In the past two years, KBW has not provided investment banking and financial advisory services to Clifton. We may in the future provide investment banking and financial advisory services to Kearny or Clifton and receive compensation for such services.

The Board of Directors – Kearny Financial Corp.

November 1, 2017

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Kearny and Clifton and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated October 25, 2017 (the most recent draft made available to us); (ii) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended June 30, 2017 of Kearny; (iii) certain unaudited and preliminary financial results for the quarter ended September 30, 2017 of Kearny (provided to us by representatives of Kearny); (iv) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended March 31, 2017 of Clifton; (v) the unaudited quarterly financial statements and the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2017 of Clifton; (vi) certain unaudited and preliminary financial results for the quarter ended September 30, 2017 of Clifton (provided to us by representatives of Clifton); (vii) certain regulatory filings of Kearny, Clifton and their respective subsidiaries, including (as applicable) the quarterly reports on Form FRY-9C and quarterly call reports that were filed with respect to each quarter during the three year period ended June 30, 2017 (in the case of Kearny), the three year period ended March 31, 2017 and the quarter ended June 30, 2017 (in the case of Clifton); (viii) certain other interim reports and other communications of Kearny and Clifton to their respective stockholders; and (ix) other financial information concerning the respective businesses and operations of Kearny and Clifton that was furnished to us by Kearny and Clifton or which we were otherwise directed to use for purposes of our analysis. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of Kearny and Clifton; (ii) the assets and liabilities of Kearny and Clifton; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information of Kearny and Clifton with similar information for certain other companies, the securities of which are publicly traded; (v) the publicly-available consensus “street estimates” of Clifton (giving effect to certain adjustments thereto provided to us by Kearny management), as well as assumed Clifton long-term growth rates provided to us by Kearny management, all of which information was discussed with us by Kearny management and used and relied upon by us at the direction of such management and with the consent of the Board; (vi) the publicly available consensus “street estimates” of Kearny (giving effect to certain adjustments thereto provided to us by Kearny management), as well as assumed Kearny long-term growth rates provided to us by Kearny management, all of which information was discussed with us by such management and used and relied upon by us at the direction of such management and with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on Kearny (including without limitation the cost savings and related expenses expected to result or be derived from the Merger) that were prepared by Kearny management, provided to and discussed with us by such management, and used and relied upon by us at the direction of such management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions that were held by the managements of Kearny and Clifton regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of Kearny as to the reasonableness and achievability of the publicly available consensus “street estimates” of Clifton and Kearny (in each case as adjusted as referred to above), the assumed long-term growth rates of Clifton and Kearny, and the estimates regarding certain pro forma financial effects of the Merger on Kearny (including,

The Board of Directors – Kearny Financial Corp.

November 1, 2017

without limitation, the cost savings and related expenses expected to result or be derived from the Merger), all as referred to above, as well as the assumptions set forth in and the bases for all such information. We have assumed, at the direction of Kearny, that all of such information was reasonably prepared and represents, or in the case of the publicly available consensus “street estimates” of Clifton and Kearny referred to above that such estimates (as adjusted) are consistent with, the best currently available estimates and judgments of Kearny management, and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.

It is understood that the portion of the foregoing financial information of Kearny and Clifton that was provided to us was not prepared with the expectation of public disclosure, that all of the foregoing financial information, including the publicly available consensus “street estimates” of Clifton and Kearny referred to above, is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with Kearny management and with the consent of the Board, that all such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof. Given the substantial level of excess capital currently at both Clifton and Kearny and given that the publicly available consensus “street estimates” of Clifton and Kearny (in each case as adjusted by Kearny management) and the assumed Clifton and Kearny long-term growth rates provided to us by Kearny management do not reflect the impact of the expected future deployment of such excess capital (the actual timing and amount of which deployment are subject to substantial uncertainty), we have not relied upon a discounted cash flow analysis of either Clifton or Kearny.

We also have assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Kearny or Clifton since the date of the last financial statements of each such entity that were made available to us and that we were directed to use. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for each of Kearny and Clifton are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Kearny or Clifton, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of Kearny or Clifton under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions (including the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft version reviewed by us and referred to above), with no adjustments to the Exchange Ratio and with no other consideration or payments in respect of Clifton Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement or any of the related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

The Board of Directors – Kearny Financial Corp.

November 1, 2017

(iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transaction (including the Bank Merger) and that all conditions to the completion of the Merger and any such related transaction will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transactions (including the Bank Merger), no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Kearny, Clifton or the pro forma entity, or the contemplated benefits of the Merger, including without limitation the cost savings and related expenses expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of Kearny that Kearny has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Kearny, Clifton, the Merger and any related transaction (including the Bank Merger), and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to Kearny. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the Bank Merger), including without limitation, the form or structure of the Merger or any such related transaction, any consequences of the Merger to Kearny, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, retention, consulting, voting, support, cooperation, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger, any such related transaction, or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. For purposes of our analyses, we have not incorporated previously publicly-announced proposed changes to United States tax laws regarding corporate tax rates. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Kearny to engage in the Merger or enter into the Agreement, (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Kearny or the Board, (iii) any business, operational or other plans with respect to Clifton or the pro forma entity that may be currently contemplated by Kearny or the Board or that may be implemented subsequent to the closing of the Merger, (iv) the fairness of the amount or nature of any compensation to any of Kearny’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of Kearny Common Stock or relative to the Exchange Ratio, (v) the effect of the Merger or any related transaction (including the Bank Merger) on, or the fairness of the consideration to be received by, holders of any class of securities of Kearny, Clifton or any other party to any transaction contemplated by the Agreement, (vi) any adjustment (as provided in the Agreement) to the Exchange Ratio assumed for purposes of our opinion, (vii) the actual value of Kearny Common Stock to be issued in connection with the Merger, (viii) the prices, trading range or volume at which Kearny Common Stock or Clifton Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which Kearny Common Stock will trade following the consummation of the Merger, (ix) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement, or (x) any legal, regulatory, accounting, tax or similar matters relating to Kearny, Clifton, any of their respective stockholders, or relating to or arising out of or as a consequence of the Merger or any other related transaction (including the Bank Merger), including whether or not the Merger will qualify as a tax-free reorganization for United States federal income tax purposes.

The Board of Directors – Kearny Financial Corp.

November 1, 2017

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger or to any holder of Kearny Common Stock or any stockholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation as to whether or not any such stockholder should enter into a voting, stockholders’, affiliates’ or other agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such stockholder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to Kearny.

Very truly yours,

Keefe, Bruyette & Woods, Inc.